As filed with the Securities and Exchange Commission on October
31
, 2023
No. 333-274666

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM
S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Mobile Infrastructure Corporation
(Exact name of registrant as specified in its charter)

30 W. 4th Street
Cincinnati, Ohio 45202
(513)
834-5110
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Manuel Chavez, III
Chief Executive Officer
30 W. 4
th
Street
Cincinnati, Ohio 45202
(513)
834-5110
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Hirsh Ament
Jeffrey N. Ostrager
Venable LLP
750 E. Pratt Street
Suite 900
Baltimore, Maryland 21202
Tel: (410)
244-7400

Approximate date of commencement of proposed sale to the public:
as soon as practicable after this registration statement becomes effective.
If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒
If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 31, 2023

PRELIMINARY PROSPECTUS

Up to 37,156,865 Shares of Common Stock

Warrant to Purchase 2,553,192 Shares of Common Stock

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus or their permitted transferees (the “Selling Securityholders”) of

(A)	up to 37,156,865 shares of our common stock, par value $0.0001 per share (the “Common Stock”), consisting of:

(i)

3,937,246 shares of Common Stock issued as merger consideration to Color Up (as defined in this prospectus) in connection with the consummation of the Merger (as defined in this prospectus) based upon an implied equity consideration value of $10.00 per share; in 2021, Color Up purchased 2,624,831 shares of Legacy MIC Common Stock (as defined in this prospectus) at a price per share of $11.75, which shares were exchanged in the Merger for the 3,937,246 shares of Common Stock for an effective price per share of approximately $7.83; as of the date of this prospectus, Color Up beneficially owns approximately 37% of our Common Stock;

(ii)

up to 2,553,192 shares of Common Stock issuable upon the exercise of a warrant to purchase Common Stock (the “Warrant”) at an exercise price of $7.83 per share, owned by Color Up, which was initially a warrant to purchase 1,702,128 shares of Legacy MIC Common Stock at an exercise price of $11.75 per share, and which was assumed and converted into the Warrant in connection with the Merger;

(iii)

907,000 shares of Common Stock issued upon the conversion of Class A ordinary shares, par value $0.0001 per share (“FWAC Class A Shares”), of Fifth Wall Acquisition Corp. III, a Cayman Islands exempted company (“FWAC”), in connection with the Domestication (as defined in this prospectus) that were originally purchased by Fifth Wall Acquisition Sponsor III LLC, a Cayman Islands limited liability company (“Sponsor”), in a private placement, which occurred simultaneously with the initial public offering of FWAC, at $10.00 per share (the “Private Placement Shares”) for an aggregate purchase price of $9,070,000;

(iv)

2,020,000 shares of Common Stock issued upon the conversion of Class B ordinary shares, par value $0.0001 per share (“FWAC Class B Shares”), of FWAC, in connection with the Domestication, originally purchased by the Sponsor for approximately $0.003 per share, comprised of (a) 1,900,000 shares of Common Stock held by the Sponsor and (b) 120,000 shares of Common Stock transferred by the Sponsor to four former directors of FWAC;

(v)

13,787,462 shares of Common Stock issuable upon the conversion of 46,000 shares of our Series 2 Convertible Preferred Stock, par value $0.0001 per share (the “Series 2 Preferred Stock”), upon the earlier to occur of (a) December 31, 2023 and (b) a change in control of the Company, purchased by the Preferred PIPE Investors (as defined in this prospectus) for $1,000 per share for an aggregate purchase price of $46,000,000 (the “Preferred PIPE Investment”), inclusive of 1,253,404 shares of Common Stock issuable to the Preferred PIPE Investors upon the conversion of Dividends (as defined in this prospectus), resulting in an effective purchase price of approximately $3.34 per share; and

(vi)

up to 13,951,965 shares of Common Stock issuable in the event of our election to issue shares of Common Stock in lieu of cash payments upon redemption of Common Units (as defined in this prospectus); of such shares 11,242,635 shares of Common Stock are potentially issuable to Color

Up at an effective purchase price of approximately $7.83 per share and 2,709,330 shares are potentially issuable to HSCP Strategic III, L.P. (“HS3”), an entity controlled by Jeffrey B. Osher, a member of our Board, at an effective purchase price of approximately $7.38 per share; and

(B)	the Warrant.

We will not receive any proceeds from the sale of shares of Common Stock or the Warrant by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrant for cash, which amount of aggregate proceeds would be up to approximately $20.0 million. We believe the likelihood that the warrant holder will exercise its Warrant, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Common Stock, the last reported sales price for which was $3.83 per share on October 30, 2023. If the market price for our Common Stock is less than $7.83 per share, we believe the warrant holder will be unlikely to exercise the Warrant. In addition, the warrant holder may exercise the Warrant on a cashless basis. See the section titled “Use of Proceeds.”

In connection with FWAC’s extraordinary general meetings of FWAC’s shareholders on May 17, 2023 and August 10, 2023, to approve (i) an amendment to FWAC’s amended and restated memorandum and articles of association to (A) extend the date to complete FWAC’s initial business combination and (B) eliminate the redemption limitation set forth in FWAC’s amended and restated memorandum and articles of association and (ii) the Merger Agreement (as defined in this prospectus) and the transactions contemplated by the Merger Agreement, holders of an aggregate of 27,080,715 FWAC Class A Shares, representing 95.3% of FWAC’s Class A Shares, exercised their right to redeem their shares for cash at redemption prices of approximately $10.3028 per share and $10.79 per share, respectively, for an aggregate redemption amount of $279,018,123. The shares of Common Stock being offered for resale pursuant to this prospectus by the Selling Securityholders represent approximately 82.1% of the outstanding shares of Common Stock as of October 11, 2023 (after giving effect to the issuance of shares of Common Stock upon (i) the exercise of the Warrant, (ii) the conversion of the Series 2 Preferred Stock (including Dividends) and (iii) our election to issue shares of Common Stock in lieu of cash payments upon redemption by the holders of all outstanding Common Units) and approximately 451.3% of our public float. Given the substantial number of shares of Common Stock being registered for potential resale by the Selling Securityholders pursuant to this prospectus, the sale of shares by the Selling Securityholders, or the perception in the market that the Selling Securityholders of a large number of shares intend to sell shares, could increase the volatility of the market price of our Common Stock or result in a significant decline in the public trading price of our Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Of the shares of Common Stock being offered for resale pursuant to this prospectus, 34,229,865 shares (or 92.1% of the total shares offered for resale) are being offered for resale by entities controlled by Manuel Chavez, III, our Chief Executive Officer and Chairman of our Board, Stephanie Hogue, our President, Chief Financial Officer, Corporate Secretary, Treasurer and a member of our Board, and Jeffrey B. Osher, a member of our Board. These shares represent all of the shares currently held by such entities and all of the shares issuable to such entities upon the exercise of the Warrant, the conversion of Series 2 Preferred Stock, and in lieu of cash payments upon the redemption of Common Units. Mr. Chavez, Ms. Hogue and Mr. Osher exercise control over our management and our operations, and a sale of all or a substantial portion of the shares being offered for resale pursuant to this prospectus potentially could result in a change in control of the Company. Any such sales would be subject to the termination of applicable lock-up periods and market conditions and would depend on whether such Selling Securityholders would, in fact, sell all or a substantial portion of their shares. However, if such Selling Securityholders were to sell all or a substantial portion of their shares, it is possible that a third party could seek to acquire a controlling or significant ownership position in the Company and seek to make changes in our management and our operating plan.

Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Common Stock or the Warrant. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Common Stock or the Warrant publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Securityholders may sell the shares of Common Stock and the Warrant in the section titled “Plan of Distribution.”

Our Common Stock is listed on the NYSE American LLC (“NYSE American”) under the symbol “BEEP.” On October 30, 2023, the closing price of our Common Stock was $3.83. The Warrant will not be listed for trading.

We will bear all costs, expenses and fees in connection with the registration of the shares of Common Stock and the Warrant. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sales of the shares of Common Stock and the Warrant.

All of the Selling Securityholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See the section titled “Certain Relationships and Related Party Transactions” beginning on page 129 for further discussion.

We may elect to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes in the future. To assist us in complying with the limitations on ownership of a REIT imposed by the Internal Revenue Code of 1986, as amended, our Charter (as defined in this prospectus), among other restrictions, prohibits the beneficial or constructive ownership by any person of more than 9.8% in value of the aggregate outstanding shares of all classes and series of our stock or 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of outstanding shares of each class or series of our stock. Our Board (as defined in this prospectus), in its sole and absolute discretion, may exempt a person, prospectively or retroactively, from this ownership limit if certain conditions are satisfied. See the section titled “Description of Securities” beginning on page 146 for further discussion.

Following the conversion of the Series 2 Preferred Stock, Jeffrey B. Osher, a director of our Board, may control a majority of the voting power of the outstanding Common Stock. As such, upon the conversion of the Series 2 Preferred Stock, we may be a “controlled company” under the NYSE American Company Guide Section 801(a). However, we do not intend to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the NYSE American Company Guide.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

This investment involves a high degree of risk. See the section titled “Risk Factors” beginning on page 9 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any other state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is     , 2023

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-11 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. We will not receive any proceeds from the sale of shares of Common Stock underlying the Warrant pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrant for cash.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment and any applicable prospectus supplement, together with the additional information described under the section titled “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

On August 25, 2023 (the “Closing Date”), we consummated the transactions contemplated by the Agreement and Plan of Merger, dated as of December 13, 2022, as amended by the First Amendment to Agreement and Plan of Merger, dated as of March 23, 2023 (the “Merger Agreement”), by and among FWAC, Queen Merger Corp. I, a Maryland corporation and wholly-owned subsidiary of FWAC (“Merger Sub”), and Legacy MIC. As contemplated by the Merger Agreement, FWAC was converted to a Maryland corporation and changed its name to Mobile Infrastructure Corporation (the “Domestication”). On the Closing Date, we consummated the merger transactions contemplated by the Merger Agreement, whereby following the Domestication (i) Merger Sub merged with and into Legacy MIC (the “First Merger”) with Legacy MIC continuing as the surviving entity (the “First-Step Surviving Company”) and (ii) immediately following the time that the First Merger became effective (the “First Effective Time”), the First-Step Surviving Company merged with and into FWAC (the “Second Merger,” and together with the First Merger, the “Merger”), with the Company (f/k/a FWAC) continuing as the surviving entity.

We are registering the resale of shares of Common Stock and the Warrant as required by that certain Registration Rights Agreement, dated August 25, 2023, by and among MIC and the RRA Holders (as defined in this prospectus).

Unless otherwise indicated, references in this prospectus to “MIC,” “we,” “us,” “our,” and the “Company” refer to Mobile Infrastructure Corporation, a Maryland corporation, and its consolidated subsidiaries prior to the Closing and to Mobile Infrastructure Corporation, a Maryland corporation (f/k/a Fifth Wall Acquisition Corp. III, a Cayman Islands exempted company), and its consolidated subsidiaries following the Closing, as the context requires. References in this prospectus to “Legacy MIC” refer to Mobile Infrastructure Corporation, a Maryland corporation, and its consolidated subsidiaries prior to the Closing. References in this prospectus to “FWAC” refer to Fifth Wall Acquisition Corp. III, a Cayman Islands exempted company prior to the Closing.

CERTAIN DEFINED TERMS

We use certain defined terms throughout this prospectus that have the following meanings:

“AFFO” refers to adjusted funds from operations. AFFO is a non-GAAP financial measure.

“Board” refers to the board of directors of Legacy MIC prior to the Closing or the board of directors of MIC after the Closing, as the context requires.

“Bombe” refers to Bombe Asset Management, LLC, a Delaware limited liability company, an entity formed and owned by Manuel Chavez, III who serves as its chief executive officer, and Stephanie Hogue, an owner and president.

“Bylaws” refer to the bylaws of MIC, adopted on August 25, 2023.

“CARES Act” refers to the Coronavirus Aid, Relief, and Economic Security Act.

“Charter” refers to the charter of MIC, filed with the Maryland State Department of Assessment and Taxation.

“Class A Unit” refers to the class of membership interests of the Operating Company designated as “Class A Units” pursuant to the Operating Agreement.

“Class A Unit Agreement” refers to that certain Class A Unit Agreement, dated as of November 2, 2021, by and between the Operating Partnership and HS3. The obligations of the Operating Partnership under the Class A Unit Agreement were assumed by the Operating Company by operation of law.

“Closing” refers to the closing of the Merger.

“Closing Date” refers to August 25, 2023.

“Code” refers to the Internal Revenue Code of 1986, as amended.

“Color Up” refers to Color Up, LLC, a Delaware limited liability company.

“Color Up Designated Directors” refer to Manuel Chavez, III, Stephanie Hogue, Jeffrey B. Osher, Lorrence T. Kellar and Damon Jones, the members of the Board elected to the Board of Legacy MIC in accordance with the Purchase and Contribution Agreement.

“Color Up Members” refer to Bombe, HS3 and the three entities which are controlled by Manuel Chavez, III, that contributed certain parking facilities to MIC in connection with the transactions contemplated by the Purchase and Contribution Agreement.

“Color Up Support Agreement” refers to that certain agreement, dated as of December 13, 2022, by and between FWAC and Color Up.

“Common Stock” refers to the shares of common stock, par value $0.0001 per share, of MIC after the Closing.

“Common Unit” refers to the class of membership interests of the Operating Company designated as “Common Units” pursuant to the Operating Agreement.

“Conversion” refers to the conversion of the Operating Partnership from a Maryland limited partnership to a Delaware limited liability company, which occurred immediately prior to the First Effective Time.

“CPI Increase” refers to the percentage by which the U.S. Consumer Price Index for All Urban Consumers for the preceding month exceeds the index for the same month in the prior year.

“Credit Agreement” refers to the Credit Agreement, dated as of March 29, 2022, by and among the Operating Company, certain subsidiaries of the Operating Company, KeyBanc Capital Markets, as lead arranger, KeyBank, National Association, as administrative agent and lender (“KeyBank”), and the other financial institutions party thereto as lenders (collectively, the “Lenders”), as amended by Amendment No. 1 to Credit Agreement, dated November 17, 2022, and as further amended by the Waiver and Second Amendment to Credit Agreement, dated August 25, 2023 (the “Second Amendment to Credit Agreement”).

“DIA” refers to DIA Land Co., LLC.

“Dividends” refer to the dividends that the holders of shares of Series 2 Preferred Stock will be entitled to receive at a cumulative annual rate of 10% during the period between the initial issuance of such shares and the conversion thereof into shares of Common Stock; provided that if the date of the distribution occurs prior to the first anniversary of the original date of issuance of such share, the holder of such share of Series 2 Preferred Stock shall receive Dividends at a cumulative annual rate of 10% of the $1,000 per share liquidation preference for a period of one year, which will be paid in full on the conversion date. Dividends will be paid in kind and also convert into shares of Common Stock.

“Domestication” refers to the transfer of FWAC by way of continuation from the Cayman Islands to the State of Maryland and domestication by means of a corporate conversion to a Maryland corporation in accordance with Title 3, Subtitle 9 of the MGCL and Part XII of the Cayman Islands Companies Act (as revised).

“DST” refers to MVP St. Louis Cardinal Lot, DST, a Delaware statutory trust.

“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

“Existing Holders” refer to those persons who beneficially or constructively own Common Stock in excess of the ownership limits set forth in the Charter on the day immediately following Closing, so long as, but only so long as, such persons beneficially own Common Stock in excess of one or both of the ownership limits.

“Existing Holder Limit” refers to an Existing Holder’s percentage of Common Stock beneficially owned by the Existing Holder on the day immediately following Closing unless otherwise adjusted by the Board; provided that upon any issuance of Common Stock or any sale of stock by an Existing Holder (a “Reduction Event”), the Existing Holder Limit shall be the higher of (a) the percentage as adjusted by the Reduction Event and (b) the ownership limits, as applicable.

“FASB” refers to the Financial Accounting Standards Board.

“First Earnout Shares” refer to 950,000 Founder Shares that will vest at such time as the aggregate volume-weighted average price per share of Common Stock for any 5-consecutive trading day period after the date the Merger closes equals or exceeds $13.00 per share (provided that such Founder Shares will be cancelled if the Founder Shares have not vested prior to December 31, 2026).

“First Effective Time” refers to the effective time of the merger of Merger Sub with and into Legacy MIC pursuant to the terms and subject to the conditions of the Merger Agreement.

“First Merger” refers to the merger of Merger Sub with and into Legacy MIC pursuant to the terms and subject to the conditions of the Merger Agreement.

“First-Step Surviving Company” refers to Legacy MIC as the surviving entity of the First Merger.

“Founder Shares” refer to the 2,020,000 shares of Common Stock originally purchased as 2,020,000 FWAC Class B Shares by the Sponsor for approximately $0.003 per share, and converted, on a one-for-one basis, into 2,020,000 shares of Common Stock, of which 1,900,000 shares are held by the Sponsor and 120,000 shares are held by four former directors of FWAC.

“FWAC” refers to Fifth Wall Acquisition Corp. III, a Cayman Islands exempted company.

“FWAC Class A Shares” refer to the Class A ordinary shares, par value $0.0001 per share, of FWAC. In connection with the Merger, each issued and outstanding FWAC Class A Share converted automatically, on a one-for-one basis, into one share of Common Stock.

“FWAC Class B Shares” refer to the aggregate of 2,020,000 Class B ordinary shares, par value $0.0001 per share, of FWAC. In connection with the Merger, the 2,020,000 FWAC Class B Shares converted automatically, into 2,020,000 shares of Common Stock.

“FWAC IPO” refers to the initial public offering of 27,500,000 FWAC Class A Shares consummated on May 27, 2021, including the additional 2,500,000 FWAC Class A Shares issued pursuant to the partial exercise of the FWAC IPO Underwriters’ over-allotment option.

“FWAC IPO Underwriters” refer to Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, and BofA Securities, Inc.

“FWAC Ordinary Shares” refer to the FWAC Class A Shares and the FWAC Class B Shares.

“GAAP” refers to U.S. generally accepted accounting principles.

“HS3” refers to HSCP Strategic III, L.P., a Delaware limited partnership, an entity controlled by Jeffrey B. Osher, a member of the Board.

“HS3 Support Agreement” refers to that certain Support Agreement, dated as of December 13, 2022 (as amended and restated on March 23, 2023), by and between FWAC and HS3 pursuant to which HS3 agreed to vote its shares in favor of the Conversion and enter into the Operating Agreement.

“IBIS Report” refers to the “Parking Lots & Garages in the U.S.” industry report prepared by IBISWorld Inc. in November 2021.

“Incentive Award Plan” refers to the Mobile Infrastructure Corporation and Mobile Infra Operating Company, LLC 2023 Incentive Award Plan.

“Investment Company Act” refers to the Investment Company Act of 1940, as amended.

“JOBS Act” refers to the Jumpstart Our Business Startups Act of 2012.

“Legacy MIC” refers to Mobile Infrastructure Corporation, a Maryland corporation, prior to the Closing.

“Legacy MIC Common Stock” refers to the common stock, par value $0.0001 per share, of Legacy MIC, prior to the Closing.

“Legacy MIC Plan” refers to the MIC Long-Term Incentive Plan.

“Legacy MIC Preferred Stock” refers to the Legacy MIC Series 1 Preferred Stock and the Legacy MIC Series A Preferred Stock.

v

“Legacy MIC Registration Rights Agreement” refers to that certain Amended and Restated Registration Rights Agreement, dated as of November 2, 2021, by and between Legacy MIC, Color Up and HS3.

“Legacy MIC Series 1 Preferred Stock” refers to the Series 1 Convertible Redeemable Preferred Stock, par value $0.0001 per share, of Legacy MIC, prior to the Closing.

“Legacy MIC Series A Preferred Stock” refers to the Series A Convertible Redeemable Preferred Stock, par value $0.0001 per share, of Legacy MIC, prior to the Closing.

“Legacy MIC Warrant” refers to a warrant to purchase 1,702,128 shares of Legacy MIC Common Stock at an exercise price of $11.75 per share.

“Letter Agreement” refers to that certain Letter Agreement, dated May 24, 2021 (as amended and restated on May 11, 2023), by and among the Sponsor, certain holders of FWAC’s Class B Shares and FWAC.

“LTIP Unit” refers to the class of membership interests of the Operating Company designated as “LTIP Units” pursuant to the Operating Agreement. Vested LTIP Units are convertible at the option of each member and some assignees of the members (in each case, that hold vested LTIP Units) into Common Units on a one-for-one basis.

“March 2022 NPA Report” refers to the “Road to Recovery Index for Parking, Vol. 2” report prepared for the National Parking Association by Ernst & Young LLP in March 2022.

“Merger” refers to (a) the merger of Merger Sub with and into Legacy MIC, with Legacy MIC continuing as the surviving entity, followed by (b) the merger of the First-Step Surviving Company with and into FWAC, pursuant to the terms and subject to the conditions of the Merger Agreement, with MIC continuing as the surviving entity resulting from the Second Merger and the other transactions contemplated by the Merger Agreement.

“Merger Agreement” refers to the Agreement and Plan of Merger, dated as of December 13, 2022, as amended by the First Amendment to Agreement and Plan of Merger, dated as of March 23, 2023, by and among FWAC, Merger Sub and Legacy MIC.

“Merger Sub” refers to Queen Merger Corp. I, a Maryland corporation and wholly-owned subsidiary of FWAC.

“MGCL” refers to the Maryland General Corporation Law.

“MIC” refers to Mobile Infrastructure Corporation, a Maryland corporation, and its consolidated subsidiaries prior to the Closing and to Mobile Infrastructure Corporation (f/k/a Fifth Wall Acquisition Corp. III, a Cayman Islands exempted company), and its consolidated subsidiaries following the Closing, as the context suggests.

“MIC Employment Agreements” refer to employment agreements, dated as of August 25, 2021, by and between MIC and each of Manuel Chavez, III and Stephanie Hogue, each as amended.

“MSAs” refer to U.S. metropolitan statistical areas.

“NAV” refers to net asset value.

“New Lease Structure” refers to leases with the tenants of MIC which are governed under a modified net lease structure typically consisting of a base rent component plus percentage rent above a negotiated threshold.

“NOI” refers to net operating income, which MIC defines as total revenues, less property taxes and property operating expenses.

“Note” refers to the loan by the Sponsor to FWAC of up to $300,000, in the aggregate.

“NPA” refers to the National Parking Association.

“NPA Economic Report” refers to the “Economic Contributions of the US Parking Industry” report prepared for the National Parking Association by Ernst & Young LLP in July 2020.

“NYSE American” refers to the NYSE American LLC.

“Operating Agreement” refers to the Limited Liability Company Agreement of the Operating Company.

“Operating Company” refers to Mobile Infra Operating Company, LLC, a Delaware limited liability company.

“Operating Partnership” refers to Mobile Infra Operating Partnership, L.P., a Maryland limited partnership formerly known as MVP REIT II Operating Partnership, L.P., prior to the Conversion.

“our portfolio” refers to the portfolio of 43 parking facilities that MIC owned as of June 30, 2023.

“Partnership Agreement” refers to the Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership, in effect prior to the Conversion.

“PCA” refers to PCA, Inc.

“Performance Awards” refer to the performance-based equity awards to Manuel Chavez, III and Stephanie Hogue approved on May 27, 2022.

“Performance Award Agreements” refer to the performance units award agreements entered into in connection with the performance-based equity awards to Manuel Chavez, III and Stephanie Hogue approved on May 27, 2022.

“Performance Unit” refers to the class of membership interests of the Operating Company designated as “Performance Units” pursuant to the Operating Agreement. Vested Performance Units are convertible at the option of each member and some assignees of the members (in each case, that hold vested Performance Units) into Common Units on a one-for-one basis.

“PFIC” refers to a passive foreign investment company.

“Preferred PIPE Investment” refers to the purchase by the Preferred PIPE Investors from FWAC, immediately prior to the Closing, of 46,000 shares of Series 2 Preferred Stock at $1,000 per share for an aggregate purchase price of $46,000,000.

“Preferred PIPE Investors” refer to HS3, Harvest Small Cap Partners, L.P. (“Harvest Small Cap”) and Harvest Small Cap Partners Master, Ltd. (“HSCP Master”), entities controlled by Jeffrey B. Osher, a director of MIC, and Bombe-MIC Pref, LLC (“Bombe Pref”), an entity controlled by Manuel Chavez, III, and of which Stephanie Hogue is a member, each of whom is a director and officer of MIC.

“Preferred Stock” refers to the Series 1 Preferred Stock and the Series A Preferred Stock.

“Preferred Subscription Agreements” refer to those Subscription Agreements, dated as of June 15, 2023, by and between FWAC and each of the Preferred PIPE Investors.

“Private Placement Shares” refer to 907,000 FWAC Class A Shares held by the Sponsor, which were acquired at a purchase price of $10.00 per share in a private placement for an aggregate purchase price of $9,070,000 concurrent with the closing of the FWAC IPO, and which converted into 907,000 shares of Common Stock in connection with the Domestication.

“Profits Interest Units” refer to units of the Operating Company intended to constitute “profits interests” within the meaning of the relevant IRS guidance.

“Purchase and Contribution Agreement” refers to that certain Equity Purchase and Contribution Agreement, dated January 8, 2021, by and among Legacy MIC, the Operating Partnership, Michael Shustek, Vestin Realty Mortgage I, Inc., a Maryland corporation, Vestin Realty Mortgage II, Inc., a Maryland corporation, and Color Up.

“REIT” refers to a real estate investment trust.

“Registration Rights Agreement” refers to that certain Registration Rights Agreement, dated August 25, 2023, by and among MIC and the RRA Holders.

“RevPAS” refers to revenue per available space. RevPAS is defined as gross parking revenue generated by our properties divided by the total number of parking spaces in our portfolio.

“RRA Holders” refer to those certain former MIC stockholders, certain former FWAC directors, the Sponsor and the Preferred PIPE Investors that are party to the Registration Rights Agreement.

“Sarbanes-Oxley” refers to the Sarbanes-Oxley Act of 2002.

“Second Earnout Shares” refer to 950,000 Founder Shares that will vest at such time as the aggregate volume-weighted average price per share of Common Stock for any 5-consecutive trading day period after the Closing Date equals or exceeds $16.00 per share (provided that such Founder Shares will be cancelled if the Founder Shares have not vested prior to December 31, 2028).

“Second Merger” refers to the merger of the First-Step Surviving Company with and into FWAC, pursuant to the terms and subject to the conditions of the Merger Agreement, with MIC continuing as the surviving entity.

“Securities Act” refers to the Securities Act of 1933, as amended.

“Seller Lock-Up Agreement” refers to that certain lock-up agreement, dated as of December 13, 2022, by and among Color Up, Legacy MIC and FWAC.

“September 2021 NPA Report” refers to the “Road to Recovery Index for Parking” report prepared for the National Parking Association by Ernst & Young LLP in September 2021.

“Series 1 Preferred Stock” refers to the Series 1 Convertible Redeemable Preferred Stock, par value $0.0001 per share, of MIC after the Closing.

“Series 1 Preferred Stock Conversion Notice” refers to the delivery of a written notice, containing the information required by the Charter, by a holder of shares of Series 1 Preferred Stock electing to convert such shares into Common Stock.

“Series 1 Preferred Stock Stated Value” refers to $1,000.

“Series 1 Preferred Unit” refers to the class of membership interests of the Operating Company designated a “Series 1 Preferred Units” pursuant to the Operating Agreement.

“Series 2 Preferred Stock” refers to the Series 2 Convertible Preferred Stock, par value $0.0001 per share, of MIC after the Closing.

“Series 2 Preferred Stock Stated Value” refers to $1,000.

“Series 2 Preferred Unit” refers to the class of membership interests of the Operating Company designated as “Series 2 Preferred Units” pursuant to the Operating Agreement.

“Series A Preferred Stock” refers to the Series A Convertible Redeemable Preferred Stock, par value $0.0001 per share, of MIC after the Closing.

“Series A Preferred Stock Conversion Notice” refers to the delivery of a written notice, containing the information required by the Charter, by a holder of shares of Series A Preferred Stock electing to convert such share into Common Stock.

“Series A Preferred Stock Stated Value” refers to $1,000.

“Series A Preferred Unit” refers to the class of membership interests of the Operating Company designated as “Series A Preferred Units” pursuant to the Operating Agreement.

“Side Letter Agreement” refers to that certain Letter Agreement, dated August 25, 2023, by and among the Sponsor, Legacy MIC and FWAC.

“SP+” refers to SP Plus Corporation.

“SPAC” refers to a special purpose acquisition company.

“Sponsor” refers to Fifth Wall Acquisition Sponsor III LLC, a Cayman Islands limited liability company.

“Sponsor Agreement” refers to that certain Sponsor Agreement, dated as of December 13, 2022 (as amended and restated on May 11, 2023 and June 15, 2023), by and among the FWAC Founders, FWAC and Legacy MIC.

“Sponsor Lock-Up Agreement” refers to that certain lock-up agreement, dated as of December 13, 2022, by and among the Sponsor, Legacy MIC and FWAC.

“Sponsor Mandatory Forfeiture” refers to the cancellation for no consideration of 4,755,000 Founder Shares held by the Sponsor in accordance with the terms of the Sponsor Agreement.

“Stockholders’ Agreement” refers to the stockholders’ agreement, dated as of August 25, 2021, by and between Legacy MIC and Color Up.

“Tax Matters Agreement” refers to the tax matters agreement, dated as of August 25, 2021, by and among Legacy MIC, the Operating Partnership and Color Up.

“Tender Offer” refers to an offer to purchase up to 900,506 shares of Legacy MIC Common Stock, at a price of $11.75 per share, by Color Up pursuant to the Purchase and Contribution Agreement.

“Treasury Regulations” refer to the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Underwriting Agreement” refers to that certain Underwriting Agreement, dated May 24. 2021, by and among FWAC and the FWAC IPO Underwriters.

“Vesting Founder Shares” refer to 1,900,000 Founder Shares held by the Sponsor which are subject to certain vesting restrictions and, in certain circumstances, forfeiture, in each case pursuant to the Sponsor Agreement.

“VRMI” refers to Vestin Realty Mortgage I, Inc.

“VRMI Notes” refer to the five notes issued originally by VRMI assigned and sold to certain Legacy MIC subsidiaries.

“VRMII” refers to Vestin Realty Mortgage II, Inc.

“Warrant” refers to the warrant to purchase up to 2,553,192 shares of Common Stock with an exercise price of $7.83 per share.

“Warrant Agreement” refers to the Warrant Agreement, dated as of August 25, 2021, by and between Legacy MIC and Color Up, as amended and restated by that certain Amended and Restated Warrant Agreement, dated as of August 29, 2023, by and among MIC and Color Up.

“Warrant Assumption Agreement” refers to the Warrant Assumption and Amendment Agreement, dated as of August 25, 2023, by and among Legacy MIC, MIC and Color Up.

x

MARKET INFORMATION

Information contained in this prospectus concerning the market and the industry in which we compete, including our market positions, general expectations of market opportunities and market sizes, is based on information from various third-party sources, publicly available information, various industry publications, internal data and estimates, and assumptions made by us based on such sources and our knowledge of the parking industry. Internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions. This information and any estimates provided herein involve numerous assumptions and limitations. Third-party sources generally state that the information contained in such sources has been obtained from sources believed to be reliable. Some market data and statistical information are also based on our good faith estimates, which are derived from management’s knowledge of our industry and such independent sources referred to above. Certain market, ranking and industry data included in this prospectus, including the size of certain markets and our size or position and the positions of our competitors within these markets, including our services relative to competitors, are based on estimates of our management. These estimates have been derived from management’s considerable knowledge and experience in the markets in which we operate, as well as information obtained from surveys, reports by market research firms, our customers, trade and business organizations and other contacts in the markets in which we operate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. Each publication speaks as of its original publication date (and not as of the date of this prospectus). In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein. The industry in which we operate is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this prospectus are subject to change.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which forward-looking statements include, but are not limited to, statements about our ability to:

•	realize the expected benefits of the Merger;

•	execute on our business strategy, attain our investment objectives or increase the value of our portfolio; and

•	achieve positive future financial and operating performance.

Forward-looking statements appear in a number of places in this prospectus, including, without limitation, in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” In addition, any statements that are not historical facts or that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements are not guarantees of performance and speak only as of the date hereof. The forward-looking statements are based on the current expectations of our management, but are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statements. There can be no assurance that future developments will be those that have been anticipated or that we will achieve or realize these plans, intentions or expectations. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. You should understand that the following important factors, in addition to those factors described in the section titled “Risk Factors,” and elsewhere in this prospectus, could affect our future results, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this prospectus:

•	increased fuel prices may adversely affect our operating environment and costs;

•	we have a limited operating history which makes our future performance difficult to predict;

•

we incurred net losses attributable to our common stockholders of $11.1 million and $14.1 million for the years ended December 31, 2022 and 2021, respectively, and $4.8 million and $4.9 million for the six months ended June 30, 2023 and 2022, respectively, and we may experience additional net losses in the future;

•	we will need to improve cash flow from operations to avoid a future liquidity event;

•	we depend on our management team and the loss of key personnel could have a material adverse effect upon our ability to conduct and manage our business;

•	a material failure, inadequacy, interruption or security failure of our technology networks and related systems could harm our business;

•

our executive officers and certain of our directors face or may face conflicts of interest related to their positions and interests in our affiliates, which could hinder our ability to implement our business strategy and generate returns to investors;

•

estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at a similar rate, if at all;

•

our revenues have been and will continue to be significantly influenced by demand for parking facilities generally, and a decrease in such demand would likely have a greater adverse effect on our revenues than if we owned a more diversified real estate portfolio;

•	we may be unable to attain our investment strategy or increase the value of our portfolio;

•	we may be unable to grow our business by acquisitions of additional parking facilities;

•	our parking facilities face intense competition, which may adversely affect rental and fee income;

•

we may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure investors that we will have funds available to correct such defects or to make such improvements;

•	we require scale to improve cash flow and earnings for investors;

•

changing consumer preferences and legislation affecting our industry or related industries may lead to a decline in parking demand, which could have a material adverse impact on our business, financial condition and results of operations;

•

the COVID-19 pandemic has had, and may continue to have, a material adverse effect on our business, financial condition, results of operations, cash flows, liquidity and ability to satisfy our debt service obligations, and its duration and ultimate lasting impact is unknown;

•	our investments in real estate will be subject to the risks typically associated with investing in real estate;

•	uninsured losses or premiums for insurance coverage relating to real property may adversely affect our investor returns;

•

our material weaknesses in our internal control over financial reporting could adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner;

•	we may not be able to access financing sources on attractive terms, or at all, which could adversely affect our ability to execute our business plan;

•	we may not obtain sufficient capital on acceptable terms and, as a result, our business and our ability to operate could be materially adversely impacted;

•	the Warrant may never be in the money, and may expire worthless;

•

instability in the debt markets and other factors may make it more difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire and the amount of cash distributions we can make to its investors;

•	increasing interest rates may adversely affect us;

•

our independent auditor included an explanatory paragraph regarding our ability to continue as a “going concern” in its report on our financial statements for the year ended December 31, 2022; we may not have sufficient capital as and when needed;

•	we may not be able to comply with the financial covenants under the Credit Agreement, which could result in an event of default under the Credit Agreement and an acceleration of repayment;

•

adverse judgments, settlements or investigations resulting from legal proceedings in which we may be involved could reduce our profits, limit our ability to operate our business or distract our officers from attending to our business;

•	holders of outstanding Preferred Stock and Series 2 Preferred Stock have dividend, liquidation and other rights that are senior to the rights of the holders of Common Stock; and

•	other risks and uncertainties discussed elsewhere in this prospectus, including in the section titled “Risk Factors.”

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described under the heading “Risk Factors” and elsewhere in this prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect our business, financial condition or results of operations. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can we assess the impact of all such risk factors on our business, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, statements of belief and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, involve risks and are subject to change based on various factors, including those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

PROSPECTUS SUMMARY

This summary highlights selected information included in this prospectus and does not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus and the registration statement of which this prospectus is a part carefully, including the financial statements and related notes of Legacy MIC and FWAC, and the information set forth in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Company Overview

We are a company focused on acquiring, owning and leasing parking facilities and related infrastructure, including parking lots, parking garages and other parking structures throughout the United States. We target both parking garages and surface lot properties primarily in top 50 MSAs with proximity to key demand drivers, such as commerce, events and venues, government and institutions, hospitality and multifamily central business districts. As of June 30, 2023, we owned 43 parking facilities in 21 separate markets throughout the United States, with a total of 15,676 parking spaces and approximately 5.4 million square feet. As of June 30, 2023, we also owned approximately 0.2 million square feet of commercial space adjacent to our parking facilities.

We are a member of the Operating Company and own substantially all of our assets and conduct substantially all of our operations through the Operating Company. See the section titled “The Operating Company and the Operating Agreement” in this prospectus.

Background

FWAC was a blank check company organized as a Cayman Islands exempted company on February 19, 2021 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more business entities.

In connection with FWAC’s extraordinary general meetings of FWAC’s shareholders on May 17, 2023 and August 10, 2023, to approve (i) an amendment to FWAC’s amended and restated memorandum and articles of association to extend the date to complete FWAC’s initial business combination, and (ii) the Merger Agreement and the transactions contemplated by the Merger Agreement, holders of an aggregate of 27,080,715 FWAC Class A Shares, representing 95.3% of FWAC’s Class A Shares, exercised their right to redeem their shares for cash at redemption prices of approximately $10.3028 per share and $10.79 per share, respectively, for an aggregate redemption amount of $279,018,123. The shares of Common Stock being offered for resale pursuant to this prospectus by the Selling Securityholders represent approximately 82.1% of the outstanding shares of Common Stock as of October 11, 2023 (after giving effect to the issuance of shares of Common Stock upon (i) the exercise of the Warrant, (ii) the conversion of the Series 2 Preferred Stock (including Dividends) and (iii) our election to issue shares of Common Stock in lieu of cash payments upon redemption by the holders of all outstanding Common Units) and approximately 451.3% of our public float. Given the substantial number of shares of Common Stock being registered for potential resale by the Selling Securityholders pursuant to this prospectus, the sale of shares by the Selling Securityholders, or the perception in the market that the Selling Securityholders of a large number of shares intend to sell shares, could increase the volatility of the market price of our Common Stock or result in a significant decline in the public trading price of our Common Stock. Of the shares of Common Stock being offered for resale pursuant to this prospectus, 34,229,865 shares (or 92.1% of the total shares offered for resale) are being offered for resale by entities controlled by Manuel Chavez, III, our Chief Executive Officer and Chairman of our Board, Stephanie Hogue, our President, Chief Financial Officer, Corporate Secretary, Treasurer and a member of our Board, and Jeffrey B. Osher, a member of our Board. These shares represent all of the shares currently held by such entities and all of the shares issuable to such entities upon the exercise of the Warrant, the conversion of Series 2 Preferred Stock, and in lieu of cash payments upon the redemption of Common Units. Even if the trading price of our Common Stock is significantly below $10.00, the offering price for the FWAC Class A Shares in the FWAC IPO, certain of the Selling Securityholders may still have an incentive to sell shares of our Common Stock because they purchased the shares at prices lower than the public investors or the current trading price of our Common Stock. For example, based on the closing price of our Common Stock of $3.83 on October 30, 2023, the Preferred PIPE Investors would experience a potential profit of up to approximately $0.49 per share, or up to approximately $6.8 million in the aggregate, after giving effect to the conversion of the Series 2 Preferred Stock into 13,787,462 shares of Common Stock for an effective price per share of $3.34. Although the Sponsor’s 1,900,000 Founder Shares were purchased at a price per share of approximately $0.003, 950,000 of such shares will be forfeited if the volume-weighted average price per share of the Common Stock for any five consecutive trading days is not at least $13.00 prior to December 31, 2026 and the remaining 950,000 shares will be forfeited if the volume-weighted average price per share of the Common Stock for any five consecutive trading days is not at least $16.00 prior to December 31, 2028. The Sponsor purchased its 907,000 Private Placement Shares for $10.00 per share, the public offering price in the FWAC IPO. The effective purchase price for the shares that Color Up received as merger consideration is $7.83 per share, and the exercise price of the Warrant held by Color Up is $7.83 per share. The effective purchase price for shares issuable in lieu of cash payments upon the redemption of Common Units held by Color Up and HS3 is $7.83 per share. Accordingly, Color Up and HS3 could realize potential profits upon the sale of shares if the share price exceeded $7.83 even though the public stockholders who purchased in the FWAC IPO would not realize any profits unless the market price exceeded $10.00 per share.

Immediately prior to the consummation of the Merger, as contemplated by the Merger Agreement, FWAC effected the Domestication, whereby FWAC filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed Articles of Incorporation and Articles of Conversion with the Maryland State Department of Assessment and Taxation, under which FWAC was domesticated and continued as a Maryland corporation, changing its name to “Mobile Infrastructure Corporation.” In connection with the Domestication, (a) each then issued and outstanding FWAC Class A Share converted automatically, on a one-for-one basis, into one share of Common Stock; and (b) each then issued and outstanding FWAC Class B Share converted automatically, on a one-for-one basis, into one share of Common Stock.

On the Closing Date, we consummated the transactions contemplated by the Merger Agreement, whereby (a) Merger Sub merged with and into Legacy MIC with Legacy MIC continuing as the First-Step Surviving Company and (b) immediately following the First Effective Time, the First-Step Surviving Company merged with and into FWAC, with MIC (f/k/a FWAC) continuing as the surviving entity. In connection with the Merger, among other things: (a) each issued and outstanding share of Legacy MIC Common Stock (excluding shares owned by Legacy MIC and any of its subsidiaries) converted into the right to receive such number of shares of Common Stock at an exchange ratio of 1.5 to 1 for an aggregate of 11,643,563 shares of Common Stock and (b) each issued and outstanding share of Legacy MIC Series 1 Preferred Stock and Legacy MIC Series A Preferred Stock converted into the right to receive one share of Series 1 Preferred Stock or one share of Series A Preferred Stock, as applicable, having terms materially the same as the applicable Legacy MIC Preferred Stock, except that the shares of Series 1 Preferred Stock and Series A Preferred Stock are convertible into shares of Common Stock instead of shares of Legacy MIC Common Stock. Each outstanding share of Legacy MIC Common Stock that was held by Legacy MIC and any of its subsidiaries was cancelled without payment of any consideration therefor. In addition, upon the First Effective Time, the outstanding and unexercised Legacy MIC Warrant to purchase 1,702,128 shares of Legacy MIC Common Stock at an exercise price of $11.75 per share became the Warrant to purchase 2,553,192 shares of Common Stock at an exercise price of $7.83 per share.

Additionally, on the Closing Date, the Conversion was consummated by which the Operating Partnership converted into the Operating Company. In connection with the Conversion, each outstanding unit of partnership interest of the Operating Partnership converted automatically, on a one-for-one basis, into an equal number of identical membership units of the Operating Company. Following the Conversion, the classes of partnership units of the Operating Partnership designated as “Common Units,” “Class A Units,” “LTIP Units” and “Performance Units” became classes of membership units of the Operating Company. Legacy MIC was the sole general partner of the Operating Partnership and, prior to the Conversion, owned substantially all of its assets and conducted substantially all of its operations through the Operating Partnership. Following the Conversion, we are a member of the Operating Company and own substantially all of our assets and conduct substantially all of our operations through the Operating Company. Immediately following the Conversion, we owned approximately 45.8% of the Common Units of the Operating Company. The Operating Company is managed by a board of directors consisting of two board members – one individual appointed by us, who shall be entitled to two votes on every matter submitted to a vote of the board of directors of the Operating Company, and one individual appointed by the non-MIC members of the Operating Company, who shall be entitled to one vote on every matter submitted to a vote of the board of directors of the Operating Company. As of the date of this prospectus, the members of the board of directors of the Operating Company are Manuel Chavez, III and Stephanie Hogue.

Finally, on the Closing Date, the Preferred PIPE Investment was consummated. On June 15, 2023, the Preferred PIPE Investors entered into the Preferred PIPE Subscription Agreements with FWAC, pursuant to which the Preferred PIPE Investors agreed to subscribe for and purchase a total of 46,000 shares of Series 2 Preferred Stock at $1,000 per share for an aggregate purchase price of $46,000,000. Upon the earlier of a change of control of MIC or December 31, 2023, the Series 2 Preferred Stock will convert into approximately 13,787,462 shares of Common Stock inclusive of 1,253,404 shares of Common Stock issuable to the Preferred PIPE Investors upon the conversion of Dividends, resulting in an effective price per share of Common Stock of $3.34.

Our primary uses of cash are to fund our operations as we continue to grow our business. We will require a significant amount of cash for expenditures as we invest in additional parking facilities and business operations. We expect to finance our cash needs through cash from operations and equity or debt financings or other capital sources. Our ability to raise additional capital through the sale of equity or debt securities could be significantly impacted by the resale of shares of Common Stock by Selling Securityholders pursuant to this prospectus, which could result in a significant decline in the trading price of our Common Stock and potentially hinder our ability to raise capital at terms that are acceptable to us or at all. We will receive the proceeds from any exercise of the Warrant for cash, which amount of aggregate proceeds would be up to approximately $20.0 million. We believe the likelihood that the warrant holder will exercise the Warrant, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Common Stock, the last reported sales price for which was $3.83 per share on October 30, 2023. If the market price for our Common Stock is less than $7.83 per share, we believe the warrant holder will be unlikely to exercise the Warrant. In addition, the warrant holder may exercise the Warrant on a cashless basis.

Summary of Risk Factors (page 9)

An investment in our securities involves significant risks, and you should carefully read and consider the factors discussed under the section titled “Risk Factors.” The following is a summary of some of these risks. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment.

Risks Related to Our Business and Industry

•	Increased fuel prices may adversely affect our operating environment and costs.

•	We have a limited operating history which makes our future performance difficult to predict.

•

We have incurred net losses attributable to our common stockholders of $11.1 million and $14.1 million for the years ended December 31, 2022 and 2021, respectively, and $4.8 million and $4.9 million for the six months ended June 30, 2023 and 2022, respectively, and we may experience additional net losses in the future.

•	We will need to improve cash flow from operations to avoid a future liquidity shortfall.

•	We depend on our management team. The loss of key personnel could have a material adverse effect upon our ability to conduct and manage our business.

•	A material failure, inadequacy, interruption or security failure of our technology networks and related systems could harm our business.

•

Mr. Chavez, Ms. Hogue and Mr. Osher own, directly or indirectly, a substantial beneficial interest in us on a fully diluted basis and have the ability to exercise significant influence on us and the Operating Company, including the approval of significant corporate transactions.

•

Our executive officers and certain of our directors face or may face conflicts of interest related to their positions and interests in our affiliates, which could hinder our ability to implement our business strategy and generate returns to investors.

•

The estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at a similar rate, if at all.

•

Our revenues have been and will continue to be significantly influenced by demand for parking facilities generally, and a decrease in such demand would likely have a greater adverse effect on our revenues than if we owned a more diversified real estate portfolio.

Risks Related to Financial, Tax and Accounting Issues

•

Our independent auditor included an explanatory paragraph regarding our ability to continue as a “going concern” in its report on our financial statements for the year ended December 31, 2022; we may not have sufficient capital as and when needed.

•

We identified material weaknesses in our internal control over financial reporting, and we may identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, which may result in material misstatements of our financial statements or cause us to fail to meet its periodic reporting obligations. These material weaknesses could adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

•	We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.

•	We may not be able to access financing sources on attractive terms, or at all, which could adversely affect our ability to execute our business plan.

•	If we cannot obtain sufficient capital on acceptable terms our business and our ability to operate could be materially adversely impacted.

•	The Warrant may never be in the money, and may expire worthless.

Risks Related to Our Indebtedness and Certain Other Obligations

•

We have debt, and we may incur additional debt; if we are unable to comply with the restrictions and covenants in the Credit Agreement, there could be an event of default under the terms of the Credit Agreement, which could result in an acceleration of repayment.

Risks Related to Legal and Regulatory Matters

•

Adverse judgments, settlements or investigations resulting from legal proceedings in which we may be involved could reduce our profits, limit our ability to operate our business or distract our officers from attending to our business.

Risks Related to the Merger

•	We may be required to take write-downs or write-offs, restructuring and impairment or other charges.

•	We may not have sufficient funds to satisfy indemnification claims of the FWAC IPO Underwriters or their affiliates involved in the FWAC IPO pursuant to the Underwriting Agreement.

•	Shareholder litigation and regulatory inquiries and investigations are expensive and could harm our business, financial condition and operating results and could divert management attention.

Risks Related to Ownership of Our Securities

•	There may not be an active trading market for our Common Stock, which may make it difficult to sell shares of our Common Stock.

•

Sales of our Common Stock, or the perception of such sales, by the Selling Securityholders pursuant to this prospectus in the public market or otherwise could cause the market price for our Common Stock to decline and certain Selling Securityholders still may realize profits.

•

A sale of all or a substantial portion of the shares registered for resale by certain Selling Securityholders potentially could result in a change in control, which could result in changes in our management and operating plan.

•	Holders of our Preferred Stock and Series 2 Preferred Stock will have dividend, liquidation and other rights that are senior to the rights of the holders of our Common Stock.

•

We may be a “controlled company” within the meaning of the applicable rules of the NYSE American and, as a result, may qualify for exemptions from certain corporate governance requirements. If we rely on these exemptions, our stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.

•

If our operating and financial performance in any given period does not meet the guidance provided to the public or the expectations of investment analysts, the market price of our Common Stock may decline.

•	If securities or industry analysts do not publish research or reports about our business or publish negative reports, the market price of our Common Stock could decline.

•

Our stockholders’ interest in us could be diluted if we issue additional shares of stock or Common Units, which could reduce the overall value of their investment; our stockholders’ interests also will be diluted by exercises and conversions of Common Units, Preferred Stock and Series 2 Preferred Stock.

Risks Related to Our Organizational Structure and Our Constituent Documents and Policies

•

We are a holding company with no direct operations and, as such, we will rely on funds received from the Operating Company to pay liabilities, and the interests of our stockholders are structurally subordinated to all liabilities and obligations of the Operating Company and its subsidiaries.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and the requirement to obtain stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised financial accounting standards. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earliest of (a) December 31, 2026 (the last day of the fiscal year following the fifth anniversary of the closing of the FWAC IPO); (b) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion; (c) the last day in the fiscal year in which we are deemed to be a “large accelerated filer,” which means the market value of our Common Stock that is held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter; and (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Corporate Information

Our principal executive offices are located at 30 W. 4th Street, Cincinnati, Ohio 45202, and our telephone number is (513) 834-5110. Our website is www.mobileit.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus.

THE OFFERING

Issuer	Mobile Infrastructure Corporation (f/k/a Fifth Wall Acquisition Corp. III).

Resales of Common Stock and the Warrant:

Shares of Common Stock offered by the Selling Securityholders	We are registering the resale by the Selling Securityholders named in this prospectus, or their permitted transferees, an aggregate of up to 37,156,865 shares of Common Stock, consisting of:

•	3,937,246 shares of Common Stock issued as merger consideration to Color Up;

•	2,553,192 shares of Common Stock issuable upon exercise of the Warrant;

•	907,000 shares of Common Stock issued to the Sponsor in connection with the conversion of the Private Placement Shares;

•	2,020,000 Founder Shares;

•	13,787,462 shares of Common Stock issuable upon the conversion of the Series 2 Preferred Stock (including Dividends); and

•	13,951,965 shares of Common Stock issuable upon our election to issue shares of Common Stock in lieu of cash payments upon redemption of Common Units held by Color Up and HS3.

Warrant offered by the Selling Securityholders	Warrant to purchase up to 2,553,192 shares of Common Stock.

Exercise Price of the Warrant	$7.83, subject to adjustments described in the Warrant Agreement.

Use of Proceeds	We could potentially receive up to an aggregate of approximately $20.0 million from the exercise of the Warrant, assuming the exercise of the Warrant for cash. We expect to use any net proceeds from the exercise of the Warrant for general corporate purposes. We believe the likelihood that the warrant holder will exercise the Warrant, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock, the last reported sales price for which was $3.83 per share on October 30, 2023. If the trading price for our Common Stock is less than $7.83 per share, we believe the warrant holder will be unlikely to exercise the Warrant. In addition, the warrant holder may exercise the Warrant on a cashless basis. See the section titled “Use of Proceeds.”

Lock-up Restrictions	All of the Selling Securityholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See the section titled “Certain Relationships and Related Party Transactions” for further discussion.

Restrictions on Ownership and Transfer	We may elect to qualify as a REIT. Our Charter contains restrictions on the ownership and transfer of shares of our stock that are intended,

among other things, to facilitate our election to be taxed as a REIT under the Code. The relevant sections of our Charter provide that, subject to certain exceptions, no person may own more than 9.8% in value of the aggregate outstanding shares of all classes and series of our stock or 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of outstanding shares of each class or series of our stock. Our Board, in its sole and absolute discretion, may exempt a person, prospectively or retroactively, from this ownership limit if certain conditions are satisfied. See the section titled “Description of Securities.”

Market for Common Stock and the Warrant	Our Common Stock is listed on the NYSE American under the symbol “BEEP.” The Warrant is not publicly listed.

Risk Factors	Before investing in our securities, you should carefully read and consider the information set forth in the section titled “Risk Factors” beginning on page 9.

RISK FACTORS

Your investment in our securities involves substantial risk. You should carefully review and consider the following risk factors and all other information included in this prospectus before making an investment decision. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect our ability to realize the anticipated benefits of the Merger, and may have a material adverse effect on our business, cash flows, financial condition and results of operations. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus. See “Where You Can Find More Information” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this prospectus. Although we describe below and elsewhere in this prospectus the risks we consider to be the most material, there may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that also could have material adverse effects on our results of operations, financial condition or business in the future. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. If any of these risks were to materialize, individually or in combination, our business, prospects, financial condition, results of operations or cash flows could be materially adversely affected.

Risks Related to Our Business and Industry

Increased fuel prices may adversely affect our operating environment and costs.

Fuel prices have a direct impact on the ability and frequency of consumers to engage in activities related to transportation. Increases in the price of fuel may result in higher transportation costs and adversely affect consumer use at our parking garages. Increases in fuel costs also can lead to other non-recoverable, direct expense increases to us through, for example, increased costs of energy. Increases in energy costs for our tenants are typically recovered from leasees, although our share of energy costs increases as a result of lower occupancies, and higher operating cost reimbursements impact the ability to increase underlying rents. Rising fuel prices also may increase the cost of construction and the cost of materials that are petroleum-based, thus affecting the development of our existing assets or our tenants’ ongoing development projects.

We have a limited operating history which makes our future performance difficult to predict.

FWAC was a blank check company organized as a Cayman Islands exempted company on February 19, 2021 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more business entities. Legacy MIC was formed on May 4, 2015 and, on December 15, 2017, merged with MVP REIT, Inc., a Maryland corporation formed on April 3, 2012. Legacy MIC internalized its management function effective April 1, 2019 and the current management team has been in place since August 2021. Accordingly, we have a limited operating history, particularly as an internally managed company. Investors should not assume that our future performance will be similar to our past performance.

We incurred net losses attributable to our common stockholders of $11.1 million and $14.1 million for the years ended December 31, 2022 and 2021, respectively, and $4.8 million and $4.9 million for the six months ended June 30, 2023 and 2022, respectively, and we may experience additional net losses in the future.

We incurred net losses attributable to our common stockholders of $11.1 million and $14.1 million for the years ended December 31, 2022 and 2021, respectively, and $4.8 million and $4.9 million for the six months ended June 30, 2023 and 2022, respectively, and we may experience additional net losses in the future and not be profitable or realize growth in the value of our portfolio. Many of our losses can be attributed to start-up costs, depreciation and amortization, as well as acquisition expenses incurred in connection with purchasing properties or making other investments. For a further discussion of our operational history and the factors affecting our net losses, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and the unaudited pro forma condensed combined financial information appearing elsewhere in this prospectus.

We will need to improve cash flow from operations to avoid a future liquidity shortfall.

We must improve operational performance to avoid a liquidity shortfall. Our ability to generate sufficient cash flow from operations will depend on a range of economic, competitive and business factors, many of which are outside our control, including the impact of COVID-19 and return to normal daily activities, which are inconsistent across markets. Some of our loan agreements require us to maintain certain liquidity and net worth levels. Should operational performance not materially improve through 2024, we will need to evaluate additional alternatives to raise capital to avoid a liquidity shortfall with our lenders.

We depend on our management team. The loss of key personnel could have a material adverse effect upon our ability to conduct and manage our business.

Our ability to achieve our investment objectives and to make distributions is dependent upon the performance of our management team in the identification and acquisition of investments, the determination of any financing arrangements, the management of our assets and operation of our day-to-day activities. The loss of services of one or more members of our key personnel or our inability to attract and retain highly qualified personnel could adversely affect our business, diminish our investment opportunities and weaken our relationships with lenders, business partners, parking facility operators and managers and other industry personnel, which could materially and adversely affect our business, financial condition, results of operations and ability to make distributions to stockholders in the future and the value of our Common Stock. Furthermore, the loss of one or more of our key personnel may constitute an event of default under certain of our limited non-recourse property-level indebtedness, which could result in such indebtedness being accelerated.

A material failure, inadequacy, interruption or security failure of our technology networks and related systems could harm our business.

Our information technology networks and related systems are essential to our ability to conduct our day-to-day operations. As a result, we face risks associated with security breaches, whether through cyberattacks or cyber intrusions over the Internet, malware, computer viruses, attachments to emails, persons who access our systems from inside or outside our organization and other significant disruptions of our information technology networks and related systems. A security breach or other significant disruption involving our information technology networks and related systems could: disrupt our operations; result in the unauthorized access to, and the destruction, loss, theft, misappropriation or release of, proprietary, personally identifiable, confidential, sensitive or otherwise valuable information, which others could use to compete against us or which could expose us to damage claims by third parties for disruptive, destructive or otherwise harmful outcomes; require significant management attention and resources to remedy any damages that result; subject us to claims for breach of contract, damages, credits, penalties or termination of leases or other agreements; or damage our business relationships or reputation generally. Any or all of the foregoing could materially and adversely affect our business.

Although we take various actions to maintain the security and integrity of our information technology networks and related systems and have implemented various measures to manage the risk of a security breach or disruption, we cannot be sure that our security efforts and measures will be effective or that any attempted security breaches or disruptions would not be successful or damaging. Even the most well protected information, networks, systems and facilities remain potentially vulnerable because the techniques used in such attempted security breaches change and generally are not recognized until launched against a target, and in some cases such techniques are designed to not be detected and, in fact, may not be detected. Accordingly, we may be unable to anticipate these techniques or to implement adequate security barriers or other preventative measures. It is not possible for this risk to be entirely mitigated.

Moreover, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any vulnerabilities in our information technology networks. In addition, our remediation efforts may not be successful. Certain measures that could increase the security of our systems take significant time and resources to deploy broadly, and such measures may not be deployed in a timely manner or be effective against an attack. The inability to implement, maintain and upgrade adequate safeguards could have a material and adverse impact on our business, financial condition and results of operations.

Mr. Chavez, Ms. Hogue and Mr. Osher own, directly or indirectly, a substantial beneficial interest in us on a fully diluted basis and have the ability to exercise significant influence on us and the Operating Company, including the approval of significant corporate transactions.

As of the date of this prospectus (a) Mr. Chavez, Ms. Hogue and Mr. Osher beneficially own, as the controlling persons of Color Up, 3,937,247 shares of our Common Stock, or 26.2% of the outstanding shares of our Common Stock, the Warrant to purchase 2,553,192 shares of our Common Stock, and 11,242,635 Common Units, or approximately 38.9% of the outstanding Common Units as of such date, (b) Mr. Chavez and Ms. Hogue beneficially own, as the manager and a member of Bombe Pref, respectively, 6,000 shares of Series 2 Preferred Stock, or 13.0% of the outstanding Series 2 Preferred Stock as of such date, which are convertible into 1,798,364 shares of Common Stock, inclusive of 163,487 shares of Common Stock which would be received by Bombe Pref upon the conversion of shares of Series 2 Preferred Stock on December 31, 2023, assuming the current conversion price and the authorization of the Dividends by the Board, (c) Mr. Osher beneficially owns 40,000 shares of Series 2 Preferred Stock, or 87.0% of the outstanding Series 2 Preferred Stock as of such date, which are convertible into 11,989,098 shares of Common Stock, inclusive of 1,089,917 shares of Common Stock which would be received by HS3 upon the conversion of shares of Series 2 Preferred Stock on December 31, 2023, assuming the current conversion price and the authorization of the Dividends by the Board, (d) Mr. Osher beneficially owns through HS3 an additional 2,709,330 Common Units, or approximately 9.4% of the outstanding Common Units, (e) Mr. Chavez and Ms. Hogue beneficially own, in the aggregate, 2,250,000 Performance Units and 606,681 LTIP Units, and (f) Mr. Chavez, Ms. Hogue, Mr. Osher, Lorrence Kellar, Danica Holley, and Damon Jones beneficially own, in the aggregate, approximately 651,556 LTIP Units. Common Units (including the Common Units which such person may acquire upon the vesting and conversion to Common Units, on a one-for-one basis, of outstanding Performance Units and LTIP Units) are redeemable for shares of our Common Stock, on a one-for-one basis, or cash at our option, pursuant and subject to the terms and provisions of the Operating Agreement.

Pursuant to their current ownership and potential future ownership of our Common Stock, Mr. Chavez, Ms. Hogue and Mr. Osher have the ability to influence the outcome of matters presented to our stockholders, including the election of the Board and approval of significant corporate transactions, including business combinations, consolidations and mergers. Therefore, Mr. Chavez, Ms. Hogue and Mr. Osher have substantial influence over us and could exercise influence in a manner that is not in the best interests of our other stockholders. This concentration of voting power might also have the effect of delaying or preventing a change of control that our stockholders may view as beneficial.

Our executive officers and certain of our directors face or may face conflicts of interest related to their positions and interests in our affiliates, which could hinder our ability to implement our business strategy and generate returns to investors.

Our executive officers and certain of our directors are also executive officers, directors, managers and key professionals of other affiliated entities. Manuel Chavez, III, our Chief Executive Officer and a member of the

Board, Stephanie Hogue, our President, Chief Financial Officer, Corporate Secretary, Treasurer and a member of the Board, and Jeffrey B. Osher, a member of the Board, together beneficially own a significant percentage of our Common Stock, and entities affiliated with Mr. Chavez, Ms. Hogue and Mr. Osher are members of the Operating Company. Additionally, each of Mr. Kellar, Ms. Holley and Mr. Jones are members of the Board and, individually, are also members of the Operating Company. Bombe, HS3 and three entities controlled by Mr. Chavez are members of Color Up, which is a member of the Operating Company. Mr. Chavez and Ms. Hogue will also continue in their ownership and management roles with Bombe. Mr. Osher will continue his ownership and management role with HS3, Harvest Small Cap and HSCP Master.

As a result, our executive officers and certain of our directors owe duties to each of these entities, their members, limited partners and investors, which duties may from time to time conflict with the duties that they owe to us. Their loyalties to these other entities and investors could result in action or inaction that is detrimental to our business, which could harm the implementation of our business strategy and our investment and leasing opportunities.

Conflicts with our business and interests are most likely to arise from involvement in activities related to (a) allocation of new investments and time and services between us and the other entities, (b) the timing and terms of the investment in or sale of an asset, (c) development of our properties by such affiliates and (d) investments with such affiliates. The loyalties of these individuals to other entities and investors could result in action or inaction that is detrimental to our business, which could harm the implementation of our business strategy and our investment and leasing opportunities. If we do not successfully implement our business strategy, we may be unable to generate cash available for distributions (“CAD”) needed to make distributions to our investors and to maintain or increase the value of our assets.

The foregoing responsibilities and relationships could create competition for the time and efforts of Mr. Chavez, Ms. Hogue and Mr. Osher and may give rise to conflicts of interest, or the appearance of such conflicts of interest.

Further, our directors and officers and any of their respective affiliates are not prohibited from engaging, directly or indirectly, in any business or from possessing interests in any other business venture or ventures, including businesses and ventures involved in the acquisition or sale of real estate investments or that otherwise compete with us.

All of our transactions or relationships that involve a conflict of interest will be approved by the audit committee of the Board and the members of the Board who are disinterested in the particular transaction and, if there are no disinterested directors, by both the affirmative vote of a majority of the Board and the affirmative vote of a majority of our independent directors. Similarly, the equity compensation paid by us to our executive officers and directors will be subject to determination by our independent directors or the compensation committee of the Board. Nonetheless, despite such reviews and approvals, our agreements with our executive officers and certain of our directors will provide wide discretion for these parties to pursue their business activities separate from us, and these parties may pursue activities that conflict with our interests.

The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at a similar rate, if at all.

Market opportunity estimates and growth forecasts included in this prospectus, including those we have generated ourselves, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. Such information concerning the market and the industry in which we compete, including our market position, general expectations of market opportunities and market size, are based on information from various third-party sources, internal data and estimates, and assumptions made by us based on such sources and our knowledge of the parking facilities and related infrastructure market. Internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the market in which we operate and our management’s understanding of industry conditions. This information and any estimates provided herein involve numerous assumptions and limitations. Third-party sources generally state that their information has been obtained from sources believed to be reliable. There can be no assurance as to the accuracy or completeness of such information. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. We have not independently verified any third-party information, and each publication speaks as of its original publication date (and not as of the date of this prospectus). We do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited in this prospectus.

Our revenues have been and will continue to be significantly influenced by demand for parking facilities generally, and a decrease in such demand would likely have a greater adverse effect on our revenues than if we owned a more diversified real estate portfolio.

The focus for our portfolio has been and will continue to be on parking facilities. A decrease in the demand for parking facilities or other developments adversely affecting such sector of the real estate market would likely have a more pronounced effect on our financial performance than if we owned a more diversified real estate portfolio.

If adverse economic conditions reduce discretionary spending, business travel or other economic activity, such as sporting events and entertainment, that fuels demand for parking, our revenues could be reduced. In addition, our parking facilities tend to be concentrated in urban areas.

The COVID-19 pandemic has resulted in reduced discretionary spending, reduced travel and other activity. Users of our parking facilities include workers who commute by car to their places of employment in these urban centers. The return on our investments has been and may continue to be materially adversely affected by restrictions in reaction to the COVID-19 pandemic and may further continue to be materially adversely affected to the extent that economic conditions result in the elimination of jobs or the migration of jobs from the urban centers where our parking facilities are situated to other locations. See “The COVID-19 pandemic has had, and may continue to have, a material adverse effect on our business, financial condition, results of operations, cash flows, liquidity and ability to satisfy our debt service obligations, and its duration and ultimate lasting impact is unknown.”

Increased office vacancies in MSAs or movement toward home office alternatives could reduce consumer demand for parking, which could adversely impact our revenues and financial condition. Moreover, changing lifestyles and technological innovations also may decrease the need for parking spaces, thereby decreasing the demand for parking facilities. The need for parking spaces, for example, may decrease as the public increases its use of livery service companies and ridesharing companies or elects to take public transit for their transportation needs. Future technological innovations, such as driverless vehicles, also may decrease the need for parking spaces. It is also possible that cities could enact new or additional measures such as higher tolls, increased taxes or vehicle occupancy requirements in certain circumstances to encourage car-pooling and the use of mass transit, all of which could adversely impact the demand for parking. Weather conditions, such as hurricanes, snow, flooding or severe weather storms, and other natural disasters and acts of terrorism could also disrupt our parking operations and further reduce the demand for parking.

We may be unable to attain our investment strategy or increase the value of our portfolio.

Our investment strategy has historically focused primarily on acquiring, owning and leasing parking facilities to third party tenants, including parking lots, parking garages and other parking structures throughout the United States. We have historically focused primarily on investing in income-producing parking lots and garages with air rights in MSAs. In expanding our portfolio, we will seek geographically diverse investments that address multiple key demand drivers and demonstrate consistent consumer use, which are expected to generate positive cash flows and provide greater predictability during periods of economic uncertainty. We may be unable to expand our portfolio in accordance with this investment strategy or increase the value of our portfolio, and as a result, we may not be able to increase our rental revenues we anticipate earning through our investment strategy.

The financial and operational projections that we may provide from time to time are subject to inherent risks.

The projections and timelines that our management may provide from time to time (including with respect to financial or operational matters and the expansion of our portfolio) reflect numerous assumptions made by our management with respect to our specific, as well as general business, economic, market and financial conditions, including our ability to raise additional capital, and other matters, all of which may be difficult to predict and many of which are beyond our control.

Accordingly, there is a risk that the assumptions made in preparing the projections, or the projections themselves, will prove inaccurate or, in the event we do not successfully raise additional capital, that our organic growth and expansion may be curtailed. You should be prepared for differences between actual and projected results from time to time. Our future actual results may be materially different from those contained in our projections, both as to amounts and as to timing. The inclusion of projections or timelines in (or incorporated by reference in) this prospectus or any other filing we make with the SEC periodically should not be regarded as an indication that we or our management or representatives considered or consider such projections and timelines to be a reliable prediction of future events, and the projections and timelines should not be relied upon as such.

We may be unable to grow our business by acquisitions of additional parking facilities.

Our investment strategy involves the acquisition of additional parking facilities. Our ability to make profitable acquisitions is subject to risks, including, but not limited to, risks associated with:

•	competition from other investors, including publicly traded and private REITs, numerous financial institutions, individuals and public and private companies;

•	contingencies in our acquisition agreements; and

•	the availability and terms of financing.

We might encounter unanticipated difficulties and expenditures relating to any acquired parking facilities. For example:

•

we do not believe that it is possible to understand fully a parking facility before it is owned and leased for a reasonable period of time, and, notwithstanding pre-acquisition due diligence, we could acquire a parking facility that contains undisclosed defects;

•	the market in which an acquired parking facility is located may experience unexpected changes that adversely affect the parking facility’s value;

•	the occupancy and utilization of parking facilities that we acquire may decline during our ownership;

•

the operating costs for our acquired parking facilities may be higher than anticipated, which may result in tenants that pay or reimburse us for those costs terminating their leases or our acquired parking facilities not yielding expected returns;

•	we may not successfully leverage our relationship with other investors to grow our customer base;

•

we may acquire parking facilities subject to unknown liabilities and without any recourse, or with limited recourse, such as liability for the cleanup of undisclosed environmental contamination or for claims by tenants, consumers or other persons related to actions taken by former owners of the parking facilities; and

•	acquired parking facilities might require significant attention from management that would otherwise be devoted to our other business activities.

For these reasons, among others, we might not realize the anticipated benefits of our acquisitions, and our investment strategy with respect to the acquisition of additional parking facilities may not succeed or may cause us to experience losses.

In addition, because of our management team’s extensive experience in the parking industry, we often receive off-market calls for asset acquisition opportunities before properties are marketed for sale, as well as early notices on properties preparing to be marketed. We may be unable to acquire new parking facilities if we experience a decline in the number of off-market calls for parking facilities that are not yet being marketed for sale or if notices of properties preparing to be marketed for sale become increasingly available to our competitors.

We may not acquire the properties that we evaluate in our pipeline.

We generally seek to maintain a robust pipeline of investment opportunities. Transactions may fail to close for a variety of reasons, including the discovery of previously unknown liabilities or other items uncovered during our diligence process. Similarly, we may not execute binding purchase agreements with respect to properties that are currently subject to non-binding letters of intent, or LOIs, and properties with respect to which we are negotiating may not lead to the execution of any LOI. For many other reasons, we may not ultimately acquire the properties in our pipeline.

Our parking facilities face intense competition, which may adversely affect rental and fee income.

We believe that competition in parking facility operations is intense. In addition, any parking facilities we acquire may compete with building owners that provide on-site paid parking. Certain of our competitors have more experience than we do in owning and operating parking facilities. Moreover, some of our competitors have greater capital resources, greater cash reserves and a greater ability to borrow funds. Competition for investments may reduce the number of suitable investment opportunities available to us, may increase acquisition costs and may reduce demand for parking facilities, all of which may adversely affect our operating results. Additionally, an economic slowdown in a particular market where our parking facilities are located could have a negative effect on our parking fee revenues.

If competitors build new facilities that compete with our facilities or offer space at rates below the rates we charge, our lessees may lose potential or existing customers and may be pressured to discount their rates to retain business, thereby causing them to reduce rents paid to us. As a result, our ability to make distributions to investors may be impaired. In addition, increased competition for customers may require us to make capital improvements to facilities that we would not otherwise make, which could reduce CAD to our investors.

The operations of a large number of our properties in our portfolio are currently concentrated with one tenant operator.

One tenant operator, SP Plus Corporation (“SP+”), leased properties that contributed approximately 61.0% of our parking rental revenue for the six months ended June 30, 2023. This significant concentration of operational risk in one tenant operator makes us more vulnerable economically than if our operations were more evenly diversified among many tenant operators. Any adverse developments in SP+’s business, financial strength or ability to operate our properties efficiently and effectively could have a material adverse effect on our results of operations. We cannot provide assurance that SP+ will satisfy its obligations to us or effectively and efficiently operate our properties. The failure or inability of SP+ to satisfy its obligations to us or effectively and efficiently operate our properties could adversely affect our financial position, results of operations and cash flows. See “Businesses—Concentration.”

Our leases expose us to certain risks.

We lease parking facilities to tenants that either offer parking facilities to the public or provide parking to their employees. One of our strategic objectives is to focus heavily on the performance of each parking facility, working with our tenants to create a business plan for each parking facility to improve cash flow and rental income. Those business plans were finalized in the first quarter of 2022 and are now underway for execution. The performance of our parking facilities continued to improve through 2022, although assets with significant work force and/or corporate exposure have not returned to office as quickly as anticipated in early 2022. While our tenant-operators continue to execute on the asset-level business plans, it is possible that the economic slowdown will materially impact the performance of our assets. Our inability or the inability of our tenants to execute on these business plans could have a material adverse effect on our business, financial condition and results of operations. In addition, the loss or renewal on less favorable terms of a substantial number of leases, or a breach, default or other failure to perform by a tenant under a lease, or material reduction in the rental income associated with our leases (or an increase in anticipated expenses to the extent we are responsible for such expenses) could also have a material adverse effect on our business, financial condition and results of operations.

We may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure investors that we will have funds available to correct such defects or to make such improvements.

In acquiring a real property, we may agree to restrictions that prohibit the sale of that real property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that real property. Our real properties may also be subject to resale restrictions. All these provisions would restrict our ability to sell a property, which could reduce CAD to our investors.

Declines in the market value of our portfolio may adversely affect periodic reported results of operations and credit availability, which may reduce earnings and, in turn, CAD to our investors.

A decline in the market value of our portfolio may adversely affect us, particularly in instances where we have borrowed money based on the market value of assets in our portfolio. If the market value of those assets declines, the lender may require us to post additional collateral to support the loan. If we are unable to post the additional collateral, we may have to sell assets at a time when we might not otherwise choose to do so. A reduction in credit available may reduce our earnings and, in turn, CAD.

Further, credit facility providers may require us to maintain a certain amount of cash reserves or to set aside unleveraged assets sufficient to maintain a specified liquidity position, which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on equity. If we are unable to meet these contractual obligations, our financial condition could deteriorate rapidly.

Market values of the assets in our portfolio may decline for a number of reasons, such as changes in prevailing market rates, increases in tenant defaults, decreases in parking facility occupancy or utilization and decreases in market rents and other factors typically associated with owning real estate.

We require scale to improve cash flow and earnings for stockholders.

To best offset the costs of being a public reporting company, we will need to increase our portfolio’s scale in size and number of assets. Our ability to scale will be determined by our ability to find high-quality assets to purchase and access capital to acquire those assets, as well as integrate those assets successfully into our portfolio. Our assets are often acquired via off-market opportunities from private sellers and our ability to continue to scale will be influenced by our access to those sellers and assets.

Changing consumer preferences and legislation affecting our industry or related industries may lead to a decline in parking demand, which could have a material adverse impact on our business, financial condition and results of operations.

Increased demand for ride sharing services, such as Uber and Lyft, and car sharing services, like Zipcar, along with the potential for driverless cars, may lead to a decline in parking demand in cities and urban areas. While we devote considerable effort and resources to analyzing and responding to consumer preference and changes in the markets in which we operate, consumer preferences cannot be predicted with certainty and can change rapidly. Changes in consumer behaviors, including the use of mobile phone applications and online parking reservation services that help drivers reserve parking with garages, lots and individual owner spaces, cannot be predicted with certainty and could change current customers’ parking preferences, which may have an impact on the price customers are willing to pay for parking. Additionally, urban congestion and congestion pricing due to the aforementioned ride sharing services, or state and local laws that have been or may be passed encouraging carpooling and use of mass transit systems, may negatively impact parking demand and pricing that a customer would be willing to pay for parking. If we are unable to anticipate and respond to trends in the consumer marketplace and the industry, including, but not limited to, market displacement by livery service companies, car sharing companies and changing technologies, we could experience a material and adverse impact on our business, financial condition and results of operations. In addition, several state and local laws have been passed in recent years that encourage the use of carpooling and mass transit. In the future, local, state and federal environmental regulatory authorities may pursue, or continue to pursue, measures related to climate change and greenhouse gas emissions which may have the effect of decreasing the number of cars being driven. Such laws or regulations could adversely impact the demand for our services and our business.

The COVID-19 pandemic has had, and may continue to have, a material adverse effect on our business, financial condition, results of operations, cash flows, liquidity and ability to satisfy our debt service obligations, and its duration and ultimate lasting impact is unknown.

The COVID-19 pandemic and the restrictions intended to prevent its spread have had a significant adverse impact on economic and market conditions around the world, including in the United States. These conditions have had, and may continue to have, a material adverse impact on our business. In particular, many of our parking facilities are located near government buildings and courthouses and event centers, which depend in large part on consumer traffic, and conditions that lead to a decline in consumer traffic have had a material and adverse impact on those businesses. Many state and local governments restricted public gatherings or required people to shelter in place, which also, and in some cases eliminated or severely, reduced the demand for parking. Such events have adversely impacted and may continue to adversely impact our tenants’ operations and/or cause the temporary closure of our tenants’ businesses, which could significantly disrupt or cause a closure of their operations and, in turn, significantly impact or eliminate the rental revenue we generate from our leases with them. In particular, our tenants pay us percentage rent, which is based on the amount by which gross revenues of each parking facility exceeds a base amount; therefore, declines in occupancy and the decreases in utilization resulting from the restrictions intended to prevent the spread of COVID-19 and the disruption or closure of our tenants’ operations as a result of the COVID-19 pandemic have reduced, and may in the future reduce, the annualized parking revenues we earn.

The COVID-19 pandemic has also resulted in reduced discretionary spending, reduced travel and other activity. Users of our parking facilities include workers who commute by car to their places of employment in these urban centers. The return on our investments has been and may continue to be materially adversely affected by restrictions in reaction to the COVID-19 pandemic and may further continue to be materially adversely affected to the extent that economic conditions result in the elimination of jobs or the migration of jobs, via hybrid-scheduled and remote work, from the urban centers where our parking facilities are situated to other locations.

Although occupancy and utilization at our parking facilities have begun to recover from their low point experienced during the COVID-19 pandemic, they remain below pre-COVID-19 pandemic levels and may continue indefinitely. We may experience future declines as a result of a resurgence of the COVID-19 pandemic from time-to-time or otherwise.

The duration and ultimate impact of the COVID-19 pandemic is not known. Our business, financial condition, results of operations, cash flows, liquidity and ability to satisfy our debt service obligations may continue to be negatively impacted as a result of the COVID-19 pandemic and may remain at depressed levels compared to pre-COVID-19 pandemic levels for an extended period, which would have a material adverse effect on the value and trading price of our Common Stock.

Our investments in real estate will be subject to the risks typically associated with real estate.

We invest directly in real estate. We will not know whether the values of properties that we own directly will remain at the levels existing on the dates of acquisition. If the values of properties we own decrease, our risk will increase because of the lower value of the real estate. In this manner, real estate values will impact the value of our real estate investments. Therefore, our investments will be subject to the risks typically associated with real estate.

The value of real estate may be adversely affected by a number of risks, including:

•	epidemics, pandemics or other outbreaks of an illness, disease or virus (such as the COVID-19 pandemic);

•	natural disasters such as hurricanes, snow, earthquakes, floods or severe weather storms;

•	acts of war or terrorism, including the consequences of terrorist attacks;

•	adverse changes in national, regional and local economic and real estate conditions;

•	an oversupply of (or a reduction in demand for) space in the areas where particular properties are located and the attractiveness of particular properties to prospective tenants;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance therewith and the potential for liability under applicable laws;

•	costs associated with the need to periodically repair or re-lease our properties;

•	costs associated with real property taxes and changes in tax rates;

•	costs of remediation and liabilities associated with environmental conditions affecting properties;

•	costs associated with complying with the Americans with Disabilities Act of 1990, as amended, or the Americans with Disabilities Act, which may reduce CAD;

•	over-concentrations in certain geographic areas;

•	the worsening of economic or real estate conditions in the geographic area in which our investments may be concentrated; and

•	the potential for uninsured or underinsured property losses.

Climate change may have a long-term impact on our business.

There are inherent climate-related risks wherever our business is conducted. Changes in market dynamics, investor expectations, local, national and international climate change policies, and the frequency and intensity of extreme weather events on critical infrastructure in the United States, all have the potential to disrupt our business and operations. Such events could result in a significant increase in our costs and expenses and harm our future revenue, cash flows and financial performance. Global climate change is resulting, and may continue to result, in certain natural disasters and adverse weather, such as droughts, wildfires, storms, sea-levels rising and flooding, occurring more frequently or with greater intensity, which could cause business disruptions and impact our employees’ abilities to commute to work or to work from home effectively. Government failure to address climate change could result in greater exposure to economic and other risks from climate change and impact our ability to achieve climate goals.

Uninsured losses or premiums for insurance coverage relating to real property may adversely affect investor returns.

Our real properties may incur casualty losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Risks associated with potential acts of terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders sometimes require property owners to purchase specific coverage against terrorism as a condition for providing mortgage loans. These policies may not be available at a reasonable cost, if at all, which could inhibit our ability to finance or refinance real property we may hold.

In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. Changes in the cost or availability of insurance could expose us to uninsured casualty losses. In the event that any of our real property incurs a casualty loss which is not fully covered by insurance, the value of our assets will be reduced by any such uninsured loss. In addition, we cannot assure investors that funding will be available to us for repair or reconstruction of damaged real property in the future.

Our costs of complying with governmental laws and regulations related to environmental protection and human health and safety may be high.

All real property investments and the operations conducted in connection with such investments are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. Some of these laws and regulations may impose joint and several liabilities on customers, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal.

Under various federal, state and local environmental laws, a current or previous owner or operator of real property may be liable for the cost of removing or remediating hazardous or toxic substances on such real property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such real property as collateral for future borrowings. For example, the presence of significant mold or other airborne contaminants at any of our real property investments could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants or to increase ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our tenants or others if property damage or personal injury occurs.

Environmental laws also may impose restrictions on the manner in which real property may be used or businesses may be operated. Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require us to incur material expenditures. Future laws, ordinances or regulations may impose material environmental liability. Additionally, operations at our parking facilities and other tenant operations, the existing condition of land when we buy it, operations in the vicinity of our real property, such as the presence of underground storage tanks, oil leaks and other vehicle discharge, or activities of unrelated third parties may affect our real property. There are also various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply, and which may subject us to liability in the form of fines or damages for noncompliance. In connection with the acquisition and ownership of real property, we may be exposed to such costs in connection with such regulations. The cost of defending against environmental claims, of any damages or fines we must pay, of compliance with environmental regulatory requirements or of remediating any contaminated real property could materially adversely affect our business, lower the value of our assets or results of operations and, consequently, lower CAD available for distribution to our investors.

Real property is an illiquid investment, and we may be unable to adjust our portfolio in response to changes in economic or other conditions or sell a property if or when we decide to.

Real property is an illiquid investment. We may be unable to adjust our portfolio in response to changes in economic or other conditions. In addition, the real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any real property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We cannot predict the length of time needed to find a willing purchaser and to close the sale of a real property. Also, we may acquire real properties that are subject to contractual “lock-out” provisions that could restrict our ability to dispose of the real property for a period of time, and a number of our assets are subject to loans that impose prepayment penalties or debt breakage costs that could significantly impair our ability to sell that asset or the net value realized from any such sale.

Risks Related to Financial, Tax and Accounting Issues

Our independent auditor included an explanatory paragraph regarding our ability to continue as a “going concern” in its report on our financial statements for the year ended December 31, 2022; we may not have sufficient capital as and when needed.

Our financial statements included elsewhere in this prospectus have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. Our independent auditor included an explanatory paragraph regarding our ability to continue as a “going concern” in its report on our financial statements for the year ended December 31, 2022 due to our inability to comply with a financial covenant under our Credit Agreement. Subsequently, we entered into an amendment to our Credit Agreement, which resulted in a waiver of all existing events of default, the payment by us of $15 million of the proceeds from the Preferred PIPE Investment at the Closing to pay down outstanding borrowing, the decrease of available credit from $75 million to $58.7 million and certain modifications to the financial covenants.

We have incurred net losses since our inception and anticipate net losses for the near future. As of the date of this prospectus we have approximately $64.1 million of debt which will mature within one year. We do not have sufficient cash on hand or available liquidity to repay the maturing debt as it becomes due. These conditions and events raise substantial doubt about our ability to continue as a going concern.

In response, we are currently pursuing extensions and amendments on the maturing debt. However, our plan is subject to market conditions and not within our control. As a result, management’s plans cannot be considered probable and thus does not alleviate substantial doubt about our ability to continue as a going concern.

In addition, we may not have sufficient capital as and when needed, which may materially adversely affect our business, financial conditions, and results of operations and may cause us to significantly modify our operational plans to continue as a going concern. Additionally, our lack of cash resources and our potential inability to continue as a going concern may materially adversely affect the share price of our Common Stock and our ability to raise or access new capital, enter into critical contractual relations with third parties, and otherwise execute its development strategy.

We identified material weaknesses in our internal control over financial reporting, and we may identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, which may result in material misstatements of our financial statements or cause us to fail to meet its periodic reporting obligations. These material weaknesses could adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. If we conclude that a material weakness occurred or is occurring, we expect to evaluate and pursue steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

Legacy MIC’s management identified material weaknesses in its internal control over financial reporting in connection with its assessment as of and for the year ended December 31, 2022. Such material weaknesses were carried over to us, as Legacy MIC’s successor. Specifically, these control deficiencies constituted material weaknesses, either individually or in the aggregate, relating to: (a) Legacy MIC’s lack of appropriate segregation of duties within its accounting and finance groups; (b) the lack of formal and effective controls over user access to certain information systems to ensure adequate restriction of users and privileged access to transaction processing applications; and (c) inappropriate application of GAAP.

Although Legacy MIC had begun to implement measures to address the material weaknesses, the implementation of those measures did not fully address the material weaknesses and deficiencies in Legacy MIC’s internal control over financial reporting, and, as of June 30, 2023, Legacy MIC could not conclude that these matters had been fully remedied. The following remedial actions had been identified and initiated by Legacy MIC:

•

Legacy MIC hired and trained additional accounting resources with appropriate levels of experience and reallocating responsibilities across Legacy MIC’s finance organization. This measure provides for the segregation of duties and ensures that the appropriate level of knowledge and experience will be applied based on the risk and complexity of transactions and tasks under review.

•	Legacy MIC educated and MIC expects to continue to educate control owners and enhanced policies to ensure appropriate restrictions related to user access and privileged access are in place.

•	Legacy MIC re-evaluated the permissions of user roles within its accounting system and re-assigned access to individuals in order to establish a more appropriate segregation of duties.

•	Legacy MIC enhanced internal control documentation for key controls to ensure the assignment of preparers and reviewers, and established policies for the formal sign-off of key controls.

•

Beginning with the third quarter of 2022, Legacy MIC established a formal Disclosure Committee to enhance governance by management for the oversight of internal controls over financial reporting, including disclosure controls and procedures.

•

Legacy MIC provided access to accounting literature and research to enable the control owners in evaluating technical accounting pronouncements for certain transactions, in addition to utilizing third-party resources when appropriate.

•	Through its continued remediation efforts, Legacy MIC identified and recorded certain accounting adjustments during the third and fourth quarters of 2022 that were considered immaterial, individually and in the aggregate, to Legacy MIC’s consolidated financial statements taken as a whole for the affected periods. Our continued remediation activities will include the designing of internal control policies and practices that directly respond to these accounting adjustments.

FWAC’s management identified a material weakness in its internal control over financial reporting related to FWAC’s control around the interpretation and accounting for certain complex financial instruments issued by FWAC, and the design and maintenance of FWAC’s presentation of earnings per share. On February 23, 2022, FWAC’s audit committee concluded that FWAC’s previously issued (a) audited balance sheet as of May 27, 2021 (the “Post IPO Balance Sheet”) and the audit report of WithumSmith+Brown, PC included in the Current Report on Form 8-K containing the Post IPO Balance Sheet, filed with the SEC on June 3, 2021; (b) unaudited interim financial statements included in FWAC’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the SEC on July 7, 2021; (c) unaudited interim financial statements included in FWAC’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the SEC on August 13, 2021; and (d) unaudited interim financial statements included in FWAC’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, filed with the SEC on November 12, 2021, should be restated to (i) classify all FWAC Class A Shares subject to possible redemption in temporary equity and (ii) to, where applicable, restate its earnings per share calculation to allocate income and loss shared pro rata between the two classes of shares. FWAC’s management concluded that the control deficiency that resulted in these restatements constituted a material weakness as of December 31, 2021. FWAC completed remediation measures related to the material weakness.

Additionally, as described in FWAC’s Annual Report on Form 10-K for the period ended December 31, 2022, as filed on April 6, 2023 (the “Form 10-K”), FWAC identified a material weakness in its internal control over financial reporting related to the recognition of a waiver of a portion of the FWAC IPO Underwriters’ commissions which was contingently payable upon closing of a future business combination, with the offsetting entry resulting in an initial discount to the securities sold in the initial public offering. On March 30, 2023, the board of directors of FWAC concluded that FWAC’s previously issued (i) unaudited interim financial statements included in FWAC’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022, filed with the SEC on August 11, 2022, and (ii) unaudited interim financial statements included in FWAC’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, filed with the SEC on November 10, 2022, should be restated to recognize the extinguishment of a contingent liability allocated to FWAC Class A Shares as an adjustment to the carrying value of the FWAC Class A Shares subject to possible redemption. FWAC’s management concluded that the control deficiency that resulted in these restatements constituted a material weakness as of June 30, 2022, September 30, 2022 and December 31, 2022. FWAC implemented a remediation plan, described in the Form 10-K to remediate this material weakness.

There can be no assurance that we will be able to timely and seamlessly proceed with the remediation measures to address the material weaknesses identified above and strengthen our internal control over financial reporting.

Any failure to maintain such internal control could adversely impact our ability to report our financial position and results of operations on a timely and accurate basis. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the NYSE American, the SEC, or other regulatory authorities. Additionally, failure to timely file required Exchange Act reports will cause us to be ineligible to utilize short-form registration statements on Form S-3, which may impair our ability to obtain capital in a timely fashion to execute our business strategies or issue shares of Common Stock to effect an acquisition. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our Common Stock and may result in a material adverse effect on our business.

We can give no assurance that any additional material weaknesses or resulting restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.

We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.

As a result of such material weakness and the restatements described above, we may face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weaknesses in our internal control over financial reporting and the preparation of its financial statements. We have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition.

We may not be able to access financing sources on attractive terms, or at all, which could adversely affect our ability to execute our business plan.

We may not be able to obtain financing on acceptable terms or at all. Future access to sources of financing will depend upon a number of factors, over which we may have little or no control, including:

•	general market conditions;

•	a financing source’s view of the quality of our assets;

•	a financing source’s perception of our financial condition and growth potential; and

•	our current and potential future earnings and cash distributions.

In addition, our ability to sell assets may also be limited due to several factors, including general market conditions and limitations under our existing loan agreements, and as a result, we may receive less than the value at which those assets are carried on our consolidated financial statements or we may be unable to sell certain assets at all.

If we cannot obtain sufficient capital on acceptable terms, our business and our ability to operate could be materially adversely impacted.

In addition to customary representations, warranties, covenants, and indemnities, our existing loan agreements require us and/or our subsidiaries to comply with covenants involving, among other matters, limitations on incurrence of indebtedness, debt cancellation, property cash flow allocation, liens on properties and requirements to maintain minimum unrestricted cash balances. Unless we are able to sell assets, we may be unable to meet the minimum unrestricted cash balances in our loan agreements, which could result in events of default. Our existing loan agreements contain covenants that may limit our ability to sell assets, including covenants that limit debt cancellation and assignment of debt in connection with the sale of an asset. In addition, certain of our assets are collateral under multiple loan agreements, which may limit our ability to sell such assets. We may enter into additional loan agreements that also may contain covenants, including those requiring us to comply with various financial covenants.

If we breach covenants under our loan agreements, we could be held in default under such loans, which could accelerate our repayment date and materially adversely affect our financial condition, results of operations and cash flows.

Our failure to comply with covenants in any of our loan agreements will likely constitute an event of default and, if not cured or waived, may result in:

•

acceleration of all of our debt under such loan agreement (and any other debt containing a cross-default or cross-acceleration provision, including certain of our loan agreements) that we may be unable to repay from internal funds or to refinance on favorable terms, or at all;

•	our inability to borrow any unused amounts under such loan agreement, even if we are current in payments on borrowings under such loan agreement; and/or

•	the loss of some or all of our assets to foreclosure or sale.

Further, our loan agreements may contain cross default provisions, which could result in a default on our other outstanding debt.

Any such event of default, termination of commitments, acceleration of payments, or foreclosure of our assets could have a material adverse effect on our financial condition, results of operations and cash flows and ability to continue to operate or make distributions to our investors in the future. A default also could limit significantly our financing alternatives, which could cause us to curtail our investment activities and/or dispose of assets. It is also possible that we could become involved in litigation related to matters concerning the loan, and such litigation could result in significant costs to us.

The Warrant may never be in the money, and may expire worthless.

The exercise price of the Warrant is $7.83 per share. We believe the likelihood that Color Up will exercise the Warrant, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Common Stock. If the market price for our Common Stock is less than $7.83 per share, we believe Color Up will be unlikely to exercise its Warrant. There is no guarantee that the Warrant will be in the money prior to its expiration, and as such, the Warrant may expire worthless and we may receive no proceeds from the exercise of the Warrant. Furthermore, it is possible that we may not receive cash upon exercise of the Warrant since the Warrant may be exercised on a cashless basis.

Increasing interest rates may adversely affect us.

Since the most recent U.S. economic recession, the Board of Governors of the U.S. Federal Reserve System, or the U.S. Federal Reserve, has taken actions that have resulted in low interest rates for a long period of time. In March 2022, the U.S. Federal Reserve increased interest rates for the first time since 2018 and raised rates six more times in 2022 and four more times in 2023. The U.S. Federal Reserve signaled that more rate hikes may come in 2023. Market interest rates are expected to continue to increase, and those increases may materially and negatively affect us in several ways, including:

•

Investors may consider whether to buy or sell shares of our Common Stock based upon the distribution rate on shares of our Common Stock relative to the then-prevailing market interest rates. If market interest rates go up, investors may expect a higher distribution rate than we are able to pay or may sell shares of our Common Stock and seek alternative investments that offer higher distribution rates. Sales of shares of our Common Stock may cause a decline in the market price of shares of our Common Stock.

•

Amounts outstanding under the Credit Agreement will require interest to be paid at variable interest rates. When interest rates increase, our interest costs will increase, which could adversely affect our cash flows, our ability to pay principal and interest on our debt, our cost of refinancing our fixed rate debts when they become due and our ability to make or sustain distributions to our investors.

•

Property values are often determined, in part, based upon a capitalization of rental income formula. When market interest rates increase, property investors often demand higher capitalization rates and that causes property values to decline. Increases in interest rates could lower the value of our properties and cause the market price of our Common Stock to decline.

Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults, or non-performance by financial institutions or transactional counterparties, could adversely affect our current and projected business operations and our financial condition and results of operations.

Actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. For example, on March 10, 2023, Silicon Valley Bank failed and was taken into receivership by the Federal Deposit Insurance Corporation; on March 12, 2023, Signature Bank and Silvergate Capital Corp. were each swept into receivership; the following week, a syndicate of U.S. banks infused $30 billion in First Republic Bank, a bank which JP Morgan Chase acquired as part of a controlled FDIC takeover in May 2023; and later that same week, the Swiss Central Bank provided $54 billion in covered loan and short-term liquidity facilities to Credit Suisse Group AG, all in an attempt to reassure depositors and calm fears of a banking contagion. Our ability to effectively run our business could be adversely affected by general conditions in the global economy and in the financial services industry. Various macroeconomic factors could adversely affect our business, including fears concerning the banking sector, changes in inflation, interest rates and overall economic conditions and uncertainties. Adverse developments affecting the U.S. or international financial systems or an economic downturn could result in less favorable commercial financing terms, including higher interest rates or costs and more restrictive financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to obtain financing on acceptable terms or at all. Any decline in available funding or access to our cash and liquidity resources could, among other risks, adversely impact our ability to meet our operating expenses, financial obligations or fulfill our other obligations, or result in breaches of our contractual obligations. Any of these impacts, or any other impacts resulting from the factors described above, could have material adverse impacts on our liquidity and our business, financial condition or results of operations.

Failure to hedge effectively against interest rate changes may materially adversely affect our business, financial condition, results of operations and ability to make distributions to our investors.

We currently have, and may incur in the future, debt that bears interest at variable rates. An increase in interest rates would increase our interest costs to the extent we have not effectively hedged against such increase, which could adversely affect our cash flows and results of operations. Subject to our exemption from registration under the Investment Company Act we may manage and mitigate our exposure to interest rate risk attributable to variable-rate debt by using interest rate swap arrangements, interest rate cap agreements and other derivatives. The goal of any interest rate management strategy that we may adopt is to minimize or eliminate the effects of interest rate changes on the value of our assets, to improve risk-adjusted returns and, where possible, to lock in, on a long-term basis, a favorable spread between the yield on our assets and the cost of financing such assets. However, these derivatives themselves expose us to various risks, including the risk that: (a) counterparties may fail to honor their obligations under these arrangements; (b) the credit quality of the counterparties owing money under these arrangements may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transactions; (c) the duration of the hedging transactions may not match the duration of the related liability; (d) these arrangements may not be effective in reducing our exposure to interest rate changes; and (e) these arrangements may actually result in higher interest rates than we would otherwise have. Moreover, no hedging activity can completely insulate us from the risks associated with changes in interest rates. Failure to hedge effectively against interest rate changes may materially adversely affect our business, financial condition, results of operations and ability to make distributions to our investors.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We are subject to income taxes in the United States. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	costs related to intercompany restructurings; or

•	changes in tax laws, regulations or interpretations thereof.

In addition, we may be subject to audits of income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations. We generally will be responsible for all of Legacy MIC’s liabilities (as well as continuing to be responsible for all of FWAC’s liabilities) including any unpaid taxes (and penalties and interest, if any). Audits of taxes payable prior to the consummation of the Merger by FWAC or Legacy MIC or of taxes payable following the consummation of the Merger by us potentially could result in significant liabilities payable by us. Consequently, outcomes from these audits could have an adverse effect on our financial condition and results of operations.

We may acquire properties or portfolios of properties through tax deferred contribution transactions, which could result in stockholder dilution and limit our ability to sell such assets.

In the future, we may acquire properties or portfolios of properties through tax deferred contribution transactions in exchange for Common Units, which may result in stockholder dilution. This acquisition structure may have the effect of, among other things, reducing the amount of tax depreciation we could deduct over the tax life of the acquired properties, and may require that we agree to protect the contributors’ ability to defer recognition of taxable gain through restrictions on our ability to dispose of the acquired properties and/or the allocation of partnership debt to the contributors to maintain their tax bases. These restrictions could limit our ability to sell an asset at a time, or on terms, that would be favorable to us absent such restrictions. In addition, we have assumed the rights and responsibilities of Legacy MIC under the Tax Matters Agreement, which requires us to indemnify past contributors to the Operating Company in the event that certain adverse tax consequences arise to the contributors in connection with (a) a taxable disposition of certain specified properties, (b) certain dispositions of the contributors’ interests in the Operating Company and (c) the Operating Company’s failure to provide the contributors the opportunity to guarantee a specified amount of debt of the Operating Company.

Our ability to use Legacy MIC’s net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2022, Legacy MIC had aggregate U.S. federal and state net operating loss carryforwards (“NOLs”) of $58,602,794 (of which $8,585,685 was incurred in tax years beginning before January 1, 2018), which may be available to offset future taxable income for income tax purposes, and portions of which expire in various years. Under the Tax Cuts and Jobs Act of 2017, as modified by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), federal NOLs incurred in tax years beginning after December 31, 2017 may be carried forward indefinitely, but the deductibility of such federal NOLs is limited to 80% of taxable income. Federal NOLs incurred in tax years ending before January 1, 2018 may be carried forward for 20 years. Legacy MIC’s NOLs, which became our NOLs as a result of the Merger, are subject to these carry forward and deductibility limits. Further, a lack of future taxable income would adversely affect our ability to utilize these NOLs before they expire.

In addition, under Section 382 of the Code, a corporation that undergoes an “ownership change” (as defined under Sections 382 and 383 of the Code and applicable Treasury Regulations) is subject to limitations on its ability to utilize its pre-change NOLs and certain other tax attributes to offset post-change taxable income or taxes. The Merger as well as transactions that occurred prior to the Merger, including transactions contemplated by the Purchase and Contribution Agreement, may have resulted in an ownership change under Section 382 of the Code that could affect our ability to utilize Legacy MIC’s NOLs to offset future taxable income. Furthermore, our ability to utilize NOLs of companies that Legacy MIC acquired or that we may acquire in the future may be subject to limitations. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed. For these reasons, we may not be able to utilize a material portion of the NOLs reflected on Legacy MIC’s balance sheet, even if we attain profitability, which could potentially result in increased future tax liability to us and could adversely affect our operating results and financial condition.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect or financial reporting standards or interpretations change, our results of operations could be adversely affected.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. We have historically based our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances as discussed in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in our consolidated financial statements will include, and may include in the future, those related to revenue recognition; valuation of intangibles in purchase accounting; allowance for doubtful accounts; costs to obtain or fulfill a contract; valuation of common stock; carrying value and useful lives of long-lived assets; loss contingencies; and the provision for income taxes and related deferred taxes. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of industry or financial analysts and investors, resulting in a decline in the market price of our Common Stock.

Additionally, we will regularly monitor our compliance with applicable financial reporting standards and review new pronouncements and drafts thereof that are relevant to us. As a result of new standards, changes to existing standards and changes in their interpretation, we might be required to change our accounting policies, alter our operational policies and implement new or enhance existing systems so that they reflect new or amended financial reporting standards, or we may be required to restate our published financial statements. Such changes to existing standards or changes in their interpretation may have an adverse effect on our reputation, business, financial position and profit, or cause an adverse deviation from our revenue and operating profit targets, which may negatively impact our financial results.

Risks Related to Our Indebtedness and Certain Other Obligations

We have debt, and we may incur additional debt; if we are unable to comply with the restrictions and covenants in the Credit Agreement, there could be an event of default under the terms of the Credit Agreement, which could result in an acceleration of repayment.

We are subject to numerous risks associated with our debt, including the risk that our cash flows could be insufficient to meet the required payments on our debt. There are no limits in our organizational documents on the amount of debt we may incur, and we may incur substantial debt. Our debt obligations could have important consequences for our investors. Incurrence of debt may increase our vulnerability to adverse economic, market, and industry conditions, limit our flexibility in planning for, or reacting to, changes in our business, and place us at a disadvantage in relation to competitors that have lower debt levels. Excessive debt could limit our ability to obtain financing for working capital, capital expenditures, acquisitions, refinancing, lease obligations, or other purposes, prevent us from achieving investment grade ratings from nationally recognized credit rating agencies, and reduce our ability to make distributions to our investors.

In addition, the Credit Agreement contains customary representations, warranties, conditions to borrowing, covenants, and events of default, including certain covenants that limit or restrict, subject to certain exceptions, our ability, and the ability of the Operating Company and our other subsidiaries to sell or transfer assets, enter into a merger or consolidate with another company, create liens, make investments or acquisitions or incur certain indebtedness. Among other things, the Credit Agreement requires us to maintain:

•	a total leverage ratio not to exceed 65%;

•	an interest reserve in an amount equal to $375,000, subject to adjustment;

•	an aggregate of $7,000,000 in unencumbered cash, unencumbered cash equivalents, and amounts on deposit in an account containing cash collateral to be used for interest payments;

•	a borrowing base interest coverage ratio of no less than 1.10 to 1.00; and

•

a tangible net worth of not less than $206,908,200 plus 90% of the net proceeds received by us or the Operating Company and certain of our subsidiaries at any time from the issuance of stock (whether common, preferred, or otherwise) by us, the Operating Company, or certain of our other subsidiaries.

If we are unable to comply with the restrictions and covenants in the Credit Agreement or any future debt agreement or if we default under the terms of the Credit Agreement or any future debt agreement, there could be an event of default. Our ability to comply with these restrictions and covenants, including meeting any financial ratios and tests, may be affected by events beyond our control.

We cannot assure that we will be able to comply with these restrictions and covenants or meet such financial ratios and tests. In the event of a default under the Credit Agreement or any future debt agreement, the lenders could terminate their commitments to lend or accelerate the loans and declare all amounts borrowed under the Credit Agreement due and payable. If any of these events occur, our assets might not be sufficient to repay in full all of our outstanding indebtedness and we may be unable to find alternative financing. Even if we could obtain alternative financing, it might not be on terms that are favorable or acceptable to us. Additionally, we may not be able to amend the Credit Agreement or any future debt agreement or obtain needed waivers on satisfactory terms.

Instability in the debt markets and other factors may make it more difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire and the amount of cash distributions we can make to our investors.

If mortgage debt is unavailable on reasonable terms as a result of increased interest rates or other factors, we may not be able to finance the acquisition of properties. In addition, if we place mortgage debt on properties, we run the risk of being unable to refinance such debt when the loans come due on favorable terms or at all. If interest rates are higher when we refinance debt, our income could be reduced. We may be unable to refinance debt at appropriate times, which may require us to sell properties on terms that are not advantageous to us or could result in the foreclosure of such properties. For example, some of our loans are packed into commercial mortgage-backed securities, or CMBS, which place restrictions on our ability to restructure such loans without the consent of holders of such securities. Obtaining such consents may be time-consuming or may not be possible at all and could delay or prevent us from restructuring one or more loans. If any of these events occur, our cash flow would be reduced. This, in turn, would reduce CAD and may hinder our ability to raise more capital by issuing securities or by borrowing more money.

Certain loans are and may be secured by mortgages on our properties and if we default under our loans, we may lose properties through foreclosure.

We have obtained, and intend to continue to obtain, loans that are secured by mortgages on our properties, and we may obtain additional loans evidenced by promissory notes secured by mortgages on our properties. As a general policy, we will seek to obtain mortgages securing indebtedness which encumber only the particular property to which the indebtedness relates, but recourse on these loans may include all of our assets. If recourse on any loan incurred by us to acquire or refinance any particular property includes all of our assets, the equity in other properties could be reduced or eliminated through foreclosure on that loan. If a loan is secured by a mortgage on a single property, we could lose that property through foreclosure if we default on that loan. We may also give full or partial guarantees to lenders of mortgage debt to the entities that own our properties. When we give a guarantee on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. Some of our loans contain cross collateralization or cross default provisions, and therefore, a default on a single property could affect multiple properties. In addition, for tax purposes, a foreclosure on any of our properties that is subject to a nonrecourse mortgage loan would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds. Further, if we default under a loan, it is possible that we could become involved in litigation related to matters concerning the loan, and such litigation could result in significant costs to us which could affect distributions to investors or lower our working capital reserves or our overall value.

Risks Related to Legal and Regulatory Matters

Adverse judgments, settlements or investigations resulting from legal proceedings in which we may be involved could reduce our profits, limit our ability to operate our business or distract our officers from attending to our business.

The nature of our business exposes our properties, us, the Operating Company and our other subsidiaries to the risk of claims and litigation in the normal course of business. The outcome of these proceedings cannot be predicted. If any of these proceedings were to be determined adversely to us or a settlement involving a payment of a material sum of money were to occur, it could materially and adversely affect our profits or ability to operate our business. Additionally, we could become the subject of future claims by third parties, including current or former tenants, our employees, our investors or regulators. Any significant adverse judgments or settlements would reduce our profits and could limit our ability to operate our business. Further, we may incur costs related to claims for which we have appropriate third party indemnity, but such third parties fail to fulfill their contractual obligations.

In addition, we may be required to indemnify and advance indemnification expenses to Legacy MIC’s former chief executive officer for certain claims related to a civil lawsuit filed by the SEC against him and his advisory firm alleging violations of securities laws, in an amount not to exceed $2.0 million, depending on the final outcome of the findings of the court. The SEC seeks disgorgement, injunctions, and bars against him and his advisory firm and related penalties.

Our proprietary software systems contain open source software, which may pose particular risks to our proprietary software in a manner that could harm our business.

We use open source software in our proprietary software and anticipate using open source software in the future. Some open source software licenses require those who distribute open source software as part of their own software product to publicly disclose all or part of the source code to such software product or to make available any derivative works of the open source code on unfavorable terms or at no cost, and we may be subject to such terms. The terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and there is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide our offerings. We could face claims from third parties claiming ownership of, or demanding release of, the open source software or derivative works that we developed using such software, which could include our proprietary source code, or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation and could require us to make our software source code freely available, purchase a costly license or cease providing the implicated offerings unless and until we can re-engineer them to avoid infringement, which may be a costly and time-consuming process. While we monitor our use of open source software and try to ensure that none is used in a manner that would require us to disclose our proprietary source code or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur, or could be claimed to have occurred, in part because open source license terms are often ambiguous. Any actual or claimed requirement to disclose our proprietary source code or pay damages for breach of contract could harm our business and could help third parties, including our competitors, develop offerings that are similar to or better than ours.

Additionally, the use of certain open source software can lead to greater risks than use of third party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software. There is typically no support available for open source software, and we cannot ensure that the authors of such open source software will implement or push updates to address security risks or will not abandon further development and maintenance. Many of the risks associated with the use of open source software, such as the lack of warranties or assurances of title or performance, cannot be eliminated, and could, if not properly addressed, negatively affect our business. Any of these risks could be difficult to eliminate or manage and, if not addressed, could have an adverse effect on our business, financial condition and results of operations.

Inigma and pKatalyst, our proprietary software systems, are not currently protected by any patents, registered trademarks or licenses, which may prevent us from using, or enforcing our intellectual property rights to, these systems and could adversely affect our business, results of operations and financial condition.

Inigma is our proprietary software management tool that we developed to monitor parking facilities in real-time. pKatalyst is our proprietary technology platform that will allow us to provide a virtual fence or perimeter around up to 14,000 parking facilities and to monitor consumer movement into and out of our parking facilities, as well as those of our competitors. Neither Inigma nor pKatalyst, nor these systems’ underlying technology, is currently registered, as a patent or a trademark, with the U.S. Patent and Trademark Office and we do not intend to register them in the near future. To the extent that Inigma or pKatalyst violates the proprietary rights of others, we may therefore be subject to damage awards or judgments prohibiting our use of Inigma or pKatalyst. In addition, our intellectual property rights in Inigma or pKatalyst may not be enforceable against any prior users of similar intellectual property. Our inability to use Inigma or pKatalyst or enforce our intellectual property rights to Inigma or pKatalyst could have an adverse effect on our business, financial condition and results of operations.

We may in the future be subject to claims that we violated certain third-party intellectual property rights, which, even where meritless, can be costly to defend and could materially adversely affect our business, results of operations and financial condition.

Our success depends, in part, on our ability to maximize revenues and profitability at our parking facilities with a technology-driven approach to collaboration with our tenant operators, including the use of our proprietary software, without infringing on, misappropriating or otherwise violating the intellectual property rights of third parties. However, we may not be aware that our software systems are infringing on, misappropriating or otherwise violating third party intellectual property rights and such third parties may bring claims alleging such infringement, misappropriation or violation. Also, various “non-practicing entities” and other intellectual property rights holders may in the future attempt to assert intellectual property claims against us or seek to monetize the intellectual property rights they own to extract value through licensing or other settlements, even if the claims are meritless.

Our use of third-party software and other intellectual property rights may be subject to claims of infringement or misappropriation. The vendors who provide us with technology that we incorporate in our proprietary software also could become subject to various infringement or misappropriation claims, which may then affect our use of our proprietary software. We cannot guarantee that our internally developed or acquired technologies and content do not or will not infringe, misappropriate or otherwise violate the intellectual property rights of others.

From time to time, our competitors or other third parties may claim that we are infringing upon, misappropriating or otherwise violating their intellectual property rights. We cannot predict the outcome of lawsuits and cannot ensure that the results of any such actions will not have an adverse effect on our business, financial condition, results of operations, cash flows, or prospects. Any claims or litigation, even those without merit and regardless of the outcome, could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial costs or damages, obtain a license, which may not be available on commercially reasonable terms or at all, pay significant ongoing royalty payments, settlements or licensing fees, prevent us from maximizing our revenues and profitability at our parking facilities and from using certain technologies, force us to implement expensive and time-consuming workarounds or redesigns, distract management from our business or impose other unfavorable terms.

We may not be able to obtain, maintain, protect, defend and enforce our trademarks and trade names, or build name recognition in our markets of interest, thereby harming our competitive position.

We believe that the protection of our trademark rights is an important factor in protecting our brand and maintaining goodwill. We may be unable to obtain trademark protection for our technologies, logos, slogans and brands, and our existing trademark registrations and applications, and any trademarks that may be used in the future, may not provide us with competitive advantages or distinguish our brand and our business from those of our competitors. Further, we may not timely or successfully register our trademarks.

If we do not adequately protect our rights in our trademarks from infringement and unauthorized use, any goodwill that we have developed in those trademarks could be lost or impaired, which could harm our brand and our business. We have filed applications for registration, among other trademarks, the term “Mobile Infrastructure Corporation” in the United States. Although we have applied for these trademark registrations, there are no certainties that these applications will result in our registration of these trademarks.

Competitors may adopt trademarks and/or tradenames similar to ours, thereby harming our ability to build brand identity and possibly leading to customer confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other trademarks that are similar to our trademarks. Furthermore, our trademarks, upon registration, may be opposed, contested, circumvented or found to be unenforceable, weak or invalid, and we may not be able to prevent third parties from infringing or otherwise violating them or using similar marks in a manner that causes confusion or dilutes the value or strength of our brand. Litigation or proceedings before the U.S. Patent and Trademark Office or other governmental authorities and administrative bodies in the United States may be necessary in the future to enforce our trademark rights and to determine the validity and scope of the trademark rights of others. Our efforts to obtain, maintain, protect, defend and enforce our trademarks may be ineffective and could result in substantial costs and diversion of resources, which could adversely affect our business, financial condition, and results of operations.

We may be unable to continue to use the domains that we use in our business or prevent third parties from acquiring and using domains that infringe, misappropriate or otherwise violate, are similar to, or otherwise decrease the value of our brand, trademarks, or service marks.

We have registered a domain that we use in, or is related to, our business, www.mobileit.com. If we lose the ability to use the domain name, whether due to trademark claims, failure to renew the applicable registration, or any other cause, we may be forced to market our offerings under a new domain name, which could cause us substantial harm or cause us to incur significant expense in order to purchase rights to the domain name in question. In addition, our competitors and other third parties could attempt to capitalize on our brand recognition by using domains similar to ours. We may be unable to prevent our competitors and other third parties from acquiring and using domains that infringe, misappropriate, or otherwise violate, are similar to, or otherwise decrease the value of our brand or our trademarks or service marks. Obtaining, maintaining, protecting, defending and enforcing our rights in our domain may require litigation, which could result in substantial costs and diversion of resources, which could in turn adversely affect our business, financial condition, and results of operations.

Risks Related to the Merger

We may be required to take write-downs or write-offs, restructuring and impairment or other charges.

Following the Merger, we may be required to write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in us reporting losses. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming pre-existing debt held by Legacy MIC or by virtue of obtaining post-combination debt financing. Accordingly, investors could suffer a reduction in the value of their shares of Common Stock from any such write-down or write-downs.

We may not have sufficient funds to satisfy indemnification claims of the FWAC IPO Underwriters or their affiliates involved in the FWAC IPO pursuant to the Underwriting Agreement.

We have certain continuing, customary obligations under the Underwriting Agreement to indemnify the FWAC IPO Underwriters. In particular, none of the FWAC IPO Underwriters waived their rights to indemnification under the Underwriting Agreement for any losses, claims, damages or liabilities, joint or several, arising out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the filings and communications related to the FWAC IPO or arising out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading. As a result, if any claims, litigation, disputes or other legal proceedings are brought by third parties against any of the FWAC IPO Underwriters in relation to its services provided under the Underwriting Agreement, then we may be liable to pay for or reimburse the FWAC IPO Underwriters for such losses and costs it incurs, subject to the limitations set forth in the Underwriting Agreement. In addition, the Underwriting Agreement described above contains a contribution provision in the event that the indemnity obligations are unavailable or insufficient to hold harmless an indemnified party, however, no FWAC IPO Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the offered securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such underwriter has otherwise been required to pay. Therefore, there can be no assurance that we would have sufficient funds to satisfy such indemnification claims.

Shareholder litigation and regulatory inquiries and investigations are expensive and could harm our business, financial condition and operating results and could divert management attention.

In the past, securities class action litigation and/or shareholder derivative litigation and inquiries or investigations by regulatory authorities have often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, such as the Merger. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Any shareholder litigation, shareholder activism, including potential proxy contests, and/or regulatory investigations against us, whether or not resolved in our favor, could result in substantial costs and divert our management’s attention from other business concerns, which could adversely affect our business and cash resources.

Legacy MIC directors and officers may have had interests in the Merger different from the interests of Legacy MIC’s stockholders.

Executive officers of Legacy MIC negotiated the terms of the Merger Agreement with their counterparts at FWAC, and the Board determined that entering into the Merger Agreement was in the best interests of Legacy MIC and its stockholders, declared the Merger advisable and recommended that Legacy MIC stockholders approve the Merger. In considering these facts and the other information contained in this prospectus, you should be aware that Legacy MIC’s executive officers and directors may have had financial interests in the Merger that may be different from, or in addition to, the interests of Legacy MIC stockholders. The Board was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Merger and in recommending to Legacy MIC’s stockholders that they vote to approve the Merger.

The unaudited pro forma condensed combined financial information included in this prospectus may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Merger been completed on the dates indicated. The unaudited pro forma financial information does not reflect future events that may occur and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from FWAC’s and Legacy MIC’s historical financial statements and certain adjustments and assumptions have been made regarding MIC after giving effect to the Merger. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this prospectus in respect of our estimated financial position and results of operations. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect our financial condition or results of operations following the Merger. Any potential decline in our financial condition or results of operations may cause significant variations in the price of our Common Stock.

We may be subject to U.S. foreign investment regulations which may impose conditions on or limit certain investors’ ability to purchase our securities, potentially making the securities less attractive to investors. Our future investments in U.S. companies may also be subject to U.S. foreign investment regulations.

Investments that involve the acquisition of, or investment in, a U.S. business by a non-U.S. investor may be subject to U.S. laws that regulate foreign investments in U.S. businesses and access by foreign persons to technology developed and produced in the United States. These laws include Section 721 of the Defense Production Act of 1950, as amended by the Foreign Investment Risk Review Modernization Act of 2018, and the regulations at 31 C.F.R. Parts 800 and 802, as amended, administered by the Committee on Foreign Investment in the United States (“CFIUS”).

CFIUS is an interagency committee authorized to review certain transactions involving acquisitions and investments in the U.S. by foreign persons in order to determine the effect of such transactions on the national security of the U.S. CFIUS has jurisdiction to review transactions that could result in control of a U.S. business directly or indirectly by a foreign person, certain non-controlling investments that afford the foreign investor non-passive rights in a “TID U.S. business” (defined as a U.S. business that (1) produces, designs, tests, manufactures, fabricates, or develops one or more critical technologies; (2) owns or operates certain critical infrastructure; or (3) collects or maintains directly or indirectly sensitive personal data of U.S. citizens), and certain acquisitions, leases, and concessions involving real estate even with no underlying U.S. business. Certain categories of acquisitions of and investments in a U.S. business also may be subject to a mandatory notification requirement.

The Sponsor is a Cayman Islands exempted company, and is controlled by its managing members, Andriy Mykhaylovskyy and Brendan Wallace, each of whom is U.S. person. Light BCTO Ltd., a British Virgin Islands company and affiliate of EE Capital Pte. Ltd., a limited partner of funds affiliated with Fifth Wall Asset Management, LLC and/or its affiliates and investment funds, investment vehicles or accounts managed or advised by any of the foregoing, holds a 25% economic interest in Sponsor; however such interest does not have any voting or investment control rights with respect to the Sponsor or the securities it holds in us. Brad Greiwe, a U.S. person, co-founder and managing partner at FWAC Ventures, a venture capital firm and affiliate of Fifth Wall Asset Management, LLC, is a member of our Board. The Sponsor does not (a) control us, (b) have a board appointment/nomination right or a representative on the Board, (c) have informational or access rights, or (d) otherwise have involvement in substantive decision-making outside of its ability to vote its securities.

HSCP Master, a Cayman Islands exempted company, which is controlled by its managing member, Jeffrey B. Osher, purchased shares of Series 2 Preferred Stock in connection with the Preferred PIPE Investment. Upon the earlier to occur of a change of control of MIC and December 31, 2023, the Series 2 Preferred Stock held by HSCP Master will convert into approximately 4,006,457 shares of Common Stock. Following the conversion of the Series 2 Preferred Stock, HSCP Master is expected to own approximately 13.9% of our outstanding Common Stock. Mr. Osher is a member of our Board. HSCP Master does not (a) control us, (b) have a board appointment/nomination right or representative on the Board, (c) have informational or access rights, or (d) otherwise have involvement in substantive decision-making outside of its ability to vote its securities.

If CFIUS considers us (a) a “foreign person” under such rules and regulations and/or the Sponsor or HSCP Master having control of us under such rules and regulations and (b) a U.S. business that may affect national security, we could be subject to such foreign ownership restrictions and/or CFIUS review. Although we do not believe (a) we are a “foreign person,” (b) either of the Sponsor or HSCP Master is “controlled” for CFIUS purposes by, has substantial ties with a non-U.S. person, or will “control” us, and (c) we are a U.S. business that may affect national security, CFIUS may take a different view and decide to order us to divest all or a portion of our U.S. business, or impose penalties if CFIUS believes that the mandatory notification requirement applied.

Risks Related to Ownership of Our Securities

There may not be an active trading market for our Common Stock, which may make it difficult to sell shares of our Common Stock.

Our shares of Common Stock are listed on the NYSE American under the symbol “BEEP.” Although our Common Stock is listed on a national securities exchange, an active trading market may not develop or, if developed, may not be sustained. This would make it difficult for you to sell shares of our Common Stock at an attractive price or at all.

The market price of shares of our Common Stock may be volatile, which could cause the value of stockholder investments to decline.

Even if an active trading market develops, the market price of our Common Stock may be highly volatile and could be subject to wide fluctuations. For example, as of August 28, 2023, the first trading date of our Common Stock on the NYSE American, the closing price of our Common Stock was $10.37. Since then, the closing price of our Common Stock reached a low of $3.10 on September 27, 2023, and on October 30, 2023, the closing price of our Common Stock was $3.83. Capital markets have been volatile in the recent past. After the most recent U.S. economic recession, the U.S. Federal Reserve took actions that resulted in low interest rates for a long period of time. In March 2022, the U.S. Federal Reserve increased interest rates for the first time since 2018 and raised rates six more times in 2022 and four more times in 2023. The U.S. Federal Reserve signaled that more rate hikes may come in 2023. Market volatility, as well as general economic, market or political conditions, and the current adverse macroeconomic conditions including inflation, fluctuations in fuel prices, rising interest rates, and reduced consumer confidence, could reduce the market price of shares of our Common Stock regardless of its operating performance.

In addition, our operating results could be below the expectations of public market analysts and investors due to a number of potential factors, including:

•	variations in quarterly operating results or dividends, if any, to investors;

•	additions or departures of key management personnel;

•	publication of research or reports about our industry;

•	litigation and government investigations;

•	changes or proposed changes in laws or regulations or differing interpretations or enforcement of laws or regulations affecting our business;

•	adverse market reaction to any indebtedness incurred or securities issued in the future;

•	changes in market valuations of similar companies;

•	adverse publicity or speculation in the press or investment community;

•	announcements by competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures, or capital commitments; and

•	the impact of the COVID-19 pandemic (or future pandemics) on our management, employees, partners, customers, and operating results.

In response to any of the foregoing developments, the market price of shares of our Common Stock could decrease significantly. You may be unable to resell your shares of our Common Stock at or above your purchase price.

Following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against that company. Any such litigation, if instituted against us, could result in substantial costs and a diversion of management’s attention and resources.

Holders of Preferred Stock and Series 2 Preferred Stock will have dividend, liquidation and other rights that are senior to the rights of the holders of Common Stock.

The Board has the authority to designate and issue shares of preferred stock with liquidation, dividend and other rights that are senior to those of Common Stock. In connection with the Merger, the Board classified and designated three series of preferred stock as Series A Preferred Stock, Series 1 Preferred Stock and Series 2 Preferred Stock, each of which ranks senior to Common Stock with respect to the payment of dividends and rights upon liquidation, dissolution or winding up.

In connection with the Merger, each issued and outstanding share of Legacy MIC Series 1 Preferred Stock and Legacy MIC Series A Preferred Stock converted into the right to receive one share of Series 1 Preferred Stock or one share of Series A Preferred Stock, as applicable, having terms materially the same as the applicable Legacy MIC Series 1 Preferred Stock or Legacy MIC Series A Preferred Stock, except that the shares of Series 1 Preferred Stock or Series A Preferred Stock are convertible into shares of Common Stock instead of shares of Legacy MIC Common Stock. Specifically, payment of any distribution preferences on the Series A Preferred Stock, Series 1 Preferred Stock, Series 2 Preferred Stock or any future series of preferred stock would reduce the amount of funds available for the payment of distributions on the Common Stock. Further, holders of Preferred Stock will be entitled to receive a preference payment if we liquidate, dissolve, or wind up before any payment is made to holders of Common Stock, likely reducing the amount holders of Common Stock would otherwise receive upon such an occurrence. Holders of Series 1 Preferred Stock and Series A Preferred Stock will have the right to require us to convert their Series 1 Preferred Stock and Series A Preferred Stock into Common Stock, but we may, at our option, redeem such shares of Preferred Stock for cash. In addition, holders of Series 2 Preferred Stock will be entitled to receive a preference payment if we liquidate, dissolve, or wind up before any payment is made to holders of Preferred Stock and Common Stock, likely reducing the amount holders of Preferred Stock and Common Stock would otherwise receive upon such an occurrence. The Series 2 Preferred Stock is convertible by its terms into Common Stock upon the earlier to occur of (a) a change of control of MIC or (b) December 31, 2023. Holders of the Series A Preferred Stock and Series 1 Preferred Stock are entitled to cumulative dividends before any dividends may be declared or set aside on Common Stock. Upon our voluntary or involuntary liquidation, dissolution or winding up, before any payment is made to holders of Common Stock, holders of Series A Preferred Stock and Series 1 Preferred Stock will be entitled to receive a liquidation preference of $1,000.00 per share plus any accrued and unpaid distributions. Upon our voluntary or involuntary liquidation, dissolution or winding up, before any payment is made to holders of Preferred Stock or Common Stock, holders of Series 2 Preferred Stock will be entitled to receive a liquidation preference of $1,000.00 per share plus any accrued and unpaid distributions. This will reduce the remaining amount of our assets, if any, available to distribute to holders of Common Stock. See the section titled “Description of Securities” for further discussion of the material terms of the Preferred Stock and the Series 2 Preferred Stock. As of the date of this prospectus, 2,862 shares of Series A Preferred Stock, 39,811 shares of Series 1 Preferred Stock and 46,000 shares of Series 2 Preferred Stock are issued and outstanding.

We may be a “controlled company” within the meaning of the applicable rules of the NYSE American and, as a result, may qualify for exemptions from certain corporate governance requirements. If we rely on these exemptions, our stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Depending on the number of shares of Common Stock outstanding and the ownership of the Series 2 Preferred Stock at the time the Series 2 Preferred Stock converts pursuant to its terms into Common Stock, Jeffrey B. Osher, a member of our Board, may control a majority of the voting power of the outstanding Common Stock, and we may then be a “controlled company” within the meaning of applicable rules of the NYSE American at the time of conversion. Under these rules, a company is a “controlled company” if more than 50% of the voting power for the election of directors is held by an individual, group or another company, and such company may elect not to comply with certain corporate governance requirements, including the requirements that the company have: (i) a majority of its board of directors comprised of independent directors; (ii) a nominating committee comprised solely of independent directors; (iii) a compensation committee comprised solely of independent directors; and (iv) director nominees selected, or recommended for our Board selection, by the nominating committee.

Though we currently do not intend to take advantage of any “controlled company” exemptions even if deemed to be a “controlled company,” if we were to be deemed to be a “controlled company” and were to elect to be exempt from some or all of these corporate governance requirements, you may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE American corporate governance requirements.

If our operating and financial performance in any given period does not meet the guidance provided to the public or the expectations of investment analysts, the market price of our Common Stock may decline.

We may, but are not obligated to, provide public guidance on our expected operating and financial results for future periods. Any such guidance will consist of forward-looking statements, subject to the risks and uncertainties described in this prospectus and in our other public filings and public statements. The ability to provide this public guidance, and the ability to accurately forecast our results of operations, could be impacted by the COVID-19 pandemic or other future public health crises. Our actual results may not always be in line with or exceed any guidance we have provided, especially in times of economic uncertainty, such as the current global economic uncertainty being experienced as a result of the COVID-19 pandemic and the recent U.S. Federal Reserve interest rate hikes. If, in the future, our operating or financial results for a particular period do not meet any guidance provided or the expectations of investment analysts, or if we reduce our guidance for future periods, the market price of our Common Stock may decline as well. Even if we issue public guidance, there can be no assurance that we will continue to do so in the future.

If securities or industry analysts do not publish research or reports about our business or publish negative reports, the market price of our Common Stock could decline.

The trading market for our Common Stock will be influenced by the research and reports that industry or securities analysts publish about us and our business. If regular publication of research or reports ceases, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume of our Common Stock to decline. Moreover, if one or more of the analysts who cover us downgrade our Common Stock or if reporting results do not meet their expectations, the market price of our Common Stock could decline.

Our stockholders’ interest in us could be diluted if we issue additional shares of stock or Common Units, which could reduce the overall value of their investment; our stockholders’ interests also will be diluted by exercises and conversions of Common Units, Preferred Stock and Series 2 Preferred Stock.

Stockholders do not have preemptive rights to any Common Stock in the future and generally have no appraisal rights. The Charter provides that we may issue up to 500,000,000 shares of Common Stock and up to 100,000,000 shares of preferred stock.

Subject to any limitations set forth under Maryland law, a majority of the Board may amend the Charter without the necessity of obtaining stockholder approval, from time to time, to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of any class or series. In addition, the Board may classify or reclassify any unissued shares of stock into other classes or series of stock without the necessity of obtaining stockholder approval. All such shares may be issued in the discretion of the Board.

A stockholder’s interest in us may be diluted if we: (a) sell additional shares of stock in the future, (b) sell securities that are convertible into Common Stock, (c) issue Common Stock in a private offering of securities to institutional investors, or (d) issue Common Stock to sellers of properties acquired by us in connection with an exchange for Common Units, which are convertible into Common Stock. In addition, as of the date of this prospectus, there are currently outstanding: (i) one Warrant to purchase up to 2,553,192 shares of Common Stock; (ii) 13,951,965 Common Units; (iii) 2,250,000 Performance Units; (iv) 660,329 LTIP Units; (v) 39,811 shares of Series 1 Preferred Stock, (vi) 2,862 shares of Series A Preferred Stock; and (vii) 46,000 shares of Series 2 Preferred Stock, each of which are, in certain circumstances, exercisable for or convertible into Common Stock. In addition, we may issue up to 4,600 shares of Series 2 Preferred Stock to the Preferred PIPE Investors as in-kind dividend payments. Because of these and other reasons described in this “Risk Factors” section, issuances of additional Common Stock will significantly dilute the equity interests of existing holders of Common Stock and may affect prevailing market prices for Common Stock.

Subject to any contractual lock-up provisions and any applicable initial holding period required by the Operating Agreement, a member of the Operating Company may at any time require us to redeem all or any portion of the Common Units such member holds for cash at a per-Common Unit value equal to the 10-day trailing trading average of the Common Stock at the time of the requested redemption. At our election, we may satisfy the redemption through the issuance of Common Stock on a one share of Common Stock for one Common Unit basis. However, the members’ redemption right may not be exercised if and to the extent that the delivery of the Common Stock upon such exercise would result in any person violating the ownership and transfer restrictions set forth in the Charter. See the section titled “The Operating Company and the Operating Agreement—Redemption Rights of Qualifying Parties.”

The Charter also authorizes the Board, without stockholder approval, to designate and issue any classes or series of preferred stock (including equity or debt securities convertible into preferred stock) and to set or change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions and qualifications or terms or conditions of redemption of each class or series of preferred stock so issued. Because the Board has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series or class of preferred stock preferences, powers, and rights senior to the rights of holders of Common Stock, Preferred Stock or Series 2 Preferred Stock.

Any sales or perceived sales in the public market of Common Stock (including shares of Common Stock issuable upon the exercise or conversion, as applicable, of the Warrant, Common Units, Series 2 Preferred Stock or Preferred Stock or the redemption of Preferred Stock) could adversely affect the prevailing market price of our Common Stock. The issuance of Common Stock upon any exercise or conversion, as applicable, of the Warrant, Common Units, Series 2 Preferred Stock or Preferred Stock or redemption of Preferred Stock also may have the effect of reducing our net income per share (or increasing our net loss per share). In addition, the existence of Preferred Stock and Series 2 Preferred Stock may encourage short selling by market participants because the existence of redemption payments could depress the value or market price of the Common Stock.

The issuance of additional shares or other equity securities of equal or senior rank would have the following effects:

•	existing stockholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each share of previously outstanding common stock may be diminished; and

•	the market price of our Common Stock may decline.

In addition, the Operating Company may issue additional Common Units to third parties without the consent of our stockholders, which would reduce our ownership percentage in the Operating Company and would have a dilutive effect on the amount of distributions made to us by the Operating Company and, therefore, the amount of distributions we can make to our investors. Any such issuances, or the perception of such issuances, could materially and adversely affect the market price of the Common Stock.

Depending on the terms and pricing of any additional offerings and the value of our investments, stockholders also may experience dilution in the book value and fair mark value of, and the amount of distributions paid on, their shares of Common Stock.

We may issue additional shares of Common Stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our Common Stock.

Pursuant to the Incentive Award Plan, after giving effect to the conversion of the Series 2 Preferred Stock, we may issue an aggregate of up to the number of shares of Common Stock equal to approximately 10.4% of Common Stock issued and outstanding at Closing, plus an additional 687,500 restricted stock units or incentive units of the Operating Company (or a similar type of incentive equity security permitted under the Incentive Award Plan) issuable to certain of our officers and directors as determined by the compensation committee of the Board, which amount will be subject to increase from time to time. We may also issue additional shares of Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

We may be unable to maintain the continued listing requirements of the NYSE American.

If we fail to meet the continued listing requirements and the NYSE American delists our securities and we are not able to list our securities on another national securities exchange, our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•

a determination that our Common Stock is a “penny stock” which will require brokers trading in our Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Common Stock;

•	a limited amount of news and analyst coverage for us; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Sales of our Common Stock, or the perception of such sales, by the Selling Securityholders pursuant to this prospectus in the public market or otherwise could cause the market price for our Common Stock to decline and certain Selling Securityholders still may realize profits.

The sale of shares of our Common Stock in the public market or otherwise, including sales pursuant to this prospectus, or the perception that such sales could occur, could reduce the prevailing market price of shares of our Common Stock and increase the volatility of our share price. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Resales of our Common Stock may cause the market price of our securities to drop significantly, even if our business is doing well.

The shares of Common Stock being offered for resale pursuant to this prospectus by the Selling Securityholders represent approximately 82.1% of the outstanding shares of Common Stock as of October 11, 2023 (after giving effect to the issuance of shares of Common Stock upon (i) the exercise of the Warrant, (ii) the conversion of the Series 2 Preferred Stock (including Dividends) and (iii) our election to issue shares of Common Stock in lieu of cash payments upon redemption by the holders of all outstanding Common Units) and approximately 451.3% of our public float.

Pursuant to the Sponsor Agreement, the Sponsor Lock-up Agreement, the Letter Agreement and the Seller Lock-up Agreement, the Sponsor and certain former Legacy MIC and FWAC securityholders are contractually restricted from selling or transferring any of their shares of Common Stock. Such restrictions began at Closing and end on the earlier to occur of (a) six months following Closing and (b) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their equity holdings in us for cash, securities or other property (an “Exchange Event”).

In addition, any Vesting Founder Shares that vest prior to the first anniversary of the Closing may not be transferred prior to such first anniversary of the Closing. The 120,000 Founder Shares held by the four former directors of FWAC may not be transferred prior to the earlier to occur of (a) the first anniversary of the Closing, (b) an Exchange Event or (c) the closing price of the Common Stock equaling or exceeding $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing.

Additionally, pursuant to the terms of the Preferred Subscription Agreement, the holders of the Series 2 Preferred Stock are prohibited from selling or transferring any of their shares of Common Stock until the earlier of (a) one year following the conversion of the shares of Series 2 Preferred Stock into shares of our Common Stock and (2) the date after the Closing on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their equity holdings in us for cash, securities or other property.

However, following the expiration of the applicable lock-up periods, such equity holders will not be restricted from selling shares of Common Stock held by them, other than by applicable securities laws. After this registration statement is effective and until such time that it is no longer effective, the registration statement registering such securities will permit the resale of these shares. As such, sales of a substantial number of shares of Common Stock in the public market could occur at any time.

Certain of the shares of Common Stock being offered for resale pursuant to this prospectus include shares with an effective purchase price that may be below the trading price of our Common Stock and the sale of which would result in the Selling Securityholders realizing a gain even if the trading price of our Common Stock is significantly below $10.00, the offering price for the FWAC Class A Shares in the FWAC IPO. For example, the Preferred PIPE Investors would have an effective purchase price of $3.34 per share for the shares issuable upon the conversion of the Series 2 Preferred Stock, inclusive of Dividends, and such Selling Securityholders may have an incentive to sell such shares of our Common Stock because they purchased the shares at prices lower than the public investors of FWAC. Based on the closing price of our Common Stock of $3.83 on October 30, 2023, the Preferred PIPE Investors could realize a potential profit of up to approximately $0.49 per share, or up to approximately $6.8 million in the aggregate from the sale of an aggregate of 13,787,462 shares of Common Stock issuable upon the conversion of the Series 2 Preferred Stock, inclusive of Dividends.

A sale of all or a substantial portion of the shares registered for resale by certain Selling Securityholders potentially could result in a change in control, which could result in changes in our management and operating plan.

Of the shares of Common Stock being offered for resale pursuant to this prospectus, 34,229,865 shares (or 92.1% of the total shares offered for resale) are being offered for resale by entities controlled by Manuel Chavez, III, our Chief Executive Officer and Chairman of our Board, Stephanie Hogue, our President, Chief Financial Officer, Corporate Secretary, Treasurer and a member of our Board, and Jeffrey B. Osher, a member of our Board. These shares represent all of the shares currently held by such entities and all of the shares issuable to such entities upon the exercise of the Warrant, the conversion of Series 2 Preferred Stock, and in lieu of cash payments upon the redemption of Common Units. Mr. Chavez, Ms. Hogue and Mr. Osher exercise control over our management and our operations, and a sale of all or a substantial portion of the shares being offered for resale pursuant to this prospectus potentially could result in a change in control of the Company. Any such sales would be subject to the termination of applicable lock-up periods and market conditions and would depend on whether such Selling Securityholders would, in fact, sell all or a substantial portion of their shares. However, if such Selling Securityholders were to sell all or a substantial portion of their shares, it is possible that a third party could seek to acquire a controlling or significant ownership position in the Company and seek to make changes in our management and our operating plan.

Future offerings of debt, which would be senior to the Common Stock upon liquidation, and/or preferred equity securities, which may be senior to the Common Stock for purposes of distributions or upon liquidation, may adversely affect the market price of the Common Stock.

In the future, we may attempt to increase our capital resources and fund capital needs by making additional offerings of debt or preferred equity securities. Upon liquidation, holders of MIC’s debt securities and preferred stock, if any, and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of Common Stock. Additional equity offerings may dilute the holdings of our then-existing stockholders or reduce the market price of the Common Stock, or both. Holders of Common Stock are not entitled to preemptive rights or other protections against dilution. Preferred Stock and Series 2 Preferred Stock have, and any preferred stock that we may issue could have, a preference on liquidating distributions or a preference on distribution payments that could limit our ability to make a distribution to the holders of Common Stock. Since MIC’s decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders will bear the risk of our future offerings reducing the market price of the Common Stock and diluting their stock holdings in us.

Market interest rates may affect the value of the Common Stock.

One of the factors that investors may consider in deciding whether to buy or sell Common Stock will be our distribution rate as a percentage of our stock price, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher distribution rate on Common Stock, implying a lower stock price all other things being equal, or seek securities paying higher dividends or interest. Higher interest rates would likely increase our borrowing costs and potentially decrease CAD. As a result, interest rate fluctuations and capital market conditions can affect the market value of the Common Stock.

Risks Related to Our Organizational Structure and Our Constituent Documents and Policies

We are a holding company with no direct operations and, as such, we will rely on funds received from the Operating Company to pay liabilities, and the interests of our stockholders are structurally subordinated to all liabilities and obligations of the Operating Company and its subsidiaries.

We are a holding company and conduct substantially all of our operations through the Operating Company. We do not have, apart from an interest in the Operating Company, any independent operations. As a result, we rely on distributions from the Operating Company to pay any dividends we might declare on our securities. We also rely on distributions from the Operating Company to meet our obligations, including any tax liability on taxable income allocated to us from the Operating Company. In addition, because we are a holding company, claims of our equity holders will be structurally subordinated to all existing and future liabilities and obligations (whether or not for borrowed money) of the Operating Company and its subsidiaries. Therefore, in the event of our bankruptcy, liquidation or reorganization, our assets and those of the Operating Company and its subsidiaries will be available to satisfy the claims of our stockholders only after all of our and the Operating Company’s liabilities and obligations have been paid in full.

We may change our operational, financing and investment policies without stockholder approval.

The Board will determine our operational, financing and investment policies and may amend or revise our policies, including our policies with respect to acquisitions, dispositions, growth, operations, indebtedness, capitalization and distributions, or approve transactions that deviate from these policies, without a vote of, or notice to, our stockholders. These policy changes could adversely affect the market value of the Common Stock and our ability to make distributions to you. For example, our organizational documents do not limit the amount or percentage of indebtedness, funded or otherwise, that we may incur, and the Board may alter or eliminate any current policy on borrowing at any time without stockholder approval. Accordingly, we could become highly leveraged, which could result in an increase in our debt service costs and increase our exposure to interest rate risks, real estate market fluctuations and liquidity risks.

Ownership limitations and certain provisions in the Charter, as well as certain provisions of Maryland law, may deter, delay or prevent a change in control or acquisition proposals.

Subject to certain exceptions, the Charter provides that no person may beneficially or constructively own more than 9.8% in value of the aggregate outstanding shares of all classes and series of our stock or 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of outstanding shares of each class or series of our stock. These provisions of the Charter are to promote our orderly governance. However, these provisions also inhibit acquisitions of a significant stake in us and may prevent a change in control of us. Additionally, certain provisions contained in the Charter and Bylaws may further deter persons from attempting to acquire control of us and implement changes that may be beneficial to our investors, including, for example, provisions relating to:

•	the exclusive power of the Board to fill vacancies on the Board;

•

limitations on the ability of, and various requirements that must be satisfied in order for, our stockholders to propose nominees for election to the Board and propose other business to be considered at a meeting of our stockholders;

•	the exclusive power of the Board to amend the Bylaws;

•

the power of the Board to adopt certain amendments to the Charter without stockholder approval, including the authority to increase or decrease the number of authorized shares of stock, to create new classes or series of stock (including a class or series of stock that could delay or prevent a transaction or a change in control of us that might involve a premium for Common Stock or otherwise be in the best interests of our stockholders) and to classify or reclassify any unissued shares of stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of Common Stock or any new class or series of shares created by the Board;

•	the requirement that amendments to the Charter by our stockholders may be made only if declared advisable by the Board;

•

the business combination provisions of the Maryland General Corporation Law (the “MGCL”) that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our then outstanding Common Stock or an affiliate or associate of us who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding Common Stock) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder and, thereafter, imposes special stockholder voting requirements to approve these combinations unless the consideration being received by common stockholders satisfies certain conditions. This resolution, however, may be altered or repealed in whole or in part at any time;

•

the “control share” provisions of the MGCL provide that a holder of “control shares” of a Maryland corporation (defined as shares which, when aggregated with all other shares of stock controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in the election of directors) acquired in a “control share acquisition” (defined as the acquisition of “control shares,” subject to certain exceptions) has no voting rights with respect to those shares of stock except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding votes entitled to be cast by the acquirer of control shares, our officers and directors who are also our employees. The Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of stock; and

•

the “unsolicited takeover” provisions of the MGCL, which permit the Board, without stockholder approval and regardless of what is currently provided in the Charter or the Bylaws, to implement certain takeover defenses, such as a classified board, some of which we do not yet have.

The Bylaws designate the Circuit Court for Baltimore City, Maryland as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees, if any, and could discourage lawsuits against us and our directors, officers and employees, if any.

The Bylaws provide that the Circuit Court for Baltimore City, Maryland (or in certain circumstances, the United States District Court for the District of Maryland, Northern Division) will be the sole and exclusive forum for: (a) any “Internal Corporate Claim” as defined by the MGCL; (b) any derivative action or proceeding brought on our behalf; (c) any action asserting a claim for breach of a duty owed by any of our directors, officers or employees to us or our stockholders; (d) any action asserting a claim against us or any of our directors, officers or employees arising pursuant to the Charter or the Bylaws; or (e) any action asserting a claim against us or any of our directors, officers or employees governed by the internal affairs doctrine of the State of Maryland. This choice of forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring or holding any interest in our stock shall be deemed to have notice of and to have consented to these provisions of the Bylaws. This choice of forum provision may limit a stockholder’s ability to bring a claim in another judicial forum, including a judicial forum that the stockholder believes is favorable for disputes with us or our directors, officers or employees. We believe that requiring these claims to be filed in a single court in Maryland is advisable because (i) litigating these claims in a single court avoids unnecessarily redundant, inconvenient, costly and time-consuming litigation in multiple forums and (ii) Maryland courts are authoritative on matters of Maryland law and Maryland judges have more experience in dealing with issues of Maryland corporate law than judges in any other state. Alternatively, if a court were to find the choice of forum provisions contained in the Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition, and operating results.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

The Charter limits the liability of our directors and officers to us and our stockholders for money damages to the maximum extent permitted by Maryland law. Under current Maryland law, our directors and officers will not have any liability to us and our stockholders for money damages other than liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty by the director or officer that was established by a final judgment as being material to the cause of action adjudicated.

In addition, the Charter obligates us to indemnify our present and former directors and officers for actions taken by them in those and other capacities and to pay or reimburse the reasonable expenses in advance of final disposition of a proceeding to the maximum extent permitted by Maryland law, and effective upon completion of the Merger, we entered into indemnification agreements with our directors and executive officers. As a result, we and our stockholders may have more limited rights against any present or former director or officer than might otherwise exist absent the provisions in the Charter and indemnification agreements or that might exist with other companies.

Conflicts of interest exist or could arise in the future with the Operating Company or its members.

Conflicts of interest exist or could arise in the future as a result of the relationships between us and our stockholders, on the one hand, and the Operating Company or any member thereof, on the other. Our directors and officers have duties to us under applicable Maryland law in connection with their direction of our management. At the same time, under the Operating Agreement, the members of the board of the Operating Company must act in accordance with the implied contractual covenant of good faith and fair dealing in connection with the management of the Operating Company. These duties of the directors of the Operating Company to the Operating Company and its members may come into conflict with our interests. Under the Operating Agreement, except for contractual duties expressly provided under the Operating Agreement and to the extent permitted by the Delaware Limited Liability Company Act, no director of the Operating Company has any duties (including any fiduciary duties) to the Operating Company, us, or any subsidiary of the Operating Company, or any of their respective direct and indirect stockholders, or to any member or creditor of the Operating Company. In addition, the Operating Agreement provides that the members agree that (a) the directors of the Operating Company are acting for the benefit of the Operating Company, the members and our stockholders collectively and (b) notwithstanding any duty otherwise existing at law or equity, in the event of a conflict between the interests of the Operating Company or any member, on the one hand, and the separate interests of ours or our stockholders, on the other hand, the directors may give priority to the separate interests of ours or our stockholders (including, without limitation, with respect to tax consequences to members, assignees or our stockholders), and, in the event of such a conflict, any action or failure to act on the part of the directors (or our directors, officers or agents) that gives priority to the separate interests of ours or our stockholders that does not result in a violation of the contract rights of the members under the Operating Agreement does not violate any other duty owed by the directors to the Operating Company and/or the members.

The Operating Agreement provides that a member is not liable to the Operating Company for any action or omission taken in his or her capacity as a member, for the debts or liabilities of the Operating Company or for the obligations of the Operating Company under the Operating Agreement, except for liability for fraud, willful misconduct or gross negligence, or pursuant to any express indemnity given to the Operating Company by the member. The Operating Agreement contains a provision that eliminates the liability of the directors and officers of the Operating Company to the Operating Company, any members or any assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission if such director or officer, as applicable, acted in good faith. The Operating Agreement also provides that any obligation or liability of ours that may arise at any time under the Operating Agreement or any other instrument, transaction or undertaking contemplated by the Operating Agreement will be satisfied, if at all, out of our assets or the assets of the Operating Company only, and no such obligation or liability will be personally binding upon any of our directors, stockholders, officers, employees or agents.

In addition, the Operating Agreement requires the Operating Company to indemnify its directors, officers or employees and any other person designated by the board against any and all losses, claims, damages, liabilities, expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, that relate to the operations of the Operating Company, unless (a) an act or omission of the person was material to the matter giving rise to the action and either was committed in bad faith or was the result of active and deliberate dishonesty, (b) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful or (c) such person actually received an improper personal benefit in money, property or services or otherwise, in violation or breach of any provision of the Operating Agreement. The Operating Company must also pay or reimburse the reasonable expenses of any such person in advance of a final disposition of the proceeding upon its receipt of a written affirmation of the person’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking by or on behalf of the person to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification. The Operating Company is not permitted to indemnify or advance funds to any person (a) with respect to any action initiated by the person seeking indemnification without the board’s approval (except for any proceeding brought to enforce such person’s right to indemnification under the Operating Agreement) or (b) if the person is found to be liable to the Operating Company on any portion of any claim in the action.

In addition, the Operating Agreement provides for the issuance of membership units designated as LTIP Units and Performance Units. LTIP Units and Performance Units will dilute our interest (and therefore the interest of our stockholders) in the assets of the Operating Company. Holders of LTIP Units and Performance Units will have the same rights to vote as members holding Common Units. Persons holding such voting rights may exercise them in a manner that conflicts with the interests of our stockholders. Furthermore, circumstances may arise in the future when the interest of members in the Operating Company may conflict with the interest of our stockholders. For example, the timing and terms of dispositions of properties held by the Operating Company may result in tax consequences to certain members and not to our stockholders.

Other Risks

We qualify as an “emerging growth company.” The reduced public company reporting requirements applicable to emerging growth companies may make its common stock less attractive to investors.

We qualify as an “emerging growth company” under SEC rules. As an emerging growth company, we will be permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These provisions include, but are not limited to: (a) an exemption from compliance with the auditor attestation requirement in the assessment of internal control over financial reporting pursuant to Section 404 of Sarbanes-Oxley, (b) not being required to comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, (c) reduced disclosure obligations regarding executive compensation arrangements in periodic reports, registration statements, and proxy statements, and (d) exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. As a result, the information we provide will be different than the information that is available with respect to other public companies that are not emerging growth companies. If some investors find Common Stock less attractive as a result, there may be a less active trading market for Common Stock, and the market price of Common Stock may be more volatile.

USE OF PROCEEDS

All of the shares of Common Stock and the Warrant offered by the Selling Securityholders will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales.

We could potentially receive up to an aggregate of approximately $20.0 million from the exercise of the Warrant assuming the exercise in full of such Warrant for cash. However, we will only receive such proceeds if and when the holder of the Warrant chooses to exercise the Warrant for cash. We expect any net proceeds we receive upon exercise of the Warrant will be used for general corporate purposes, which may include acquisitions or other strategic investments or repayment of outstanding indebtedness. We believe the likelihood that the warrant holder will exercise its Warrant, and therefore the amount of cash proceeds that we would receive from such exercise, depends on the trading price of our Common Stock, which may not exceed the $7.83 warrant exercise price before the Warrant expires. As of October 30, 2023, the last reported price of our Common Stock was $3.83 per share. If the trading price of our Common Stock is less than $7.83 per share, we believe the holder of our Warrant will be unlikely to exercise its Warrant. The Warrant may also be exercised on a cashless basis. See “Description of Securities—Warrants.”

DETERMINATION OF OFFERING PRICE

The offering price of the shares of Common Stock underlying the Warrant offered hereby is determined by reference to the exercise price of the Warrant of $7.83 per share. The Warrant is not publicly listed.

We cannot currently determine the price or prices at which shares of our Common Stock or the Warrant may be sold by the Selling Securityholders under this prospectus.

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Market Information

Our Common Stock is listed on the NYSE American under the symbol “BEEP.” Prior to the consummation of the Merger, the FWAC Class A Shares were listed on the Nasdaq Capital Market under the symbol “FWAC.” As of October 11, 2023, there were 1,497 holders of record of our Common Stock. We believe a substantially greater number of beneficial owners hold shares of Common Stock through brokers, banks, or other nominees. As of October 11, 2023, we had 14,978,325 shares of Common Stock issued and outstanding.

Dividend Policy

We have never declared or paid any dividends on shares of our Common Stock. We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the sole discretion of our Board and will depend on, among other things, restrictions under our outstanding debt, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our Board may deem relevant.

Equity Compensation Plan

We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of Common Stock issuable under the Incentive Award Plan. Any such Form S-8 registration statement will become effective automatically upon filing. Once these shares are registered, they can be sold in the public market upon issuance, subject to applicable restrictions.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included in this prospectus. Unless the context otherwise requires, all references in this subsection to “we,” “us” or “our” refer to the business of Legacy MIC and its subsidiaries prior to the Closing, which became the business of MIC and its subsidiaries following Closing.

We are providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Merger. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes.

Introduction

The following unaudited pro forma condensed combined balance sheet as of June 30, 2023 gives effect to the Merger as if it was completed on June 30, 2023. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2023 and the year ended December 31, 2022 give pro forma effect to the Merger as if it was completed on January 1, 2022. The unaudited pro forma condensed combined balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the combined company would have been had the Merger taken place on June 30, 2023, nor is it indicative of the financial condition of the combined company as of any future date. These unaudited pro forma financial statements do not include the impact of any synergies that may be achieved through the transactions nor any strategies that management may consider in order to continue to efficiently manage its operations. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and is for informational purposes only. It is subject to several uncertainties and assumptions as described in the accompanying notes.

Company Descriptions

Legacy MIC was a Maryland corporation formed on May 4, 2015 that focused, and MIC now focuses, on acquiring, owning and leasing parking facilities and related infrastructure, including parking lots, parking garages and other parking structures throughout the United States. Legacy MIC targeted, and MIC now targets, both parking garage and surface lot properties primarily in top 50 MSAs, with proximity to key demand drivers, such as commerce, events and venues, government and institutions, hospitality and multifamily central business districts.

FWAC was incorporated as a Cayman Islands exempted company on February 19, 2021 (inception). FWAC was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. FWAC was, and MIC now is, an early stage and emerging growth company and, as such, FWAC was, and MIC now is, subject to all of the risks associated with early stage and emerging growth companies.

Merger Description

The Merger was accounted for as a reverse recapitalization in accordance with GAAP, with Legacy MIC identified as the accounting acquirer, in accordance with FASB ASC 805. Accordingly, for accounting purposes, the financial statements of MIC represent a continuation of the financial statements of Legacy MIC with the acquisition being treated as the equivalent of Legacy MIC issuing stock for the net assets of FWAC. The net assets of Legacy MIC are stated at historical cost, with no goodwill or other intangible assets recorded.

The identification of Legacy MIC as the accounting acquirer was based primarily on the evaluation of the following facts and circumstances, which are consistent under a number of scenarios in generating net proceeds from the Merger:

•

Following the Merger, the business affairs of MIC are controlled by a board of directors that initially consists of eight individuals, seven of whom were board members of Legacy MIC and one that was designated by FWAC.

•	Following the Merger, the management of MIC is led by Legacy MIC’s Chief Executive Officer, Manuel Chavez, III, and Chief Financial Officer, Stephanie Hogue.

•	Legacy MIC was significantly larger than FWAC in terms of revenue, total assets (excluding cash) and employees.

The following unaudited pro forma financial information sets forth:

•

The historical consolidated balance sheet as of June 30, 2023 and consolidated statement of operations for the six months ended June 30, 2023 and year ended December 31, 2022, derived from the unaudited consolidated financial statements of Legacy MIC;

•

The historical consolidated balance sheet as of June 30, 2023 and consolidated statement of operations for the six months ended June 30, 2023 and year ended December 31, 2022, derived from the unaudited consolidated financial statements of FWAC; and

•

Transaction accounting adjustments to give effect to the Merger on the unaudited pro forma condensed combined statements of operations for the six-months ended June 30, 2023 and year ended December 31, 2022, as if the Merger occurred on January 1, 2022.

The following summarizes the pro forma ownership of Common Stock and the pro forma ownership of Common Stock assuming the conversion of (i) 100% of the Common Units outstanding at the Merger for shares of Common Stock and (ii) 14,530 LTIP Units held by the non-management members of the Legacy MIC board of directors and Shawn Nelson (who retired from the Legacy MIC board of directors effective December 31, 2022) following the Merger:

Excluding PIPE Investment:

Share Ownership in MIC(1)(10)
(Percentage of Outstanding Shares)
FWAC Shareholders (other than the Sponsor and FWAC Directors)	3%
Sponsor (including FWAC Directors)(5)	8%
Legacy MIC Public Stockholders (other than the Legacy MIC Directors and Officers)	59%
Legacy MIC Directors and Officers(6)	30%

Total	100%

Share Ownership in MIC Assuming Conversion of Common Units(2)(11)
(Percentage of Outstanding Shares)
FWAC Shareholders (other than the Sponsor and FWAC Directors)	2%
Sponsor (including FWAC Directors)(5)	4%
Legacy MIC Public Stockholders (other than the Legacy MIC Directors and Officers)	29%
Legacy MIC Directors and Officers(7)	66%

Total	100%

Including PIPE Investment:

Share Ownership in MIC(3)(10)
(Percentage of Outstanding Shares)
FWAC Shareholders (other than the Sponsor and FWAC Directors)	1%
Sponsor (including FWAC Directors)(5)	4%
Legacy MIC Public Stockholders (other than the Legacy MIC Directors and Officers)	29%
Legacy MIC Directors and Officers (including Preferred PIPE Investment)(8)	66%

Total	100%

Share Ownership in MIC Assuming Conversion of Common Units(4)(11)
(Percentage of Outstanding Shares)
FWAC Shareholders (other than the Sponsor and FWAC Directors)	1%
Sponsor (including FWAC Directors)(5)	2%
Legacy MIC Public Stockholders (other than the Legacy MIC Directors and Officers)	19%
Legacy MIC Directors and Officers (including Preferred PIPE Investment)(9)	77%

Total	100%

(1)

As of immediately following the consummation of the Merger. Excludes 13,787,466 shares of Common Stock issuable upon the conversion of the Series 2 Preferred Stock on the earlier of a change of control of MIC and December 31, 2023 in accordance with the Preferred Subscription Agreement and the terms of the Series 2 Preferred Stock. Percentages may not add to 100% due to rounding. Unless the context indicates otherwise, all information in this section is adjusted to give effect to the Exchange Ratio. The “Exchange Ratio” is the quotient of (i) 25,453,918.5 shares of Common Stock divided by (ii) the aggregate issued and outstanding shares of Legacy MIC Common Stock on a fully diluted basis as of immediately prior to the First Effective Time using the treasury method of accounting.

(2)

As of immediately following the consummation of the Merger. Excludes 13,787,466 shares of Common Stock issuable upon the conversion of the Series 2 Preferred Stock on the earlier of a change of control of MIC and December 31, 2023 in accordance with the Preferred Subscription Agreement and the terms of the Series 2 Preferred Stock. Assumes the conversion of 13,795,826 Common Units beneficially owned by Color Up and HS3 and 14,530 LTIP Units held by the non-management members of the Legacy MIC board of directors and Shawn Nelson (who retired from the Legacy MIC board of directors effective December 31, 2022), in each case, as of the date of this prospectus (in each case, as adjusted to give effect to the Exchange Ratio). The Common Units are redeemable for cash or shares of Common Stock on a one-for-one basis, at MIC’s discretion. The table above assumes the conversion of all Common Units into shares of Common Stock on a one-for-one basis. Percentages may not add to 100% due to rounding.

(3)

As of immediately following the consummation of the Merger, but gives effect to the conversion of the Series 2 Preferred Stock into shares of Common Stock on the earlier of a change of control of MIC and December 31, 2023. Percentages may not add to 100% due to rounding. All information in this section is adjusted to give effect to the Exchange Ratio.

(4)

As of immediately following the consummation of the Merger, but gives effect to the conversion of the Series 2 Preferred Stock into shares of Common Stock on the earlier of a change of control of MIC and December 31, 2023. Assumes the conversion of 13,795,826 Common Units beneficially owned by Color Up and HS3 and 14,530 LTIP Units held by the non-management members of the Legacy MIC board of directors and Shawn Nelson (who retired from the Legacy MIC board of directors effective December 31, 2022), in each case, as of the date of this prospectus (in each case, as adjusted to give effect to the Exchange Ratio). The Common Units are redeemable for cash or shares of Common Stock on a one-for-one basis, at

MIC’s discretion. The table above assumes the conversion of all Common Units into shares of Legacy MIC Common Stock on a one-for-one basis. Percentages may not add to 100% due to rounding.
(5)

Gives effect to the cancellation for no consideration of 4,755,000 FWAC Class B Shares held by the Sponsor in accordance with the terms of the Sponsor Agreement and excludes the 1,900,000 FWAC Class B Shares held by the Sponsor which are subject to certain vesting restrictions and, in certain circumstances, forfeiture, in each case pursuant to the Sponsor Agreement.

(6)	Includes 3,937,247 shares of Common Stock held by Color Up.
(7)

Includes 3,937,247 shares of Common Stock held by Color Up. Excludes (i) 638,298 shares of Common Stock issuable upon conversion of Common Units issuable upon the exercise of Class A Units held by HS3, (ii) 2,250,000 shares of Common Stock issuable upon conversion of 2,250,000 Common Units issuable upon conversion (assuming vesting) of 2,250,000 Performance Units granted to Mr. Chavez and Ms. Hogue, (iii) 606,683 shares of Common Stock issuable upon conversion of 606,683 Common Units issuable upon conversion (assuming vesting) of 606,683 LTIP Units granted to Mr. Chavez and Ms. Hogue and (iv) 32,010 shares of Common Stock issuable upon conversion of 32,010 Common Units issuable upon the conversion (assuming vesting) of 32,010 LTIP Units granted to the non-management members of the Legacy MIC board of directors.

(8)

Includes 3,937,246 shares of Common Stock held by Color Up and 13,787,462 shares of Common Stock issuable upon the conversion of the Series 2 Preferred Stock on the earlier of a change of control of MIC and December 31, 2023 in accordance with the Preferred Subscription Agreement and the terms of the Series 2 Preferred Stock. Shares of Common Stock issuable pursuant to the terms of the Series 2 Preferred Stock, assuming there are no subsequent issuances of Common Stock prior to conversion and as measured on a standalone basis, will constitute approximately 52% of shares of Common Stock issued and outstanding immediately after the Closing.

(9)

Includes 3,937,247 shares of Common Stock held by Color Up and 13,787,466 shares of Common Stock issuable upon the conversion of the Series 2 Preferred Stock on the earlier of a change of control of MIC and December 31, 2023 in accordance with the Preferred Subscription Agreement and the terms of the Series 2 Preferred Stock. Shares of Common Stock issuable pursuant to the Series 2 Preferred Stock, assuming there are no subsequent issuances of Common Stock prior to conversion and as measured on a standalone basis, will constitute approximately 34% of the Common Stock. Excludes (i) 638,298 shares of Common Stock issuable upon conversion of Common Units issuable upon the exercise of Class A Units held by HS3, (ii) 2,250,000 shares of Common Stock issuable upon conversion of 2,250,000 Common Units issuable upon conversion (assuming vesting) of 2,250,000 Performance Units granted to Mr. Chavez and Ms. Hogue and (iii) 606,683 shares of Common Stock issuable upon conversion of 606,683 Common Units issuable upon conversion (assuming vesting) of 606,683 LTIP Units granted to Mr. Chavez and Ms. Hogue and (iv) 32,010 shares of Common Stock issuable upon conversion of 32,010 Common Units issuable upon the conversion (assuming vesting) of 32,010 LTIP Units granted to the non-management members of the Legacy MIC board of directors.

(10)

Excludes (i) 2,553,192 shares of Common Stock issuable upon the exercise of the Warrant and (ii) any shares of Legacy MIC Common Stock issued in connection with the conversion or redemption of the Legacy MIC Preferred Stock. The Warrant, by its terms, may be exercised by Color Up, the sole holder of the Warrant, immediately following the Closing. Color Up has informed Legacy MIC that it currently does not expect to exercise the Warrant in connection with the closing of the Merger; however, Color Up retains the legal right to exercise the Warrant following the Closing.

(11)

Excludes (i) 2,553,192 shares of Common Stock issuable upon the exercise of the Warrant, (ii) 638,298 shares of Common Stock issuable upon conversion of 638,298 Common Units issuable upon exercise of 638,298 Class A Units held by HS3, (iii) 2,250,000 shares of Common Stock issuable upon conversion of 2,250,000 Common Units issuable upon conversion (assuming vesting) of 2,250,000 Performance Units granted to Mr. Chavez and Ms. Hogue, (iv) 606,683 shares of Common Stock issuable upon conversion of 606,683 Common Units issuable upon conversion (assuming vesting) of 606,683 LTIP Units granted to Mr. Chavez and Ms. Hogue, (v) any shares of Common Stock issued in connection with the redemption of the Preferred Stock and (vi) 39,123 LTIP Units held by the non-management directors and Shawn Nelson (who retired from the Legacy MIC board of directors effective as of December 31, 2022). In connection with the conversion of the Preferred Stock by the holders thereof or the redemption of the Preferred Stock by MIC, in each case, such shares of Preferred Stock may be converted or redeemed by MIC for cash or shares of Common Stock at the sole election of MIC. The Warrant, by its terms, may be exercised by Color Up, the sole holder of the Warrant, immediately following the Closing. Color Up has informed MIC that it currently does not expect to exercise the Warrant in connection with the closing of the Merger; however, Color Up retains the legal right to exercise the Warrant following the Closing.

This unaudited pro forma financial information should be read in conjunction with the following statements or sections included within this prospectus:

•	Legacy MIC’s unaudited consolidated interim financial statements and the related notes thereto as of and for the six months ended June 30, 2023;

•	Legacy MIC’s audited consolidated financial statements and the related notes thereto as of and for the years ended December 31, 2022 and 2021;

•	FWAC’s unaudited consolidated interim financial statements and the related notes thereto as of and for the six months ended June 30, 2023; and

•

FWAC’s audited consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2022 and for the period from February 19, 2021 (inception) through December 31, 2021.

Unaudited Pro Forma Condensed Combined Balance Sheet

June 30, 2023

(amounts in thousands, except per share data)

	Legacy MIC (Historical)	FWAC (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Investments in real estate
Land and improvements	166,225	—	—		166,225
Buildings and improvements	272,916	—	—		272,916
Construction in progress	1,420	—	—		1,420
Intangible assets	10,131	—	—		10,131

	450,692	—	—		450,692
Accumulated depreciation and amortization	(35,295)	—	—		(35,295)

Total investments in real estate, net	415,397	—	—		415,397

Fixed assets, net	200	—	—		200
Assets held for sale	—	—	—		—
Cash	2,029	55	4,769	(a)	23,746
			(13,420	)(b)
			—	(n)
			(470	)(d)
			(15,000	)(e)
			46,000	(l)
			(217	)(a)
Cash – restricted	4,144	—	—		4,144
Prepaid expenses	348	87	—		435
Accounts receivable, net	1,941	—	—		1,941
Due from related parties	—	—	—		—
Deferred offering costs	5,109	—	(5,109	)(c)	—
Other assets	218	—	—		218
Investments held in Trust Account	—	4,769	(4,769	)(a)	—

Total assets	429,386	4,910	11,784		446,080

	Legacy MIC (Historical)	FWAC (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
LIABILITIES AND EQUITY
Liabilities
Notes payable, net	145,675	—	—		145,675
Credit Agreement, net	73,120	—	(15,000	)(e)	58,120
Accounts payable and accrued expenses	16,036	3,729	—		25,281
			(9,127	)(b)
			14,643	(k)
Accrued preferred distributions	10,005	—	—	(d)	14,605
			4,600	(l)
Indemnification liability	2,596	—	—		2,596
Liabilities held for sale	—	—	—		—
Security deposits	166	—	—		166
Due to related parties	470	—	(470	)(d)	—
Deferred revenue	486	—	—		486
Deferred underwriting commissions	—	—	—		—

Total liabilities	248,554	3,729	(5,354)		246,929

Class A ordinary shares subject to possible redemption, $0.0001 par value; 27,500,000 at redemption value of approximately $10.033 and $10.000 per share as of December 31, 2022	—	4,769	(4,769	)(g)	—
Equity
Common Stock, $0.0001 par value	—	—	0	(g)	1
			1	(h)
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding as of December 31, 2022	—	—	—		—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 907,000 shares issued and outstanding (excluding 27,500,000 shares subject to possible redemption) as of December 31, 2022	—	0	(0	)(g)	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 6,875,000 shares issued and outstanding as of December 31, 2022	—	1	(1	)(g)	—
Preferred stock Series A, $0.0001 par value, 50,000 shares authorized, 2,862 shares issued and outstanding (stated liquidation value of $2,862,000 as of December 31, 2022)	—	—	—		—
Preferred stock Series 1, $0.0001 par value, 97,000 shares authorized, 39,811 shares issued and outstanding (stated liquidation value of $39,811,000 as of December 31, 2022)	—	—	—		—
Preferred stock Series 2, $0.0001 par value, 46,000 shares authorized, 46,000 shares issued and outstanding (stated liquidation value of $46,000,000)	—	—	46,000	(l)	46,000
Non-voting, non-participating convertible stock, $0.0001 par value, 1,000 shares authorized, no shares issued and outstanding	—	—	—		—
Common stock, $0.0001 par value, 98,999,000 shares authorized, 7,762,375 shares issued and outstanding as of December 31, 2022	0	—	—	(h)	—
Warrants issued and outstanding – 1,702,128 warrants as of December 31, 2022	3,319	—	—		3,319

	Legacy MIC (Historical)	FWAC (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Additional paid-in capital	191,676	—	(4,293	)(b)	155,401
			4,769	(g)
			(1	)(h)
			(13,193	)(i)
			(217	)(a)
			(3,588	)(j)
			(14,643	)(k)
			(5,109	)(c)
Accumulated deficit	(112,433)	(3,588)	6,912	(i)	(110,121)
			(4,600	)(l)
			3,588	(j)

Total Mobile Infrastructure Corporation Stockholders’ Equity	82,562	(3,588)	15,626		94,600
Non-controlling interest	98,270	—	6,281	(i)	104,551

Total equity	180,832	(3,588)	21,907		199,151

Total liabilities and equity	429,386	4,910	11,784		446,080

Unaudited Pro Forma Condensed Consolidated Statements of Income and Comprehensive Income

For the Six Months Ended June 30, 2023

(amounts in thousands, except per share data)

	Legacy MIC (Historical)	FWAC (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Revenues
Base rental income	4,031	—	—		4,031
Management income	—	—	—		—
Percentage rental income	10,286	—	—		10,286

Total revenues	14,317	—	—		14,317
Operating expenses
Property taxes	3,498	—	—		3,498
Property operating expense	1,051	—	—		1,051
General and administrative	5,063	2,381	—		7,444
General and administrative - related party	—	105	—		105
Professional fees, net of reimbursement of insurance proceeds	795	—	—		795
Organizational, offering and other costs	117	—	—		117
Depreciation and amortization	4,256	—	—		4,256

Total operating expenses	14,780	2,486	—		17,266

Other income (expense)
Interest expense	(7,276)	—	596	(bb)	(6,680)
Gain on sale of real estate	660	—	—		660
PPP loan forgiveness	—	—	—		—
Other income	30	—	—		30
Gain on consolidation of DST	—	—	—		—
Settlement of deferred management internalization	—	—	—		—
Income from investments held in Trust Account	—	5,600	(5,600	)(aa)	—
Transaction expenses	—	—	—		—

Total other income (expense)	(6,586)	5,600	(5,004)		(5,990)

	Legacy MIC (Historical)	FWAC (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Net loss	(7,049)	3,114	(5,004)		(8,939)
Less net loss attributable to non-controlling interest	(3,784)	—	(803	)(cc)	(4,587)

Net loss attributable to common stockholders	(3,265)	3,114	(4,201)		(4,352)

Preferred stock distributions declared - Series A	(108)	—	—		(108)
Preferred stock distributions declared - Series 1	(1,392)	—	—		(1,392)
Preferred stock dividends - Series 2	—	—	—		—

Net loss attributable to common stockholders	(4,765)	3,114	(4,201)		(5,852)
Pro Forma Net Loss Per Common Stock
Basic and diluted					(0.45)
Pro Forma Weighted-Average Common Stock
Basic and diluted (#)					13,089,848

Unaudited Pro Forma Condensed Consolidated Statements of Income and Comprehensive Income

For the Year Ended December 31, 2022

(amounts in thousands, except per share data)

	Legacy MIC (Historical)	FWAC (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Revenues
Base rental income	8,345	—	—		8,345
Management income	427	—	—		427
Percentage rental income	20,329	—	—		20,329

Total revenues	29,101	—	—		29,101
Operating expenses
Property taxes	6,885	—	—		6,885
Property operating expense	2,947	—	—		2,947
General and administrative	8,535	2,452	4,085	(dd)	15,072
General and administrative - related party	—	210	—		210
Professional fees, net of reimbursement of insurance proceeds	2,690	—	—		2,690
Organizational, offering and other costs	5,592	—	—		5,592
Depreciation and amortization	8,248	—	—		8,248

Total operating expenses	34,897	2,662	4,085		41,644

Other income (expense)
Interest expense	(12,912)	—	829	(bb)	(12,083)
Loss on sale of real estate	(52)	—	—		(52)
PPP loan forgiveness	328	—	—		328
Other income	106	—	—		106
Gain on consolidation of DST	—	—	—		—
Settlement of deferred management internalization	—	—	—		—
Income from investments held in Trust Account	—	2,937	(2,937	)(aa)	—
Transaction expenses	—	—	—		—

Total other income (expense)	(12,530)	2,937	(2,108)		(11,701)
Net loss	(18,326)	275	(6,193)		(24,244)
Less net loss attributable to non-controlling interest	(10,207)	—	(2,233	)(cc)	(12,440)

Net loss attributable to common stockholders	(8,119)	275	(3,959)		(11,804)

	Legacy MIC (Historical)	FWAC (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Preferred stock distributions declared - Series A	(216)	—	—		(216)
Preferred stock distributions declared - Series 1	(2,784)	—	—		(2,784)
Preferred stock dividends - Series 2	—	—	(4,600	)(ee)	(4,600)

Net loss attributable to common stockholders	(11,119)	275	(8,559)		(19,404)
Pro Forma Net Loss Per Common Stock
Basic and diluted					(1.48)
Pro Forma Weighted-Average Common Stock
Basic and diluted (#)					13,089,848

NOTE 1 — DESCRIPTION OF THE MERGER

Subject to the terms of the Merger Agreement, the consideration for the Merger is funded through a combination of cash from FWAC, proceeds from the Preferred PIPE Investment and rollover equity from the Legacy MIC stockholders. As a result of the Merger, former Legacy MIC stockholders collectively hold a majority of the equity of MIC. The Merger is structured as a customary Up-C transaction, whereby MIC directly or indirectly owns equity in the Operating Company and holds direct voting rights in the Operating Company. Pursuant to and in connection with the Merger, the following transactions have occurred:

The Domestication

Pursuant to the Merger Agreement, prior to the consummation of the Merger FWAC transferred by way of continuation from the Cayman Islands to the State of Maryland and domesticated by means of a corporate conversion to a Maryland corporation in accordance with Title 3, Subtitle 9 of the MGCL and Part XII of the Cayman Islands Companies Act. Concurrently with the Domestication, FWAC filed articles of incorporation with the Maryland State Department of Assessments and Taxation and adopted bylaws.

At the effective time of the Domestication, (a) each then issued and outstanding FWAC Class A Share converted automatically, on a one-for-one basis, into one share of Common Stock and (b) each then issued and outstanding FWAC Class B Share converted automatically, on a one-for-one basis, into one share of Common Stock.

The Conversion

Pursuant to the Merger Agreement, concurrently with the consummation of the Merger, the Operating Partnership converted from a Maryland limited partnership to a Delaware limited liability company. In connection with the Conversion, each outstanding unit of partnership interest of the Operating Partnership converted automatically, on a one-for-one basis, into an equal number of identical membership units of the Operating Company.

The Merger

Following the Domestication, (a) Merger Sub (a wholly-owned subsidiary of FWAC) merged with and into Legacy MIC in accordance with the MGCL, with Legacy MIC continuing as the surviving entity and (b) immediately following the effectiveness of the First Merger, the First-Step Surviving Company merged with and into FWAC in accordance with the MGCL, with FWAC continuing as the surviving entity.

Merger Consideration

Consideration; Conversion of Securities

•

Each share of Legacy MIC Common Stock (excluding shares owned by Legacy MIC or any of its subsidiaries) issued and outstanding immediately prior to the First Effective Time was converted into the right to receive such number of shares of Common Stock equal to the Exchange Ratio and was automatically cancelled;

•

Each share of Legacy MIC Preferred Stock issued and outstanding immediately prior to the First Effective Time was converted into the right to receive the applicable MIC Series 1 Preferred Stock or MIC Series A Preferred Stock and was automatically cancelled; and

•

The First-Step Surviving Company assumed each Legacy MIC Warrant remaining outstanding and unexpired immediately prior to the First Effective Time and each such Legacy MIC Warrant became a warrant to purchase that number of shares of Common Stock equal to the product of (a) the number of shares of Legacy MIC Common Stock that would have been issuable upon the exercise of such Legacy MIC Warrant and (b) the Exchange Ratio, at an exercise price per share equal to the quotient determined by dividing the per share exercise price of such Legacy MIC Warrant as of immediately prior to the Closing by the Exchange Ratio.

Additional LTIP Consideration

Certain individuals shall be entitled to receive restricted stock, units or other equity interests in MIC or the Operating Company in such amounts as determined by the compensation committee of the Board, to be issued by MIC or the Operating Company, as applicable, as soon as reasonably practicable after the filing of an effective registration statement on Form S-8.

PIPE Investment

On June 15, 2023, the Preferred PIPE Investors each entered into a Preferred Subscription Agreement with FWAC pursuant to which, among other things, the Preferred PIPE Investors agreed to subscribe for and purchase, and FWAC agreed to issue and sell to the Preferred PIPE Investors, a total of 46,000 shares of Series 2 Preferred Stock at $1,000 per share for an aggregate purchase price of $46,000,000, on the terms and subject to the conditions set forth therein. On the earlier of (a) a change of control of MIC and (b) December 31, 2023, the Series 2 Preferred Stock will convert into 12,534,058 shares of Common Stock. The Series 2 Preferred Stock is entitled to receive dividends at a cumulative annual rate of 10% during the period between the initial issuance of such shares and the conversion thereof into shares of Common Stock; provided that if the date of distribution occurs prior to the first anniversary of the original date of issuance of such share, the holder of such share of Series 2 Preferred Stock shall receive dividends at a cumulative annual rate of 10% of the $1,000.00 per share liquidation preference for a period of one year, and will be paid in full on the conversion date. Dividends will be paid in kind and also convert into shares of Common Stock on the earlier of (a) a change of control of MIC and (b) December 31, 2023. The Series 2 Preferred Stock converts at a conversion price of $3.67 per share of Common Stock, subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting the Series 2 Preferred Stock, as set forth in the Charter.

NOTE 2 — BASIS OF PRESENTATION

The unaudited pro forma condensed combined balance sheet as of June 30, 2023 assumes that the Merger was completed on June 30, 2023. The unaudited pro forma condensed combined statement of operations for the six-months ended June 30, 2023 and the year ended December 31, 2022 gives pro forma effect to the Merger as if it had occurred on January 1, 2022.

The Merger was accounted for as a reverse recapitalization in accordance with GAAP, with Legacy MIC identified as the accounting acquirer. Accordingly, for accounting purposes, the financial statements of MIC represent a continuation of the financial statements of Legacy MIC with the acquisition being treated as the equivalent of Legacy MIC issuing stock for the net assets of FWAC. The net assets of Legacy MIC are stated at historical cost, with no goodwill or other intangible assets recorded. These unaudited pro forma financial statements do not include the impact of any synergies that may be achieved through the transactions nor any strategies that management may consider in order to continue to efficiently manage its operations.

The pro forma adjustments reflecting the consummation of the Merger are based on certain estimates and assumptions. The unaudited pro forma adjustments may be revised as additional information becomes available. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. MIC believes that assumptions made provide a reasonable basis for presenting all of the significant effects of the Merger contemplated based on information available to MIC at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma financial information.

NOTE 3 — ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2023

The Merger accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2023 are as follows:

(a)

Reflects the reclassification of cash and cash equivalents held in the trust account of FWAC maintained by Continental Stock Transfer & Trust Company (the “Trust Account”) that were available for merger consideration, transaction expenses, and the operating activities in conjunction with the Merger. The adjustment also reflects the redemption of 27,058,698 FWAC Class A Shares in May 2023 in connection with the extension of the Amended and Restated Memorandum and Articles of Association of FWAC (the “Memorandum and Articles of Association”) and 22,017 FWAC Class A Shares in August 2023 in connection with the vote on the Merger.

(b)

Represents the payment of certain transaction costs which are directly related to and incremental to the Merger and are reflected as an adjustment to additional paid-in capital. MIC has not identified any costs that are not considered directly related to or incremental to the Merger, but any such costs would be reflected in the unaudited pro forma condensed combined income statements.

(c)	Represents the derecognition of Legacy MIC’s deferred offering costs through additional paid-in capital at Closing.

(d)	Represents approximately $0.5 million for the settlement of certain related-party balances.

(e)	Represents a pay-down on $15.0 million of the outstanding balance on the Credit Agreement.

(f)

Represents the amounts attributed to redemptions by the FWAC public shareholders, including the redemption of 27,058,698 FWAC Class A Shares in May 2023 in connection with the extension of the Memorandum and Articles of Association and 22,017 FWAC Class A Shares in August 2023 in connection with the vote on the Merger.

(g)	Reflects the issuance of Common Stock before redemptions as well as the conversion of FWAC Class A Shares and FWAC Class B Shares.

(h)	Reflects cancellation of 7,762,375 shares of Legacy MIC Common Stock.

(i)	Reflects the reset of non-controlling interest to the post-Merger ownership.

(j)	Reflects the elimination of FWAC’s historical accumulated deficit balance as of June 30, 2023 such that the remaining accumulated deficit is that of MIC.

(k)

Reflects the fair value of 1.9 million FWAC Class B Shares that convert to Common Stock if the 5-day VWAP share price of Common Stock exceeds $13.00 prior to December 31, 2026 and $16.00 prior to December 31, 2028. For purposes of these unaudited pro forma combined financial statements and footnotes, we have recorded a preliminary estimate of this liability. MIC will engage a third-party valuation specialist to determine the final fair value to be recorded related to the FWAC Class B Shares.

(l)	Reflects the issuance of 46,000 shares of Series 2 Preferred Stock and balance of paid in kind dividends.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 are as follows:

(aa)	Reflects the elimination of FWAC’s income from investments held in the Trust Account.

(bb)

Reflects the decrease in interest expense as a result of paying down amounts outstanding under Credit Agreement, as described in e above. The adjustment was calculated using actual coupon interest on the Credit Agreement for the six months ended June 30, 2023.

(cc)	Reflects the adjustment for the portion of net income attributable to non-controlling interests, as described in (i) above.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 are as follows:

(aa)	Reflects the elimination of FWAC’s income from investments held in the Trust Account.

(bb)

Reflects the decrease in interest expense as a result of paying down amounts outstanding under Credit Agreement, as described in (e) above. The adjustment was calculated using actual coupon interest on the Credit Agreement for the year ended December 31, 2022.

Legacy MIC entered into its Credit Agreement in March 2022. During the second quarter of 2022, Legacy MIC used proceeds from the Credit Agreement to pay-off $56.1 million of then-outstanding principal on mortgage loans. As described above, the unaudited pro forma condensed combined financial statements contemplate that MIC will pay-down some of the outstanding balance on the Credit Agreement. However, since there was no Credit Agreement until March 2022, and therefore no interest, there is an adjustment in 2022 to each scenario to reflect a decrease in interest expense as though Legacy MIC used proceeds from the Merger to pay-down $15.0 million of the $56.1 million of debt as of January 1, 2022.

(cc)	Reflects the adjustment for the portion of net income attributable to non-controlling interests, as described in (i) above.

(dd)

The $4.1 million adjustment reflects the non-cash compensation cost recognized for certain LTIP Units that were granted to Legacy MIC’s Chief Executive Officer and Chief Financial Officer on August 23, 2022 pursuant to their respective employment agreements. These LTIP Units will vest in full only upon the occurrence of a liquidity event prior to August 25, 2024; provided, that the executive remains continuously employed by MIC, the Operating Company or an affiliate thereof through the one year anniversary of the liquidity event. The grant date fair value of the awards was determined to be $4.1 million and is recognized over the 2022 pro forma period which assumes the Merger closed on January 1, 2022.

(ee)

Reflects the recognition of dividends on Series 2 Preferred Stock at a cumulative annual rate of 10% of the $1,000.00 per share liquidation preference, which dividends will be paid in full on the conversion date.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discusses and analyzes the financial condition and results of operations of MIC. For more information regarding MIC’s historical financial condition and results of operations, you should read the consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. See “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” herein. MIC’s actual results could differ materially from the forward-looking statements included herein. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors” and elsewhere in this prospectus. Numbers may not sum due to rounding.

Overview

MIC focuses on acquiring, owning and leasing parking facilities and related infrastructure, including parking lots, parking garages and other parking structures throughout the United States. MIC targets both parking garage and surface lot properties primarily in top 50 MSAs, with proximity to key demand drivers, such as commerce, events and venues, government and institutions, hospitality and multifamily central business districts.

As of June 30, 2023, MIC owned 43 parking facilities (including one property classified as held for sale) in 21 separate markets throughout the United States, with a total of 15,676 parking spaces and approximately 5.4 million square feet. As of June 30, 2023, MIC also owned approximately 0.2 million square feet of commercial space adjacent to its parking facilities.

MIC’s management has been focused on the undertaking of four strategic objectives to reposition MIC for its next phase of growth. MIC converted all management contracts back to leases under the New Lease Structure effective as of January 1, 2022, so that MIC could accomplish the first objective of once again having qualifying income from a REIT-test perspective beginning in 2022. The second objective was to focus on the balance sheet and MIC’s upcoming debt maturities. In March 2022, MIC entered into the Credit Agreement to extend and refinance 2022 maturities. On the Closing Date, MIC entered into the Second Amendment Agreement, pursuant to which, among other things, (i) KeyBank and the Lenders agreed to waive certain existing events of default under the Credit Agreement, (ii) MIC agreed to remit $15.0 million of the proceeds from the Preferred PIPE Investment at the Closing to pay down outstanding borrowings under the Credit Facility and (iii) the total commitment of the Lenders was reduced from $75.0 million to $58.7 million. MIC’s management’s third objective was to focus heavily on the performance of each asset, working with the operators to create a business plan for each asset to improve cash flow and rental income to MIC. Those business plans were finalized in the first quarter of 2022 and are currently being implemented with MIC’s tenant-operators. MIC anticipates that asset-level performance will continue to improve through 2023. Finally, MIC’s management continues to focus on the fourth objective which is the remediation of MIC’s REIT status.

The shares of Common Stock being offered for resale pursuant to this prospectus by the Selling Securityholders represent approximately 82.1% of the outstanding shares of Common Stock as of October 11, 2023 (after giving effect to the issuance of shares of Common Stock upon (i) the exercise of the Warrant, (ii) the conversion of the Series 2 Preferred Stock (including Dividends) and (iii) our election to issue shares of Common Stock in lieu of cash payments upon redemption of all outstanding Common Units Units held by Color Up and HS3) and approximately 451.3% of our public float. Given the substantial number of shares of Common Stock being registered for potential resale by the Selling Securityholders pursuant to this prospectus, the sale of shares by the Selling Securityholders, or the perception in the market that the Selling Securityholders of a large number of shares intend to sell shares, could increase the volatility of the market price of our Common Stock or result in a significant decline in the public trading price of our Common Stock. Entities controlled by Manuel Chavez, Stephanie Hogue, and Jeffrey Osher would own 75.6% of the outstanding shares of Common Stock as of October 11, 2023 (after giving effect to the share issuances noted above), all of which shares are being offered for resale pursuant to this prospectus, and will be able to sell all of such shares for so long as the registration statement of which this prospectus forms a part is available for use.

Historical Background

FWAC was incorporated as a Cayman Islands exempted company on February 19, 2021. FWAC was a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

On May 27, 2021, FWAC consummated the FWAC IPO of 27,500,000 FWAC Class A Shares, including 2,500,000 FWAC Class A Shares issued pursuant to the partial exercise of the FWAC IPO Underwriters’ over-allotment option, at an offering price of $10.00 per FWAC Class A Share, generating gross proceeds of $275.0 million, and incurring offering costs of approximately $16.1 million, of which approximately $9.6 million was for deferred underwriting commissions.

Simultaneously with the closing of the FWAC IPO, FWAC consummated the private placement of 907,000 FWAC Class A Shares, at a price of $10.00 per FWAC Class A Share to the Sponsor, generating gross proceeds of approximately $9.1 million.

Legacy MIC, formerly known as The Parking REIT, Inc. and as MVP REIT II, Inc., was a Maryland corporation formed on May 4, 2015. Legacy MIC was a company focused on acquiring, owning and leasing parking facilities and related infrastructure, including parking lots, parking garages and other parking structures throughout the United States. Legacy MIC targeted both parking garage and surface lot properties primarily in top 50 MSAs with proximity to key demand drivers, such as commerce, events and venues, government and institutions, hospitality and multifamily central business districts.

The Mergers

On December 13, 2022, FWAC entered into the Merger Agreement, providing for, among other things, the merger of (a) Merger Sub with and into Legacy MIC with Legacy MIC continuing as the First-Step Surviving Company and (b) immediately following the First Effective Time, the First-Step Surviving Company with and into FWAC, with FWAC continuing as the surviving entity. In connection with the Merger, among other things: (a) each issued and outstanding share of Legacy MIC Common Stock (excluding shares owned by Legacy MIC and any of its subsidiaries) converted into the right to receive such number of shares of Common Stock at an exchange ratio of 1.5 to 1 and (b) each issued and outstanding share of Legacy MIC Series 1 Preferred Stock and Legacy MIC Series A Preferred Stock converted into the right to receive one share of Series 1 Preferred Stock or one share of Series A Preferred Stock, as applicable, having terms materially the same as the applicable Legacy MIC Preferred Stock, except that the shares of Preferred Stock will be convertible into shares of Common Stock instead of shares of Legacy MIC Common Stock. Each outstanding share of Legacy MIC Common Stock that was held by Legacy MIC and any of its subsidiaries was cancelled without payment of any consideration therefor. In addition, upon the First Effective Time, the outstanding and unexercised Legacy MIC Warrant to purchase 1,702,128 shares of Legacy MIC Common Stock at an exercise price of $11.75 per share became the Warrant to purchase 2,553,192 shares of Common Stock at an exercise price of $7.83 per share. On August 25, 2023, the transactions contemplated by the Merger Agreement were consummated.

The Conversion

Additionally, on the Closing Date, the Conversion was consummated by which the Operating Partnership converted into the Operating Company. In connection with the Conversion, each outstanding unit of partnership interest of the Operating Partnership converted automatically, on a one-for-one basis, into an equal number of identical membership units of the Operating Company. Following the Conversion, the classes of partnership units of the Operating Partnership designated as “Common Units,” “Class A Units,” “LTIP Units” and “Performance

Units” became classes of membership units of the Operating Company. Legacy MIC was the sole general partner of the Operating Partnership and, prior to the Conversion, owned substantially all of its assets and conducted substantially all of its operations through the Operating Partnership. Following the Conversion, MIC is a member of the Operating Company and owns substantially all of its assets and conducts substantially all of its operations through the Operating Company. Immediately following the Conversion, MIC owned approximately 45.8% of the Common Units of the Operating Company. The Operating Company is managed by a board of directors consisting of two board members: one individual appointed by MIC who is entitled to two votes on every matter submitted to a vote of the board of directors of the Operating Company and one individual appointed by the non-MIC members of the Operating Company who is entitled to one vote on every matter submitted to a vote of the board of directors of the Operating Company.

Preferred PIPE Investment

Finally, on the Closing Date, the Preferred PIPE Investment was consummated. On June 15, 2023, the Preferred PIPE Investors entered into the Preferred PIPE Subscription Agreements with FWAC, pursuant to which the Preferred PIPE Investors agreed to subscribe for and purchase a total of 46,000 shares of Series 2 Preferred Stock at $1,000 per share for an aggregate purchase price of $46,000,000 and an effective purchase price of approximately $3.34 per share. On December 31, 2023, the Series 2 Preferred Stock will convert into approximately 13,787,462 shares of Common Stock, inclusive of 1,253,404 shares of Common Stock that will be issued in connection with the conversion of 4,600 shares of Series 2 Preferred Stock that will be distributed to the Preferred PIPE Investors as paid-in-kind dividends at a cumulative rate of 10.0% of the $1,000 per share liquidation preference.

Objectives

Over the next twelve months, the management of MIC will be focused predominantly on the following strategic objectives:

•	Working with third-party operators to optimize the performance of MIC’s parking facilities and other assets to move towards cash flow positivity;

•	Reducing corporate overhead to move MIC towards profitability;

•	Pursuing options for refinancing near-term debt maturities; and

•	Continuing to identify paths for remediation of REIT status.

The management of MIC has continued to work closely with MIC’s tenants to evaluate capital requirements of the assets, with a view to understanding current and future demand drivers of those assets. MIC has been implementing its proprietary technology which provides real-time information on the performance of assets. Under the New Lease Structure, which requires tenants to pay a lower base rent (typically $500-$1,000 per month) and percentage rent equal to a designated percentage (typically 90%) of the amount by which gross revenues at the property during any lease year exceed a negotiated base amount, MIC has funded capital expenditures related to upgrades and optimization of MIC’s parking facilities, including but not limited to gate arm systems, lighting, and large capital improvements to structure and concrete. MIC expects to maintain an active dialogue with MIC’s tenants for the betterment of MIC’s portfolio.

Investment Strategy & Criteria

Because MIC’s management team has a long experience in the parking industry, MIC often receives off-market calls for parking facilities that are not yet being marketed for sale, as well as have early notices on properties just getting ready to be marketed. As such, MIC has a pipeline of acquisitions that is both bespoke and actionable, that MIC believes are off-market and largely unavailable to MIC’s competitors. MIC intends to continue to consolidate the industry through acquisitions, partnering with both owners and tenants, to create a meaningful pipeline and scale.

MIC’s investment strategy has historically focused primarily on acquiring, owning and leasing parking facilities, including parking lots, parking garages and other parking structures throughout the United States. MIC has historically focused primarily on investing in income-producing parking lots and garages with air rights in MSAs. In expanding MIC’s portfolio, MIC will seek geographically diverse investments that address multiple key demand drivers and demonstrate consistent consumer use that are expected to generate cash flows and provide greater predictability during periods of economic uncertainty. Such targeted investments include, but are not limited to, parking facilities near one or more of the following key demand drivers:

•	Commerce

•	Events and venues

•	Government and institutions

•	Hospitality

•	Multifamily central business districts

MIC generally targets parking facilities that are near multiple key demand drivers so as not to be solely reliant on a single source of income. Parking garages in downtown cores constitute a large portion of MIC’s parking facilities as they serve multiple key demand drivers.

MIC works closely with MIC’s current tenants to understand the return to each individual market, both as MIC considers the key demand drivers of MIC’s current assets, as well as new assets that MIC may consider acquiring as part of MIC’s investment strategy. MIC’s deep relationships with key tenants help facilitate collaboration with respect to MIC’s portfolio.

MIC is focused on acquiring properties that are expected to generate cash flow, located in populated MSAs and expected to produce income within 12 months of the properties’ acquisition. MIC intends to acquire under-managed parking facilities and collaborate with its tenants to implement a tailored, value-add approach that includes fostering the implementation of identified value levers and mitigating risk exposure, while fostering local business relationships to derive market knowledge and connectivity.

In the event of a future acquisition of properties, MIC expects the foregoing criteria to serve as guidelines; however, management and the Board may vary from these guidelines to acquire properties which they believe represent value or growth opportunities.

MIC cannot assure you that MIC will attain investment objectives or that the value of MIC’s assets will not decrease. The Board utilizes the investment policies to ensure investment decisions are in the best interests of MIC’s stockholders.

Trends and Other Factors Affecting our Business

Various trends and other factors affect or have affected our operating results, including but not limited to the general market conditions, the strength of the broader U.S. economy and the trajectory of activity of consumers with regard to their use of the parking facilities, fuel prices, inflation trends and interest rates.

Return to Work

The return to normalized movement following the COVID-19 pandemic is relatively uneven among markets and industries, which has impacted the performance of our assets, as many of our properties are located in urban centers, near government buildings, entertainment centers, or hotels. While the employment level in the United States has nearly returned to 2019 levels, many companies continue to deploy a work-from-home or hybrid remote strategy for employees. We anticipate that a hybrid work structure for traditional central business district office workers will be the normalized state going-forward. This has impacted the performance of many of our assets that have office exposure and underscores the importance of a multi-key demand driver strategy in repositioning current and/or acquiring new assets.

Results of Operations for the three months ended June 30, 2023, compared to the three months ended June 30, 2022 (dollars in thousands):

	For the Three Months Ended June 30,
	2023	2022	$ Change	% Change
Revenues
Base rental income	$1,951	$2,002	$(51)	(2.5)%
Percentage rental income	5,263	5,031	232	4.6%

Total revenues	$7,214	$7,033	$181	2.6%

Base rental income

The decrease in base rental income for the three months ended June 30, 2023 compared to the same period in 2022 is due primarily to changes in lease structure partially offset by the acquisition of one parking asset in Oklahoma City in the second quarter of 2022.

Percentage rental income

The $0.2 million increase in percentage rent income is due primarily to (1) a $0.2 million increase related to one property acquired during the second quarter of 2022 and (2) demand for event parking, specifically in markets with sporting events, theatres, festivals, and other gatherings. This demand positively affects several of our properties in Chicago, Cincinnati and Denver and was partially offset by lower revenues from contract parking in Detroit.

	For the Three Months Ended June 30,
	2023	2022	$ Change	% Change
Operating expenses
Property taxes	$1,742	$1,739	$3	0.2%
Property operating expense	533	698	(166)	(23.7)%
Interest expense	3,676	3,366	311	9.2%
General and administrative	2,444	1,838	605	32.9%
Professional fees	327	494	(167)	(33.8)%
Organizational, offering and other costs	84	1,876	(1,792)	(95.5)%
Depreciation and amortization expenses	2,130	2,064	66	3.2%

Total operating expenses	$10,936	$12,075	$(1,139)	(9.4)%

Property operating expense

The $0.2 million decrease in property operating expense during the three months ended June 30, 2023 compared to the same period in 2022 is attributable primarily to lower professional services related to engineering surveys, legal fees, and insurance costs.

Interest expense

The increase in interest expense of approximately $0.3 million during the three months ended June 30, 2023 compared to the same period in 2022 is primarily attributable to (1) $0.7 million of increased interest expense on the Credit Agreement (which includes $0.3 million of non-cash fee amortization), partially offset by the repayment of $56.1 million of mortgage loans during the second quarter of 2022.

General and administrative

The $0.6 million increase in general and administrative expenses during the three months ended June 30, 2023 compared to the same period in 2022 is primarily attributable to non-cash compensation cost for performance units granted on May 27, 2022 and certain executive LTIP Units granted on February 28, 2023 of approximately $1.2 million (compared to approximately $0.4 million in the second quarter of 2022) which was partially offset by a decrease in payroll and travel related costs.

Professional fees

Professional fees decreased by approximately $0.2 million during the three months ended June 30, 2023 compared to the same period in 2022. The decrease was primarily attributable to lower utilization of professional services firms including consulting, advisory and legal service providers.

Organizational, offering and other costs

On May 27, 2022, Legacy MIC entered into an Agreement and Plan of Merger (the “MIT Merger Agreement”) by and between Legacy MIC and Mobile Infrastructure Trust, a Maryland real estate investment trust (“MIT”). Pursuant to the terms of the MIT Merger Agreement, Legacy MIC would merge with and into MIT, with MIT continuing as the surviving entity resulting from the transaction (the “MIT Merger”). Prior to and as a condition to the merger with MIT, MIT expected to undertake an initial public offering of its common shares of beneficial interest. Also, in March 2022, MIC had entered into an agreement with MIT, requiring Legacy MIC to be allocated, bear and (where practicable) pay directly certain costs and expenses related to the merger with MIT. In connection with the execution of the Merger Agreement, the MIT Merger Agreement and the cost allocation agreement with MIT were terminated.

The $1.8 million decrease in organizational, offering and other costs during the three months ended June 30, 2023 compared to the same period in 2022 is due to the termination of the MIT Merger Agreement and other transactions primarily attributable to legal and accounting fees.

Depreciation and amortization expenses

The $0.1 million increase in depreciation and amortization expenses during the three months ended June 30, 2023 compared to the same period in 2022 is due to the one property acquired during the second quarter of 2022.

	For the Three Months Ended June 30,
	2023	2022	$ Change	% Change
Other income (expense)
PPP loan forgiveness	$—	$328	$(328)	(100.0)%
Other income	15	61	(46)	(75.8)%
Total other expense	$15	$389	$(374)	(96.2)%

PPP loan forgiveness

During April 2022, MIC received notification from the U.S. Small Business Administration (“SBA”) stating that the second-round paycheck protection program loan was forgiven in full in the amount of $328,000. The forgiveness of this loan was recognized in the consolidated statements of operations in the month it was forgiven.

Results of Operations for the six months ended June 30, 2023, compared to the six months ended June 30, 2022 (dollars in thousands):

	For the Six Months Ended June 30,
	2023	2022	$ Change	% Change
Revenues
Base rental income	$4,031	$4,053	$(22)	(0.5)%
Management income	—	313	(313)	(100.0)%
Percentage rental income	10,286	9,456	830	8.8%
Total revenues	$14,317	$13,822	$495	3.6%

Base rental income

The decrease in base rental income for the six months ended June 30, 2023 compared to the same period in 2022 is due primarily to changes in lease structure partially offset by the acquisition of one parking asset in Oklahoma City in the second quarter of 2022.

Management income

The management income for the six months ended June 30, 2022 is attributable to operator collections for a management agreement that was converted into the New Lease Structure at the beginning of 2022.

Percentage rental income

The $0.8 million increase in percentage rent income is due primarily to (1) a $0.4 million increase related to one property acquired during the second quarter of 2022 and (2) demand for event parking, specifically in markets with sporting events, theatres, festivals, and other gatherings. This demand positively affects several of our properties in Chicago, Cincinnati and Denver and was partially offset by lower revenues from contract parking in Detroit.

	For the Six Months Ended June 30,
	2023	2022	$ Change	% Change
Operating expenses
Property taxes	$3,498	$3,575	$(77)	(2.2)%
Property operating expense	1,051	1,472	(421)	(28.6)%
Interest expense	7,276	5,957	1,319	22.1%
Depreciation and amortization expenses	4,256	4,031	225	5.6%
General and administrative	5,063	3,344	1,719	51.4%
Professional fees	795	1,175	(380)	(32.3)%
Organizational, offering and other costs	117	2,722	(2,605)	(95.7)%

Total operating expenses	$22,056	$22,276	$(220)	(1.0)%

Property taxes

The $0.1 million decrease in property taxes during the six months ended June 30, 2023 compared to June 30, 2022 is attributable primarily to changes in estimated property tax assessments recognized in the first and second quarters of 2022.

Property operating expense

The $0.4 million decrease in property operating expense during the six months ended June 30, 2023 compared to June 30, 2022 is attributable primarily to lower professional services related to engineering surveys, legal fees, and insurance costs.

Interest expense

The increase in interest expense of approximately $1.3 million during the six months ended June 30, 2023 compared to the same period in the prior year is primarily attributable to (1) $2.3 million of increased interest expense on the Credit Agreement (which includes $0.1 million of non-cash fee amortization), partially offset by the repayment of $56.1 million of mortgage loans during the second quarter of 2022.

General and administrative

The $1.7 million increase in general and administrative expenses during the six months ended June 30, 2023 compared to June 30, 2022 is primarily attributable to non-cash compensation cost for performance units granted on May 27, 2022 and certain executive LTIP Units granted on February 28, 2023 of approximately $2.6 million (compared to approximately $0.4 million in the second quarter of 2022) which was partially offset by a decrease in payroll and travel related costs.

Professional fees

Professional fees decreased by approximately $0.4 million during the six months ended June 30, 2023 compared to June 30, 2022. The decrease was primarily attributable to lower utilization of professional services firms including consulting, advisory and legal service providers.

Organizational, offering and other costs

The $2.6 million decrease in organizational, offering and other costs during the six months ended June 30, 2023 compared to June 30, 2022 is due to the termination of the MIT Merger Agreement and other transactions primarily attributable to legal and accounting fees.

Depreciation and amortization expenses

The $0.2 million increase in depreciation and amortization expenses during the six months ended June 30, 2023 compared to June 30, 2022 is due to the one property acquired during the second quarter of 2022.

	For the Six Months Ended June 30,
	2023	2022	$ Change	% Change
Other income (expense)
Other income	$30	$76	$(46)	(60.3)%
Gain on sale of real estate	660	—	660	100.0%
PPP loan forgiveness	—	328	(328)	(100.0)%

Total other expense	$690	$404	$286	70.8%

Gain on sale of real estate

On February 28, 2023, MIC sold a parking lot located in Wildwood, New Jersey for $1.5 million, resulting in a gain on sale of real estate of approximately $0.7 million. MIC received net proceeds of approximately $0.3 million after the repayment of the outstanding mortgage loan, interest and transaction costs.

PPP loan forgiveness

During April 2022, MIC received notification from the SBA stating that the second-round paycheck protection program loan was forgiven in full in the amount of $328,000. The forgiveness of this loan was recognized in the consolidated statements of operations in the month it was forgiven.

Results of Operations for the year ended December 31, 2022 compared to the year ended December 31, 2021 (dollars in thousands).

	For the Year Ended December 31,
	2022	2021	$ Change	% Change
Revenues
Base rental income	$8,345	$11,970	$(3,625)	(30.3)%
Management income	427	4,466	(4,039)	(90.4)%
Percentage rental income	20,329	3,988	16,341	409.8%

Total revenues	$29,101	$20,424	$8,677	42.5%

Base rental income

The decrease in base rental income for the year ended December 31, 2022 compared to the same period in 2021 is due primarily to (a) a $5.1 million decrease in rental income from our same store properties as a result of restructuring most of our leases and management contracts to the New Lease Structure which require tenants to pay a lower base rent (typically $500-$1,000 per month), partially offset by (b) a $0.9 million increase in base rental income related to five parking facilities acquired in the third and fourth quarters of 2021 and one property acquired during the second quarter of 2022 and (c) a $0.6 million increase in base rental income recognized through a consolidated variable interest entity that prior to the closing of the transactions contemplated by the Purchase and Contribution Agreement was accounted for under the equity method of accounting. We define same store properties as those that were owned and consolidated for the full period in both comparison periods.

Management income

The $4.0 million decrease in management income for the year ended December 31, 2022 compared to the same period in 2021 is due primarily to the restructuring of management contracts to the New Lease Structure. Management income for 2021 reflects income from 13 management contracts that existed as of December 31, 2021. As of December 31, 2022, there were no management contracts in effect.

Percentage rental income

The $16.3 million increase in percentage rent income is due primarily to (a) a $8.4 million increase from our same store properties as a result of an increase in the demand for parking across our portfolio as well as the impact of the New Lease Structure whereby we are recognizing a higher percentage of parking revenues generated at our properties in lieu of the higher base rent, and (b) a $7.9 million increase in percentage rental income related to five parking facilities acquired in the third and fourth quarters of 2021 and one property acquired during the second quarter of 2022. Under the New Lease Structure in addition to base rental income we recognize percentage rental income equal to a designated percentage, typically ninety percent (90%), of the amount by which gross revenues at the property during any lease year exceed a negotiated base amount.

The demand for event parking during 2022 increased as a result of Major League Baseball and National Basketball Association producing full seasons with limited, if any, restrictions on capacity at sporting venues compared to the prior year restrictions due to COVID-19. This demand positively affected several of our properties in St. Louis, Minneapolis, Houston and Milwaukee. The demand for event parking also increased in our markets where theaters, festivals, and other gatherings resumed during 2022.

Additionally, the demand for hotel parking increased in key markets such as Chicago, Detroit, Denver and Cincinnati, driven by the corresponding increase in events, vacation and business travel during 2022 compared to 2021.

	For the Year Ended December 31,
	2022	2021	$ Change	% Change
Operating expenses
Property taxes	$6,885	$5,382	$1,503	27.9%
Property operating expense	2,947	1,583	1,364	86.1%
Interest expense	12,912	9,536	3,376	35.4%
Depreciation and amortization	8,248	5,850	2,398	41.0%
General and administrative	8,535	6,530	2,005	30.7%
Professional fees	2,690	2,645	45	1.7%
Organizational, offering and other costs	5,592	—	5,592	100.0%

Total operating expenses	$47,809	$31,526	$16,283	51.7%

Property taxes

The $1.5 million increase in property taxes during the year ended December 31, 2022 compared to the year ended December 31, 2021 is attributable primarily to (a) approximately $1.4 million related to new acquisitions, including the five properties acquired during the third and fourth quarters of 2021 and one property acquired during the second quarter of 2022 and (b) the New Lease Structure, which increased the property tax burden on us as we are solely responsible for the property tax payments under the New Lease Structure.

Property operating expense

The $1.4 million increase in property operating expense during the year ended December 31, 2022 compared to the year ended December 31, 2021 is attributable primarily to increased insurance, professional services related to engineering surveys and other operating expenses attributable to the five properties acquired during the third and fourth quarters of 2021 and one property acquired during the second quarter of 2022.

Interest expense

The increase in interest expense of approximately $3.4 million during the year ended December 31, 2022 compared to the same period in the prior year is primarily attributable to (a) $3.9 million of 2022 interest expense on the Credit Agreement (which includes $1.2 million of non-cash fee amortization), and (b) interest expense on loans assumed as part of the transactions contemplated by the Purchase and Contribution Agreement, partially offset by the repayment of $56.1 million of mortgage loans during the second quarter of 2022.

Depreciation and amortization expenses

The $2.4 million increase in depreciation and amortization expenses during the year ended December 31, 2022 compared to the year ended December 31, 2021 is primarily due to the five properties acquired during the third and fourth quarters of 2021, the one property acquired during the second quarter of 2022, and the $4.0 million of technology acquired as a result of the transactions contemplated by the Purchase and Contribution Agreement.

General and administrative

The $2.0 million increase in general and administrative expenses during the year ended December 31, 2022 compared to the year ended December 31, 2021 is primarily attributable to non-cash compensation cost for

Performance Units granted on May 27, 2022 of approximately $2.5 million and increased payroll related costs of approximately $0.4 million, which was partially offset by a decrease in corporate directors and officers insurance of approximately $0.9 million.

Professional fees

Professional fees increased by approximately $0.1 million during the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase was primarily due to insurance proceeds received in 2021 to reimburse us for legal fees for claims made against the director and officer insurance policy, partially offset by a decrease in legal fees.

Organizational, offering and other costs

During the year ended December 31, 2022, we incurred approximately $5.6 million in organizational and offering costs in connection with the proposed MIT Merger, legal and accounting fees, and certain litigation costs.

	For the Year Ended December 31,
	2022	2021	$ Change	% Change
Other income (expense)
Other income	$106	$217	$(111)	(51.0)%
Loss on sale of real estate	(52)	—	(52)	100.0)%
PPP loan forgiveness	328	348	(20)	(5.6)%
Settlement of deferred management internalization	—	10,040	(10,040)	(100.0)%
Gain on consolidation of VIE	—	360	(360)	(100.0)%
Transaction expenses	—	(12,224)	12,224	(100.0)%

Total other expense	$382	$(1,259)	$1,641	(130.4)%

Loss on sale of real estate

On September 1, 2022, MIC sold a parking lot located in Canton, Ohio for $0.7 million, resulting in a loss on sale of real estate of approximately $0.1 million.

PPP loan forgiveness

During May 2021, MIC received notification from the SBA stating that the first-round paycheck protection program loan was forgiven in full in the amount of $348,000. During April 2022, MIC received notification from the SBA stating that the second-round paycheck protection program loan was forgiven in full in the amount of $328,000. The forgiveness of these loans was recognized in the consolidated statements of operations in the month they were forgiven.

Gain on consolidation of VIE

The gain on consolidation of MVP St. Louis Cardinal Lot, DST, a Delaware statutory trust (the “DST”), is the result of consolidating our investment in the DST, beginning in the third quarter of 2021 which was previously accounted for under the equity method of accounting.

Settlement of deferred management internalization and Transaction expenses

As of the closing of the transactions contemplated by the Purchase and Contribution Agreement, transaction expenses of approximately $12.2 million, including investment banking, legal, lender consent and employee severance costs, and the settlement of the deferred management internalization liability of $10.0 million were recorded in transaction expenses and settlement of deferred management internalization, respectively.

Liquidity and Capital Resources

Historically, our principal source of funds to meet our operating expenses, pay debt service obligations and make distributions to our stockholders will be rental income from tenants at our parking facilities. Although we have no present intention to do so, we also may sell properties that we own or place mortgages on properties that we own to raise capital.

We have incurred a net loss in each of our annual periods since our inception. For the six months ended June 30, 2023, MIC incurred net losses attributable to its common stockholders of $4.8 million and as of June 30, 2023, MIC had approximately $6.2 million in cash, cash equivalents and restricted cash. For the year ended December 31, 2022, MIC incurred net losses attributable to its common stockholders of $11.2 million and as of the year ended December 31, 2022 had approximately $11 million in cash, cash equivalents and restricted cash.

Our short-term and long-term liquidity needs will consist primarily of funds necessary for payments of indebtedness, acquisitions of assets, development of properties and capital expenditures, and costs associated with the Merger. Existing capital expenditure activities expected to be completed in the near-term for general deferred maintenance are expected to cost approximately $1.3 million.

On June 30, 2023, our outstanding fixed rate debt consisted of the following (dollars in thousands):

Loan	Original Debt Amount	Monthly Payment	Balance as of 6/30/23	Lender	Interest Rate	Loan Maturity
MVP Clarksburg Lot (4)	$476	I/O	$379	Vestin Realty Mortgage II	7.50%	8/25/2023
MVP Milwaukee Old World (4)	$771	I/O	$1,871	Vestin Realty Mortgage II	7.50%	8/25/2023
MVP Milwaukee Clybourn (4)	$191	I/O	$191	Vestin Realty Mortgage II	7.50%	8/25/2023
MVP Cincinnati Race Street, LLC (4)	$2,550	I/O	$3,450	Vestin Realty Mortgage II	7.50%	8/25/2023
Minneapolis Venture (4)	$2,000	I/O	$4,000	Vestin Realty Mortgage II	7.50%	8/25/2023
MVP Memphis Poplar (3)	$1,800	I/O	$1,800	LoanCore	5.38%	3/6/2024
MVP St. Louis (3)	$3,700	I/O	$3,700	LoanCore	5.38%	3/6/2024
Mabley Place Garage, LLC	$9,000	$44	$7,532	Barclays	4.25%	12/6/2024
322 Streeter Holdco LLC	$25,900	$130	$25,015	American National Insurance Co.	3.50%	3/1/2025
MVP Houston Saks Garage, LLC	$3,650	$20	$2,907	Barclays Bank PLC	4.25%	8/6/2025
Minneapolis City Parking, LLC	$5,250	$29	$4,302	American National Insurance, of NY	4.50%	5/1/2026
MVP Bridgeport Fairfield Garage, LLC	$4,400	$23	$3,598	FBL Financial Group, Inc.	4.00%	8/1/2026
West 9th Properties II, LLC	$5,300	$30	$4,421	American National Insurance Co.	4.50%	11/1/2026
MVP Fort Worth Taylor, LLC	$13,150	$73	$11,000	American National Insurance, of NY	4.50%	12/1/2026

Loan	Original Debt Amount	Monthly Payment	Balance as of 6/30/23	Lender	Interest Rate	Loan Maturity
MVP Detroit Center Garage, LLC	$31,500	$194	$27,160	Bank of America	5.52%	2/1/2027
MVP St. Louis Washington, LLC (1)	$1,380	$8	$1,258	KeyBank*	4.90%	5/1/2027
St. Paul Holiday Garage, LLC (1)	$4,132	$24	$3,764	KeyBank*	4.90%	5/1/2027
Cleveland Lincoln Garage, LLC (1)	$3,999	$23	$3,643	KeyBank*	4.90%	5/1/2027
MVP Denver Sherman, LLC (1)	$286	$2	$260	KeyBank*	4.90%	5/1/2027
MVP Milwaukee Arena Lot, LLC (1)	$2,142	$12	$1,951	KeyBank*	4.90%	5/1/2027
MVP Denver 1935 Sherman, LLC (1)	$762	$4	$694	KeyBank*	4.90%	5/1/2027
MVP Louisville Broadway Station, LLC (2)	$1,682	I/O	$1,682	Cantor Commercial Real Estate**	5.03%	5/6/2027
MVP Whitefront Garage, LLC (2)	$6,454	I/O	$6,454	Cantor Commercial Real Estate**	5.03%	5/6/2027
MVP Houston Preston Lot, LLC (2)	$1,627	I/O	$1,627	Cantor Commercial Real Estate**	5.03%	5/6/2027
MVP Houston San Jacinto Lot, LLC (2)	$1,820	I/O	$1,820	Cantor Commercial Real Estate**	5.03%	5/6/2027
St. Louis Broadway, LLC (2)	$1,671	I/O	$1,671	Cantor Commercial Real Estate**	5.03%	5/6/2027
St. Louis Seventh & Cerre, LLC (2)	$2,057	I/O	$2,057	Cantor Commercial Real Estate**	5.03%	5/6/2027
MVP Indianapolis Meridian Lot, LLC (2)	$938	I/O	$938	Cantor Commercial Real Estate**	5.03%	5/6/2027
St Louis Cardinal Lot DST, LLC	$6,000	I/O	$6,000	Cantor Commercial Real Estate**	5.25%	5/31/2027
MVP Preferred Parking, LLC	$11,330	$66	$11,143	Key Bank**	5.02%	8/1/2027
Less unamortized loan issuance costs			$(613)

			$145,675

(1)	MIC issued a promissory note to KeyBank for $12.7 million secured by the pool of properties.
(2)	MIC issued a promissory note to Cantor Commercial Real Estate Lending, L.P. for $16.25 million secured by the pool of properties.
(3)	The loan is secured by a Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing on each of the properties owned by MVP St. Louis 2013 and MVP Memphis Poplar.
(4)	MIC repaid the loan in full on September 6, 2023.
*	2 Year Interest Only
**	10 Year Interest Only
I/O—Interest	Only

On March 29, 2022, Legacy MIC entered into the Credit Agreement with a $75.0 million accordion feature. During 2022, we utilized $73.7 million of the Credit Agreement to pay off certain near-term debt maturities and fund the acquisition of a parking garage in June 2022. On the Closing Date, and immediately prior to the Closing,

Legacy MIC entered into that certain Waiver and Second Amendment to Credit Agreement, amending the Credit Agreement to, among other things, waive certain existing events of default under the Credit Agreement, in the limited manner set forth therein, related to mandatory prepayments and certain financial covenants. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Indebtedness” for further discussion. As of the Closing, the Credit Agreement was assumed by MIC both by operation of law and by the express consent of the Lenders. We borrow under the Credit Agreement in U.S. dollars, and borrowings under the Credit Agreement bear interest at a floating rate based upon a Secured Overnight Financing Rate, or SOFR, benchmark rate or an alternate base rate, plus a margin of between 1.75% and 3.00%, with respect to SOFR loans, or 0.75% to 2.00%, with respect to base rate loans, based on our leverage ratio as calculated pursuant to the Credit Agreement. The Credit Agreement matures on April 1, 2024.

Projections

Our revenue projections are highly dependent on (i) our ability to generate organic growth in our existing properties and (ii) the acquisition of additional parking facilities that we believe will produce rental revenues in excess of our cost of capital used to acquire the parking facilities. If we are unable to continue our organic growth or acquire additional parking facilities, it may adversely impact our revenue projections. See “Risk Factors—The financial and operational projections that we may provide from time to time are subject to inherent risks” in this prospectus for more information.

Material Cash Requirements

Our material cash requirements are associated with operating expenses and debt service obligations. We expect to satisfy these cash requirements through rents from tenants at our parking facilities and the net proceeds from the consummation of the Merger and the Preferred PIPE Investment. We also will need to extend the maturity dates of the Credit Agreement and other short-term indebtedness, as discussed below.

We will receive the proceeds from the cash exercise of the Warrant. The aggregate proceeds of the exercise of all the Warrant, assuming cash exercise, would be approximately $20 million. We believe the likelihood that Color Up will exercise its Warrant, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Common Stock, the last reported sales price for which was $3.83 on October 30, 2023. If the market price for our Common Stock is less than $7.83 per share, we believe Color Up will be unlikely to exercise its Warrant. Furthermore, it is possible that we may not receive cash upon exercise of the Warrant since the Warrant may be exercised on a cashless basis. Any proceeds from the cash exercise of the Warrant would increase our liquidity, but our ability to fund our operations is not dependent upon receipt of cash proceeds from the exercise of the Warrant based on our current plans to extend the maturity dates of our debt and our expectation to achieve positive operating cash flows in the near future. Additionally, although we have no present intention to do so, we may also issue additional shares of our Common Stock or other equity securities of equal or senior rank in the future for investment or operational purposes. If we issue additional shares of Common Stock, dilution to our public stockholders may occur and the market price for our Common Stock may decrease and/or become more volatile. Sales of the shares of Common Stock registered for resale by the Selling Securityholders pursuant to this prospectus, which represent a significant portion of our total outstanding Common Stock, or the perception that such sales will occur, could have a negative impact on the public trading price of our Common Stock or our ability to raise additional capital on favorable terms, or at all.

To ensure that we have adequate capital to fund our operations and repay our maturing debt as it becomes due, we intend to assess options available to us to refinance and extend the maturity of the Credit Agreement, refinance certain of our current loans for various properties, and to both extend and sculpt our maturity wall, so that our maturities are spread out over multiple years. In addition, although we have no present intention to do so, we also may sell properties that we own or place mortgages on property that we own to raise capital.

Our future acquisitions or development of properties cannot be accurately projected because such acquisitions or development activities depend upon available opportunities that come to our attention and upon our ability to successfully acquire, develop and lease such properties. However, we have identified a pipeline of acquisition opportunities that we believe is bespoke and actionable, while being largely off-market and unavailable to our competitors. As of June 30, 2023, we have identified and are evaluating several parking facilities with more than $325 million in asset value as potential acquisition targets.

Sales of the shares of Common Stock registered for resale by the Selling Securityholders pursuant to this prospectus, which represent a significant portion of our total outstanding Common Stock, or the perception that such sales will occur, could have a negative impact on the public trading price of our Common Stock or our ability to raise additional capital on favorable terms, or at all.

We have no commercial paper outstanding, nor have we entered into any swaps or hedges.

We completed the Merger and the Preferred PIPE Investment on August 25, 2023, pursuant to which we received gross proceeds of $4.55 million and $46.0 million, respectively.

Taking into account the aggregate redemptions of $279.0 million of FWAC Class A Shares in connection with the Merger, we determined that such redemptions do not require us to implement any material changes to our current business plan, although this may change in the future. After giving effect to the Merger, the payment of Merger related expenses, the pay-down on $15.0 million of the outstanding balance on the Credit Agreement and the payment of certain other indebtedness, we had available cash of approximately $13.4 million. As of the date of this prospectus, we have approximately $64.1 million of debt which will mature within one year. We do not have sufficient cash on hand or available liquidity to repay the maturing debt as it becomes due. These conditions and events raise substantial doubt about our ability to continue as a going concern. In response, we are currently pursuing extensions and amendments on the maturing debt. However, our plan is subject to market conditions and not within our control. As a result, management’s plans cannot be considered probable and thus do not alleviate substantial doubt about our ability to continue as a going concern.

In connection with the evaluation of the Merger, our management prepared unaudited projected financial information, which included projected revenues for 2022 and 2023 of approximately $31.0 million and $35.8 million, respectively. Our actual revenues for the year ended December 31, 2022 were approximately $29.1 million, lower than the 2022 revenue projection. In addition, our revenue for the first six months of 2023 is approximately $14.3 million, and we therefore do not expect to achieve the 2023 revenue projection. In light of our current revenues, management is budgeting reduced overhead costs in 2023 through the reduction or elimination of certain controllable expenses. In addition, we continue to evaluate (i) our existing parking facilities and look for opportunities to implement strategic asset management initiatives to increase organic revenue growth and (ii) the acquisition of additional parking facilities that we believe will increase rental revenues in excess of our cost of capital used to acquire the parking facilities. Further, we paid down approximately $24.5 million of our outstanding indebtedness from the proceeds from the Preferred PIPE Investment and the Merger, which will decrease our interest expenses, and entered into an interest rate hedge, which we expect to further decrease our interest expenses.

Our ability to transition to more profitable operations is dependent upon achieving a level of revenue adequate to support our evolving cost structure. If events or circumstances occur such that we do not meet our operating plan as expected, we may be required to further reduce corporate overhead or other operating expenses, which could have an adverse impact on our ability to achieve intended business objectives or obtain additional financing. We continue to monitor and evaluate our corporate overhead and other operating expenses in light of our revenue and business objectives. If we anticipate that our actual results will differ from our operating plan, we believe we will have sufficient capabilities to enact cost-saving measures to preserve capital. There can be no assurance that we will be successful in implementing our business objectives, however, we believe that external sources of funding will be available in such circumstances. We may issue additional shares of our Common Stock, other equity securities ranking senior or on parity to our Common Stock or debt in the future for investment or operational purposes. The amount, timing, and mix of future liquidity will depend upon the judgment of our management, the market price of our Common Stock, and prevailing interest rates, among other factors. Future capital requirements will depend on many factors, including, but not limited to, costs to facilitate revenue expansion, including investing in our existing parking facilities, the acquisition of additional parking facilities, and our existing borrowings.

Sources and Uses of Cash

Comparison of the six months ended June 30, 2023 to the six months ended June 30, 2022:

The following table summarizes our cash flows for the six months ended June 30, 2023 and 2022 (dollars in thousands):

	For the Six Months Ended June 30,
	2023	2022
Net cash provided by (used in) operating activities	$(2,221)	$602
Net cash provided by (used in) investing activities	$354	$(18,680)
Net cash provided by (used in) financing activities	$(2,934)	$15,147

Cash flows from operating activities

The cash used in operating activities for the six months ended June 30, 2023 was primarily attributable to a $0.5 million increase in revenue and a decrease of approximately $0.1 million and $0.4 million in property taxes and property operating expenses, respectively, an increase in cash paid for interest, real estate tax payments due earlier in the year and payment of certain general and administrative and professional fees that were accrued for in the fourth quarter of 2022.

Cash flows from investing activities

The cash provided by investing activities during the six months ended June 30, 2023 was primarily attributable to proceeds from the sale of one parking asset in February 2023. The cash used in investing activities during the six months ended June 30, 2022 was primarily attributable to routine and strategic capital expenditures and the acquisition of one parking asset in June 2022.

Cash flows from financing activities

The cash used in financing activities during the six months ended June 30, 2023 was primarily attributable to principal payments on mortgage loans, including $1.0 million for the one parking asset sold in February 2023, as well as distribution payments to non-controlling interest holders in the DST. The cash provided by financing activities during the six months ended June 30, 2022 was primarily attributable to proceeds from the Credit Agreement of $73.7 million partially offset by the repayment of $55.1 million of notes payable and loan fees resulting from the Credit Agreement.

Comparison of the year ended December 31, 2022 to the year ended December 31, 2021:

The following table summarizes our cash flows for the years ended December 31, 2022 and 2021 (dollars in thousands):

	For the Years Ended December 31,
	2022	2021
Net cash provided by (used in) operating activities	$1,509	$(20,060)
Net cash (used in) investing activities	$(19,442)	$(20,252)
Net cash provided by financing activities	$12,211	$48,967

Cash flows from operating activities

The increase in cash provided by operating activities was primarily attributable to a $8.7 million increase in revenue (partially offset by an increase of $1.5 million and $1.4 million in property taxes and property operating expense, respectively), plus an increase in accounts payable resulting from organizational, offering and other costs related to the Merger Agreement and the MIT Merger Agreement. The net cash used in operating activities during the year ended December 31, 2021 was primarily attributable to expenses related to the transactions contemplated by the Purchase and Contribution Agreement of approximately $12.2 million.

Cash flows from investing activities

The cash used in investing activities during the year ended December 31, 2022 was primarily attributable to the acquisition of a $17.6 million parking garage in June 2022 as well as routine and strategic capital expenditures, partially offset by proceeds from the sale of one parking asset in September 2022. The cash used in investing activities during the year ended December 31, 2021 was primarily attributable to the acquisition of two parking garages in the third and fourth quarters of 2021.

Cash flows from financing activities

The cash provided by financing activities during the year ended December 31, 2022 was primarily attributable to proceeds from the Credit Agreement of $73.7 million, partially offset by the repayment of $55.1 million of notes payable and the payment of loan fees on the Credit Agreement and extension of certain other notes payable. The cash provided by financing activities during the year ended December 31, 2021 was primarily attributable to the cash contribution at the closing of the Purchase and Contribution Agreement and $20.0 million cash consideration received by the Operating Partnership in connection with the Class A Unit Agreement.

Indebtedness

On March 29, 2022, MIC entered into the Credit Agreement. During 2022, we used $73.7 million of available capacity to refinance certain of our current loans for various properties and to finance the acquisition of a parking garage in June 2022. We borrow under the Credit Agreement in U.S. dollars and expect borrowings to bear interest at a floating rate based upon a Secured Overnight Financing Rate, or SOFR, benchmark rate or an alternate base rate, plus a margin of between 1.75% and 3.00%, with respect to SOFR loans, or 0.75% to 2.00%, with respect to base rate loans, based on the leverage ratio as calculated pursuant to the Credit Agreement.

The obligations under the Credit Agreement are guaranteed by us and other guarantors. The Credit Agreement contains customary representations, warranties, conditions to borrowing, covenants and events of default, including certain covenants that limit or restrict, subject to certain exceptions, the ability of us, the Operating Company and our other subsidiaries to sell or transfer assets, enter into a merger or consolidate with another company, create liens, make investments or acquisitions or incur certain indebtedness. The Credit Agreement also includes financial covenants that require us to (i) maintain a total leverage ratio not to exceed 65.0% and (ii) maintain a certain tangible net worth.

On November 17, 2022, MIC executed an amendment to the Credit Agreement which extends the maturity of the Credit Agreement to April 1, 2024 and amends certain financial covenants through the new term. In connection with this extension, MIC paid an extension fee of $375,000 (plus expenses) which is being deferred and amortized over the new term of the Credit Agreement to interest expense on the consolidated statement of operations.

As of December 31, 2022 and June 30, 2023, $73.7 million was outstanding under the Credit Agreement. As of the date of this prospectus, $58.7 million is outstanding under the Credit Agreement.

On the Closing Date, MIC executed the Second Amendment to Credit Agreement. Pursuant to the Second Amendment, KeyBank and the Lenders agreed to waive certain existing events of default under the Credit Agreement, in the limited manner set forth therein, related to mandatory prepayments and certain financial covenants. Additionally, the Second Amendment to Credit Agreement, among other things:

•	reduced the total commitment of the Lenders from $75 million to $58.7 million as of the Closing;

•	required that MIC or the Borrower remit $15,000,000 of the proceeds from the Preferred PIPE Investment at the Closing to pay down outstanding borrowing under the Credit Agreement;

•	removed the Fixed Charge Coverage Ratio (as defined in the Credit Agreement);

•	required a Borrowing Base Interest Coverage Ratio (as defined in the Credit Agreement) of 1.10 to 1.00;

•	required that MIC maintain at least $7 million in unencumbered cash, unencumbered cash equivalents, and amounts on deposit in an account containing cash collateral to be used for interest payments;

•

requires the contribution of certain real property as collateral and concurrently with any sale or refinancing of that property, MIC deposit the proceeds from such sale or refinancing with KeyBank as cash collateral on the Credit Agreement;

•	increased the Applicable Debt Pool Yield (as defined in the Credit Agreement) from 8.0% to 9.0%; and

•	established a reserve for certain cash collateral to be used for interest payments.

As of December 31, 2022 and June 30, 2023, MIC was not in compliance with all applicable covenants in agreements governing its debt, resulting in an events of default. Subsequently, MIC entered into the Second Amendment Credit Agreement, which resulted in a waiver of all existing events of defaults.

MIC’s financial statements included elsewhere in this prospectus have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. MIC’s independent auditor included an explanatory paragraph regarding MIC’s ability to continue as a “going concern” in its report on MIC’s financial statements for the year ended December 31, 2022 due to MIC’s inability to comply with a financial covenant under its Credit Agreement.

Subsequently, MIC entered into the Second Amendment to the Credit Agreement, which resulted in a waiver of all existing events of default, the payment by MIC of $15 million of the proceeds from the Preferred PIPE Investment at the Closing to pay down outstanding borrowing, the decrease of available credit from $75 million to $58.7 million and certain modifications to the financial covenants.

We have incurred net losses since our inception and anticipate net losses for the near future. As of the date of this prospectus we have approximately $64.1 million of debt which will mature within one year. We do not have sufficient cash on hand or available liquidity to repay the maturing debt as it becomes due. These conditions and events raise substantial doubt about our ability to continue as a going concern.

In response, we are currently pursuing extensions and amendments on the maturing debt. However, our plan is subject to market conditions and not within our control. As a result, management’s plans cannot be considered probable and thus does not alleviate substantial doubt about our ability to continue as a going concern.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts of liabilities that might result from the outcome of this uncertainty.

Over time, management intends to both extend and sculpt our maturity wall, so that our maturities are spread over multiple years. As of the date of this prospectus, we have significant commercial mortgage-backed securities (“CMBS”) debt with prohibitive defeasance terms, which will limit our ability to refinance our CMBS debt prior to the maturity date or any permitted prepayment date. As our loans approach maturity, we will assess the lowest cost, most flexible options available to us and refinance those loans accordingly. Our intent over the mid-term period is to work with lending relationships to maintain a revolver that can address upcoming maturities, should market conditions not permit us to refinance with longer-term debt.

MIC may establish capital reserves with respect to particular investments. MIC also may, but is not required to, establish reserves out of cash flow generated by investments or out of net sale proceeds in non-liquidating sale transactions. Working capital reserves are typically utilized to fund tenant improvements, leasing commissions and major capital expenditures. Our lenders also may require working capital reserves.

On July 5, 2022, Vestin Realty Mortgage I, Inc. (“VRMI”) merged with and into Suncrest Holdings, LLC (“Suncrest”), an entity managed by an entity majority owned and controlled by Michael Shustek, our former Chief Executive Officer. On July 11, 2022, Suncrest assigned and sold five of the six notes issued originally by VRMI to certain of the subsidiaries of MIC (collectively, the “VRMI Notes”) to Vestin Realty Mortgage II, Inc. (“VRMII”). As a result, the obligations of the MIC subsidiaries under the five VRMI Notes, including all repayment obligations, are now owed to VRMII. All of the loans evidenced by the VRMI Notes mature and were payable in full on August 25, 2022. However, in August 2022, MIC extended the term of the VRMI Notes to August 2023. In connection with this extension, the coupon rate was increased from 7.0% to 7.5% and MIC paid the lender a $0.6 million extension fee. The VRMI Notes were paid in full on September 6, 2023.

Distributions and Stock Dividends

On March 22, 2018, Legacy MIC suspended the payment of distributions on Legacy MIC Common Stock. There can be no assurance that cash distributions to MIC’s common stockholders will be resumed in the future. The actual amount and timing of distributions, if any, will be determined by the Board in its discretion and typically will depend on various factors that the Board deems relevant.

MIC does not currently, and may not in the future, generate sufficient cash flow from operations to fully fund distributions. MIC does not currently anticipate that it will be able to resume the payment of distributions. However, if distributions do resume, all or a portion of the distributions may be paid from other sources, such as cash flows from equity offerings, financing activities, borrowings, or by way of waiver or deferral of fees. MIC has not established any limit on the extent to which distributions could be funded from these other sources. Accordingly, the amount of distributions paid may not reflect current cash flow from operations and distributions may include a return of capital (rather than a return on capital). If MIC pays distributions from sources other than cash flow from operations, the funds available to MIC for investments would be reduced and the share value may be diluted. The level of distributions will be determined by the Board and depend on several factors including current and projected liquidity requirements, anticipated operating cash flows and tax considerations, and other relevant items deemed applicable by the Board.

MIC did not repurchase any of its shares in 2022 or during the three months ended June 30, 2023. No cash dividends can be made on Common Stock until the preferred distributions are paid.

Preferred Stock

On March 24, 2020, the Board unanimously authorized the suspension of the payment of distributions on the Legacy MIC Series A Preferred Stock and the Legacy MIC Series 1 Preferred Stock; however, such distributions will continue to accrue in accordance with the terms of the Legacy MIC Series A Preferred Stock and the Legacy MIC Series 1 Preferred Stock.

As of June 30, 2023 and 2022, approximately $0.7 million and $0.5 million of accrued and unpaid Legacy MIC Series A Preferred Stock distributions, respectively, are included in accrued preferred distributions on the consolidated balance sheet.

As of June 30, 2023 and 2022, approximately $9.3 million and $6.5 million of accrued and unpaid Legacy MIC Series 1 Preferred Stock distributions, respectively, are included in accrued preferred distributions on the consolidated balance sheet.

As of December 31, 2022 and 2021, approximately $0.6 million and $0.4 million of accrued and unpaid Legacy MIC Series A Preferred Stock distributions, respectively, were included in accounts payable and accrued liabilities on the consolidated balance sheet.

As of December 31, 2022 and 2021, approximately $7.9 million and $5.1 million of accrued and unpaid Legacy MIC Series 1 Preferred Stock distributions, respectively, were included in accounts payable and accrued liabilities on the consolidated balance sheet.

In connection with the Closing of the Merger, each issued and outstanding share of Legacy MIC Series 1 Preferred Stock and Legacy MIC Series A Preferred Stock converted into the right to receive one share of Series 1 Preferred Stock or one share of Series A Preferred Stock, as applicable, having terms materially the same as the applicable Legacy MIC Preferred Stock, except that the shares of Series 1 Preferred Stock and Series A Preferred Stock are convertible into shares of Common Stock instead of shares of Legacy MIC Common Stock.

As of the date of this prospectus, there are approximately $0.7 million, $9.3 million accrued and unpaid Series A Preferred Stock and Series 1 Preferred Stock.

Warrants

On August 25, 2021, in connection with the closing of the transactions contemplated by the Purchase and Contribution Agreement, MIC entered into the Warrant Agreement with Color Up pursuant to which MIC issued the Legacy MIC Warrant to Color Up to purchase up to 1,702,128 shares of Legacy MIC Common Stock, at an exercise price of $11.75 per share for an aggregate cash purchase price of up to $20.0 million. Each whole Legacy MIC Warrant entitled the registered holder thereof to purchase one whole share of Legacy MIC Common Stock at a price of $11.75 per share.

In connection with the Merger, upon the First Effective Time, the outstanding and unexercised Legacy MIC Warrant to purchase 1,702,128 shares of Legacy MIC Common Stock at an exercise price of $11.75 per share became the Warrant to purchase 2,553,192 shares of Common Stock at an exercise price of $7.83 per share, exercisable as of the date of the Closing. On August 29, 2023, MIC and Color Up entered into the Amended and Restated Warrant Agreement pursuant to which the Warrant Agreement was amended and restated to reflect the effects of the Merger and permit Color Up to exercise the Warrant on a cashless basis at Color Up’s option.

We assess our warrants as either equity or a liability based upon the characteristics and provisions of each instrument. Warrants classified as equity are recorded at fair value as of the date of issuance on our balance sheet and no further adjustments to their valuation are made. Our management estimated the fair value of these warrants using option pricing models and assumptions that are based on the individual characteristics of the warrants or other instruments on the valuation date, as well as assumptions for future financings, expected volatility, expected life, yield and risk-free interest rate. As of December 31, 2022, June 30, 2023 and the date of this prospectus, all outstanding warrants, including the Legacy MIC Warrant and the Warrant, issued by MIC were classified as equity.

REIT Status

MIC elected to be treated as a REIT for federal income tax purposes for the year ended December 31, 2017 and continued to operate in a manner to qualify as a REIT for federal income tax purposes for the years ended December 31, 2018 and 2019. In order to qualify as a REIT, there are a number of requirements that MIC must satisfy as set forth in sections 856 to 860 of the Code. As a consequence of lease modifications entered into during the COVID-19 pandemic, MIC earned income from a number of tenants that did not constitute qualifying REIT income for purposes of the annual REIT gross income tests, and, as a result, MIC was not in compliance with its annual REIT income tests for the year ended December 31, 2020. Accordingly, MIC did not qualify for taxation as a REIT in 2020 and continues to be taxed as a C corporation.

As a C corporation, MIC is subject to federal income tax on its taxable income at regular corporate rates and is generally not permitted to qualify for treatment as a REIT for federal income tax purposes again for four years following the year in which it no longer qualified as a REIT. Failing to qualify as a REIT could materially and adversely affect our net income. In addition, distributions to its stockholders will not be deductible by MIC. As a result, being taxed as a C corporation rather than as a REIT could reduce the cash available for distribution by MIC to its stockholders. Moreover, as a C corporation, MIC is not required to distribute any amounts to its stockholders and all distributions to stockholders are taxable as regular corporate dividends to the extent of its current and accumulated earnings and profits. In such event, corporate stockholders may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income.

Critical Accounting Estimates

Our accounting estimates have been established in conformity with GAAP. The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If management’s judgment or interpretation of the facts and circumstances relating to various transactions is different, it is possible that different accounting policies will be applied, or different amounts of assets, liabilities, revenues and expenses will be recorded, resulting in a different presentation of the financial statements or different amounts reported in the financial statements.

Additionally, other companies may utilize different estimates that may impact comparability of our results of operations to those of companies in similar businesses. Below is a discussion of the accounting policies that management considers to be most critical. These policies require complex judgment in their application or estimates about matters that are inherently uncertain.

Impairment of Long-Lived Assets

On a periodic basis, we assess our properties for possible impairment and record any impairment charges identified. The first step is the identification of potential triggering events, such as significant decreases in operating results, changes in useful life, a plan to dispose of an asset, or the inability to recover the net book value of the property over its remaining economic life based upon net operating income as forecasted for the current year or future years. In the event that the results of this first step indicate a triggering event for a property, MIC reviews the asset for impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. These factors require a subjective evaluation based on the specific property and market. If impairment exists, due to the inability to recover the carrying value of a property, the property is written down to fair value and an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used. For properties held for sale, the impairment loss is the adjustment to fair value less estimated cost to dispose of the asset. These assessments have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to net income.

Acquisitions

All assets acquired and liabilities assumed in an acquisition of real estate accounted for as a business combination are measured at their acquisition date fair values. For acquisitions of real estate accounted for as an asset acquisition, the fair value of consideration transferred by us (including transaction costs) is allocated to all assets acquired and liabilities assumed on a relative fair value basis.

In making estimates of fair values for purposes of allocating purchase price, we will utilize several sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. We will also consider information obtained about each property as a result of our pre-acquisition due diligence, as well as subsequent marketing and leasing activities, in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.

We allocate the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their relative fair values. Tangible assets include land, land improvements, buildings, fixtures and tenant improvements on an as-if vacant basis. We utilize various estimates, processes and information to determine the as-if vacant property value. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Amounts allocated to land, land improvements, buildings and fixtures are based on valuations performed by independent third parties or on our analysis of comparable properties in our portfolio. Identifiable intangible assets include amounts allocated to acquire leases for above- and below-market lease rates, the value of in-place leases, and the value of customer relationships, as applicable. The aggregate value of intangible assets related to in-place leases is primarily the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as if vacant. Factors considered by us in our analysis of the in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property, considering current market conditions and costs to execute similar leases. In estimating carrying costs, we will include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up period. Estimates of costs to execute similar leases including leasing commissions, legal and other related expenses are also utilized.

The value of lease intangibles is amortized to depreciation and amortization expense over the remaining term of the respective lease. If a tenant terminates its lease with us, the unamortized portion of the in-place lease intangibles is recognized over the shortened lease term.

BUSINESS

All references in this subsection to “we,” “us” or “our” refer to the business of Legacy MIC prior to the Closing and MIC following the Closing, as the context suggests.

Our Company

We focus on acquiring, owning and leasing parking facilities and related infrastructure, including parking lots, parking garages and other parking structures throughout the United States. We target both parking garage and surface lot properties primarily in top 50 MSAs with proximity to key demand drivers, such as commerce, events and venues, government and institutions, hospitality and multifamily central business districts.

As of June 30, 2023, we owned 43 parking facilities in 21 separate markets throughout the United States, with a total of 15,676 parking spaces and approximately 5.4 million square feet. As of June 30, 2023, we also owned approximately 0.2 million square feet of commercial space adjacent to our parking facilities.

We are led by an experienced management team with more than over 40 years of combined industry experience and relationships. Our management team, including our Chief Executive Officer and our President and Chief Financial Officer, has extensive experience acquiring and operating real estate and we have a seasoned investment team that uses a defined and disciplined approach to underwriting parking facilities for potential acquisition. Our Chief Executive Officer, Manuel Chavez, III, has over 20 years of principal investing and operations experience, all focused in parking and industrial related real estate assets and operating companies. Collectively, Mr. Chavez’s experience spans nearly 50,000 parking stalls and over 25 million square feet of real estate across the United States. In 2017, after an 18-year career at PCA, Inc. (“PCA”), a real estate services and parking business with more than 1,100 employees and offices in 15 markets, where he served as chief executive officer and president from 2007 to 2017, Mr. Chavez founded Bombe, where he has directed approximately $1 billion worth of transactions. Before she joined Bombe in 2020, Stephanie Hogue, our President and Chief Financial Officer, had over 15 years of relevant experience, having worked in mergers and acquisitions and debt capital markets for corporate clients in the infrastructure sector with PricewaterhouseCoopers Corporate Finance LLC in New York, São Paulo and Mumbai. Ms. Hogue has advised on more than $15 billion of transaction value to date, including two public-private partnerships that were the first in their respective asset classes.

Mr. Chavez and Ms. Hogue became part of the management team of MIC in connection with a series of transactions that occurred in 2021 pursuant to the Purchase and Contribution Agreement. In connection with the Purchase and Contribution Agreement, MIC acquired three multi-level parking garages consisting of approximately 765 and 1,625 parking spaces located in Cincinnati, Ohio and approximately 1,154 parking spaces located in Chicago, Illinois totaling approximately 1.2 million square feet. In addition to the parking garages contributed, proprietary technology was contributed to MIC, which provides management with real-time information on the performance of its assets.

As of June 30, 2023, 29 of our leases, or 67.4% of our leases, with our tenants are governed under a modified net lease structure typically consisting of a base rent component plus percentage rent above a negotiated threshold, as further described below (the “New Lease Structure”). We believe that the New Lease Structure will result in an increase in our same property rental revenue compared to the prior leases. As of June 30, 2023, our annualized same property rental revenue (based on annualized contractual rents as of June 30, 2023) was approximately $26.6 million as compared to rental revenue of approximately $27.5 million for the twelve months ended December 31, 2022, excluding commercial revenue and tenant reimbursements, and average annualized same property revenue per available space (“RevPAS”) (based on annualized contractual rents as of June 30, 2023) as of June 30, 2023 was $1,721 as compared to $1,756 for the twelve months ended December 31, 2022. We define same property rental revenue as rental revenue generated from properties that were owned and consolidated for the full period in both comparison periods. We define RevPAS as gross parking revenue generated by MIC’s properties divided by the total number of parking spaces in MIC’s portfolio.

We believe we operate in a highly fragmented industry across the United States where we believe most owners are local owner-operators owning one to five properties in a specific market. According to the “Parking Lots & Garages in the U.S.” industry report prepared by IBISWorld Inc. in November 2021 (the “IBIS Report”), of the approximately 17,000 parking structures in the United States, four single operators are expected to account for 37.6% of industry revenue in 2021, with the remaining 62.4% of industry revenue expected to come from other minor players, including sole proprietors, which typically own and manage as few as one facility. Because of our management team’s significant experience in the parking industry across the United States, we are able to leverage our network of industry connections to access off-market asset acquisition opportunities before those properties are marketed for sale. As such, we have identified a pipeline of acquisition opportunities that we believe is bespoke and actionable, while being largely off-market and unavailable to our competitors. As of June 30, 2023, we have identified and are evaluating several parking facilities with approximately $325 million in asset value as potential acquisition targets. There can be no assurance that we will enter into definitive documentation for these potential acquisitions or, even if we do, that any or all of them will be completed on the terms described above or at all. Given our investment strategy, coupled with the experience of our management team, we believe that we are well positioned to significantly grow our portfolio and achieve attractive risk-adjusted returns for our stockholders.

Industry Overview and Market Opportunity

The parking industry is comprised of property owners and operators who provide off-street, paid parking and valet services on an hourly, daily or monthly basis. Parking facilities are typically built in proximity to and serve commercial operations, transit hubs, hospitality, civic, medical and entertainment venues. Parking garage operations are typically run by local, regional or national parking operators subject to lease or management agreements. In addition to space for parking, many parking facilities offer consumers additional services such as cleaning, basic repairs and valet, typically for an additional charge.

Parking facilities are one of the most dominant physical features of U.S. cities with surface lots alone covering more than five percent (5.0%) of urban land in the Upper Great Lakes Region, according to Shoup, Donald. Parking and the City. Routledge, 2018. According to the “Economic Contributions of the US Parking Industry” report prepared for the National Parking Association (“NPA”), by Ernst & Young LLP, in July 2020, or the NPA Economic Report, there were over 1 billion parking spaces in the United States in 2018, or about four parking spaces for every vehicle, and the parking industry generated over $131 billion of revenue, with the industry supporting $262.0 billion of total gross economic output. The parking industry supported $176.0 billion of value added nationwide, equivalent to 1.0% of the U.S. gross domestic product and employed approximately 580,000 employees in 2018, accounting for approximately $69.0 billion in total wages and income. The parking industry contributed approximately $19.0 billion in state and local taxes and approximately $7.8 billion in property taxes in 2018, according to the NPA. The parking industry’s revenue sources stem from a variety of demand drivers, such as commerce, events and venues, government and institutions, hospitality and multifamily central business districts. According to the IBIS Report, in 2021, 55.6% of parking industry revenue was expected to be derived from businesses, including hospitals, hotels, restaurants, sports and entertainment venues, 17.2% from airports and airlines, 14.7% from manufacturing and 12.5% from educational facilities.

The following chart sets forth the number of registered motor vehicles in the United States from 2010 through 2021:

Registered Motor Vehicles in the United States (In Millions)

Source: U.S. Department of Transportation. Includes private and commercial automobiles, buses, trucks and motorcycles.

According to the “Road to Recovery Index for Parking” report prepared for the NPA by Ernst & Young LLP in September 2021 (the “September 2021 NPA Report”), many cities rely on parking and transportation-related taxes (such as ridesharing and vehicle fuel taxes) to fund government services, making parking an essential part of a city’s budget. As such, many cities have ordinances that prevent parking garages from being converted to an alternative use. These restrictions do not apply to surface parking lots, which often have redevelopment or reuse strategies associated with them. In addition, many cities do not require newly constructed office or residential towers to offer parking within the same structure. As such, we view the market as one which will become supply compressed over time, with similar or increasing demand. This will allow us to adjust rates accordingly, which should see support from cities, as they continue to rely on the income from parking structures.

Parking facilities possess several attractive characteristics that are not found in most commercial real estate investments, including:

•	a customer base that tends to have a strong local component, providing for repeat users;

•	inflationary hedge given no long-term leases and real time adjustments to parking rates;

•	negligible leasing commissions;

•	negligible tenant improvement requirements; and

•

minimal capital expenditure requirements, given that tenant improvements are not typically required when renewing leases or entering into new leases with tenants, which drives attractive net operating income, or NOI, to cash flow conversion.

The following chart sets forth the costs of recurring capital expenditure requirements as a percentage of NOI for us and five other industries we believe are comparable to the parking industry:

Capital Expenditures(1) as a Percentage of Net Operating Income

Source: Public Filings. Data as of June 30, 2023, unless otherwise indicated.

(1)	Maintenance, tenant improvements, leasing commissions and improvements other than major growth projects.
(2)	Represents through June 30, 2023.
(3)	Represents sector average for all U.S. Farmland, as of June 2021.
(4)	Includes CubeSmart (NYSE: CUBE), Extra Space Storage Inc. (NYSE: EXR), Public Storage (NYSE: PSA), and National Storage Affiliates Trust (NYSE: NSA).
(5)

Represents Sabra Health Care REIT, Inc. (Nasdaq: SBRA) only and excludes National Health Investors, Inc. (NYSE: NHI), LTC Properties Inc. (NYSE: LTC) and CareTrust REIT, Inc. (NYSE: CTRE) due to lack of consistent data.

(6)

Includes Equity Residential (NYSE: EQR), Essex Property Trust, Inc. (NYSE: ESS), UDR, Inc. (NYSE: UDR), AvalonBay Communities Inc. (NYSE: AVB), Mid-America Apartment Communities, Inc. (NYSE: MAA), Elme Communities (NYSE: ELME), Camden Property Trust (NYSE: CPT), Apartment Income REIT Corp. (NYSE: AIRC), Veris Residential, Inc. (NYSE: VRE), Equity LifeStyle Properties, Inc. (NYSE: ELS), Sun Communities, Inc. (NYSE: SUI), Invitation Homes Inc. (NYSE: INVH) and American Homes 4 Rent (NYSE: AMH).

(7)

Includes Pebblebrook Hotel Trust (NYSE: PEB), Park Hotels & Resorts Inc. (NYSE: PK), Host Hotels & Resorts, Inc. (Nasdaq: HST), RLJ Lodging Trust (NYSE: RLJ), Sunstone Hotel Investors, Inc. (NYSE: SHO), Apple Hospitality REIT, Inc. (NYSE: APLE) and DiamondRock Hospitality Company. (NYSE: DRH).

In addition, we believe there are high barriers to entry for parking facility ownership. In addition to the costs to acquire or construct new parking facilities, which, according to WGI, Inc. is currently estimated to be approximately $27,900 per parking space (excluding the cost of land). This rate varies by state, but has generally seen constant, and at times, significant, yearly increases. Parking facilities are subject to numerous zoning restrictions and approval processes that may make it difficult for new owners and operators to enter the market. In particular, the scarcity of available land and new construction in central business districts and elsewhere present limited alternatives for those who desire to enter the parking facility industry.

Development Cost of Parking Structure Per Parking Space (Excluding Land)

Source: WGI, Inc.

Over the five years prior to the COVID-19 pandemic, the parking industry benefited from favorable economic conditions that drove demand for parking. Improving unemployment rates and increased airline, hotel and central commercial district activity all contributed to increased parking space utilization. However, the COVID-19 pandemic significantly impacted the parking industry. According to the “Road to Recovery Index for Parking, Vol. 2” report prepared for the NPA, by Ernst & Young LLP, in March 2022 (the “March 2022 NPA Report”), a survey of parking operators found that parking industry revenue fell by 50.0% in calendar year 2020 compared to 2019. However, the parking industry showed signs of recovery in the second half of 2020 and in 2021 as in-person work, travel and event attendance increased from pandemic lows. Based on the same survey, parking industry revenue in 2021 was expected to have recovered to only 75.0% of its pre-COVID-19 pandemic levels by the end of 2021 and parking revenue increased 47.0% in the last six months of 2021. According to survey respondents, Miami, Chicago and San Francisco had the largest gains in parking revenue, while metropolitan areas lagging in this parking revenue recovery included Los Angeles and New York City. It remains to be established whether domestic migration spurred on by the COVID-19 pandemic will remain or if a correction will occur. Through the increase of service rates, lowered costs, the expansion of offerings (such as electric vehicle charging and emergency repairs) and greater adoption of data analytics to make operations more efficient, parking industry profit was expected to grow from 8.0% of parking industry revenue in 2016 to 9.6% of parking industry revenue in 2021, according to the IBIS Report.

As the key drivers of parking demand continue to improve, there is significant potential for growth embedded in the COVID-19 pandemic recovery within the parking industry, presenting near-term growth potential that has largely already transpired in most other real estate asset classes. Further, commuter preferences have evolved as a result of the COVID-19 pandemic with interest in driving higher and interest in transit lower on average in July and August 2021 compared to January 2020 in many U.S. metropolitan areas, according to an analysis by Ernst & Young LLP of Apple Mobility contained in the September 2021 NPA Report. The result is more people driving, with vehicle miles traveled surpassing January 2020 levels in the first half of 2021.

The following chart sets forth consumer activities recovery in December of 2020 as compared to 2021 and 2022 and the recovery gap from these consumer activities to pre-COVID-19 levels.

Consumer Activities Recovery in 2021/2022

Indexed to Pre-Pandemic Levels (100%)

Source: EY analysis of data from Department of Transportation Statistics/FRED, OpenTable, US Transportation Security Agency, US Bureau of Labor Statistics, STR hospitality and National Bureau of Economic Research. Notes: generally, “pre-pandemic level” is defined as data from December 2019 or the 2019 annual average when available; 2022 is generally defined as the most recent data available from September 2022 through November 2022.

The following chart sets forth the percent change in U.S. passenger travel from 2019 through December 2021 by mode of travel:

U.S. Percent Change in Passenger Travel from 2019 by Mode

Source: U.S. Department of Transportation.

(1)	Roadways indicate interstate passenger vehicle miles of travel.
(2)	Aviation indicates person throughput at all airports.
(3)	Passenger rail indicates Amtrak ridership.
(4)	Transit indicates total monthly ridership.
(5)	Intercity bus indicates a national network carriers ridership.

According to Uber, in 2019, the cost per mile for consumers to own, operate and drive their own private vehicles and use parking facilities was approximately $0.50 per consumer, as compared to a cost per mile of approximately $2.00—$8.00 per consumer for ridesharing services. In addition, Uber noted that weekly trip volume for private vehicles is 250 times higher than popular ridesharing services. Uber estimated a weekly trip volume of approximately 26.2 million for its ridesharing service, compared to approximately 6.6 billion for private vehicles in 2019. In 2019, Uber’s U.S. rideshare penetration was approximately 3.9%.

The following chart sets forth the number of rideshare users in the United States from 2017 through 2022:

Rideshare Users in the United States, in Millions Per Year

Source: Statista. Users defined as ride-hailing and taxi users. Data is as of Statista per most recent update December 2022.

Vehicle miles traveled by consumers tend to be fairly stable over time—even during periods of U.S. economic recession. For example, the financial crisis of 2008-2009 minimally impacted vehicle miles traveled.

The following chart sets forth the historical vehicle miles traveled from January 1998 through November 2022:

Source: U.S. Federal Highway Administration, Vehicle Miles Traveled, retrieved from FRED, Federal Reserve Bank of St. Louis.

The following chart sets forth vehicle miles traveled by U.S. customers from January 2020 through November 2022:

Vehicle Miles Traveled (Indexed to January 2020)

Source: U.S. Federal Highway Administration

In addition to elevated driving activity, travel and leisure sectors have seen increased volume as restrictions from the COVID-19 pandemic continue to lift. According to the U.S. Transportation Security Administration passenger volumes data, for full year 2022, U.S. consumers were resuming air travel at 89.8% of pre-COVID-19 pandemic, 2019 levels. Office utilization has continued to increase with the percentage of U.S. workers working remotely down from 35.0% in May 2020 to 13.0% in July 2021, according to the September 2021 NPA Report. This is still significantly above pre-COVID-19 remote work levels, likely providing further upside potential for parking industry demand as office activity continues to stabilize.

We believe the parking industry is highly fragmented, consisting of many small, private parking facility owners that own and operate a single or very few properties on a local basis and a small number of large owners operating on a national scale. Based on our management team’s experience, we believe that a majority of parking facility owners have a single property. Given the ongoing recovery from the impact of the COVID-19 pandemic, we believe many smaller scale owners lack the financial wherewithal to endure prolonged financial disruption. While some of the real estate markets have begun to recover from this disruption, the effects of the disruption continue to persist in other markets. The adverse developments in these real estate markets have created unique opportunities for investors willing to undertake the risk of acquiring properties.

Increased adoption of data analytics and technology within parking facilities will lead to greater operational efficiencies and the ability for well-invested facilities to differentiate themselves from competition within that specific market. Currently, less than 1% of the 250 million vehicles on the road in the U.S. are electric, according to Cage, Feilding, “The Long Road to Electric Cars”, Reuters, February 7, 2022, or the Reuters Article. The Reuters Article indicates that approximately 45.0% of new car sales could be electric by 2035 according to parking industry analyst IHS Markit, leading to about half of cars on the road being electric by 2050. Addressing the resulting demand for electric vehicle charging stations in parking facilities is one way in which owners with scale and resources can improve their assets and add value through the acquisition of less invested properties.

We intend to continue to consolidate the industry through acquisitions, partnering with both owners and tenant operators, to create a meaningful pipeline and scale.

Investment Strategy & Criteria

Our investment strategy has historically focused primarily on acquiring, owning and leasing parking facilities, including parking lots, parking garages and other parking structures throughout the United States. We have historically focused primarily on investing in income-producing parking lots and garages with air rights in MSAs. In expanding our portfolio, we will seek geographically diverse investments that address multiple key demand drivers and demonstrate consistent consumer use that are expected to generate positive cash flows and provide greater predictability during periods of economic uncertainty. Such targeted investments include, but are not limited to, parking facilities near one or more of the following key demand drivers:

•	Commerce

•	Events and venues

•	Government and institutions

•	Hospitality

•	Multifamily central business districts

We generally target parking facilities that are near multiple key demand drivers so as not to be solely reliant on a single source of income. Parking garages in downtown cores constitute a large portion of our parking facilities as they serve multiple key demand drivers.

We work closely with our current tenants to understand the return of each individual market, both as we consider the key demand drivers of our current assets, as well as new assets that we may consider acquiring as part of our investment strategy. Our deep relationships with key tenants help facilitate collaboration with respect to our portfolio.

We are focused on acquiring properties that are expected to generate positive cash flow, located in populated MSAs and expected to produce income within 12 months of the properties’ acquisition. We intend to acquire under-managed parking facilities and collaborate with our tenants to implement a tailored, value-add approach that includes fostering the implementation of identified value levers and mitigating risk exposure, while fostering local business relationships to derive market knowledge and connectivity.

In the event of a future acquisition of properties, we would expect the foregoing criteria to serve as guidelines; however, management and our board of directors may vary from these guidelines to acquire properties which they believe represent value or growth opportunities.

Our investments are subject to various federal, state, local and foreign laws, ordinances and regulations, including, among other things, zoning regulations, land use controls, environmental controls relating to air and water quality, noise pollution and indirect environmental impacts such as increased motor vehicle activity. We have obtained or intend to obtain all permits and approvals necessary under current law to operate our investments.

We cannot assure you that we will attain our investment objectives or that the value of our assets will not decrease. Our board of directors reviews our investment policies at least annually to determine whether our investment policies continue to be in the best interests of our stockholders.

Our Properties

As of June 30, 2023, we owned 43 parking facilities in 21 separate markets throughout the United States with a total of 15,676 parking spaces and approximately 5.4 million square feet, including 24 parking lots and 19 parking garages. As of June 30, 2023, we also owned approximately 0.2 million square feet of commercial space adjacent to our parking facilities. As of June 30, 2023, our properties were 100% leased to 15 tenants. As of December 31, 2022, the total gross investment in real estate was approximately $450.6 million.

We believe that parking demand is heavily influenced by the key demand drivers surrounding a parking facility and stable performance is driven by diversification of those key demand drivers. In theory, a perfectly diversified parking facility can be 100% occupied during the day and at night, being used by various key demand drivers throughout the day, week and year, pushing the utilization of the parking facility well over 100%.

Our parking facilities consist of parking garages and surface lots. We currently do not own on-street parking. Parking garages are multi-level structures. We have both self-park and valet-assisted garages in our portfolio. Because valet-assisted garages require certain human capital, parking rates and multi-use optimization is paramount to realizing parking garage performance for these garages. While more cars can be parked in parking garages daily, they also have greater capital requirements than surface lots. Fewer cars can be parked in surface lots daily. Daily average parking rates may be lower but often experience the highest rates in particular markets for sporting and other events. Surface lots not only have low on-going capital requirements, but they also have the distinct benefit of a change in use in their value, as surface lots can easily be converted into residential or commercial multi-story use. As a result, surface lots very rarely become available for sale in large cities, as they are prime assets over the longer-term.

The following table sets forth the property name, location, property type and other information with respect to the properties that we owned as of June 30, 2023:

Properties(1)

Property Name	Location	Property Type	Number of Spaces	Property Size (Square Feet)
Bricktown Garage	Oklahoma City, OK	Garage	555	206,598
Bridgeport Fairfield Garage	Bridgeport, CT	Garage	878	232,964
322 Streeter Garage	Chicago, IL	Garage	1,154	473,522
Mabley Place Garage	Cincinnati, OH	Garage	772	353,700
Cincinnati Race Street	Cincinnati, OH	Garage	317	166,992
1W7 Garage	Cincinnati, OH	Garage	765	314,749
222W7 Garage	Cincinnati, OH	Garage	1,625	531,000
Clarksburg	Clarksburg, WV	Surface Lot	95	35,784
Cleveland West 9th	Cleveland, OH	Surface Lot	260	94,252
Crown Colony	Cleveland, OH	Surface Lot	82	23,460
Cleveland Lincoln	Cleveland, OH	Garage	471	294,361
Denver Sherman 1935	Denver, CO	Surface Lot	72	18,750
Denver Champa St. Garage	Denver, CO	Garage	450	177,650
Denver Sherman 1963	Denver, CO	Surface Lot	28	6,250
Detroit Renaissance Garage	Detroit, MI	Garage	1,273	382,470
Fort Worth Taylor	Fort Worth, TX	Garage	1,013	372,171
Hawaii Marks	Honolulu, HI	Garage	308	150,810
Houston Saks Garage	Houston, TX	Garage	265	90,750
Houston Preston Lot	Houston, TX	Surface Lot	46	10,000
Houston San Jacinto	Houston, TX	Surface Lot	85	28,326
Houston Preferred(2)	Houston, TX	Garage/Lot	528	130,00 /9,331
Indianapolis City Park Garage	Indianapolis, IN	Garage	354	20,473
Indianapolis Washington St	Indianapolis, IN	Surface Lot	150	46,174
Indianapolis Meridian	Indianapolis, IN	Surface Lot	36	10,454
Louisville West Broadway	Louisville, KY	Surface Lot	165	54,450
Raider Park Garage	Lubbock, TX	Garage	1,508	563,584
Memphis Poplar	Memphis, TN	Surface Lot	125	37,563
2nd Street Miami Garage	Miami, FL	Garage	118	36,129
Milwaukee Old World	Milwaukee, WI	Surface Lot	54	11,250
Milwaukee Wells	Milwaukee, WI	Surface Lot	148	43,580
Milwaukee Clybourn	Milwaukee, WI	Surface Lot	15	2,400
Milwaukee Arena	Milwaukee, WI	Surface Lot	75	48,344
Minneapolis Venture	Minneapolis, MN	Surface Lot	185	71,737

Property Name	Location	Property Type	Number of Spaces	Property Size (Square Feet)
Minneapolis City Parking	Minneapolis, MN	Surface Lot	270	86,283
Nashville White Front	Nashville, TN	Garage	155	44,944
New Orleans Rampart	New Orleans, LA	Surface Lot	77	27,105
St. Louis Spruce	St. Louis, MO	Surface Lot	180	53,153
St. Louis Washington	St. Louis, MO	Surface Lot	63	16,919
St. Louis Broadway	St. Louis, MO	Surface Lot	146	41,948
St. Louis 7th & Cerre	St. Louis, MO	Surface Lot	149	46,056
St. Louis Cardinal Lot	St. Louis, MO	Surface Lot	376	114,424
St. Paul Holiday Garage	St. Paul, MN	Garage	285	101,568

(1)	As of June 30, 2023.
(2)	Houston Preferred includes two properties.

The following map shows the location of our properties as of June 30, 2023 (based on annualized rental revenue):

As of June 30, 2023, 18.6% of our parking facilities were located in the top 15 MSAs and 88.4% were located in the top 50 MSAs (based on the number of parking facilities we owned as of that date). As of June 30, 2023, we had regional concentrations (based on the number of parking facilities we owned as of that date) as follows: Midwest (55.8%), Southwest (18.6%), Southeast (14.0%), Rocky Mountain Region (7.0%), Northeast (2.3%) and Pacific (2.3%). In addition, as of June 30, 2023, we had significant local concentrations (based on the gross book value of the parking facilities we owned as of that date) in Chicago (8.7%), Cincinnati (19.2%), Detroit (12.5%) and Houston (7.8%).

As of June 30, 2023, the weighted average remaining lease term for our properties was 3.5 years (based on the contractual rents, as of June 30, 2023, including straight line rent adjustments and excluding lease value amortization, adjusted for tenant concessions, including free rent and amounts reimbursed to tenants, plus estimated recurring expense reimbursements from tenants (annualized rental revenues may differ from actual historical rental revenues calculated pursuant to GAAP)). The following table sets forth the lease expiration schedule for our properties as of June 30, 2023:

Year	Number of tenants	Rented square feet expiring	% of total rented square feet expiring	Parking rental revenues expiring	% of total parking rental revenues expiring
2023	0	0	0.0%	$0	0.0%
2024	2	43,813	0.8%	$339,403	1.2%
2025	2	129,614	2.4%	$998,636	3.5%
2026	23	3,511,690	64.9%	$19,701,155	68.8%
2027	13	1,629,835	30.1%	$6,291,624	22.0%
2028	1	27,105	0.5%	$603,494	2.1%
Thereafter	2	66,647	1.2%	$700,712	2.4%
Total	43	5,408,704	100.0%	$28,635,024	100.0%

Recent Developments

Bricktown Parking Garage Acquisition

On June 7, 2022, MIC acquired the Bricktown Parking Garage, or the Bricktown Garage, a parking facility in Oklahoma City, Oklahoma with a total of 555 parking spaces and approximately 0.2 million square feet, for approximately $17.3 million, excluding closing costs. MIC entered into a lease agreement, effective as of June 7, 2022, with SP+, a Nasdaq-listed company with a $782.7 million market capitalization and $47.0 million in total gross profits for the quarter ended June 30, 2023, for the Bricktown Garage, consistent with the terms of MIC’s other leases under the New Lease Structure.

Our Leases

Many of our leases are modified net leases, pursuant to which our tenants pay fixed annual rent on a monthly basis, and also pay or reimburse us for all, or substantially all, property level operating and maintenance expenses, such as, insurance (excluding insurance covering the parking facility), utilities and repairs, including any increases with respect thereto. Many of our leases require our tenants to perform periodic line striping, routine janitorial cleaning (including annual pressure washing but excluding power sweeping), touch-up painting and elevator maintenance and repair (often subject to an agreed-upon cap) at our tenants’ sole cost and expense.

Many of our leases require us to provide for capital expenditures, structural repairs, replacements of systems, fixtures or equipment (including, without limitation, HVAC, fire protection, alarm, utility, plumbing, sewage, drainage, security, lighting and traffic control systems), expansion joints, overhead garage doors, light ballasts, paving, fencing, parking booths, landscaping, windows and doors, plate glass, stairwells, driveways, sidewalks and curbs, sealing and waterproofing, at our sole cost and expense. We are also responsible for all alterations or improvements to the parking facilities required by statutes, regulations or governmental requirements pertaining to air quality, environmental protection or persons with disabilities, including, without limitation, the Americans with Disabilities Act. Because we believe our parking facilities have been well maintained, we do not believe these expenses will be material to us during the remaining lease terms.

In addition, some of our leases are triple net leases, pursuant to which our tenants pay fixed annual rent on a monthly, basis, and also pay us for all, or substantially all, property level and maintenance expenses described above, real estate taxes and property insurance.

The term of our leases is typically for a period of five years, after which our leases auto-renew month-to-month. The majority of our parking leases requires tenants to pay us percentage rent. For the quarter ended June 30, 2023, 73.0% of our total revenues were derived from percentage rents.

New Lease Structure. As of June 30, 2023, 29 of our leases, or 67.4% of our leases, with our tenants provide for a modified net lease structure typically consisting of a base rent component plus percentage rent above a negotiated threshold, as further described below. Pursuant to the New Lease Structure, tenants pay us base rent (typically $500 to $1,000 per month) and percentage rent in an amount equal to a designated percentage, typically ninety percent (90.0%), of the amount by which gross revenues at the property during any lease year exceed a negotiated base amount; tenants are also financially responsible for all, or substantially all, property-level operating and maintenance expenses, subject to certain exceptions. Percentage rent is based on the amount by which gross revenues of the parking facility exceeds a base amount. In certain of our leases under the New Lease Structure, the base amount included in the calculation of percentage rent is subject to an annual increase at the beginning of each lease year by the lesser of (a) two and one-half percent (2.5%), and (b) the percentage by which the U.S. Consumer Price Index for All Urban Consumers for the preceding month exceeds the index for the same month in the prior year (the “CPI Increase”). The remaining leases under the New Lease Structure do not contain an annual increase in the base amount. We negotiate base rent, percentage rent and the base amount used in the calculation of percentage rent with the applicable tenant based on economic factors applicable to the particular parking facility and geographic market. In general, we expect that the rent we receive from our tenants will constitute the majority of the gross receipts generated at such parking facility above the applicable negotiated threshold.

We expect to evaluate whether to convert our remaining 14 leases to the New Lease Structure as the remaining leases mature and are renegotiated with tenants.

Other Real Property Investments

We may also seek to invest in properties other than parking facilities and enter into various leases for these properties. The terms and conditions of any lease we enter into with our tenants may vary substantially. However, we expect that our leases will be of the type customarily used between landlords and tenants for such properties in the geographic area where the property is located.

We may also derive revenue from other sources, including from the leasing of billboard space on certain of our properties.

Competitive Strengths

We believe the following competitive strengths distinguish us and allow us to successfully compete with many of our competitors for the following reasons:

Scaled Portfolio of High-Quality, Well-Located Parking Facilities. As of June 30, 2023, MIC owned 43 parking facilities in 21 separate markets throughout the United States, with a total of 15,676 parking spaces and approximately 5.4 million square feet. As of June 30, 2023, MIC also owned approximately 0.2 million square feet of commercial space adjacent to its parking facilities. The majority of MIC’s parking facilities are concentrated in the top 50 MSAs and have proximity to MIC’s key demand drivers. The average population of MSAs is approximately 3.0 million.

The following table sets forth the proximity of MIC’s parking facilities to MIC’s key demand drivers as of June 30, 2023:

Various Key Demand Drivers Signify Diversified Customer Base

As of June 30, 2023, we had 15 tenants. One of our tenants, SP+, leased properties that contributed approximately 61.0% of our parking rental revenues for the six months ended June 30, 2023. SP+’s filings with the SEC, including its financial statements, are available on its website through its Investor Relations page at www.spplus.com. Our parking facilities are used for multiple purposes, typically categorized as monthly (31.9%), transient (43.0%), other parking revenue (9.6%), hotels (8.2%) and events (7.3%).

The following charts set forth the breakdown of our revenues by source for quarter ended June 30, 2023.

(1)	Non-contract parkers represent all other parking related activity aside from contract monthly parking. This could include general transient, valet, third party reservations, validations, etc.
(2)	Contract parkers represent monthly parkers within a variety of key demand drivers, including residential, retail, office, and hotel, among others.

Breakdown by Revenue Stream Chart only accounts for Parking Revenue, does not include commercial and billboard revenue.

Technology-Driven Approach to Collaboration with Tenant Operators. We own and use two proprietary software systems which enable us to collaborate with our tenants and maximize revenues and profitability at our parking facilities:

•

Inigma. Inigma is our real-time proprietary software management tool that we developed to monitor parking facilities. Inigma allows us to monitor in real-time the number of consumers in each parking facility, their parking duration and average parking fee paid. Inigma allows us to track both transient and monthly consumers, which gives us insight into how a parking facility is being utilized. To the extent a parking facility is not being optimally utilized, we can then work with our tenants to find new daily and monthly consumers. Inigma has been implemented across our parking facilities.

•

pKatalyst. pKatalyst is our proprietary technology platform that will allow us to provide a virtual fence or perimeter around up to 14,000 parking facilities and to monitor consumer movement into and out of our parking facilities, as well as those of our competitors. pKatalyst can provide up to approximately six billion mobile location signals daily. pKatalyst pulls this data from approximately five million venues via advertising exchange auctions and more than 700 mobile phone applications with more than 210 million users. The aggregated data retrieved by pKatalyst can then be used to build highly targeted incentive-based digital advertising campaigns. pKatalyst is currently in pilot phase only. In 2021, we acquired pKatalyst for approximately $4.0 million.

Favorable Lease Structure with Recurring Base Rent and Upside Potential. Pursuant to the New Lease Structure, tenants pay us base rent (typically $500 to $1,000 per month) and percentage rent in an amount equal to a designated percentage, typically ninety percent (90.0%), of the amount by which gross revenues at the property during any lease year exceed a negotiated base amount; tenants are also financially responsible for all, or substantially all, property-level operating and maintenance expenses, subject to certain exceptions. Percentage rent is based on the amount by which gross revenues of the parking facility exceeds a base amount, which allows the tenant to off-set some of its property-level operational expenses. In certain of our leases under the New Lease Structure, the base amount included in the calculation of percentage rent is subject to an annual increase at the beginning of each lease year by the lesser of (a) two and one-half percent (2.5%), and (b) the CPI Increase. The remaining leases under the New Lease Structure do not contain an annual increase in the base amount. We negotiate base rent, percentage rent and the base amount used in the calculation of percentage rent with the applicable tenant based on economic factors applicable to the particular parking facility and geographic market. In general, we expect that the rent we receive from our tenants will constitute the majority of the gross receipts generated at such parking facility above the applicable negotiated threshold. We believe the New Lease Structure creates incentives for both us and our tenants, aligns our interests with those of our tenants and will increase our RevPAS and CAD in the long term.

Experienced Management Team with More than over 40 Years of Combined Industry Experience and Relationships. Our management team, including Manuel Chavez, III, our Chief Executive Officer, and Stephanie Hogue, our President and Chief Financial Officer, has extensive experience acquiring and operating real estate, and we have a seasoned investment team that uses a defined and disciplined approach to underwriting parking facilities for potential acquisition. Our team includes:

•

Manuel Chavez, III, Chief Executive Officer. Mr. Chavez has served MIC’s Chief Executive Officer and Chairman of the Board (“Chairman”) since August 2021. Mr. Chavez is the founder of Bombe and is and has been its chief executive officer since 2017. Mr. Chavez is also chief executive officer and a manager of Color Up. Prior to founding Bombe, Mr. Chavez served as chief executive officer and president of PCA and held various other positions of increasing responsibility at PCA from 1999 to 2017. Mr. Chavez currently holds positions with The Port of Greater Cincinnati Development Authority, the Cincinnati State Technical and Community College, the Cincinnati Art Museum and the Cincinnati Regional Business Committee. Mr. Chavez has a B.A. in Literature from Miami University.

•

Stephanie Hogue, President and Chief Financial Officer. Ms. Hogue has served as MIC’s President and a member of the Board since August 2021, Corporate Secretary since October 2021, Interim Chief Financial Officer from November 2021 to August 2022, Chief Financial Officer since August 2022 and Treasurer since August 25, 2023. Ms. Hogue has been the managing partner of Bombe since 2020. From 2017 to 2020, Ms. Hogue was managing director and New York branch manager at PricewaterhouseCoopers Corporate Finance LLC, and from 2010 to 2017, Ms. Hogue was a director at PricewaterhouseCoopers Corporate Finance LLC. Ms. Hogue is also a manager of Color Up. Ms. Hogue currently serves on the board of governors of Public Media Connect, Inc., a non-profit organization that owns southwest Ohio’s largest Public Broadcasting Service member television stations, and is a director of the Indian Hill Club. Ms. Hogue has an MBA from the University of Rochester and a B.S. in Business from Miami University.

•

Robert Tracy, Vice President of Asset Management. Mr. Tracy has served as a vice president of asset management of MIC since August 2021. Mr. Tracy has a 20-year technology career with a focus on software development and data analysis, including experience at pKatalyst, Inc., PowerIT Solutions LLC, Statzhub Sports, LLC and BME Engineering. Mr. Tracy has built global development teams to build and maintain a range of products. Mr. Tracy has a B.S. in Computer Science from The Pennsylvania State University.

•

William Burns, Vice President of Asset Management. Mr. Burns has served as a vice president of asset management of MIC since September 2021. Mr. Burns has more than 20 years of parking and transportation operations and consulting experience. Before joining MIC, Mr. Burns served as Vice President of Operations for SP+, our largest tenant. Mr. Burns was responsible for business development, operations, same-store-growth, contract compliance, budgeting of over 140 locations across nine markets. Mr. Burns has a B.A. in Business Finance from the University of Cincinnati.

Of the assets contributed by Bombe, we and our management team have exceeded 100.0% of our monthly property-level revenue thresholds since 2018. We believe our management team’s contacts and expertise in the parking industry will allow us to identify both off-market and brokered acquisition opportunities. Because of the experience, contacts and depth of our management team, we believe we will be able to acquire parking facilities throughout the United States and successfully compete with our competitors.

Our Growth Strategies

We intend to grow our portfolio by generating organic growth in our existing properties through collaboration with tenant operators and by investing in well located parking facilities that benefit from proximity to multiple key demand drivers where we can implement a value-add strategy. We believe we operate in a highly fragmented industry in which a majority of owners have a single property providing a unique opportunity to serve as a consolidation entity within our industry. We believe that by implementing our strategy, we will achieve our objective of maximizing stockholder value and generating attractive risk-adjusted returns.

Attractive Internal Growth Potential. As discussed above, we believe that the New Lease Structure will result in an increase in our same property rental revenue compared to the prior leases entered into with these tenants. As of June 30, 2023, our annualized same property rental revenue (based on annualized contractual rents as of June 30, 2023) was $26.6 million as compared to rental revenue of approximately $27.5 million for the twelve months ended December 31, 2022, excluding commercial revenue and tenant reimbursements, and average annualized same property RevPAS (based on annualized contractual rents as of June 30, 2023) as of June 30, 2023 was $1,721 as compared to $1,756 for the twelve months ended December 31, 2022. We believe the New Lease Structure creates incentives for both us and our tenants in challenging operating environments and aligns our interests with those of our tenants. We believe the New Lease Structure is sustainable for all parties and will increase RevPAS and CAD in the long term. We expect to evaluate whether to convert our remaining 14 leases to the New Lease Structure as the remaining leases mature and are renegotiated with tenants.

In addition to the increase in parking rental income which may result from the New Lease Structure, some of our parking facilities have commercial spaces that are used for purposes other than parking. We are working with brokers to maximize revenues from these spaces. We do not currently expect this to become a major source of revenue in the foreseeable future; however, we may undertake such activities on a selective basis.

Growth from Collaboration with Our Tenant Operators. We intend to grow our portfolio by generating organic growth in our existing properties through collaboration with tenant operators and by investing in well located parking facilities that benefit from proximity to multiple key demand drivers where we can implement a value-add strategy. Industry information related to parking facilities is typically owned by large parking operators, who collect data through a variety of methods for each parking facility. Such data, regarding types of users, average length of stay, average parking rate, and new or cancelled monthly contracts, is provided to owners approximately 30 to 45 days after the end of a month. By using our two proprietary software systems we are able to understand in real-time what is occurring at the property level. We can also monitor usage to assess trends at parking facilities and collaborate with our tenants. As we are able to analyze data in the current month, rather than waiting four to six weeks for that data, we are able to identify opportunities to maximize revenues and profitability at our parking facilities.

As part of our collaboration with our tenant operators, in April 2022, we entered into an agreement with Future Energy Solutions, a global green technology company that provides funded and capital purchase lighting solutions for large scale commercial and industrial businesses, in order to upgrade, retrofit and brighten our portfolio of parking facilities.

Our Management Team’s Ability to Increase NOI Through Implementation of Successful Parking Programs

The following is an example of how our existing management team has collaborated with tenant operators to implement successful parking programs to generate organic growth in NOI at one of our existing parking facilities. We believe the following acquisition is illustrative of our investment process and growth from the collaboration with our tenant operators described above; however, this is a property-specific experience at one of our existing parking facilities, and our other existing properties, or any additional parking facilities we may acquire in the future, may not experience the same or similar results. Accordingly, the information presented in the case study below should not be considered as indicative of our possible future results and you should not rely on this information as an indication of our future performance.

Situation

In February 2020, Bombe acquired the parking facility located at 322 East Illinois Street in Chicago, Illinois, or the 322 Streeter Garage, with a total of 1,154 parking spaces and approximately 0.5 million square feet, for an aggregate purchase price of approximately $31.4 million, net of a $1.6 million tax proration credit. At the time Bombe acquired the 322 Streeter Garage, the parking facility’s NOI was approximately $1.8 million, which represented NOI for the year ended December 31, 2019. At the time of acquisition, management sought to specifically improve the operations at the 322 Streeter Garage, including its NOI. Bombe entered into a management agreement with SP+, now the current tenant operator, in February 2020. Bombe contributed the 322 Streeter Garage to MIC in the transactions contemplated by the Purchase and Contribution Agreement. The management agreement was subsequently terminated on December 31, 2021 and the 322 Streeter Garage was converted to the New Lease Structure on January 1, 2022.

Solution & Benefits

Strategic asset management initiatives were implemented at the 322 Streeter Garage by focusing on the parking facility’s proximity to its main key demand drivers – events, venues and hospitality. The 322 Streeter Garage is located less than 500 feet from the Embassy Suites by Hilton Chicago Downtown Magnificent Mile and approximately 0.1 miles from the Loews Chicago Hotel, and our management team began collaborating with SP+ to create and maintain strong parking rates for visitors to these hotels. The tenant operator has set $50 overnight parking rates at these two hotels, respectively.

In addition, the 322 Streeter Garage has availed itself of one of these hotels’ loss of valet parking, which has created additional self-parking hotel customers, who pay a higher parking fee that is not shared with a valet company. Digital signage within the parking facility, which also provides information on dynamic pricing, was added to the 322 Streeter Garage, as well. The tenant operator has sustained approximately 100% contract pass retention such that, even with increasing rates, SP+ must turn away customers.

Since February 2020, management has committed approximately $186,100 to certain capital improvement initiatives at the 322 Streeter Garage. In 2021, management installed cradle grates to prevent additional revenue slippage, at a cost of approximately $6,100. In 2022, management completed a larger capital improvement project at the parking facility, which included upgrading its License Plate Recognition (LPR) camera system to increase customer safety and reduce revenue slippage, as well as the installation of sally gates, digital signage and non-reversing one-way lane spikes, at a cost of approximately $180,000.

Results

As a result of the implementation of these successful parking programs and the focus on certain capital improvements, our management team was able to effectively increase the NOI at the 322 Streeter Garage from approximately $1.8 million in 2020 to $3.1 million in 2022, which represents NOI for the period from January 2022 through December 2022. This approximately $1.3 million increase in NOI at the 322 Streeter Garage represents a compound annual growth rate of approximately 20.3%.

The tenant operator continues to implement the initiatives begun by the collaboration with our management team, and additional initiatives relating to pricing strategy in relation to competitors, planning around upcoming events, and other business development outreach efforts are in discussion in order to continue to generate organic growth in NOI at the 322 Streeter Garage. As a result of these discussions, SP+ added six electric vehicle chargers at the 322 Streeter Garage which were operational beginning in October 2022.

Growth from Recovery from the COVID-19 Pandemic. We expect further increases in our parking rental income if and when the parking industry fully recovers from the COVID-19 pandemic. While, according to the March 2022 NPA Report, consumer parking has not recovered to pre-COVID-19 pandemic levels, some of our parking facilities are performing at or above pre-COVID-19 pandemic levels, such as parking facilities located at or near hotels, sports and entertainment venues and airports. Additionally, in many markets, according to the September 2021 NPA Report, more consumers were driving on average in July and August 2021 compared to January 2020, rather than taking public transportation, which we believe will lead to improved utilization of our parking facilities.

External Growth Through Acquisitions. Our external growth strategy is to acquire additional parking facilities that we believe will produce rental revenues in excess of our cost of capital used to acquire the parking facilities. We intend to grow our business by investing primarily in parking facilities in core, urban high-barrier markets with proximity to certain key demand drivers and with high replacement costs.

According to the NPA Economic Report, there were over 1 billion parking spaces in the United States in 2018, or about four parking spaces for every vehicle, and the parking industry generated over $131 billion of revenue, with the industry supporting $262.0 billion of total gross economic output. The parking industry supported $176.0 billion of value added nationwide, equivalent to 1.0% of U.S. GDP, and employed approximately 580,000 employees in 2018. We believe the parking industry is highly fragmented, consisting of many small, private parking facility owners that own and operate a single or very few properties on a local basis and a small number of large owners operating on a national scale. Based on our management’s experience, we believe a majority of parking facility owners have a single property. Given the ongoing recovery from the impact of the COVID-19 pandemic, we believe many smaller scale owners lack the financial wherewithal to endure prolonged financial disruption. While some of the real estate markets have begun to recover from this disruption, the effects of the disruption continue to persist in other markets. The adverse developments in these real estate markets have created unique opportunities for investors willing to undertake the risk of acquiring properties.

Because of our management team’s long experience in the parking industry, we often receive pre-market calls for parking facilities that are not yet being marketed for sale, as well as pre-marketing notices for parking facilities. As such, we have a pipeline of acquisitions that we believe is both bespoke and actionable, that we believe are off-market and largely unavailable to our competitors. We intend to continue to consolidate the industry through acquisitions, partnering with both owners and tenant operators, to create a meaningful pipeline and scale.

We are focused on acquiring well-maintained parking facilities from regional owners who have a strong knowledge of the MSA. As of June 30, 2023, we have identified and are evaluating several parking facilities with approximately $325 million in asset value as potential acquisition targets.

Other Potential Growth Strategies. While our focus is to drive internal growth through collaboration with tenant operators and to pursue acquisitions, there are a number of other potential growth strategies that we may pursue in the future. These opportunities may be selectively implemented on an asset-by-asset basis, or across our entire portfolio. Potential future growth strategies include:

Electric Vehicle Charging	According to President Biden’s electric vehicle growth targets, electric vehicles are expected to grow from approximately 1.0% of active vehicles to approximately 65.0% of total vehicles on the road by 2050, suggesting that there will be ample demand for electric vehicle charging stations. According to research from Reuters, there are approximately 104,000 public electric vehicle charging stations available in the United States, which is cited as an insufficient level to support current or expected demand. We may explore different business models to incorporate increased electric vehicle charging across our portfolio, including long-term leasing models with electric vehicle companies.

Rideshare Staging	Although private vehicle passenger miles represent the vast majority of vehicle trips today, we constantly monitor market trends and believe we are well-positioned to offer rideshare staging, particularly through 10-minute, short-term intervals, if our tenant operators decide to do so.

Data Warehousing	Proximity to key urban and central business district locations makes parking garages an ideal potential location for data centers. While data warehousing is not a current or planned future strategy for us, the industry has seen recent implementation of data warehousing in parking garages, including at The University of Texas Health Science Center.

Battery	The United States’ transition to clean energy will require an approximately $100.0 trillion investment through 2050, with approximately 194 gigawatts of installed energy storage, including substantial incremental battery capacity, by 2030.

Solar	Companies such as Fluence are in the process of building purpose-built energy products including synchronization with battery storage/solar power also known as a SunStack. Parking garage roofs are a potential expansion avenue for clean energy companies to implement solar strategies.

Ghost Kitchens	Ghost kitchens are cooking facilities that produce food only for delivery with no dine-in, storefront, or customer-facing areas. Ghost kitchens are an up-and-coming trend within the world of food preparation and have online delivery applications.

Air Rights Monetization	Air rights refer to the legal ability to occupy the vertical air space above a plot of real estate. Developers can buy air space with or without buying the building on ground level to increase a space’s property value. A majority of our properties have air rights with embedded call options, creating additional opportunity and strategic flexibility for us.

Concentration

One tenant, SP+, leased properties that contributed approximately 61.0% of our parking rental revenue for the six months ended June 30, 2023. SP+ is one of the largest providers of parking management in the United States.

SP+ facilitates the efficient movement of people, vehicles and personal belongings with the goal of enhancing the consumer experience while improving bottom line results for its clients. SP+ provides technology-driven mobility solutions, professional parking management, ground transportation, remote baggage check-in and handling, facility maintenance, security, and event logistics to aviation, commercial, hospitality, healthcare and government clients across North America. SP+ typically enters into contractual relationships with property owners or managers as opposed to owning parking facilities. As of June 30, 2023, SP+ managed approximately 3,250 locations in North America. SP+’s filings with the SEC, including their financial statements, are available on its website through its Investor Relations page at www.spplus.com. Reports filed by SP+ with the SEC may be obtained through the SEC’s website at www.sec.gov. The information contained in such reports is not incorporated by reference into this prospectus.

SP+, together with our next top four tenants, leased properties that contributed approximately 91.0% of our rental revenue for the six months ended June 30, 2023. These four tenants are Premier Parking (12.4%), Park Place Parking (8.6%), Interstate Parking (6.0%) and LAZ Parking (3.0%).

Although we are dependent on our largest tenant operators for the operations of our properties, we expect that in the event that any tenant operator terminates its relationship with us, we will be able to find suitable replacement tenant operators. In addition, under our New Lease Structure, the ultimate performance of a property depends on those individual customers who utilize the parking facilities, rather than specific tenant operators, who we believe, and in our experience, can be replaced quickly, if necessary. Our tenant operators provide parking services to a wide variety of customers, resulting in an average of approximately 100,000 individual customer transactions per month. We believe that the New Lease Structure will reduce the risk of tenant operator defaults and reduce our exposure to any single tenant operator because the New Lease Structure provides for our tenant operators to pay, in addition to a base rent component of typically $500 to $1,000 per month, a percentage rent that is based on the utilization of the asset by individual customers. Under the lease structure in use prior to the New Lease Structure, our tenant operators were required to pay rent, regardless of whether the stalls were utilized, thereby creating risk in non-payment of the leases.

Under the New Lease Structure, tenant operators have the right to cancel the lease upon 60 days’ notice, including in connection with a pandemic, natural disaster, or act of terrorism. We believe that the New Lease Structure reduces the risk of lease cancellation substantially, as a small base rent may be covered by modest parking volume and percentage rent is based on utilization. In the event that a tenant operator terminates a lease with us, we believe we will be able to find a suitable replacement with minimal disruption in operations as there are multiple suitable tenant operators known to us in each jurisdiction in which our parking facilities are located.

The following table sets forth our ten largest tenants and certain information about the properties we leased to these tenants as of June 30, 2023:

Tenant	Property location	Square feet	% of total square feet	% of rental revenues
1 SP Plus Corporation.	CO, CT, HI, IL, MI, MO, OH, OK, TX	3,296,758	61.0%	61.0%
2 Parking Company of America d/b/a Park Place	OH	798,166	14.8%	8.6%
3 Premier Parking Service, LLC	MO, TN, TX	377,515	7.0%	12.4%
4 LAZ Parking	OH	366,737	6.8%	3.0%
5 Interstate Parking Company	MN, WI	161,162	3.0%	6.0%
6 St. Louis Parking Company	MO	88,004	1.6%	0.8%
7 Denison Parking Inc	IN	77,101	1.4%	2.9%
8 The Car Park	KY	54,450	1.0%	0.1%
9 TNSH Landlord, LLC	WI	43,580	0.8%	1.2%
10 Best Parking	TN	37,563	0.7%	1.1%
TOTAL		5,301,036	98.0%	97.1%

(1)	Square feet pursuant to existing leases as of June 30, 2023.

MSA	# Total Properties	# Total Spaces	Population (000s)	Average HHI ($000s)
Cincinnati	4	3,479	2,273	105
Lubbock	1	1,508	329	82
Detroit	1	1,273	4,368	98
Chicago	1	1,154	9,505	117
Dallas-Fort Worth	1	1,013	7,933	114
Houston	5	924	7,368	110
St. Louis	5	914	2,808	104
Bridgeport	1	878	964	163
Cleveland	3	813	2,073	87
Minneapolis-St. Paul	3	740	3,733	124
Oklahoma City	1	555	1,464	92
Denver	3	550	3,026	131
Indianapolis	3	540	2,155	101
Honolulu	1	308	1,006	126
Milwaukee	4	292	1,566	98
Louisville	1	165	1,294	93
Nashville	1	155	2,059	107
Memphis	1	125	1,337	90
Miami	1	118	6,163	99
Clarksburg	1	95	89	86
New Orleans	1	77	1,269	89

Total / Weighted Average	43	15,676	3,418	$107

Competition

We have significant competition with respect to the acquisition of real property. Competitors include owners and operators of parking facilities, private investment funds, hedge funds and other investors, many of which have significantly greater resources than us. In addition, the number of entities and the amount of funds competing for suitable investments may increase. If we pay higher prices for investments, our returns will be lower and the value of assets may not increase or may decrease significantly below the amount paid for such assets.

Our parking facilities face, and any parking facilities we may acquire or invest in will face, intense competition, which may adversely affect parking and rental income. The relatively low cost of entry has led to a strongly competitive, fragmented market consisting of competitors ranging from single-facility operators to large regional and national multi-facility operators, including several public companies. In addition, our parking facilities compete with building owners that provide on-site paid parking. Certain of our competitors have more experience in owning and operating parking facilities. Moreover, some of the competitors will have greater capital resources, greater cash reserves, less demanding rules governing distributions to stockholders and a greater ability to borrow funds. Competition for investments may reduce the number of suitable investment opportunities available, may increase acquisition costs and may reduce demand for parking facilities, all of which may adversely affect operating results.

We will compete with numerous other persons or entities seeking to attract tenants to parking facilities we acquire. These persons or entities may have greater experience and financial strength than us. There is no assurance that we will be able to attract tenants on favorable terms, if at all. For example, our competitors may be willing to offer space at rental rates below our rates, causing us to lose existing or potential tenants and pressuring us to reduce our rental rates to retain existing tenants or convince new tenants to lease space at our properties. Each of these factors could adversely affect our results of operations, financial condition, value of our investments and ability to pay distributions.

Environmental, Social and Governance

We consider environmental, social and governance, or ESG, issues to be important considerations that influence our business and investment returns over time. We believe that by incorporating ESG attributes into our investment analysis, we have a more complete assessment of the risks associated with each investment.

We expect our asset management team to consider ESG factors such as climate change, natural resource sustainability, pollution and waste, human capital, product safety, social opportunity, corporate governance and ethics, along with a range of other potential factors, to assess the expected performance risk of our investments over time. We have implemented several ESG-related initiatives that we believe will improve the long-term performance of our business. These may include, but are not limited to:

•	A responsible use of energy, including renewable sources or LED-lighting;

•	Supporting the adoption of electrified vehicles;

•	Promoting the long-lived nature of our assets through weather protection and maintenance;

•	Responsible use of environmentally-friendly products to maintain the appearance of our assets;

•

Ensuring that the members of our Board and management team, including our asset management team, are made up of individuals with diverse backgrounds and experiences. As of the date of this prospectus, the members of our Board will be comprised of approximately 37.5% underrepresented minorities, 25.0% women and 12.5% LGBTQ+; and

•	Alignment of long-term performance-based compensation for our executives with our investors.

To ensure that the material risk considerations are incorporated into our strategy, we regularly review our performance against ESG best practices.

Environmental Matters

Ownership of real estate is subject to risks associated with environmental hazards. We may be liable for environmental hazards at, or migrating from, our properties, including those created by prior owners or occupants, existing tenants, abutters or other persons. Various federal and state laws impose liabilities upon property owners, including us, for environmental damages arising at, or migrating from, owned properties, and we may be liable for the costs of environmental investigation and clean up at, or near, our properties. As an owner or previous owner of properties, we also may be liable to pay damages to government agencies or third parties for costs and damages they incur arising from environmental hazards at, or migrating from, our properties. The costs and damages that may arise from environmental hazards are often difficult to project and may be substantial. For more information regarding environmental matters, see “Risk Factors—Risks Related to Our Business and Industry—Our investments in real estate will be subject to the risks typically associated with real estate” and “Risk Factors—Risks Related to Our Business and Industry—Our costs of complying with governmental laws and regulations related to environmental protection and human health and safety may be high” in this prospectus.

Legal Proceedings

The nature of our business exposes our properties, us, the Operating Company and our other subsidiaries to the risk of claims and litigation in the normal course of business. Other than routine litigation arising out of the ordinary course of business, we are not presently subject to any material litigation nor, to our knowledge, is any material litigation threatened against us.

Insurance

Many of our leases for our properties provide that our tenants are responsible for the costs of insurance for the properties we lease to them, including for garage liability or commercial general liability, garage keeper’s legal liability, personal property and worker’s compensation. Our tenants generally are responsible for purchasing and maintaining such insurance directly and listing us as an insured party; however, if our tenants fail to do so, we have the right to purchase and maintain such insurance for the properties we lease to them and our tenants must reimburse us for the costs of maintaining such insurance. In the opinion of management, all of our properties are adequately covered by insurance.

Other Matters

Legislative and regulatory developments may occur at the federal, state and local levels that have direct or indirect impact on the ownership, leasing and operation of our properties. We may need to make expenditures due to changes in federal, state or local laws and regulations, or the application of these laws and regulations to us or our properties, including zoning regulations, land use controls, environmental controls relating to air and water quality, noise pollution and indirect environmental impacts such as increased motor vehicle activity. Under some of our leases, some of these costs are required to be paid or reimbursed to us by our tenants. We intend to obtain all permits and approvals necessary under current law to operate our properties.

Human Capital

As of the date of this prospectus, we have 15 employees. Employee levels are managed to align with the pace of business and management believes it has sufficient human capital to operate its business successfully.

Our key human capital management objectives are to attract, recruit, hire, develop and promote a deep and diverse bench of talent that translates into a strong and successful workforce.

Structure and Formation of Our Company

Legacy MIC, formerly known as The Parking REIT, Inc. and as MVP REIT II, Inc., was a Maryland corporation formed on May 4, 2015. FWAC was a blank check company organized as a Cayman Islands exempted company on February 19, 2021 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more business entities.

On the Closing Date, as contemplated by the Merger Agreement, (a) Merger Sub merged with and into Legacy MIC with Legacy MIC continuing as the First-Step Surviving Company and (b) immediately following the First Effective Time, the First-Step Surviving Company merged with and into FWAC, with FWAC continuing as the surviving entity. In connection with the Merger, FWAC changed its name to “Mobile Infrastructure Corporation.” Following the consummation of the Merger, the business operations of Legacy MIC became our business operations.

Prior to the Conversion, Legacy MIC owned substantially all of its assets and conducted substantially all of its operations through the Operating Partnership. In addition, Legacy MIC was the sole general partner of the Operating Partnership, and Color Up and HS3, and each of Mr. Chavez, Ms. Hogue, Mr. Osher, Mr. Kellar, Ms. Holley and Mr. Jones, individually, were the limited partners of the Operating Partnership.

In connection with the Merger, the Conversion was consummated whereby the Operating Partnership converted from a Maryland limited partnership to a Delaware limited liability company, the Operating Company. In connection with the Conversion, each outstanding unit of partnership interest of the Operating Partnership converted automatically, on a one-for-one basis, into an equal number of identical membership units of the Operating Company. Following the Conversion, the classes of partnership units of the Operating Partnership designated as “Common Units,” “Class A Units,” “LTIP Units” and “Performance Units” will be classes of membership units of the Operating Company. Immediately following the Conversion, we owned approximately 45.8% of the Common Units.

Following the Conversion, we own substantially all of our assets and conduct substantially all of our operations through the Operating Company. Immediately following the Conversion, the other members of the Operating Company are Color Up, HS3, and each of Mr. Chavez, Ms. Hogue, Mr. Osher, Mr. Kellar, Ms. Holley, Mr. Nelson and Mr. Jones. Following the date of this prospectus, we understand that Color Up will be dissolved and its interests in the Operating Company will be distributed to the Color Up members. In addition, we understand that the Color Up members will each further distribute the interests received by them to their respective members or partners and that the final direct holders of the interests will become members of the Operating Company. The Operating Agreement provides that the Operating Company is operated in a manner to ensure that the Operating Company is not classified as a “publicly traded partnership” for purposes of Section 7704 of the Code, which classification could result in the Operating Company being taxed as a corporation.

MIC elected to be taxed as a REIT for federal income tax purposes and operated in a manner that allowed it to qualify as a REIT for federal income tax purposes through its taxable year ended December 31, 2019. As a consequence of lease modifications entered into during the COVID-19 pandemic, MIC earned income from a number of distressed tenants that did not constitute qualifying REIT income for purposes of the annual REIT gross income tests, and, as a result, MIC was not in compliance with the annual REIT income tests for its taxable year ended December 31, 2020. Accordingly, MIC did not qualify as a REIT in 2020 and has been taxed as a C corporation beginning with its taxable year ended December 31, 2020.

MIC will use this structure to enable it to acquire real property in exchange for membership interests in the Operating Company from owners who desire to defer taxable gain that would otherwise normally be recognized by them upon the disposition of their real property or transfer of their real property to MIC in exchange for shares of Common Stock or cash.

Our Offices

Our principal executive offices are located at 30 W. 4th Street, Cincinnati, Ohio 45202, and our telephone number is (513) 834-5110. We maintain a website at www.mobileit.com. The information contained on our website or that can be accessed through our website neither constitutes part of this prospectus or the Form S-11 of which it forms a part nor is it incorporated by reference herein or therein.

POLICY WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our policies with respect to investments, financing and certain other activities. These policies may be amended and revised from time to time at the discretion of the Board without notice to or a vote of its stockholders.

Investment Policies

Investments in Real Estate Assets or Interests in Real Estate Assets

We own parking facilities, including parking lots, parking garages and other parking structures throughout the United States. We conduct all of its investment activities through the Operating Company and its subsidiaries. Our overall investment objectives are to preserve capital, generate current income and explore strategic alternatives to provide liquidity to stockholders.

Our investment strategy has historically focused primarily on acquiring, owning and leasing parking facilities to third-party operators, including parking lots, parking garages and other parking structures throughout the United States. We historically focused primarily on investing in income-producing parking lots and garages with air rights in MSAs. In building our current portfolio, we seek geographically diverse investments that address multiple key demand drivers and demonstrate consistent consumer use, that are expected to generate cash flows and provide greater predictability during periods of economic uncertainty. Such targeted investments include, but are not limited to, parking facilities near one or more of the following key demand drivers:

•	Commerce

•	Events and venues

•	Government and institutions

•	Hospitality

•	Multifamily central business districts

We target parking facilities that are near multiple key demand drivers so as not to be solely reliant on a single source of income. Parking garages in downtown cores constitute a large portion of our parking facilities as they serve multiple key demand drivers.

We are focused on acquiring properties that are expected to generate cash flow, located in populated metropolitan areas and expected to produce income within 12 months of the properties’ acquisition.

In the event of a future acquisition of properties, we would expect the foregoing criteria to serve as guidelines; however, our management and the Board may vary from these guidelines to acquire properties which they believe represent value or growth opportunities.

For a discussion of our portfolio, our business and our investment strategy and criteria, see “Business.”

We expect to pursue our investment objectives through the ownership of properties by our subsidiaries but may also make investments in other entities, including joint ventures. We anticipate that future investment activity will be focused primarily in the United States but will not be limited to any geographic area. We anticipate that our real estate investments will continue to be in a relatively concentrated number of tenants.

Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may be incurred in connection with acquiring properties, or a combination of these methods. Any such financing or indebtedness will have priority over our equity interest in such property. Investments are also subject to our policy not to be treated as an investment company under the Investment Company Act.

The Board may change our acquisition and investment policies at any time without a vote of, or advance notice to, our stockholders, in which case stockholders may only be notified in our periodic or current reports filed pursuant to the Exchange Act after such changes have occurred. We may in the future adopt policies with respect to investments in real estate mortgages or securities of other entities engaged in real estate activities. We may in the future consider the possibility of entering into mergers, strategic combinations or joint ventures with other companies.

Joint Venture Investments

We may enter into joint ventures, partnerships and other co-ownership or participation arrangements for the purpose of obtaining interests in real property. We may also enter into joint ventures for the development or improvement of such property. Joint venture investments permit us to own interests in large properties and other investments without unduly limiting the diversity of our portfolio.

We have not established the specific terms we will require in our joint venture agreements. Instead, we will establish the terms with respect to any particular joint venture agreement on a case-by-case basis after the Board considers all the facts that are relevant, such as the nature and attributes of our potential joint venture partners, the proposed structure of the joint venture, the nature of the operations, the nature of the property and our operations, the liabilities and assets associated with the proposed joint venture and the size of our interest when compared to the interest owned by other partners in the venture. With respect to any joint ventures we enter into, we expect to consider the following types of concerns and safeguards:

•

Our ability to manage and control the joint venture—we will consider whether we should obtain certain approval rights in joint ventures we do not control and for proposed joint ventures in which we are to share control with another entity, we will consider the procedures to address decisions in the event of an impasse.

•	Our ability to exit the joint venture—we will consider requiring buy/sell rights, redemption rights or forced liquidation rights.

•

Our ability to control transfers of interests held by other partners to the venture—we will consider requiring consent provisions, a right of first refusal and forced redemption rights in connection with transfers.

Dispositions

The period that we will hold our investments in real property will vary depending on the type of asset, interest rates and other factors. We are not required to hold a real estate investment for any particular minimum term before it is sold, refinanced or otherwise disposed of. After we have paid down any acquisition financing on a property, if and when the property has increased in value, we may refinance the property and distribute the proceeds, after fees, expenses and payment of other obligations and reserves, to our stockholders. The determination of whether a particular real estate asset should be sold or otherwise disposed of will be made after consideration of relevant factors with a view toward achieving maximum total investment return for the asset. Relevant factors to be considered when disposing of an investment include:

•	the prevailing economic, real estate and securities market conditions;

•	the extent to which the investment has realized its expected total return;

•	portfolio rebalancing and optimization;

•	diversification benefits;

•	opportunity to pursue a more attractive investment in real property; and

•	other factors that determine that the sale of the investment is our best interests.

Borrowing Policy

We do not have a formal policy limiting the amount of debt we may incur and the Board has broad authority to approve our incurrence of debt. We intend to employ borrowings in order to provide more funds available for investment. Our use of leverage increases the risk of default on loan payments and the resulting foreclosure on a particular asset. In addition, lenders may have recourse to assets other than those specifically securing the repayment of the indebtedness. When debt financing is unattractive due to high interest rates or other reasons, or when financing is otherwise unavailable on a timely basis, we may purchase certain assets for cash with the intention of obtaining debt financing at a later time.

We will use our best efforts to obtain financing on the most favorable terms available to us and will seek to refinance assets during the term of a loan only in limited circumstances, such as when a decline in interest rates makes it beneficial to prepay an existing loan, when an existing loan matures or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase such investment. The benefits of any such refinancing may include increased cash flow resulting from reduced debt service requirements, an increase in distributions from proceeds of the refinancing and an increase in diversification and assets owned if all or a portion of the refinancing proceeds are reinvested.

We may re-evaluate and change our debt strategy and policies in the future without a stockholder vote. Factors that we could consider when re-evaluating or changing our debt strategy and policies include current economic and market conditions, the relative cost of debt and equity capital, any acquisition opportunities, the ability of our properties to generate sufficient cash flow to cover debt service requirements, and other similar factors. Further, we may increase or decrease our ratio of debt to equity in connection with any change of our borrowing policies.

Other Policies

We may make investments other than as previously described. We may offer Common Stock or other equity or debt securities, including membership interests in the Operating Company, in exchange for cash or property and repurchase or otherwise re-acquire Common Stock or other equity or debt securities, including membership interests in the Operating Company, in exchange for cash or property. We may issue preferred stock from time to time, in one or more classes or series, as authorized by the Board without the need for stockholder approval. We intend to make investments in such a way that we will not be treated as an “investment company” under the Investment Company Act. Our policies with respect to such activities may be reviewed and modified from time to time by the Board without notice to, or the vote of, our stockholders.

We will file periodic reports, proxy statements and other information, including audited financial statements, with the SEC. We will furnish our stockholders with annual reports containing financial statements audited by our independent registered public accounting firm and with quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.

We have not engaged in trading, underwriting or agency distribution or sale of securities other than with respect to the Operating Company and do not intend to do so.

MANAGEMENT

The following table sets forth the name, age and position of each of our executive officers and directors as of the date hereof. Each such individual was elected an executive officer and/or director effective upon the consummation of the Merger:

Name	Age	Position
Executive Officers and Directors
Manuel Chavez, III	46	Chief Executive Officer and Director (Chairman)
Stephanie Hogue	44	President, Chief Financial Officer, Treasurer, Corporate Secretary, and Director
Non-Employee Directors
Jeffrey B. Osher(2)	46	Director
Lorrence Kellar(1)	85	Director
Danica Holley(1)(2)(3)	50	Director
Damon Jones(3)	48	Director
David Garfinkle(1)(2)(3)	56	Director
Brad Greiwe	40	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Governance Committee

Executive Officers

Manuel Chavez, III.

Mr. Chavez has served as Chief Executive Officer and Chairman since August 2021. Mr. Chavez is and has been the chief executive officer and founder of Bombe since 2017. Mr. Chavez is also chief executive officer and a manager of Color Up. Prior to founding Bombe, Mr. Chavez served as chief executive officer and president of Parking Company of America, Inc., a provider of parking management services, and held various positions of increasing responsibility at PCA from 1999 to 2017. Mr. Chavez is currently the chairman of the board of directors of the Greater Cincinnati Port Authority, a community and economic development agency, a member of the board of trustees of the Cincinnati State Technical and Community College, a public technical and community college in Cincinnati, Ohio, the Cincinnati Art Museum, an art museum partially funded by the Ohio Arts Council and is a member of the Cincinnati Regional Business Committee, an organization focused on effecting change in the greater Cincinnati community, leveraging the unique assets, leadership and collective resources of business executives to have a long-term positive impact for sustainable growth and regional prosperity. Mr. Chavez is also a manager of Color Up.

We believe Mr. Chavez is qualified to serve on our Board due to, among other things, his significant real estate experience and expansive knowledge of the real estate industry, and his relationships with chief executives and other senior management at numerous real estate companies.

Stephanie Hogue.

Ms. Hogue has served as MIC’s President and a member of the Board since August 2021, Corporate Secretary since October 2021, Interim Chief Financial Officer from November 2021 to August 2022, Chief Financial Officer since August 2022 and Treasurer since August, 2023. Ms. Hogue has been a managing partner of Bombe since 2020. From 2017 to 2020, Ms. Hogue was a managing director and New York branch manager at PricewaterhouseCoopers Corporate Finance LLC, a firm specializing in advising domestic and international clients on global divestures and acquisitions, and from 2010 to 2017, Ms. Hogue was a director at PricewaterhouseCoopers Corporate Finance LLC. Ms. Hogue is also a manager of Color Up. Ms. Hogue currently serves on the board of governors of Public Media Connect, Inc., a non-profit organization that owns southwest Ohio’s largest Public Broadcasting Service member television stations, and is a director of the Indian Hill Club, a private golf club.

We believe Ms. Hogue is qualified to serve on our Board due to, among other things, her significant experience in finance, capital markets, and investing in infrastructure and real estate assets.

Non-Employee Directors

Jeffrey B. Osher.

Mr. Osher has been a member of the Board since August 2021. Mr. Osher founded No Street Capital LLC, an investment management firm, in 2018. Mr. Osher serves as the Managing Member of No Street Capital LLC, which serves as the investment manager of Harvest Small Cap and HSCP Master. Prior to founding No Street Capital LLC, Mr. Osher served as a portfolio manager at Harvest Capital Strategies, LLC, an SEC-registered investment advisor, from 2005 to 2018, and as an analyst from 2002 to 2005. Prior to his tenure at Harvest Capital Strategies, LLC, Mr. Osher was an analyst at The Dowd Company, an investment management firm, where he focused on technology and emerging growth companies. He has served on the board of directors of the Seal Family Foundation, a non-profit organization that raises funds and awareness for special programs in direct support of the Naval Special Warfare families on a local, national and global scale, since 2016. He has also served on the board of directors of Green Dot Corporation, a NYSE-listed financial technology and registered bank holding company, since 2020 and was an advisor to the board of directors of Green Dot Corporation from 2017 to 2020. He is also a manager of Color Up.

We believe that Mr. Osher is qualified to serve as a director of MIC based upon, among other things, his significant experience in financial services and investment and his experience as an executive and a public company director.

Lorrence Kellar.

Mr. Kellar has served as a member of the Board since August 2021. Mr. Kellar has been a trustee of Acadia Realty Trust, a NYSE-listed REIT, since November 2003. Mr. Kellar was vice president at Continental Properties, a retail and residential developer, from 2002 until his retirement in 2009, a director of Spar Group, Inc., a global merchandising and marketing services company, from 2003 to 2019 and chairman of Multi-Color Corporation, a global supplier of premium label solutions, from 1995 to 2012. Prior to joining Continental Properties, Mr. Kellar served as vice president of real estate with Kmart Corporation, a nationwide retailer of electronics, toys, clothing, bedding, furniture, and home decor, for six years and served with The Kroger Co., the United States’ largest supermarket company, for 31 years where his final position was group vice president of finance and real estate. Mr. Kellar currently serves as an emeritus trustee of Public Media Connect, Inc. a non-profit organization that owns southwest Ohio’s largest Public Broadcasting Service member television stations, and an emeritus trustee of the Cincinnati Ballet.

We believe that Mr. Kellar is qualified to serve as a director of MIC based upon, among other things, his significant management and public company experience, including in the real estate industry and as a public company executive.

Danica Holley.

Ms. Holley has served as a member of the Board since August 2021. Ms. Holley has served as the chief operating officer of Global Medical REIT Inc., a net-lease medical office REIT, since March 2016. Ms. Holley has served on the board of directors of Theralink Technologies, Inc., an OTC-traded proteomics-based, precision medicine company with a CLIA-certified laboratory, targeting multiple areas of oncology and drug development, since May 2022. Ms. Holley’s business development and management experience spans more than 18 years with an emphasis on working in an international environment. She has extensive experience in international program management, government procurement, and global business rollouts and start-ups. As executive director for Safe Blood International Foundation, a non-profit organization assisting developing nations to achieve a safe and adequate blood supply free of transfusion transmissible infection, since April 2008, she oversaw international health initiatives in Africa and Asia, including an Ebola response project. Ms. Holley held management positions as director of strategy, corporate business development for WorldSpace, Inc., a provider of satellite radio broadcasting services and content, from 1997 to 2000, director of marketing for corporate and business at ISI Professional Services, a Service-Disabled Veteran-Owned Small Business offering consulting services, from 2000 to 2001 and director of administration at Tanzus Development, an international trade firm, from 1996 to 1997 and SK&I Architectural Design Group, LLC, a company providing design and services for residential and mixed-use projects, from 2003 to 2007.

We believe that Ms. Holley is qualified to serve as a director of MIC based upon, among other things, her significant business development and management experience, including as an executive officer at a publicly-traded REIT that has had a similar growth trajectory to MIC.

Damon Jones.

Mr. Jones has served as a member of the Board since August 2021. Mr. Jones has served as the chief communications officer of The Procter & Gamble Company, a global provider of branded products, or P&G, since April 2020. He served as vice president, global communications & advocacy at P&G from July 2018 to April 2020, and prior to that, as director, global company communications from August 2015 to June 2018. Prior to that, Mr. Jones held various other positions with increasing responsibility at P&G since 1997.

We believe that Mr. Jones is qualified to serve as a director of MIC based upon, among other things, his significant communications experience and his experience as a public company executive.

David Garfinkle.

Mr. Garfinkle has served as a member of the Board since January 2023. Mr. Garfinkle has served as the Executive Vice President and Chief Financial Officer of CoreCivic, Inc., a public company and the nation’s largest owner of partnership correctional, detention and residential reentry facilities in the United States, since May 1, 2014. Mr. Garfinkle served as CoreCivic, Inc.’s Vice President of Finance and Controller from February 2001 to May 2014. From 1996 to 2001, Mr. Garfinkle served as Vice President and Controller for Bradley Real Estate, Inc., a publicly traded REIT. Prior to joining Bradley Real Estate, Inc., Mr. Garfinkle was a Senior Manager at KPMG Peat Marwick, LLP. Mr. Garfinkle is a Certified Public Accountant and holds a bachelor’s degree in business administration from St. Bonaventure University. Mr. Garfinkle also serves as a board member and as a member of the executive committee of Junior Achievement of Middle Tennessee, having previously served as the chair of that organization’s finance committee.

We believe that Mr. Garfinkle is qualified to serve as a director of MIC based upon, among other things, his significant management and public company experience, including in the real estate industry and as a public company executive.

Brad Greiwe.

Mr. Greiwe has served as a member of the Board since August 25, 2023. Mr. Greiwe has been the managing partner at FWAC Ventures, a venture capital firm, since 2016. Prior to starting FWAC Ventures, Mr. Greiwe co-founded Invitation Homes Inc. (NYSE: INVH), which owns single-family rental homes in the United States, in 2012 and served as Invitation Homes Inc.’s Chief Technology Officer from 2012 to 2015. Mr. Greiwe started his career at UBS Group AG in the real estate, lodging, and leisure group where he served as an investment banker from 2006 to 2007. He then worked in real estate private equity, focusing on acquisitions and development at Tishman Speyer Properties, a real estate company that owns, operates and develops real estate and manages funds, from 2007 to 2010, and at Starwood Capital Group, a private investment firm with a primary focus on global real estate, from 2010 to 2011. Mr. Greiwe graduated from Harvard University, where he received his BA in economics.

We believe that Mr. Greiwe is qualified to serve as a director of MIC based upon, among other things, his significant experience in the real estate and finance industries.

Family Relationships

There are no family relationships among any of the executive officers and directors of MIC.

Corporate Governance

Board Composition

When considering whether directors and director nominees have the experience, qualifications, attributes, and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of its business and structure, the Board focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

The Board currently consists of eight (8) members. During the year ended December 31, 2022, the Board held six meetings (including regularly scheduled and special meetings). MIC does not have a formal policy regarding attendance by members of the Board at MIC’s annual meeting of stockholders but MIC encourages all of its directors to attend.

The Charter provides that each of the members of the Board will be elected by MIC’s common stockholders on an annual basis. MIC believes that it is advisable and in the best interest for each member of the Board to be elected by MIC’s common stockholders on an annual basis because it could have the effect of increasing director accountability, would give stockholders the opportunity to express their views on the performance of each director annually, and has become the norm for many public companies, including competitors of MIC. In addition, the Charter provides that a vacancy following the removal of a director or a vacancy created by an increase in the number of directors or the death, resignation, adjudicated incompetence or other incapacity of a director of MIC may be filled only by a vote of a majority of the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurs. Given the annual election of directors and the ability of stockholders to nominate directors under the advance notice provisions of the Bylaws, MIC believes providing the Board with the exclusive power to fill vacancies on the board is advisable and will enhance the long-term business and investment strategy of MIC.

Director Independence

Under the listing standards of the NYSE American, at least a majority of MIC’s directors are required to qualify as “independent” as affirmatively determined by the Board. After review of all relevant transactions or relationships between each director, or any of his or her family members, and MIC, MIC’s senior management and MIC’s independent registered public accounting firm, the Board has determined that Jeffrey B. Osher, Lorrence Kellar, Danica Holley, Damon Jones, David Garfinkle, and Brad Greiwe, who comprise a majority of the Board, meet the current independence and qualifications requirements of the NYSE American.

Role of Board in Risk Oversight

The Board has extensive involvement in the oversight of risk management related to MIC and its business and accomplishes this oversight through regular reporting to the Board by the audit committee. The audit committee represents the Board by periodically reviewing MIC’s accounting, reporting and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls, and its compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee reviews and discusses all significant areas of MIC’s business and summarizes for the Board all areas of risk and the appropriate mitigating factors. In addition, the compensation committee and the nominating and governance committee review and report to the Board with regard to areas of risk management that such board committees oversee.

Board Leadership Structure

The board leadership structure is currently comprised of a combined Chairman and Chief Executive Officer and an independent Chair for each of our three standing committees of the Board.

MIC does not have a position of lead independent director. From time to time, the nominating and governance committee and the Board review MIC’s leadership structure, including the positions of Chairman and Chief Executive Officer and whether the Board should have a lead independent director, to ensure the interests of MIC and its stockholders are best served. The nominating and governance committee and the Board believe that the most effective leadership structure for MIC is for Mr. Chavez to serve as both the Chairman and Chief Executive Officer. Mr. Chavez’s combined role as Chairman and Chief Executive Officer serves as a bridge between the Board and management and provides unified leadership for developing and implementing our strategic initiatives and business plans. The Board also believes that the combined Chairman and Chief Executive Officer structure provides clearer accountability to our stockholders and allows one person to speak for and lead MIC and the Board. In addition, the Board believes that its information flow, meetings, deliberations and decision-making processes are more focused, efficient and effective when the Chairman and Chief Executive Officer roles are combined. The combined role is counterbalanced and enhanced by the effective oversight and independence of the Board and independent committee Chairs. Moreover, the Board believes that the use of executive sessions of the independent directors, along with the strong committee system, allows it to maintain effective oversight of management.

Committees of the Board

The Board directs the management of its business and affairs, as provided by Maryland law, and conducts its business through meetings of the Board and standing committees. MIC has a standing audit committee, compensation committee and nominating and governance committee, each of which operate under a written charter. In addition, from time to time, special committees may be established under the direction of the Board when the Board deems it necessary or advisable to address specific issues.

Current copies of MIC’s committee charters are available on its website, www.mobileit.com. The information on or available through MIC’s website is not deemed incorporated in this prospectus and does not form part of this prospectus.

The charter of MIC’s audit committee provides that the committee may form and delegate authority to subcommittees of one or more members when appropriate. Subcommittees will be subject to the provisions of the applicable committee’s charter.

Audit Committee

MIC’s audit committee consists of Lorrence Kellar, Danica Holley and David Garfinkle (Chair). The Board has determined that each of David Garfinkle and Lorrence Kellar qualifies as the audit committee “financial expert,” as the term is defined in Item 401(h) of Regulation S-K. Each member of MIC’s audit committee is financially literate, knowledgeable, and qualified to review financial statements. In arriving at this determination, the Board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment. The Board also has determined that each of them is “independent” as defined under the applicable NYSE American listing standards and the independence criteria set forth in Rule 10A-3 of the Exchange Act.

The principal purposes of MIC’s audit committee is to assist the Board in fulfilling its responsibilities for oversight of: (1) MIC’s accounting and financial reporting processes; (2) the audits of MIC’s financial statements and internal control over financial reporting; (3) MIC’s compliance with legal and regulatory requirements; and (4) MIC’s internal audit function generally. Under its charter, MIC’s audit committee is directly responsible for the appointment, compensation, retention, and oversight, and the evaluation of the qualifications, performance, and independence, of MIC’s independent auditor and the resolution of disagreements between management and MIC’s independent auditor regarding financial reporting. MIC’s independent auditor reports directly to MIC’s audit committee.

Compensation Committee

MIC’s compensation committee consists of Jeffrey B. Osher (Chair), Danica Holley and David Garfinkle. The Board has determined that each of them is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. The Board also has determined that each of them is “independent” as defined under the applicable NYSE American listing standards, including the standards specific to members of a compensation committee and the independence criteria set forth in Rule 10C-1 under the Exchange Act.

The principal purposes of MIC’s compensation committee is to discharge directly, or assist the Board in discharging, its responsibilities related to: (1) the evaluation of the performance and compensation of MIC’s business and property management services provider, Chief Executive Officer, President and Chief Financial Officer and any other executive officer that MIC may have; (2) the compensation of the members of the Board; and (3) the approval, evaluation, and administration of any of MIC’s equity compensation plans.

Nominating and Governance Committee

MIC’s nominating and governance committee consists of Damon Jones (Chair), Danica Holley and David Garfinkle. The Board has determined that each of them is “independent” as defined under the applicable listing standards of the NYSE American and SEC rules and regulations.

The principal purposes of MIC’s nominating and governance committee is: (1) to identify individuals qualified to become members of the Board, consistent with criteria approved by the Board, and to recommend candidates to the entire Board for nomination or selection as directors for each annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected) or when vacancies occur; (2) to oversee and periodically review MIC’s environmental, social and governance (ESG) strategy, practices and policies; and (3) to develop and recommend to the Board a set of corporate governance guidelines, a code of business conduct and ethics and related policies applicable to MIC. Under its charter, MIC’s nominating and governance committee also is responsible for overseeing the annual evaluation of the Board and its committees.

MIC’s Corporate Governance Guidelines and the charters of MIC’s audit, compensation, and nominating and governance committees, as well as MIC’s Code of Business Conduct and Ethics, insider trading policy and policy for complaints regarding accounting, internal accounting controls or auditing matters are posted on MIC’s website at www.mobileit.com and also may be obtained free of charge by writing to Mobile Infrastructure Corporation, 30 W. 4th Street Cincinnati, Ohio 45202.

Compensation Committee Interlocks and Insider Participation

None of MIC’s executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers who serve as a member of the Board or compensation committee.

Corporate Governance Guidelines, Code of Business Conduct and Ethics

The Board has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of its directors and director candidates and corporate governance policies and applicable standards. In addition, the Board has adopted a Code of Business Conduct and Ethics, or the Code of Ethics, that applies to all of its employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of MIC’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics are posted on MIC’s website. MIC intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its Code of Ethics on its website rather than by filing a Current Report on Form 8-K.

Employee, Officer and Director Hedging

MIC’s insider trading policy prohibits MIC’s officers, directors, and employees from hedging against potential changes in the value of Common Stock such as entering into or trading prepaid variable forward contracts, equity swaps, collars, puts, calls, options, exchange funds (also known as swap funds) or other derivative instruments related to MIC’s equity securities.

EXECUTIVE AND DIRECTOR COMPENSATION

To achieve our goals, we have designed, and intend to modify as necessary, our compensation and benefits program to attract, retain, incentivize and award talented and qualified executives who share our philosophy and desire to work towards achieving our goals.

We are currently considered an “emerging growth company” within the meaning of the Securities Act for purposes of the SEC’s executive compensation disclosure rules. Accordingly, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures regarding executive compensation, for our last completed fiscal year. Further, our reporting obligations extend only to “named executive officers,” which are the individuals who served as principal executive officer and the next two most highly compensated executive officers at any time during fiscal year 2022, whether or not they remained employed with us at the end of the year; the following individuals served as an executive officer in fiscal year 2022 and comprise our named executive officers for fiscal year 2022.

•	Manuel Chavez, III, Chief Executive Officer; and

•	Stephanie Hogue, President, Chief Financial Officer

Summary Compensation Table

The following “Summary Compensation Table” and footnotes summarize the total compensation (rounded to the nearest thousand) of our named executive officers for the year ended December 31, 2022.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)		All Other Compensation ($)	Total ($)

Manuel Chavez	2022	$600,000	—	4,195,313	(1)	—	$4,795,313
Chief Executive Officer, Director and Chairman	2021	$234,190	—	—		—	$234,190	(2)

Stephanie Hogue	2022	$450,000	—	2,517,188	(3)	—	$2,967,188
President, Chief Financial Officer, Treasurer and Corporate Secretary	2021	$141,346	—	—		—	$141,346

(1)

In accordance with his MIC Employment Agreement, Mr. Chavez is eligible to receive a target annual bonus of no more than 33.33% of his Base Salary (as defined in his MIC Employment Agreement), as determined by the compensation committee for services provided to us during 2022. Mr. Chavez elected to receive his 2022 annual bonus in equity and the compensation committee determined such equity would be in the form of LTIP Units. On February 28, 2023, Mr. Chavez was granted 13,550 fully vested LTIP Units granted in lieu of his target annual bonus. In accordance with his MIC Employment Agreement, Mr. Chavez is also eligible to receive a target equity bonus of no more than $1,000,000 for services provided to us during 2022. The compensation committee determined such equity would be in the form of LTIP Units. On February 28, 2023, Mr. Chavez was granted 67,751 LTIP Units as his target equity bonus. Mr. Chavez is also eligible to receive stock awards including the 937,500 Performance Units that are subject to certain market, performance and service-based conditions, granted to Mr. Chavez on May 27, 2022, and 170,213 LTIP Units that are subject to completion of a Liquidity Event (as defined in the MIC Employment Agreement) and certain service-based conditions, granted on August 23, 2022. The grant date fair values of all of the Performance Units and LTIP Units were determined in accordance with FASB ASC Topic 718, Compensation—Stock Compensation. Of the 937,500 Performance Units, the grant date fair value of 468,750 of those Performance Units was determined using a Monte Carlo valuation simulation model resulting in a grant date fair value of $4,195,313, the vesting of which is subject to certain market and performance conditions. As required pursuant to SEC disclosure rules, the grant-date fair values of the awards included in the table above were computed based on the probable outcomes of the performance conditions as of the applicable grant date; for purposes of calculating the grant-date fair value of the remaining 468,750 Performance Units and the LTIP Units, the achievement of certain performance, service and liquidity event-based conditions was deemed not probable on the date of grant in accordance with US GAAP and, accordingly, no value is included in the table for these awards. Assuming achievement of the performance, service and liquidity event conditions, the grant date fair value of the remaining 468,750 Performance Units and the LTIP Units, is $7,251,563 and $2,791,493, respectively. Mr. Chavez’s LTIP Units will vest one year from a Liquidity Event, subject to certain change in control or termination conditions.
(2)	As of December 31, 2022, the compensation earned by Mr. Chavez for fiscal year 2021 was unpaid.
(3)

In accordance with her MIC Employment Agreement, Ms. Hogue is eligible to receive a target annual bonus of no more than 33.33% of her Base Salary (as defined in her MIC Employment Agreement), as determined by the compensation committee for services provided to us during 2022. Ms. Hogue elected to receive her 2022 annual bonus in equity and the compensation committee determined such equity would be in the form of LTIP Units. On February 28, 2023, Ms. Hogue was granted 10,163 fully vested LTIP Units in lieu of her target annual bonus. In accordance with her MIC Employment Agreement, Ms. Hogue is also eligible to receive a target equity bonus of no more than $600,000 for services provided to us during 2022. The compensation committee determined such equity would be in the form of LTIP Units. On February 28, 2023, Ms. Hogue was granted 40,650 LTIP Units as her target equity bonus. Ms. Hogue is also eligible to receive stock awards including 562,500 Performance Units that are subject to certain market, performance and service-based conditions, granted to Ms. Hogue on May 27, 2022 and 102,128 LTIP Units that are subject to completion of a Liquidity Event and certain service-based conditions, granted on August 23, 2022. The grant date fair values of all of the Performance Units and LTIP Units were determined in accordance with FASB ASC Topic 718, Compensation—Stock Compensation. Of those 562,500 Performance Units, the grant date fair value of 281,250 of those Performance Units was determined using a Monte Carlo valuation simulation model resulting in a grant date fair value of $2,517,188, the vesting of which are subject to certain market and performance conditions. As required pursuant to SEC disclosure rules, the grant-date fair values of the awards included in the table above were computed based on the probable outcomes of the performance conditions as of the applicable grant date; for purposes of calculating the grant-date fair value of the remaining 281,250 Performance Units and the LTIP Units, the achievement of certain performance, service and liquidity event-based conditions was deemed not probable on the date of grant in accordance with US GAAP and, accordingly, no value is included in the table for these awards. Assuming achievement of the performance, service and liquidity event conditions, the grant date fair value of the remaining 281,250 Performance Units and the LTIP Units, is $4,350,938 and $1,674,899, respectively. Ms. Hogue’s LTIP Units will vest one year from a Liquidity Event, subject to certain change in control or termination conditions.

2022 Outstanding Equity Awards at Fiscal Year End

During the years ended December 31, 2022 and 2021, no grants were made under the Legacy MIC Plan and there were no outstanding unvested equity awards as of either date. In connection with the Merger, the Legacy MIC Plan was assumed by MIC.

On May 27, 2022, the compensation committee and the Board each approved performance-based equity awards (the “Performance Awards”) to each of Mr. Chavez and Ms. Hogue.

In approving the Performance Awards, the compensation committee and the Board recognized our interest in rewarding, incentivizing and retaining Mr. Chavez and Ms. Hogue, through the award of certain Performance Units in the Operating Company, with the goal of creating appropriate incentives for Mr. Chavez and Ms. Hogue to continue to grow our value over the long-term. The Performance Awards approved by the compensation committee and the Board, including the disinterested directors, are aligned with the interests of our stockholders. The principal objective of the Performance Awards is to link Mr. Chavez’s and Ms. Hogue’s long-term compensation opportunities with significant long-term stockholder value creation.

Pursuant to the performance unit award agreements entered into with respect to the Performance Awards (the “Performance Award Agreements”), Mr. Chavez was awarded 937,500 Performance Units and Ms. Hogue was awarded 562,500 Performance Units, which will vest only to the extent that the market price of Common Stock and our AFFO per share of Common Stock achieve specified targets during the performance periods, as further described herein. Pursuant to the applicable Performance Award Agreement, subject to the continued employment of Mr. Chavez and Ms. Hogue, respectively, fifty percent (50%) of his or her respective Performance Units will vest if the market price of Common Stock is $25.00 per share, based on a 90-day weighted average price, at any time from the date of grant through December 31, 2025. Pursuant to the applicable Performance Award Agreement, subject to the continued employment of Mr. Chavez and Ms. Hogue, respectively, fifty percent (50%) of his or her respective Performance Units will vest if our AFFO per share of Common Stock is at least $1.25 for four consecutive quarters prior to the fourth quarter of 2025 and then for an additional four consecutive quarters prior to December 31, 2027. Per share amounts are subject to adjustment, in the compensation committee’s discretion, in the event of any stock split, stock dividend or other similar adjustment to the number of shares of Common Stock outstanding. The compensation committee and the Board believe that the vesting requirements of the Performance Awards encourage long-term equity holding by Mr. Chavez and Ms. Hogue, further aligning the interests of Mr. Chavez and Ms. Hogue with the creation of stockholder value over the long-term.

The Performance Units are a class of membership units of the Operating Company. Once vested, the Performance Units are convertible into Common Units after a one-year holding period on a one-for-one basis. Common Units are redeemable for shares of Common Stock, on a one-for-one basis, or cash at our option, pursuant and subject to the terms and provisions of the Operating Agreement.

Upon Mr. Chavez’s or Ms. Hogue’s death, disability or termination of employment without Cause (as defined in their respective Employment Agreements), the Performance Units shall continue to be held by Mr. Chavez or Ms. Hogue, or their respective estates or heirs, as applicable, and shall otherwise vest, not vest, be forfeited or cancelled in accordance with the terms of the applicable Performance Award Agreement.

On August 23, 2022, each of Mr. Chavez and Ms. Hogue entered into an LTIP Agreement pursuant to which 170,213 and 102,128 LTIP Units, respectively, were granted to Mr. Chavez and Ms. Hogue, subject to the vesting and other terms and conditions set forth in the applicable LTIP Agreement. On December 13, 2022, each of Mr. Chavez and Ms. Hogue entered into a First Amendment to LTIP Unit Agreement, pursuant to which the 170,213 and 102,128 LTIP Units previously granted to Mr. Chavez and Ms. Hogue, respectively, will vest in full only upon the occurrence of a Liquidity Event prior to August 25, 2024, provided that the executive remains continuously employed with us, the Operating Company or an affiliate through the one year anniversary of the Liquidity Event, unless the executive is terminated by us, the Operating Company or such affiliate without Cause or resigns for Good Reason (as defined in the MIC Employment Agreements) within one hundred and eighty (180) days of a Liquidity Event or one year after the Liquidity Event.

The LTIP Units are a class of membership units of the Operating Company. Once vested, each LTIP Unit is convertible at the option of the holder into a Common Unit subject to the holding period set forth in the Operating Agreement. Each Common Unit acquired upon the conversion of an LTIP Unit is redeemable by the holder for shares of Common Stock on a one-for-one basis. We may elect, at our option, to pay cash in lieu of issuing shares of Common Stock for all or any redeemed membership unit.

Outstanding Equity Awards at 2022 Fiscal Year End

The following table sets forth certain information with respect to all outstanding equity awards held by our named executive officers as of December 31, 2022.

	Stock Awards
Name	Number of Securities That Have Not Vested (#)	Market Value of Securities That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Securities or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Market or Payout Value of Unearned Securities or Other Rights That Have Not Vested ($)
Manuel Chavez(1)	1,107,713	4,195,313	—	—
Stephanie Hogue(2)	664,628	2,517,188	—	—

(1)

Mr. Chavez’s unvested stock awards consist of (i) 937,500 performance units of the Operating Company that vest upon satisfaction of certain performance criteria, and (ii) 170,213 LTIP Units of the Operating Company that vest upon the occurrence of a liquidity event and certain other requirements, all of which are subject to the terms, provisions and other requirements of the applicable performance unit or LTIP unit award agreements. On May 27, 2022, Mr. Chavez was granted a stock award of 937,500 Performance Units, the vesting of which is subject to certain market conditions. Of the 937,500 Performance Units, 468,750 have a grant date fair value of $4,195,313 determined in accordance with FASB ASC Topic 718, Compensation—Stock Compensation. For purposes of calculating the grant-date fair value of the remaining 468,750 Performance Units, the achievement of certain performance and liquidity event-based conditions was deemed not probable on the date of grant in accordance with US GAAP and, accordingly, no value is included in the table for these awards. On August 23, 2022, Mr. Chavez was granted 170,213 LTIP Units, the vesting of which is subject to completion of a Liquidity Event which was deemed not probable on the grant date in accordance with US GAAP and certain service-based conditions. Assuming achievement of the performance, service and liquidity event conditions, the grant date fair value of the remaining 468,750 Performance Units and the LTIP awards is $7,251,563 and $2,791,493, respectively. Mr. Chavez’s LTIP Units will vest one year from a Liquidity Event, subject to certain change in control or termination conditions.

(2)

Ms. Hogue’s unvested stock awards consist of (i) 562,500 performance units of the Operating Company that vest upon satisfaction of certain performance criteria, and (ii) 102,128 LTIP Units of the Operating Company that vest upon the occurrence of a liquidity event and certain other requirements, all of which are subject to the terms, provisions and other requirements of the applicable performance unit or LTIP unit award agreements. On May 27, 2022, Ms. Hogue was a granted stock award of 562,500 Performance Units, the vesting of which is subject to certain market conditions. Of the 562,500 Performance Units, 281,250 Performance Units have a grant date fair value of $2,517,188 determined in accordance with FASB ASC Topic 718, Compensation—Stock Compensation. For purposes of calculating the grant-date fair value of the remaining 281,250 Performance Units, the achievement of certain performance and liquidity event-based conditions was deemed not probable on the date of grant in accordance with US GAAP and, accordingly no value is included in the table for these awards. On August 23, 2022, Ms. Hogue was granted 102,128 LTIP Units, the vesting of which is subject to completion of a Liquidity Event which was deemed not probable on the grant date in accordance with US GAAP and certain service-based conditions. Assuming achievement of the performance, service and liquidity event conditions, the grant date fair value of the remaining 281,250

Performance Units and the LTIP awards is $4,350,938 and $1,674,899, respectively. Ms. Hogue’s LTIP Units will vest one year from a Liquidity Event, subject to certain change in control or termination conditions.

Potential Payments Upon Termination or Change in Control

The MIC Employment Agreements and certain of the LTIP Unit award agreements provide for severance payments and vesting of units of the Operating Company (which are convertible into Common Units of the Operating Company which are convertible into shares of Common Stock) to our named executive officers in certain circumstances in connection with a qualifying termination, including following a change in control of MIC as further described below.

Employment Agreements

MIC Employment Agreements

In connection with their employment, we entered into employment agreements (collectively, as amended, the “MIC Employment Agreements”) with each of Manuel Chavez, III and Stephanie Hogue on August 25, 2021. The compensation committee retained an independent compensation consultant in 2021 to assist in determining Mr. Chavez’s and Ms. Hogue’s compensation packages under the MIC Employment Agreements.

The following is a brief summary and discussion of the terms of the MIC Employment Agreements:

Term. Each of the MIC Employment Agreements provides for a three-year initial term that commences on the Employment Effective Date (as defined in each of the MIC Employment Agreements) and ends on the third anniversary of such date. Thereafter, the employment term extends automatically for successive one-year periods unless either the executive or we provide notice of non-renewal to the other party at least ninety (90) days before the end of the then-existing term.

Compensation. The MIC Employment Agreements provide that the Chief Executive Officer and President will receive an annual initial base salary of $600,000 and $450,000, respectively. The Chief Executive Officer and President will be eligible to receive a target annual bonus of not more than 33.33% of their base salary, and each will be eligible to receive an annual target equity award of not more than $1,000,000, and $600,000 in restricted shares of common stock, respectively. Each annual equity award shall vest equally in annual installments over a three-year period. The amounts and conditions for the payment and vesting (as applicable) of each target annual incentive award and each annual target equity award will be determined by the compensation committee. The Chief Executive Officer and President have the right to elect to receive their base salary and their target annual bonus payments in the form of restricted shares of common stock. The compensation committee has the discretion to award any compensation set forth in the MIC Employment Agreements in shares of Common Stock or in membership units of the Operating Company, including LTIP Units and Performance Units. Each of the executives will be eligible to participate in employee benefit programs made available to our employees from time to time and to receive certain other perquisites, each as set forth in their respective MIC Employment Agreements. In addition, the Chief Executive Officer and the President will receive $2,000,000 and $1,200,000 in unvested restricted shares of Common Stock, respectively, which shares shall vest only upon the occurrence of a Liquidity Event, within three years of the effective date of the MIC Employment Agreements, provided that the Chief Executive Officer and President, respectively, remain employed with us on the date of the Liquidity Event, unless such officer is terminated by us without Cause or resigns for Good Reason within 180 days of a Liquidity Event. The compensation committee retained an independent compensation consultant to assist in determining the Chief Executive Officer’s and President’s compensation packages.

On August 23, 2022, we entered into a First Amendment to the MIC Employment Agreements (collectively, the “First Amendments”). Pursuant to the terms of the First Amendments, among other things, each of

Mr. Chavez and Ms. Hogue acknowledged that: (i) our grant of LTIP Units pursuant to the LTIP Agreements to each of Mr. Chavez and Ms. Hogue is in lieu and full satisfaction of our obligation to issue to them restricted shares of Common Stock as set forth therein; and (ii) the compensation committee of the Board has the discretion to award any compensation pursuant to the MIC Employment Agreements in shares of Common Stock or in membership units of the Operating Company.

On December 13, 2022, we entered into a Second Amendment (collectively, the “Second Amendments”) to the MIC Employment Agreements. Pursuant to the terms of the Second Amendments, among other things, each of Mr. Chavez and Ms. Hogue acknowledged that: (i) the 170,213 and 102,128 LTIP Units, respectively, previously granted to Mr. Chavez and Ms. Hogue, will vest in full only upon the occurrence of a Liquidity Event prior to August 25, 2024, provided that the executive remains continuously employed with us, the Operating Company or an affiliate through the one year anniversary of the Liquidity Event, unless the executive is terminated by us, the Operating Company or such affiliate without Cause or resigns for Good Reason within one hundred and eighty (180) days of a Liquidity Event or one year after the Liquidity Event; and (ii) the Merger will not constitute a Change in Control.

Severance Payments. The MIC Employment Agreements provide that, subject to the execution of a release and other conditions set forth in the MIC Employment Agreements, upon a “qualifying termination” (as defined in the MIC Employment Agreements), the executives will be entitled to severance based on a multiple of the total of each executive’s then-current annual base salary plus the amount of the Target Bonus Amount (as defined in the MIC Employment Agreements) for our most recently completed fiscal year prior to termination (referred to herein as “total cash compensation”). If the qualifying termination results from the death or disability of the executive, the executive will be entitled to severance equal to one times (1x) their total cash compensation. If the executive is terminated by us without Cause, the executive quits for Good Reason or we elect not to renew the term of the MIC Employment Agreements, then the executive will be entitled to severance equal to two times (2x) their total cash compensation. In the event that any qualifying termination occurs on or within twelve (12) months after a change in control of MIC, the executives will be entitled to severance equal to three times (3x) their total cash compensation.

Upon termination where severance is due and payable, the MIC Employment Agreements also provide that the executives will be entitled to receive (a) unpaid base salary earned through the termination date; (b) any restricted shares of common stock that have vested as of the termination date; (c) all other equity-based awards held by each executive, to the extent subject to time-based vesting, will vest in full at the termination date; (d) health insurance coverage, including through COBRA, for an 18 month period following the termination date; and (e) reimbursements of unpaid business expenses.

Non-Competition, Non-Solicitation and Confidentiality. The MIC Employment Agreements provide that for a two-year period following the termination of an executive’s employment with us, each of the executives will not solicit our employees or consultants or any of our customers, vendors or other parties doing business with us.

Pursuant to the MIC Employment Agreements, each of the executives has agreed not to compete with us for a period of two years following the termination of their employment with us. Each MIC Employment Agreement also contains covenants relating to the treatment of confidential information, company property and certain other matters. The MIC Employment Agreements also contain a non-disparagement covenant.

Director Compensation

In fiscal 2022, each independent director earned an annual retainer of $70,000, pro-rated for any partial year of service. An additional $15,000 was earned by the chair of the audit committee and $10,000 was earned by the chairs of the compensation committee and the nominating and governance committee, pro-rated for any partial year of service. The Board has determined that, unless otherwise elected by the directors, the independent directors received their annual retainer in the form of LTIP Units of the Operating Company.

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attending meetings of the Board. Directors who are also employed by us are not entitled to any compensation for services rendered as a director.

Independent Directors

On May 27, 2022, the compensation committee and the Board each approved long-term incentive equity awards in the form of LTIP Units to each of our non-employee directors with respect to their accrued but unpaid director compensation fees as disclosed in our Annual Report on Form 10-K for the year ended December 31, 2021 (the “Accrued Director Fees”). The compensation committee and the Board approved the issuance of LTIP Units in an amount determined based on each such director’s Accrued Director Fees divided by $11.75, which was our latest NAV per share of Legacy MIC Common Stock determined by the Board as of such date. The LTIP Units vest ratably in equal installments on each of the first three anniversaries of the date of grant, with vesting accelerating in the event of death, disability, retirement or a change in control, other than certain transactions whereby our voting securities continue to represent a majority of the combined voting power of the successor entity after the transaction or in which no person or group owns 50% of the combined voting power of the successor entity. On February 28, 2023, the compensation committee awarded each non-employee director the LTIP Units for their accrued director fees for fiscal 2022, which was determined based on their fees earned from their annual retainer divided by $14.76, which was the NAV per share of Legacy MIC’s Common Stock determined by the Board in August 2022.

The following table sets forth information with respect to our independent director compensation during the year ended December 31, 2022:

Name	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	Total ($)

Jeffrey B. Osher	$80,000	$24,583	$104,583

Lorrence Kellar	85,000	28,333	113,333

Danica Holley	70,000	23,333	93,333

Damon Jones	80,000	24,583	104,583

Shawn Nelson(1)	70,000	13,007	83,007

Total	$385,000	$113,839	$498,839

(1)

Effective December 31, 2022, Mr. Shawn Nelson retired from the Board. The compensation committee determined Mr. Nelson’s retirement was a ‘qualifying termination’ under Mr. Nelson’s LTIP Unit Award Agreement dated May 27, 2022 (for his fiscal 2021 accrued director fees) and his LTIP Unit Award Agreement dated February 28, 2023 (for his fiscal 2022 accrued director fees) and accelerated the vesting of his LTIP Units thereunder.

(2)

Director compensation for the fiscal year ended December 31, 2022 was accrued and paid on February 28, 2023 in the form of LTIP Units in the following amounts: Jeffrey B. Osher - 5,420; Lorrence Kellar - 5,758; Danica Holley - 4,742; Damon Jones - 5,420; and Shawn Nelson - 4,742.

(3)

Reflects stock awards granted in May 2022 for services provided through December 31, 2021. Amounts reflect the fair value of LTIP Units of the Operating Company awarded to the independent directors on May 27, 2022 for accrued but unpaid director fees from August 21, 2021 through December 31, 2021.

Retirement Plans and Health and Welfare Benefits

Following the completion of the Merger, our executive officers will be eligible to participate in the health insurance, life insurance, disability benefits, other welfare programs and retirement plans that will be provided generally to our employees.

2023 Incentive Award Plan

The purpose of the Incentive Award Plan is to promote the success and enhance the value of MIC and the Operating Company, by linking the individual interests of employees, consultants and members of the Board to those of our stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to our stockholders. The Incentive Award Plan is further intended to provide flexibility to MIC and the Operating Company and their subsidiaries in their ability to motivate, attract and retain the services of those individuals upon whose judgment, interest and special effort the successful conduct of MIC’s and the Operating Company’s operation is largely dependent.

Description of Material Features of the Incentive Award Plan

This section summarizes certain material features of the Incentive Award Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Award Plan.

Eligibility and Administration

Employees, consultants and directors of MIC, the Operating Company and the respective subsidiaries of MIC and the Operating Company will be eligible to receive awards under the Incentive Award Plan. The Incentive Award Plan is administered by the MIC compensation committee, which may delegate its duties and responsibilities to another committee or subcommittee of the Board, subject to certain limitations that may be imposed under Section 16 of the Exchange Act and/or stock exchange rules, as applicable. The Board administers the Incentive Award Plan with respect to awards to non-employee directors. The plan administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Incentive Award Plan, subject to its express terms and conditions. The plan administrator also sets the terms and conditions of all awards under the Incentive Award Plan, including any vesting and vesting acceleration conditions.

Shares (or Profits Interest Units) Available for Awards

The aggregate number of shares of Common Stock (or Profits Interest Units (as described below)) that are available for issuance under awards granted pursuant to the Incentive Award Plan is 3,000,000, plus an additional number of shares of Common Stock (or Profits Interest Units) as follows:

An additional 687,500 shares of Common Stock (or Profits Interest Units) may be issued under the Incentive Award Plan, which shall be subject to the following vesting conditions:

•

343,750 of these shares of Common Stock (or Profits Interest Units) shall vest (if at all) at such time as (x) the aggregate volume-weighted average price per share of Common Stock for any five consecutive trading day period after the Closing Date equals or exceeds $13.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like), or (y) MIC (or its successor) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of MIC’s (or its successor’s) stockholders having the right to exchange their shares of Common Stock for cash, securities or other property; provided that in the event that these shares of Common Stock (or Profits Interest Units) have not vested prior to December 31, 2026, then such shares (or Profits Interest Units) shall immediately be delivered to MIC for cancellation and for no consideration; and

•

343,750 of these shares of Common Stock (or Profits Interest Units) shall vest (if at all) at such time as (x) the aggregate volume-weighted average price per share of Common Stock for any five consecutive trading day period after the Closing Date equals or exceeds $16.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like), or (y) MIC (or its successor) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of MIC’s (or its successor’s) stockholders having the right to exchange their shares of Common Stock for cash, securities or other property; provided that in the event that these shares of Common Stock (or Profits Interest Units) have not vested prior to December 31, 2028, then such shares (or Profits Interest Units) shall be delivered to MIC immediately for cancellation and for no consideration.

•

Moreover, 2,910,336 outstanding Profits Interest awards (comprised of LTIP Units and Performance Units) granted before the Incentive Award Plan became effective shall be subsumed under the Incentive Award Plan, and shall not count against the number of shares (or Profits Interest Units) authorized under the first paragraph of this section.

If an award under the Incentive Award Plan described in the first paragraph of this section is forfeited, cancelled, expires or otherwise terminated for any reason (without having been exercised or payment having been made in respect to the entire award), then any shares of Common Stock (or Profits Interest Units) subject to such award may, to the extent of such forfeiture, cancellation, expiration or termination, be used again for new grants under the Incentive Award Plan, and to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares of Common Stock may be issued as incentive stock options. However, the following shares may not be added to the shares of Common Stock (or Profits Interest Units) authorized for grant under the Incentive Award Plan: (a) shares tendered or held back upon exercise of an option or settlement of an option, share appreciation right (“SAR”), or other award to cover the exercise price or tax withholding, (b) shares subject to a SAR that are not issued in connection with the share settlement of the SAR upon its exercise, and (c) shares repurchased by MIC using option exercise proceeds.

Awards granted under the Incentive Award Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares of Common Stock (or Profits Interest Units) authorized for grant under the Incentive Award Plan. There is no maximum number of shares of Common Stock (or Profits Interest Units) that may be subject to one or more awards granted to any one participant pursuant to the Incentive Award Plan in any calendar year.

Types of Awards

The Incentive Award Plan provides for the grant of stock options, including incentive stock options (“ISOs”), and nonqualified stock options (“NSOs”), restricted shares, dividend equivalent awards, share payment awards, restricted share units (“RSUs”), performance awards, performance share awards, other incentive awards, profits interest units (including Performance Units and LTIP Units) and SARs. No determination has been made as to the types or amounts of awards that will be granted to specific individuals pursuant to the Incentive Award Plan. Certain awards under the Incentive Award Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms. Awards will generally be settled in shares of Common Stock, but the plan administrator may provide for settlement of any award in cash, shares of Common Stock, Profits Interest Units, or a combination thereof. A brief description of each award type follows.

•

Stock Options. Stock options provide for the purchase of shares of Common Stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

•

Share Appreciation Rights. SARs entitle their holder, upon exercise, to receive from MIC an amount equal to the appreciation of the shares of Common Stock subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions.

•

Restricted Shares, RSUs and Performance Shares. Restricted shares are an award of nontransferable shares of Common Stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver the shares of MIC Common Stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares of Common Stock underlying these awards may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral, subject to Section 409A of the Code requirements. Performance shares are contractual rights to receive shares in the future based on the attainment of specified performance goals, in addition to other conditions which may apply to these awards. Conditions applicable to restricted stock, RSUs and performance shares may be based on continuing service with MIC or MIC’s affiliates, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

•

Share Payments and Other Incentive Awards. Share payments are awards of fully vested shares of Common Stock that may, but need not, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from the shares of Common Stock or value metrics related to the shares, and may remain forfeitable unless and until specified conditions are met.

•

Profits Interest Units (including LTIP Units and Performance Units). Profits Interest Units are units of the Operating Company intended to constitute “profits interests” within the meaning of the relevant IRS guidance, which may ultimately be convertible into shares of Common Stock. Profit Interests Units may include LTIP Units and Performance Units, and are subject to the terms of the Operating Agreement.

•

Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of Common Stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend payments dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

•

Performance Share Awards. Performance awards include any of the awards that are granted subject to vesting based on the attainment of specified performance goals as determined by the plan administrator, and may include cash awards.

•

Substitute Awards. Substitute awards are awards granted in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or share, in any case, upon the assumption of, or in substitution for, an outstanding equity award previously granted by a company or other entity that is a party to such transaction. Substitute awards shall not reduce the shares authorized for issuance under the Incentive Award Plan.

Certain Transactions

The plan administrator has broad discretion to equitably adjust the provisions of the Incentive Award Plan, as well as the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting Common Stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with MIC’s stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Incentive Award Plan and outstanding awards. In the event of a change in control of MIC (as defined in the Incentive Award Plan), the surviving entity may assume outstanding awards or substitute economically equivalent awards for such outstanding awards; however, if the surviving entity refuses to assume or substitute for all or some outstanding awards, then, in the discretion of the Board, all such awards may vest in full and be deemed exercised (as applicable) upon the closing of the transaction. Individual award agreements may provide for additional accelerated vesting and payment provisions.

Repricing; Plan Amendment and Termination; Duration of Awards under the Plan

The Board may amend or terminate the Incentive Award Plan at any time; however, except in connection with certain changes in MIC’s capital structure, stockholder approval will be required for any amendment that increases the number of shares of Common Stock (or Profits Interest Units) available under the Incentive Award Plan or the limit on awards to be issued to non-employee directors, “reprices” any stock option or SAR or cancels any stock option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares. No award may be granted pursuant to the Incentive Award Plan after the tenth anniversary of the date on which the Board adopts the Incentive Award Plan.

Foreign Participants, Transferability, and Clawback

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Incentive Award Plan are generally non-transferable prior to vesting and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Incentive Award Plan, the plan administrator may, in its discretion, accept cash or check, shares of Common Stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

The plan administrator may provide under the terms of an award or require the participant to agree by separate written or electronic instrument that if the participant at any time, or during a specified time period, (a) engages in any activity in competition with, MIC, the Operating Company or any of MIC’s subsidiaries, (b) engages in any action with is inimical, contrary or harmful to the interests of, MIC, the Operating Company or any of MIC’s subsidiaries, or (c) incurs a termination of service for “cause” (as such term is defined in the sole discretion of the plan administrator), then any proceeds, gains or other economic benefit actually or constructively received by the participant upon any receipt or exercise of the award, or upon the receipt or resale of any shares of Common Stock underlying the award, must be repaid to MIC, and the award shall terminate and any unexercised portion of the award (whether or not vested) shall be forfeited.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Party Transactions — FWAC

FWAC Ordinary Shares

On February 24, 2021, FWAC issued 4,312,500 FWAC Class B Shares to the Sponsor in exchange for a payment of $25,000 to cover for certain expenses and offering costs on behalf of FWAC. In April 2021, FWAC effected a share capitalization for FWAC Class B Shares, resulting in an aggregate of 7,187,500 FWAC Class B Shares outstanding and an aggregate purchase price of approximately $0.003 per ordinary share; 312,500 FWAC Class B Shares were subsequently forfeited by Sponsor due to the partial exercise of the FWAC IPO Underwriters’ over-allotment option, resulting in an aggregate of 6,875,000 FWAC Class B Shares outstanding. All shares and associated amounts have been restated to reflect the share capitalization. On May 24, 2021, the Sponsor transferred 30,000 FWAC Class B Shares to each of Adeyemi Ajao, Alana Beard, Poonam Sharma and Amanda Parness.

312,500 FWAC Class B Shares were forfeited by the Sponsor due to the partial exercise of the FWAC IPO Underwriters’ over-allotment option. The shares transferred to certain of FWAC’s directors were not subject to forfeiture. The FWAC Class B Shares (including the shares issuable upon the conversion of the FWAC Class B Shares) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

Pursuant to the Side Letter Agreement, the Sponsor forfeited 100,000 FWAC Class B Shares in the form of 50,000 First Earnout Shares and 50,000 Second Earnout Shares.

The Sponsor purchased 907,000 Private Placement Shares, at a price of $10.00 per ordinary share in a private placement concurrently with the closing of the FWAC IPO for an aggregate purchase price of $9,070,000. The Private Placement Shares are identical to the FWAC Class A Shares sold in the FWAC IPO, subject to certain limited exceptions as described in the IPO prospectus.

Immediately prior to the Closing, Sponsor held 2,020,000 FWAC Ordinary Shares (including 120,000 FWAC Class B Shares held by Adeyemi Ajao, Alana Beard, Poonam Sharma and Amanda Parness), which converted into 2,020,000 shares of Common Stock in connection with the Closing.

Finder’s and Consulting Fees and Administrative Support Agreement

No compensation of any kind, including finder’s and consulting fees, was paid to the Sponsor, FWAC’s officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the Merger. However, these individuals were reimbursed for any out-of-pocket expenses incurred in connection with activities on FWAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. FWAC’s audit committee reviewed on a quarterly basis all payments that were made to the Sponsor, officers, directors or FWAC’s or the Sponsor’s affiliates.

On March 17, 2021, FWAC entered into an Administrative Support Agreement with Fifth Wall Ventures Management, LLC, pursuant to which Fifth Wall Ventures Management, LLC agreed to provide FWAC with office space and secretarial and administrative services in exchange for $10,000 per month. The Administrative Support Agreement terminated in connection with the Closing.

Promissory Note

On February 24, 2021, the Sponsor agreed to loan FWAC an aggregate of up to $300,000 pursuant to the Note. This loan was non-interest bearing and payable upon the completion of the FWAC IPO. FWAC borrowed approximately $109,000 through the FWAC IPO. FWAC repaid the Note in full upon closing of the FWAC IPO.

Private Placement Shares

FWAC entered into a registration and shareholder rights agreement with respect to the FWAC Class B Shares (including shares issuable upon conversion of the FWAC Class B Shares) and Private Placement Shares. In addition, the registration and shareholder rights agreement entitled FWAC, through the Sponsor to nominate one person for appointment to the FWAC board of directors, subject to certain minimum holding requirements. The registration and shareholder rights agreement terminated in connection with the entry into the Registration Rights Agreement at Closing.

Series 2 Preferred Stock

On June 15, 2023, the Preferred PIPE Investors entered into the Preferred PIPE Subscription Agreements with FWAC, pursuant to which the Preferred PIPE Investors agreed to subscribe for and purchase a total of 46,000 shares of Series 2 Preferred Stock at $1,000 per share for an aggregate purchase price of $46,000,000. The Preferred PIPE Investment was consummated on the Closing Date. Upon the earlier of a change of control of MIC or December 31, 2023, the Series 2 Preferred Stock will convert into approximately 13,787,462 shares of Common Stock resulting in an effective purchase price of approximately $3.34 per share. Mr. Chavez and Ms. Hogue beneficially own 6,000 shares of Series 2 Preferred Stock, or approximately 13.0% of the outstanding Series 2 Preferred Stock, which are convertible into 1,798,364 shares of Common Stock, inclusive of 163,487 shares of Common Stock which would be received by Bombe Pref upon the conversion of shares of Series 2 Preferred Stock on December 31, 2023, assuming the current conversion price and the authorization of the Dividends by the Board. Mr. Osher beneficially owns 40,000 shares of Series 2 Preferred Stock, or 86.96% of the outstanding Series 2 Preferred Stock as of such date, which are convertible into 11,989,098 shares of Common Stock, inclusive of 1,089,917 shares of Common Stock which would be received by HS3 upon the conversion of shares of Series 2 Preferred Stock on December 31, 2023, assuming the current conversion price and the authorization of the Dividends by the Board.

Sponsor Agreement and Side Letter

FWAC entered into the Sponsor Agreement dated as of December 13, 2022 (as amended and restated on May 11, 2023 and June 15, 2023) with the FWAC’s officers and directors and Legacy MIC, whereby the FWAC’s officers and directors have agreed to waive certain of their anti-dilution and conversion rights with respect to their Founder Shares.

Pursuant to the Sponsor Agreement, the Sponsor also has agreed to certain restrictions with respect to its Founder Shares, as follows: (a) 1,000,000 Founder Shares will vest at such time as the aggregate volume-weighted average price per share of our Common Stock for any 5-consecutive trading day period after the Closing Date equals or exceeds $13.00 per share (provided that such Founder Shares will be cancelled if the Founder Shares have not vested prior to December 31, 2026), (b) 1,000,000 Founder Shares will vest at such time as the aggregate volume-weighted average price per share of our Common Stock for any 5-consecutive trading day period after the Closing Date equals or exceeds $16.00 per share (provided that such Founder Shares will be cancelled if the Founder Shares have not vested prior to December 31, 2028), (c) the Sponsor delivered to FWAC for cancellation and for no consideration 4,755,000 Founder Shares in connection with the Closing, and if earlier, the Founder Shares described in the foregoing clauses (a) and (b) shall vest on the date after the Closing on which MIC (or its successors) completes a liquidation, merger, capital stock exchange, reorganization, or other similar transaction that results in all of MIC’s (or its successor’s) stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

On the Closing Date, and immediately prior to the Closing, FWAC, the Sponsor, and Legacy MIC entered into that certain Letter Agreement, dated as of August 25, 2023 (the “Letter Agreement”), relating to the Sponsor Agreement. The Letter Agreement provides for the cancellation of 100,000 Founder Shares issued and outstanding and held by the Sponsor immediately prior to the Closing for no consideration.

Certain Relationships and Related Party Transactions — Legacy MIC

Equity Purchase and Contribution Agreement and Transactions Contemplated Therein

On January 8, 2021, Legacy MIC entered into the Purchase and Contribution Agreement. Pursuant to the Purchase and Contribution Agreement, Legacy MIC acquired three multi-level parking garages consisting of approximately 765 and 1,625 parking spaces located in Cincinnati, Ohio, approximately 1,154 parking spaces located in Chicago, Illinois, totaling approximately 1,201,000 square feet, and proprietary technology, which provides management with real-time information on the performance of MIC’s assets.

Additionally, the Operating Partnership issued 7,495,090 Common Units at $11.75 per unit for a total consideration of $84.1 million, net of transaction costs. The consideration received consisted of $35.0 million of cash and three parking assets with a fair value of approximately $98.8 million contributed to the Operating Partnership by Color Up and technology with a fair value of $4.0 million. Legacy MIC also assumed long-term debt with a fair value of approximately $44.5 million. In addition, Legacy MIC issued the Legacy MIC Common Stock Warrant to Color Up to purchase up to 1,702,128 shares of Legacy MIC Common Stock at an exercise price of $11.75 per share for an aggregate cash purchase price of up to $20 million. In connection with the Purchase and Contribution Agreement, Legacy MIC issued a $1.2 million Convertible Promissory Note to Color Up. The note accrued interest at a rate of 7.0% per annum and had a maturity date of December 31, 2021, unless an amount equal to the principal and accrued interest was converted into partnership interests of the Operating Partnership at the closing of the transactions contemplated by the Purchase and Contribution Agreement. The $1.2 million Convertible Promissory Note issued to Color Up was paid in full at the closing of the transactions contemplated by the Purchase and Contribution Agreement. In addition, Color Up acquired 1,724,324 shares of Legacy MIC Common Stock from VRMI and VRMII, at a price of $11.75 per share.

In connection with the closing of the transactions contemplated by the Purchase and Contribution Agreement, Messrs. Dawson, Aalberts and Shustek resigned from their positions as directors of Legacy MIC, and the Color Up Designated Directors and Ms. Holley were elected to the Board.

Mr. Chavez, a manager and the chief executive officer of Color Up, was elected Chairman and appointed chief executive officer of Legacy MIC, effective August 25, 2021. Ms. Hogue, a manager and the president of Color Up, was appointed president of Legacy MIC and a member of the Board, effective August 25, 2021. Mr. Osher, the third manager of Color Up, was elected to the Board, effective August 25, 2021. Mr. Osher is a control person of HS3, a member of Color Up. On August 25, 2021, Legacy MIC also entered into the MIC Employment Agreements with each of Mr. Chavez and Ms. Hogue as more fully described in this prospectus.

Color Up was formed for the purpose of consummating the transactions contemplated by the Purchase and Contribution Agreement and investing in Legacy MIC Common Stock.

A special committee of the Legacy MIC board of directors approved the Purchase and Contribution Agreement prior to the date of the closing of the transactions contemplated by the Purchase and Contribution Agreement.

Tender Offer Pursuant to Equity Purchase and Contribution Agreement

Pursuant to the Purchase and Contribution Agreement, Color Up agreed that as promptly as practicable after the closing of the Purchase and Contribution Agreement, it would commence the tender offer to purchase up to 900,506 shares of Legacy MIC Common Stock, at a purchase price of $11.75 per share, net to the applicable seller in cash, without interest, subject to any required withholding tax (the “Tender Offer”), and Legacy MIC agreed (a) that prior to the closing of the Purchase and Contribution Agreement, the board of directors of Legacy MIC would recommend that stockholders of Legacy MIC accept the Tender Offer and (b) to take all steps necessary to cause any offering memorandum relating to the Tender Offer to be distributed to Legacy MIC’s stockholders. In the event that Legacy MIC’s stockholders tendered a number of shares less than the Tender

Offer amount, Legacy MIC agreed to, at Color Up’s sole discretion, offer to issue and sell to Color Up the Company Backstop (as defined in the Purchase and Contribution Agreement) such that Color Up may acquire a total number of shares equal to the Tender Offer amount after giving effect to the Tender Offer and the Company Backstop.

On October 5, 2021, Color Up commenced the Tender Offer upon the terms and subject to the conditions set forth in that certain Offer to Purchase, dated October 5, 2021, and in the related letter of transmittal, copies of which are attached as exhibits to Schedule TO filed with the SEC on October 5, 2021, and the board of directors of Legacy MIC recommended that the stockholders of Legacy MIC accepted the offer by Color Up to purchase up to 900,506 shares of Legacy MIC Common Stock and tender their shares of Legacy MIC Common Stock pursuant to the Tender Offer. On November 8, 2021, Color Up, following the expiration of the Tender Offer on November 5, 2021, accepted for purchase an aggregate of 878,082 shares of Legacy MIC Common Stock that had been validly tendered and not validly withdrawn pursuant to the Tender Offer at $11.75 per share, or an aggregate consideration of $10,317,468. Also, on November 8, 2021, Legacy MIC and Color Up entered into a subscription agreement pursuant to which Color Up purchased the remaining 22,424 shares of Legacy MIC Common Stock not tendered in the Tender Offer pursuant to the Company Backstop at $11.75 per share for an aggregate consideration of $263,482.

In connection with the Tender Offer, the board of directors of Legacy MIC agreed to reimburse Color Up for the fees and costs incurred in connection with the Tender Offer. Legacy MIC paid approximately $0.1 million as reimbursement of such Tender Offer fees and expenses.

Stockholders’ Agreement

Legacy MIC entered into a Stockholders’ Agreement with Color Up on August 25, 2021, pursuant to which the prior approval of one incumbent director and a majority of the Color Up Designated Directors was required in connection with certain corporate transactions.

The Stockholders’ Agreement also contained certain standstill provisions restricting, subject to certain customary exclusions, Color Up from, among other things, acquiring (or seeking or making any proposal or offer with respect to acquiring) additional Legacy MIC Common Stock or any security convertible into Legacy MIC Common Stock or any assets of Legacy MIC. In addition, Legacy MIC agreed that, in the event Legacy MIC proposes to issue additional securities, Color Up will have the right to purchase an amount of securities so that its ownership percentage will not be diluted by the issuance of additional securities.

Under the terms of the Stockholders’ Agreement, except for limited circumstances, Color Up is prohibited from selling or transferring its Legacy MIC Common Stock until six months following an initial public offering or a listing of Legacy MIC Common Stock on a national securities exchange. A transfer of any of Color Up’s Legacy MIC Common Stock to a Permitted Transferee (defined in the Stockholders’ Agreement to include any member of Color Up) is permissible under the Stockholders’ Agreement.

The terms of the Stockholders’ Agreement terminated in connection with the Closing; however, the transfer provisions restricting, subject to certain customary exclusions, Color Up from, among other things, selling Legacy MIC Common Stock or any security convertible into Legacy MIC Common Stock prior to the Closing are applicable to shares of Common Stock and any security convertible into shares of Common Stock for a period of six months following the Closing.

Tax Matters Agreement

On August 25, 2021, Legacy MIC, the Operating Partnership and Color Up entered into a Tax Matters Agreement, pursuant to which the Operating Partnership agreed to indemnify (a) Color Up, (b) any person holding Common Units and who acquired such Common Units from Color Up in a transaction in which such person’s adjusted basis in such Common Units, as determined by federal income tax purposes, is determined, in whole or in part, by reference to the adjusted basis of Color Up in such Common Units and (c) if at any time Color Up is a Pass Through Entity (as defined in the Tax Matters Agreement), and solely for purposes of computing the amounts to be paid pursuant to certain provisions of the Tax Matters Agreement with respect to Color Up, any person who (i) holds an interest in Color Up, either directly or through one or more pass through entities, and (ii) is required to include all or a portion of the income of Color Up in its own gross income ((a)-(c), collectively, the “Protected Partners”) against certain adverse tax consequences in connection with (A) a taxable disposition of certain specified properties, (B) certain dispositions of the Protected Partners’ interests in the Operating Partnership, in each case, prior to the tenth anniversary of the completion of the transactions contemplated by the Purchase and Contribution Agreement (or earlier, if certain conditions are satisfied) and (C) the Operating Partnership’s failure to provide the Protected Partners the opportunity to guarantee a specified amount of debt of the Operating Partnership during the period ending on the tenth anniversary of the completion of the transactions contemplated by the Purchase and Contribution Agreement (or earlier, if certain conditions are satisfied). In addition, and for so long as the Protected Partners own at least 20% of the units in the Operating Partnership received in connection with the closing of the transactions contemplated by the Purchase and Contribution Agreement, Legacy MIC agreed to use commercially reasonable efforts to provide the Protected Partners with similar guarantee opportunities beyond such period. In connection with the Closing and the Conversion, MIC and the Operating Company assumed the obligations of Legacy MIC and the Operating Partnership under the Tax Matters Agreement, respectively.

As of the date of this prospectus, the Protected Partners include Color Up, Manuel Chavez, III, Stephanie Hogue and Jeffrey B. Osher.

Warrant Agreement

On August 25, 2021, Legacy MIC entered into the Warrant Agreement with Color Up pursuant to which Legacy MIC issued the Legacy MIC Warrant to purchase up to 1,702,128 shares of Legacy MIC Common Stock, at an exercise price of $11.75 per share for an aggregate cash purchase price of up to $20,000,000. The Warrant Agreement was assumed by MIC pursuant to the Warrant Assumption and Amendment Agreement, dated as of August 25, 2023, by and between MIC and Color Up, and was subsequently amended on August 29, 2023, by the Amended and Restated Warrant Agreement, by and between MIC and Color Up (the “Amended and Restated Warrant Agreement”). See “Certain Relationships and Related Party Transactions—Legacy MIC—Amended and Restated Warrant Agreement.” At the First Effective Time, the Legacy MIC Warrant to purchase 1,702,128 shares of Legacy MIC Common Stock at an exercise price of $11.75 per share became the Warrant to purchase 2,553,192 shares of Common Stock at an exercise price of $7.83 per share.

Registration Rights Agreement

On August 25, 2021, Legacy MIC entered into a Registration Rights Agreement (as amended on November 2, 2021, the “Legacy MIC Registration Rights Agreement”) with Color Up, pursuant to which Legacy MIC granted the Holders (as defined in the Legacy MIC Registration Rights Agreement) certain registration rights with respect to the Legacy MIC Registrable Securities (as defined below), including the registration of the Legacy MIC Registrable Securities. Among other things, the Legacy MIC Registration Rights Agreement required Legacy MIC to register (a) the shares of Legacy MIC Common Stock purchased pursuant to the Purchase and Contribution Agreement, (b) shares of Legacy MIC Common Stock, if any, issued upon the redemption of Common Units purchased pursuant to the Purchase and Contribution Agreement, (c) shares of Legacy MIC Common Stock acquired pursuant to the Tender Offer, (d) shares of Legacy MIC Common Stock issuable upon exercise of the Legacy MIC Warrant, (e) the Legacy MIC Warrant and (f) any additional securities issued or issuable as a dividend or distribution on, in exchange for, or otherwise in respect of, such shares of Legacy MIC Common Stock and Common Units (including as a result of combinations, recapitalizations, mergers, consolidations, reorganizations, stock splits or otherwise) (collectively, the “Legacy MIC Registrable Securities”). The Holders were entitled to make a written demand for registration under the Securities Act, of all or part of their Legacy MIC Registrable Securities; provided, however, that Legacy MIC was not required to file a registration statement prior to (a) 180 days after the initial listing of the Legacy MIC Registrable Securities on a national securities exchange or (b) the expiration of any other lock-up period imposed with respect to the Legacy MIC Registrable Securities pursuant to the Stockholders’ Agreement. In addition, the Holders were entitled to “piggy-back” registration rights to registration statements filed by Legacy MIC. Legacy MIC would have born all of the expenses incurred in connection with the filing of any such registration statement.

On November 2, 2021, Legacy MIC amended and restated the Legacy MIC Registration Rights Agreement granting the Holders (as defined in the Legacy MIC Registration Rights Agreement) certain registration rights with respect to the shares of MIC Common Stock issuable upon redemption of additional Common Units issued upon exercise of the Class A Units in addition to the other Legacy MIC Registrable Securities. The Legacy MIC Registration Rights Agreement was terminated in connection with the entry into the Registration Rights Agreement at Closing.

License Agreement

On August 25, 2021, Legacy MIC entered into the License Agreement with DIA Land Co., LLC (“DIA”) and Bombe, pursuant to which Legacy MIC granted to DIA a limited, non-exclusive, non-transferable, worldwide right and license to access and use the Inigma-branded software for a fee of $5,000 per month. DIA is an affiliate of, and under common control with, Bombe, and Mr. Chavez holds a majority of DIA’s membership interests. Mr. Chavez and Ms. Hogue are controlling persons of Bombe, the manager of DIA.

pKatalyst and Inigma, our proprietary software systems, are not protected by any patents, registered trademarks, or licenses and have not been licensed to third parties, other than to DIA, as noted above.

Partnership Agreement and Operating Agreement

On August 26, 2021, Legacy MIC entered into the Partnership Agreement to facilitate the transactions contemplated by the Purchase and Contribution Agreement and to admit Color Up as a limited partner.

On November 2, 2021, Legacy MIC, the Operating Partnership, Color Up and HS3 amended and restated the Partnership Agreement to facilitate the transactions contemplated by the Securities Purchase Agreement (as defined below) which, among other things, provided for the issuance by the Operating Partnership of Class A Units having the rights and preferences as may be set forth in the Class A Unit Agreement.

On March 18, 2022, Legacy MIC, the Operating Partnership, Color Up and HS3 amended and restated the Partnership Agreement to change the name of the Operating Partnership from “MVP REIT II Operating Partnership, L.P.” to “Mobile Infra Operating Partnership, L.P.” and to reflect the merger of Legacy MIC’s wholly owned subsidiary and former limited partner of the Operating Partnership with and into Legacy MIC, such that Legacy MIC became the holder of the Common Units then held by such subsidiary.

MIC, HS3 and the other limited partners of the Operating Partnership became members of the Operating Company in accordance with the terms of the Operating Agreement in connection with the Merger and following the Conversion. See the section titled “The Operating Company and the Operating Agreement” in this prospectus. The Conversion occurred immediately prior to the Merger, at which time Legacy MIC and the other members entered into the Operating Agreement.

Securities Purchase Agreement

On November 2, 2021, Legacy MIC entered into the Securities Purchase Agreement, by and among Legacy MIC, the Operating Partnership and HS3 (the “Securities Purchase Agreement”), pursuant to which the Operating Partnership issued and sold to HS3 (a) 1,702,128 newly-issued Common Units and (b) 425,532 newly-issued Class A Units, which entitled HS3 to purchase up to 425,532 additional Common Units, at an exercise price equal to $11.75 per unit, subject to adjustment as provided in the Class A Unit Agreement related thereto, and HS3 paid to the Operating Partnership cash consideration of $20,000,000 (collectively, the “Securities Purchase Transactions”). The Securities Purchase Agreement and related agreements and transactions were evaluated, negotiated, and unanimously approved by the members of the Board who were determined by the Board to be disinterested with respect to the Securities Purchase Agreement and related agreements and transactions.

Under the Securities Purchase Agreement, the parties made customary representations and warranties for transactions of this type. Pursuant to the terms of the Securities Purchase Agreement, the representations and warranties made under the Securities Purchase Agreement survived for six months after the closing of the Securities Purchase Transactions and Legacy MIC and the Operating Partnership, on one hand, and HS3, on the other hand, agreed to indemnify each other party and certain of their respective representatives against losses arising out of certain material breaches of, and certain third party claims related to, the Securities Purchase Agreement and the Securities Purchase Transactions.

In connection with the issuance of the Common Units and the Class A Units under the Securities Purchase Agreement, the Board amended and restated the limited exception to the restrictions on ownership and transfer of Legacy MIC Common Stock set forth in the Legacy MIC charter previously granted to Color Up, HS3 and certain of its affiliates to allow these parties to own, directly or indirectly, in the aggregate, up to 15,200,000 shares of Legacy MIC Common Stock, and up to five percent (5%) of any outstanding class of preferred stock of Legacy MIC. The grant of this exception was conditioned upon the receipt of various representations and covenants made by Color Up and HS3 to Legacy MIC, confirming, among other things, that none of HS3, Color Up, nor certain of their affiliates would own, directly or indirectly, more than 4.9% of the interests in a tenant of Legacy MIC (or a subsidiary of Legacy MIC) that comprised more than three percent (3%) of the gross income of Legacy MIC as determined for purposes of Section 856(c)(2) of the Code. The request also included representations intended to confirm that HS3, Color Up and certain of their affiliates’ ownership of Legacy MIC Common Stock would not cause Legacy MIC to otherwise fail to qualify as a REIT for federal income tax purposes.

Class A Unit Agreement

The Operating Partnership issued Class A Units pursuant to the Class A Unit Agreement dated as of the Securities Purchase Closing Date which provided that each whole Class A Unit entitled the registered holder thereof to purchase one whole Common Unit at a price of $11.75 per share, or the Class A Unit Price (as defined in the Class A Unit Agreement), subject to adjustment as discussed below, at any time following a “Liquidity Event,” which is defined as an initial public offering and/or listing of the Legacy MIC Common Stock on a national securities exchange. The Class A Units were entitled to be exercised on a cashless basis by surrendering Common Units in lieu of payment of the aggregate Class A Unit Price at the purchaser’s election, which exercise occurred on August 29, 2023.

Relationship with Color Up, Bombe, and Affiliates Thereof

Mr. Chavez is the founder and managing partner of Bombe and has been its chief executive officer since 2017. Ms. Hogue has been a managing partner of Bombe since 2020.

As of the date of this prospectus, Mr. Chavez, Ms. Hogue, and Mr. Osher beneficially owned as controlling persons of Color Up, 3,937,247 shares of Common Stock, or 26.2% of the outstanding shares of Common Stock, the Warrant to purchase 2,553,192 shares of Common Stock and 11,242,635 Common Units, or approximately 38.9% of the outstanding Common Units. The Warrant, by its terms, may be exercised by Color Up, the sole holder of the Warrant at any time.

As of the date of this prospectus, Color Up and HS3, and each of Mr. Chavez, Ms. Hogue, Mr. Osher, Mr. Kellar, Ms. Holley, Mr. Jones, and Mr. Nelson, individually, are the members of the Operating Company.

As of the date of this prospectus, Mr. Osher beneficially owns as the controlling person of HS3 an additional 2,709,330 Common Units or approximately 9.4% of the outstanding Common Units, as of such date. As of the date of this prospectus, Mr. Chavez and Ms. Hogue beneficially own, in the aggregate, 2,250,000 Performance Units and Mr. Chavez, Ms. Hogue, Mr. Osher, Mr. Kellar, Ms. Holley and Mr. Jones beneficially own, in the aggregate, 651,556 LTIP Units.

As of the date of this prospectus, Mr. Chavez and Ms. Hogue beneficially own 6,000 shares of Series 2 Preferred Stock, or approximately 13.04% of the outstanding Series 2 Preferred Stock, which are convertible into 1,798,364 shares of Common Stock, inclusive of 163,487 shares of Common Stock which would be received by Bombe Pref upon the conversion of shares of Series 2 Preferred Stock on December 31, 2023, assuming the current conversion price and the authorization of the Dividends by the Board.

As of the date of this prospectus, Mr. Osher beneficially owns 40,000 shares of Series 2 Preferred Stock, or 86.96% of the outstanding Series 2 Preferred Stock as of such date, which are convertible into 11,989,098 shares of Common Stock, inclusive of 1,089,917 shares of Common Stock which would be received by HS3 upon the conversion of shares of Series 2 Preferred Stock on December 31, 2023, assuming the current conversion price and the authorization of the Dividends by the Board.

We anticipate that following the Closing, Color Up will be dissolved and its interests in the Operating Company will be distributed to the Color Up Members. We understand that the Color Up Members will each further distribute the interests received by them to their respective members or partners and that the final direct holders of the interests will become members of the Operating Company.

ProKids

In May 2022, Legacy MIC entered into a lease agreement with ProKids, an Ohio not-for-profit. An immediate family member of Manuel Chavez, III is a member of the Board of Trustees and President-Elect of that organization. ProKids leased 21,000 square feet of vacant unfinished commercial space in a 531,000 square foot building used primarily for parking rental in Cincinnati, Ohio for 120 months with no rent due to Legacy MIC throughout the lease term, other than a rental fee on parking spaces used by the ProKids staff. As of June 30, 2023, ProKids does not owe Legacy MIC rental income related to the lease agreement. No rental income from ProKids has been recognized during the six months ended June 30, 2023.

Transactions Consummated in Connection with the Merger

Color Up Lock-Up Agreement

Concurrently with the execution of the Merger Agreement, Color Up entered into the Lock-up Agreement with FWAC and Legacy MIC. Pursuant to the Lock-up Agreement, Color Up agreed, among other things, that its shares received as consideration in the Merger pursuant to the Merger Agreement may not be transferred until, subject to certain customary exceptions, the earlier to occur of (a) six months following Closing and (b) the date after the Closing on which MIC completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of MIC stockholders having the right to exchange their equity holdings in MIC for cash, securities or other property.

Color Up Support Agreement

Concurrently with the execution of the Merger Agreement, FWAC and Color Up entered into the Color Up Support Agreement pursuant to which Color Up agreed to vote its Legacy MIC shares (a) in favor of the Merger and the transactions contemplated by the Merger Agreement, (b) in favor of the Charter Amendment Proposal (as defined in the final joint proxy statement/prospectus (the “Joint Proxy Statement/Prospectus”) filed by MIC with the SEC on July 11, 2023), (c) in favor of any proposal to adjourn a meeting of the Legacy MIC stockholders at which there is a proposal to adopt the Merger Agreement if there are not sufficient votes to adopt the proposals described in clause (a) or (b) above or if there are not sufficient shares of the Legacy MIC Common Stock present in person or represented by proxy to constitute a quorum, (d) against any Company Acquisition Proposal (as defined in the Joint Proxy Statement/Prospectus), (e) subject to certain exceptions, in any circumstances upon which a consent or other approval is required under the Legacy MIC charter or otherwise sought with respect to the Merger Agreement (including the Merger), to vote, consent or approve all of Color Up’s shares of Legacy MIC Common Stock held at such time in favor thereof, (f) against and withhold consent with respect to any merger, purchase of all or substantially all of Legacy MIC’s assets or other business combination transaction (other than the Merger Agreement), (g) against any proposal, action or agreement that would impede, frustrate, prevent or nullify any provision of the Color Up Support Agreement, the Merger Agreement, or the Merger and (h) in favor of an amendment to the Partnership Agreement. The Color Up Support Agreement also contains customary termination provisions.

Preferred PIPE Investment

On June 15, 2023, the Preferred PIPE Investors each entered into a Preferred Subscription Agreement with FWAC pursuant to which, among other things, on the terms and subject to the conditions set forth therein, the Preferred PIPE Investors agreed to subscribe for and purchase, and FWAC agreed to issue and sell to the Preferred PIPE Investors, a total of 46,000 shares of Series 2 Preferred Stock at $1,000 per share for an aggregate purchase price of $46,000,000 and an effective purchase price of approximately $3.34 per share of our Common Stock based on 13,787,462 shares of Common Stock resulting from the conversion of 46,000 shares of Series 2 Preferred Stock (including the Dividends).

HS3 Support Agreement

Concurrently with the execution of the Merger Agreement, FWAC and HS3 entered into the HS3 Support Agreement, as amended, pursuant to which HS3 agreed to vote in favor of the Conversion and enter into the Operating Agreement. The HS3 Support Agreement also contains customary termination provisions.

Amendments to Employment Agreements & LTIP Units of Chavez and Hogue

On December 13, 2022, Legacy MIC entered into a Second Amendment to the Employment Agreements among Legacy MIC, the Operating Partnership and each of Mr. Chavez and Ms. Hogue. Pursuant to the terms of the Second Amendments to the Employment Agreements, among other things, each of Mr. Chavez and Ms. Hogue acknowledged that: (i) the 170,213 and 102,128 LTIP Units, respectively, previously granted to Mr. Chavez and Ms. Hogue, will vest in full only upon the occurrence of a Liquidity Event (as defined in the MIC Employment Agreements) prior to August 25, 2024, provided that the executive remains continuously employed with MIC, the Operating Partnership or an affiliate through the one year anniversary of the Liquidity Event, unless the executive is terminated by MIC, the Operating Partnership or such affiliate without Cause or resigns for Good Reason within one hundred and eighty (180) days of a Liquidity Event or one year after the Liquidity Event; and (ii) the Merger would not constitute a Change in Control.

Also on December 13, 2022, each of Mr. Chavez and Ms. Hogue entered into the First LTIP Amendment, pursuant to which the 170,213 and 102,128 LTIP Units, respectively, previously granted to Mr. Chavez and Ms. Hogue, respectively, will vest in full only upon the occurrence of a Liquidity Event prior to August 25, 2024, provided that the executive remains continuously employed with MIC, the Operating Partnership or an affiliate through the one year anniversary of the Liquidity Event, unless the executive is terminated by MIC, the Operating Partnership or such affiliate without Cause or resigns for Good Reason within one hundred and eighty (180) days of a Liquidity Event or one year after the Liquidity Event.

Registration Rights Agreement

At the Closing, the RRA Holders entered into the Registration Rights Agreement pursuant to which MIC granted the RRA Holders customary registration rights with respect to the Registrable Securities (as defined in the Registration Rights Agreement).

The Registration Rights Agreement further provides that RRA Holders of at least 150,000 Registrable Securities are entitled to make a written demand for registration for resale under the Securities Act of all or part of their Registrable Securities; provided, however, that MIC is not required to file a registration statement prior to the expiration of any other lock-up period imposed with respect to the Registrable Securities pursuant to the Letter Agreement, Seller Lock-Up Agreement, Sponsor Lock-Up Agreement, Stockholders’ Agreement and the Preferred Subscription Agreement, as applicable. In addition, the RRA Holders are entitled to “piggy-back” registration rights to registration statements filed by MIC, subject to customary cut-back provisions.

Warrant Assumption and Amendment Agreement

On August 25, 2023, Legacy MIC, MIC and Color Up entered into the Warrant Assumption and Amendment Agreement to that certain Warrant Agreement, pursuant to which, MIC assumed the Legacy MIC Warrant remaining outstanding and unexpired at that time, and such Legacy MIC Warrant became the Warrant.

Amended and Restated Warrant Agreement

On August 29, 2023, MIC and Color Up entered into an Amended and Restated Warrant Agreement, pursuant to which the Warrant Agreement was amended and restated to (i) reflect the effects of the Merger (including but not limited to the reduction in the exercise price of the Warrant from $11.75 to $7.83 per share and the increase in the number of the underlying shares from 1,702,128 shares of Legacy MIC Common Stock to 2,553,192 shares of Common Stock) and (ii) permit Color Up to exercise the Warrant on a cashless basis at Color Up’s option.

Other Matters

Two of MIC’s Cincinnati parking facilities, 1W7 Carpark and 222W7 Garage, which were acquired by Legacy MIC in connection with the transactions contemplated by the Purchase and Contribution Agreement, are currently operated by PCA, d/b/a Park Place Parking. Park Place Parking is a private parking operator that is wholly owned by Mr. Chavez’s father and uncle. Mr. Chavez is neither an owner nor a beneficiary of Park Place Parking. Park Place Parking has been operating these parking facilities for four and three years, respectively. Both parking facilities were acquired with their management agreements in place and at the same terms under which they were operating prior to the closing of the transactions contemplated by the Purchase and Contribution Agreement. As of January 1, 2022, both parking facilities are leased under the New Lease Structure and are no longer separately managed. For the year ended December 31, 2021, approximately $121,000 was paid to Legacy MIC from these arrangements. For the year ended December 31, 2022, approximately $0.1 million was due to Legacy MIC from these arrangements; this balance of approximately $0.1 million from Park Place Parking has been paid subsequent to June 30, 2023 within terms of the lease agreement.

MIC is an equity method investor in the DST. Pursuant to the closing of the transactions contemplated by the Purchase and Contribution Agreement, Michael Shustek, Vestin Realty Mortgage I, Inc., a Maryland corporation, and Vestin Realty Mortgage II, Inc., a Maryland corporation were replaced as managers of MVP Parking, DST, LLC by Mr. Chavez.

Policies and Procedures Concerning Conflicts of Interest and Related Person Transactions

Prior to the Closing, we adopted a Code of Business Conduct and Ethics, or our Code of Ethics, the provisions of which are intended to help us identify and adequately address or mitigate actual, potential or alleged conflicts of interest. This Code of Conduct and our Corporate Governance Guidelines address the review and approval of activities, interests or relationships that conflict with, or appear to conflict with, our interests, including related person transactions. Persons subject to our Code of Ethics and Corporate Governance Guidelines will be under a continuing obligation to disclose any such conflicts of interest and may pursue a transaction or relationship which involves such conflicts of interest only if the transaction or relationship has been approved as follows:

•

In the case of our directors or executive officers, such person must seek approval from our audit committee for related person transactions (involving a direct or indirect material interest) and other transactions or relationships which such person would like to pursue, and which may otherwise constitute a conflict of interest or other action falling outside the scope of permissible activities under our Code of Ethics or Corporate Governance Guidelines. In determining whether to approve or ratify a transaction, our audit committee shall act in accordance with applicable provisions of our Code of Ethics and shall consider all of the relevant facts and circumstances.

•

In addition, to the extent permitted by Maryland law, a contract or other transaction between us and any of our directors or between us and any other corporation, firm or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting of the board or committee at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof; provided that:

•

the facts of the common directorship or interest are disclosed or known to our board of directors (or a committee of our board of directors), and our board of directors (or such committee) authorizes, approves or ratifies the transaction or contract by affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•

the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote, other than the votes of shares owned of record or beneficially owned by the interested director or corporation, firm or other entity; or

•	the transaction or contract is fair and reasonable to us.

The failure of any such contract or other transaction to satisfy any of the criteria set forth above will not create any presumption that such contract or other transaction is void, voidable or otherwise invalid, and any such contract or other transaction will be valid to the maximum extent permitted by Maryland law. However, if the proposed contract or other transaction is not approved by either a majority of disinterested directors or disinterested stockholders, as noted above, the burden of proving that the contract or other transaction is fair and reasonable to us shifts to the person asserting the validity of the contract or other transaction.

Certain related person transactions described in this prospectus were reviewed and approved or ratified in accordance with our policies, Code of Ethics, Charter and Bylaws, and Maryland law. In the event of doubt, an officer or director must disclose a suspected related person transaction to our Director of Compliance, who may then engage the Chair of the audit committee to determine if the transaction requires the approvals set forth in the Code of Ethics. A copy of our Code of Ethics is posted on our website and also may be obtained free of charge by writing to Secretary, c/o Mobile Infrastructure Corporation, 30 W. 4th Street, Cincinnati, Ohio 45202.

Certain historical related person transactions described in this prospectus were reviewed and approved or ratified in accordance with Legacy MIC’s then-existing policies, Code of Ethics, charter and bylaws, and Maryland law.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of Common Stock as of October 11, 2023, by:

•	each person who is known to be the beneficial owner of more than 5% of the outstanding shares of Common Stock;

•	each of MIC’s directors and named executive officers; and

•	all directors and executive officers of MIC as a group.

The following table also sets forth information regarding the beneficial ownership of Series 2 Preferred Stock and Common Units as of October 11, 2023, by:

•	each of MIC’s directors and named executive officers; and

•	all directors and executive officers of MIC as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. All information with respect to beneficial ownership is based upon filings made by the respective beneficial owners with the SEC or information provided to MIC by such beneficial owners.

The beneficial ownership percentages set forth in the following table are based on the following numbers of the pertinent securities outstanding as of October 11, 2023:

(i)	14,978,325 shares of Common Stock;

(ii)	46,000 shares of Series 2 Preferred Stock; and

(iii)	28,930,290 Common Units outstanding, provided that MIC (which is not included in the table below) owns 14,978,325 Common Units representing 51.77% of the outstanding Common Units.

Unless otherwise indicated, MIC believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them. Unless otherwise indicated, the address of each individual below is c/o Mobile Infrastructure Corporation, 30 W. 4th Street, Cincinnati, Ohio 45202.

	Common Stock			Series 2 Preferred Stock			Operating Company Common Units
Name of Beneficial Owner	Shares Beneficially Owned(1)		Percentage	Shares Beneficially Owned		Percentage	Common Units Beneficially Owned(2)		Percentage
Five Percent Holders of Common Stock
Color Up, LLC(3)	6,490,438	(4)	37.02%
HSCP Strategic III, L.P. (5)	6,490,438	(4)	37.02%
Fifth Wall Acquisition Sponsor III LLC(6)	2,807,000		18.74%
Directors and Named Executive Officers
Manuel Chavez, III(3)	6,490,438	(4)	37.02%	6,000	(7)	13.04%	11,262,960	(8)	38.90%
Stephanie Hogue(3)	6,490,438	(4)	37.02%	6,000	(7)	13.04%	11,257,879	(9)	38.89%
Jeffrey B. Osher(3)(5)	6,490,438	(4)	37.02%	40,000	(10)	86.96%	13,953,010	(11)	48.23%
Lorrence Kellar	—		—	—		—	1,204	(12)	*
Danica Holley	—		—	—		—	991	(13)	*
Damon Jones	—		—	—		—	1,045	(14)	*
David Garfinkle	—		—	—		—	—		—
Brad Greiwe	—		—	—		—	—		—
All Directors and Executive Officers as a Group (8 individuals)	6,490,438	(4)	37.02%	46,000	(15)	100%	13,991,819	(16)	48.30%

*	Represents beneficial ownership of less than 1%.
(1)

Does not include shares of Common Stock that may be issued upon redemption of Common Units (including the Common Units which such person may acquire upon the vesting and conversion to Common Units of outstanding Performance Units, LTIP Units, and Class A Units) because, upon the holder’s election to redeem Common Units for cash, MIC may elect to redeem such Common Units for shares of Common Stock in MIC’s sole discretion. Does not include shares of Common Stock that may be issued upon conversion of Series 2 Preferred Stock (including the dividends thereon) because shares of Series 2 Preferred Stock are not convertible or exchangeable into shares of Common Stock within 60 days of October 11, 2023.

(2)

Does not include 1,406,250 Performance Units issued to Mr. Chavez and 843,750 Performance Units issued to Ms. Hogue. Although the referenced Performance Units (subject to terms and conditions of the Operating Agreement) are convertible into Common Units upon vesting, the vesting conditions of the Performance Units cannot be satisfied within 60 days of October 11, 2023.

(3)

Securities held directly by Color Up may be deemed to be beneficially owned by (i) Mr. Chavez, Ms. Hogue, and Mr. Osher, who are the managers of Color Up and may be deemed to share voting and dispositive power with regard to the securities held directly by Color Up; (ii) HS3, which is a member of Color Up and which may be deemed to share dispositive power with regard to securities held directly by Color Up; and (iii) Bombe, a Delaware limited liability company formed and owned by Mr. Chavez, which is a member of Color Up and may be deemed to share dispositive power with regard to securities held directly by Color Up. The address of Bombe is 250 E. 5th Street, Suite 2110, Cincinnati, Ohio 45202.

(4)	Consists of the following securities directly held by Color Up: (i) 3,937,246 shares of Common Stock and (ii) 2,553,192 shares of Common Stock issuable upon exercise of the Warrant.
(5)

Securities held directly by HS3 may be deemed to be beneficially owned by (i) Harvest Small Cap Partners GP, LLC (“HSCP”), the general partner of HS3, (ii) No Street Capital LLC (“No Street”), the managing member of HSCP, and (ii) Mr. Osher, the managing member of No Street. As discussed in footnote (3), HS3 may be deemed to share dispositive power with regard to securities directly held by Color Up. The address of HS3, HSCP, No Street, and Mr. Osher is 505 Montgomery Street, Suite 1250, San Francisco, California 94111.
(6)

Includes 1,900,000 shares of Common Stock that are subject to vesting and forfeiture, as provided in the Sponsor Agreement. Andriy Mykhaylovskyy and Brendan Wallace, by virtue of being managing members of the Sponsor, have voting and dispositive power over the securities held by the Sponsor and, therefore, may be deemed to have beneficial ownership of the securities held directly by the Sponsor. The address of the Sponsor and Messrs. Mykhaylovskyy and Wallace is 6060 Center Drive 10th Floor Los Angeles, California 90045.

(7)

Represents shares of Series 2 Preferred Stock held directly by Bombe Pref. Mr. Chavez is the manager of Bombe Pref and may be deemed to share voting and dispositive power with regard to the securities held directly by Bombe Pref. Ms. Hogue is a member of Bombe Pref and may be deemed to share dispositive power with regard to securities held directly by Bombe Pref.

(8)	Consists of (i) 11,242,635 Common Units held directly by Color Up and (ii) 20,325 vested LTIP Units convertible into Common Units within 60 days of October 11, 2023.
(9)	Consists of (i) 11,242,635 Common Units held directly by Color Up and (ii) 15,244 vested LTIP Units convertible into Common Units within 60 days of October 11, 2023.
(10)

Consists of (i) 20,000 shares of Series 2 Preferred Stock held directly by HS3, (ii) 6,633 shares of Series 2 Preferred Stock held directly by HSCP, and (iii) 13,367 of Series 2 Preferred Stock held directly by HSCP Master. Securities held directly by HSCP Master may be deemed to be beneficially owned by No Street, the investment manager of HSCP Master, and Mr. Osher, the managing member of No Street, both sharing voting and dispositive power with regard to the securities held directly by HSCP Master. The address of HSCP Master is 505 Montgomery Street, Suite 1250, San Francisco, California 94111.

(11)

Consists of (i) 11,242,635 Common Units held directly by Color Up, (ii) 2,709,330 Common Units held directly by HS3, and (iii) 1,045 vested LTIP Units convertible into Common Units within 60 days of October 11, 2023.

(12)	Consists of 1,204 vested LTIP Units convertible into Common Units within 60 days of October 11, 2023.
(13)	Consists of 991 vested LTIP Units convertible into Common Units within 60 days of October 11, 2023.
(14)	Consists of 1,045 vested LTIP Units convertible into Common Units within 60 days of October 11, 2023.
(15)

Consists of (i) 20,000 shares of Series 2 Preferred Stock held directly by HS3, (ii) 6,633 shares of Series 2 Preferred Stock held directly by HSCP, (iii) 13,367 shares of Series 2 Preferred Stock held directly by HSCP Master, and (iv) 6,000 shares of Series 2 Preferred Stock held directly by Bombe Pref.

(16)

Consists of (i) 11,242,635 Common Units held directly by Color Up, (ii) 2,709,330 Common Units held directly by HS3, and (iii) 39,854 vested LTIP Units convertible into Common Units within 60 days of October 11, 2023.

SELLING SECURITYHOLDERS

The Selling Securityholders may offer and sell, from time to time, any or all of the shares of Common Stock or the Warrant being offered for resale by this prospectus, which consists of:

•	3,937,246 shares of Common Stock issued as merger consideration to Color Up;

•	2,553,192 shares of Common Stock issuable upon exercise of the Warrant;

•	907,000 shares of Common Stock issued in connection with the conversion of FWAC Class A Shares;

•	2,020,000 shares of Common Stock issued in connection with the conversion of FWAC Class B Shares;

•	13,787,462 shares of Common Stock issuable upon the conversion of the Series 2 Preferred Stock;

•	13,951,965 shares of Common Stock issuable upon the conversion of Common Units; and

•	the Warrant.

As used in this prospectus, the term “Selling Securityholders” includes the Selling Securityholders listed in the tables below, and their permitted pledgees, donees, transferees, assignees, successors, designees, successors-in-interest and others who later come to hold any of the Selling Securityholders’ interest in the shares of Common Stock or the Warrant in accordance with the terms of the applicable agreements governing their respective registration rights, other than through a public sale.

The following tables were prepared based on information provided to us by the Selling Securityholders and provide, as of the date of this prospectus, information regarding the beneficial ownership of our Common Stock and the Warrant of each Selling Securityholder, the number of securities that may be sold by each Selling Securityholder under this prospectus, and the number of securities that each Selling Securityholder will beneficially own assuming all securities that may be offered pursuant to this prospectus are sold. Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. For purposes of the tables below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Securityholders and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

We may amend or supplement this prospectus from time to time in the future to update or change these Selling Securityholders lists and the securities that may be resold.

Please see the section titled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these securities.

	Common Stock
Name of Selling Securityholder	Shares Beneficially Owned Prior to Offering(1)	Shares Registered for Sale in Offering	Shares Beneficially Owned After Offering	Percent Owned After Offering
Fifth Wall Acquisition Sponsor III LLC(2)	2,807,000	2,807,000	—	—
HSCP Strategic III, L.P.(3)	6,490,438	8,703,880	—	—
Color Up, LLC(4)	6,490,438	17,733,073	—	—
Harvest Small Cap Partners, L.P.(5)	—	1,988,091	—	—
Harvest Small Cap Partners Master, Ltd.(6)	—	4,006,457	—	—
Adeyemi Ajao(7)	30,000	30,000	—	—
Alana Beard(8)	30,000	30,000	—	—
Poonam Sharma(9)	30,000	30,000	—	—
Amanda Parness(10)	30,000	30,000	—	—
Bombe-MIC Pref, LLC(11)	—	1,798,364	—	—

	Warrants
Name of Selling Securityholder	Warrants Beneficially Owned Prior to Offering	Warrants Registered for Sale in Offering	Warrants Beneficially Owned After Offering
Color Up, LLC(12)	1	1	—

*	Less than 1%
(1)

Does not include shares of Common Stock that may be issued upon redemption of Common Units because, upon the Selling Securityholder’s election to redeem Common Units for cash, MIC may elect to redeem such Common Units for shares of Common Stock in MIC’s sole discretion. Does not include shares of Common Stock that may be issued upon conversion of Series 2 Preferred Stock (including the dividends thereon) because shares of Series 2 Preferred Stock are not convertible or exchangeable into shares of Common Stock within 60 days of October 11, 2023.

(2)

Consists of (i) 907,000 shares of Common Stock issued upon the conversion of FWAC Class A Shares in connection with the Domestication and (ii) 1,900,000 shares of Common Stock issued upon the conversion of FWAC Class B Shares in connection with the Domestication. Andriy Mykhaylovskyy and Brendan Wallace, by virtue of being managing members of the Sponsor, have voting and dispositive power over the securities held by the Sponsor and, therefore, may be deemed to have beneficial ownership of the securities held directly by the Sponsor. The address of the Sponsor and Messrs. Mykhaylovskyy and Wallace is 6060 Center Drive 10th Floor Los Angeles, California 90045. See the section titled “Certain Relationships and Related Person Transactions.”

(3)

Consists of (i) 5,449,591 shares of Common Stock issuable upon the conversion of 20,000 shares of Series 2 Preferred Stock, (ii) 544,959 shares of Common Stock issuable upon the conversion of Dividends, which would be received by HS3 upon the conversion of shares of Series 2 Preferred Stock on December 31, 2023, assuming the current conversion price and the authorization of the Dividends by the Board and (iii) 2,709,330 shares of Common Stock issuable in the event of our election to issue shares of Common Stock in lieu of cash payments upon redemption by HS3 of 2,709,330 Common Units. Securities held directly by HS3 may be deemed to be beneficially owned by (i) HSCP, the general partner of HS3; (ii) No Street, the managing member of HSCP; and (ii) Mr. Osher, the managing member of No Street and a member of the Board. HS3 may be deemed to share dispositive power with regard to securities directly held by Color Up. The address of HS3, HSCP, No Street, and Mr. Osher is 505 Montgomery Street, Suite 1250, San Francisco, California 94111. See the section titled “Certain Relationships and Related Person Transactions.”

(4)

Consists of (i) 3,937,246 shares of Common Stock issued in the Merger, (ii) 11,242,635 shares of Common Stock issuable in the event of our election to issue shares of Common Stock in lieu of cash payments upon redemption by Color Up of 11,242,635 Common Units, and (iii) 2,553,192 shares of Common Stock issuable upon the exercise of the Warrant. Securities held directly by Color Up may be deemed to be beneficially owned by (i) Mr. Chavez, our Chief Executive Officer and Chairman, Ms. Hogue, our President, Chief Financial Officer and member of the Board, and Mr. Osher, a member of the Board, who are the managers of Color Up and may be deemed to share voting and dispositive power with regard to the securities held directly by Color Up; (ii) HS3, which is a member of Color Up and which may be deemed to share dispositive power with regard to securities held directly by Color Up; and (iii) Bombe, a Delaware limited liability company formed and owned by Mr. Chavez, which is a member of Color Up and may be deemed to share dispositive power with regard to securities held directly by Color Up. The address of Bombe is 250 E. 5th Street, Suite 2110, Cincinnati, Ohio 45202. See the section titled “Certain Relationships and Related Person Transactions.”
(5)

Consists of (i) 1,807,356 shares of Common Stock issuable upon the conversion of 6,633 shares of Series 2 Preferred Stock and (ii) 180,735 shares of Common Stock issuable upon the conversion of Dividends, which would be received by Harvest Small Cap upon the conversion of shares of Series 2 Preferred Stock on December 31, 2023, assuming the current conversion price and the authorization of the Dividends by the Board. Mr. Osher is a member of the Board and the managing member of No Street. No Street is the managing member of HSCP, the general partner of Harvest Small Cap. See the section titled “Certain Relationships and Related Person Transactions.”

(6)

Consists of (i) 3,642,234 shares of Common Stock issuable upon the conversion of 13,367 shares of Series 2 Preferred Stock and (ii) 364,223 shares of Common Stock issuable upon the conversion of Dividends, which would be received by HSCP Master upon the conversion of shares of Series 2 Preferred Stock on December 31, 2023, assuming the current conversion price and the authorization of the Dividends by the Board. Mr. Osher is a member of the Board and the managing member of No Street. No Street is the investment manager of HSCP Master. See the section titled “Certain Relationships and Related Person Transactions.”

(7)

Consists of 30,000 shares of Common Stock issued upon the conversion of FWAC Class B Shares in connection with the Domestication. Mr. Ajao served as a director of FWAC from April 2021 until the Closing Date. See the section titled “Certain Relationships and Related Person Transactions.”

(8)

Consists of 30,000 shares of Common Stock issued upon the conversion of FWAC Class B Shares in connection with the Domestication. Ms. Beard served as a director of FWAC from April 2021 until the Closing Date. See the section titled “Certain Relationships and Related Person Transactions.”

(9)

Consists of 30,000 shares of Common Stock issued upon the conversion of FWAC Class B Shares in connection with the Domestication. Ms. Sharma served as a director of FWAC from April 2021 until the Closing Date. See the section titled “Certain Relationships and Related Person Transactions.”

(10)

Consists of 30,000 shares of Common Stock issued upon the conversion of FWAC Class B Shares in connection with the Domestication. Ms. Parness served as a director of FWAC from April 2021 until the Closing Date. See the section titled “Certain Relationships and Related Person Transactions.”

(11)

Consists of (i) 1,634,877 shares of Common Stock issuable upon the conversion of 6,000 shares of Series 2 Preferred Stock and (ii) 163,487 shares of Common Stock issuable upon the conversion of Dividends, which would be received by Bombe Pref upon the conversion of shares of Series 2 Preferred Stock on December 31, 2023, assuming the current conversion price and the authorization of the Dividends by the Board. Mr. Chavez, our Chief Executive Officer and Chairman, is the manager of Bombe Pref and may be deemed to share voting and dispositive power with regard to the securities held directly by Bombe Pref. Ms. Hogue, our President, Chief Financial Officer and member of the Board, is a member of Bombe Pref and may be deemed to share dispositive power with regard to securities held directly by Bombe Pref. See the section titled “Certain Relationships and Related Person Transactions.”

(12)	See note 4 above for information about the Warrant held by Color Up.

DESCRIPTION OF SECURITIES

The following summarizes the material terms of MIC’s stock as will be set forth in the Charter and Bylaws, which govern the rights of holders of shares of MIC’s stock. While we believe that the following description covers the material terms of the shares of MIC stock, it may not contain all of the information that is important to you. We encourage you to read carefully this entire document, the Charter, the Bylaws and the other documents we refer to for a more complete understanding of the shares of MIC stock.

References in this section to “we,” “our,” or “us” generally refer to MIC, unless otherwise specified.

General

The Charter provides that MIC may issue up to 500,000,000 shares of common stock, par value $0.0001 per share, and up to 100,000,000 shares of preferred stock, par value $0.0001 per share, of which 97,000 are designated as shares of Series 1 Preferred Stock, 50,000 are designated as shares of Series A Preferred Stock and 60,000 are designated as shares of Series 2 Preferred Stock.

The Charter authorizes the Board to amend the Charter to increase or decrease the aggregate number of authorized shares of stock or the number of shares of stock of any class or series without stockholder approval. As of October 11, 2023, 14,978,325 shares of Common Stock were issued and outstanding, (b) 39,811 shares of Series 1 Preferred Stock were issued and outstanding, (c) 2,862 shares of Series A Preferred Stock were issued and outstanding and (d) 46,000 shares of Series 2 Preferred Stock were issued and outstanding.

Under Maryland law, stockholders are not personally liable for the obligations of a corporation solely as a result of their status as stockholders.

Shares of Common Stock

Subject to the preferential rights, if any, of holders of any other class or series of stock and to the provisions of the Charter regarding the restrictions on ownership and transfer of shares of stock, holders of shares of Common Stock are entitled to receive distributions on such shares of stock out of assets legally available therefor if, as and when authorized by the Board and declared by MIC, and the holders of shares of Common Stock are entitled to share ratably in MIC’s assets legally available for distribution to MIC stockholders in the event of MIC’s liquidation, dissolution or winding up after payment of or adequate provision for all of MIC’s known debts and liabilities.

Subject to the provisions of the Charter regarding the restrictions on ownership and transfer of shares of Common Stock and except as may otherwise be specified in the Charter, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of such shares of Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of MIC directors, which means that the stockholders entitled to cast a majority of the votes entitled to be cast in the election of directors can elect all of the directors then standing for election, and the remaining stockholders will not be able to elect any directors.

Holders of shares of Common Stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of MIC.

Power to Reclassify Unissued Shares of MIC Stock

The Charter authorizes the Board to classify and reclassify any unissued shares of Common Stock and preferred stock, including the Series 1 Preferred Stock, Series A Preferred Stock and Series 2 Preferred Stock,

into other classes or series of stock, including one or more classes or series of stock that have priority with respect to voting rights, dividends or upon liquidation over our Common Stock, and authorizes us to issue the newly classified shares. Prior to the issuance of shares of each new class or series, the Board is required by Maryland law and by the Charter to set, subject to the provisions of the Charter regarding the restrictions on ownership and transfer of MIC stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. The Board may take these actions without stockholder approval unless stockholder approval is required by the rules of any stock exchange or automatic quotation system on which our securities may be listed or traded. Therefore, the Board could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of Common Stock or otherwise be in MIC’s best interests or in the best interests of MIC stockholders.

Shares of Preferred Stock

Series A Preferred Stock

Series A Preferred Stock ranks senior to Common Stock, pari passu with Series 1 Preferred Stock and junior to Series 2 Preferred Stock with respect to the payment of dividends and rights upon liquidation, dissolution or winding up. In addition, in certain circumstances, the shares of Series A Preferred Stock are redeemable by MIC and convertible, at the option of the holder, into Common Stock. Holders of Series A Preferred Stock do not have any voting rights.

Ranking. Series A Preferred Stock ranks senior to Common Stock and pari passu with Series 1 Preferred Stock and junior to Series 2 Preferred Stock with respect to the payment of dividends and rights upon liquidation, dissolution or winding up. The Board has the authority to issue additional classes or series of preferred stock that could be junior, pari passu, or senior in priority to Series A Preferred Stock.

Stated Value. Each share of Series A Preferred Stock has an initial stated value of $1,000, subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting the Series A Preferred Stock, as set forth in the Charter.

Dividends. Subject to the rights of holders of any class or series of Senior Stock (as defined in the Charter), holders of Series A Preferred Stock are entitled to receive, when and as authorized by the Board and declared by MIC out of legally available funds, cumulative, cash dividends on each share of Series A Preferred Stock at an annual rate of 5.75% of the Series A Preferred Stock Stated Value.

Conversion. Subject to MIC’s redemption rights as described below, each share of Series A Preferred Stock is convertible into Common Stock at the election of the holder thereof by delivery of a Series A Preferred Stock Conversion Notice, containing the information required by the Charter, at any time. Subject to MIC’s redemption rights as described below, the conversion of Series A Preferred Stock into Common Stock, subject to a Series A Preferred Stock Conversion Notice will occur at the end of the 20th trading day after MIC’s receipt of such Series A Preferred Stock Conversion Notice. Each share of Series A Preferred Stock will convert into a number of shares of Common Stock determined by dividing the sum of (i) 100% of the Series A Preferred Stock Stated Value, initially $1,000, plus (ii) any accrued but unpaid dividends to, but not including, the date of conversion by the volume weighted average price per share of Common Stock for the 20 trading days prior to the delivery date of the Series A Preferred Stock Conversion Notice.

Notwithstanding the foregoing, upon a holder providing a Series A Preferred Stock Conversion Notice, MIC will have the right (but not the obligation) to redeem any or all of Series A Preferred Stock subject to such

Series A Preferred Stock Conversion Notice at a redemption price, payable in cash, equal to 100% of the Series A Preferred Stock Stated Value, plus any accrued but unpaid dividends thereon to, but not including, the redemption date.

Optional Redemption by MIC. At any time, from time to time, MIC (or its successor) will have the right (but not the obligation) to redeem, in whole or in part, Series A Preferred Stock at the redemption price equal to 100% of the Series A Preferred Stock Stated Value, initially $1,000 per share, plus any accrued but unpaid dividends if any, to and including the date fixed for redemption. In case of any redemption of less than all of Series A Preferred Stock by MIC, Series A Preferred Stock to be redeemed will be selected either pro rata or in such other manner as the Board may determine. If full cumulative dividends on all outstanding shares of Series A Preferred Stock have not been declared and paid or declared and set apart for payment for all past dividend periods, no shares of Series A Preferred Stock may be redeemed, unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed, and neither MIC nor any of our affiliates may purchase or otherwise acquire Series A Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Stock; provided, however, that the foregoing shall not prevent the redemption or purchase by MIC of Series A Preferred Stock pursuant to the ownership and transfer restrictions in the Charter.

If MIC (or its successor) chooses to redeem any shares of Series A Preferred Stock, MIC (or its successor) has the right, in its sole discretion, to pay the redemption price in cash or in equal value of Common Stock (or its successor), based on the volume weighted average price per share of Common Stock (or its successor) for the 20 trading days prior to the redemption, in exchange for Series A Preferred Stock.

Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of MIC, the holders of Series A Preferred Stock will be entitled to receive, in pari passu with the liquidation preferences of the holders of Series 1 Preferred Stock, junior to the holders of Series 2 Preferred Stock, and in preference to the holders of Common Stock, an amount per share equal to 100% of the Series A Preferred Stock Stated Value, initially $1,000 per share, plus any accumulated, accrued and unpaid dividends (whether or not declared), if any, to and including the date of payment. A merger, acquisition or sale of all or substantially all of MIC’s assets or statutory share exchange will not be deemed to be a liquidation for purposes of the liquidation preference.

No Voting Rights. Holders of Series A Preferred Stock do not have any voting rights.

Transfer Restriction. None of the shares of Series A Preferred Stock may be sold or otherwise transferred unless the holder thereof delivers evidence, to MIC’s satisfaction, that such sale or other transfer of Series A Preferred Stock is made to an accredited investor solely in compliance with all federal and state securities laws. Any sale or transfer of Series A Preferred Stock made in violation of any federal or state securities laws shall be null and void. In addition, Series A Preferred Stock is subject to all of the other restrictions on ownership and transfer contained in the Charter. These provisions may restrict the ability of a holder of Series A Preferred Stock to convert such shares into Common Stock.

Series 1 Preferred Stock

Series 1 Preferred Stock ranks senior to Common Stock, pari passu with Series A Preferred Stock and junior to Series 2 Preferred Stock with respect to the payment of dividends and rights upon liquidation, dissolution or winding up. In addition, in certain circumstances, the shares of Series 1 Preferred Stock are redeemable by MIC and convertible, at the option of the holder, into Common Stock. Holders of Series 1 Preferred Stock do not have any voting rights.

Ranking. Series 1 Preferred Stock ranks senior to Common Stock, pari passu with Series A Preferred Stock and junior to Series 2 Preferred Stock with respect to the payment of dividends and rights upon liquidation, dissolution or winding up. The Board has the authority to issue additional classes or series of preferred stock that could be junior, pari passu, or senior in priority to Series 1 Preferred Stock.

Stated Value. Each share of Series 1 Preferred Stock has an initial stated value of $1,000, subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting the Series 1 Preferred Stock, as set forth in the Charter.

Dividends. Subject to the rights of holders of any class or series of Senior Stock, holders of Series 1 Preferred Stock are entitled to receive, when and as authorized by the Board and declared by MIC out of legally available funds, cumulative, cash dividends on each share of Series 1 Preferred Stock at an annual rate of 5.50% of the Series 1 Preferred Stock Stated Value.

Conversion. Subject to MIC’s redemption rights as described below, each share of Series 1 Preferred Stock is convertible into Common Stock at the election of the holder thereof by delivery of a Series 1 Preferred Stock Conversion Notice, containing the information required by the Charter, at any time. Subject to MIC’s redemption rights as described below, the conversion of Series 1 Preferred Stock into Common Stock, subject to a Series 1 Preferred Stock Conversion Notice will occur at the end of the 20th trading day after MIC’s receipt of such Series 1 Preferred Stock Conversion Notice. Each share of Series 1 Preferred Stock will convert into a number of shares of Common Stock, determined by dividing the sum of (i) 100% of the Series 1 Preferred Stock Stated Value, initially $1,000, plus (ii) any accrued but unpaid dividends to, but not including, the date of conversion, by the volume weighted average price per share of Common Stock for the 20 trading days prior to the delivery date of the Series 1 Preferred Stock Conversion Notice.

Notwithstanding the foregoing, upon a holder providing a Series 1 Preferred Stock Conversion Notice, MIC will have the right (but not the obligation) to redeem, in whole or in part, Series 1 Preferred Stock subject to such Series 1 Preferred Stock Conversion Notice at a redemption price, payable in cash, equal to 100% of the Series 1 Preferred Stock Stated Value, plus any accrued but unpaid dividends thereon to, but not including, the redemption date.

Optional Redemption by MIC. At any time, from time to time, MIC (or its successor) will have the right (but not the obligation) to redeem, in whole or in part, Series 1 Preferred Stock at the redemption price equal to 100% of the Series 1 Preferred Stock Stated Value, initially $1,000 per share, plus any accrued but unpaid dividends if any, to and including the date fixed for redemption. In case of any redemption of less than all of Series 1 Preferred Stock by MIC, Series 1 Preferred Stock to be redeemed will be selected either pro rata or in such other manner as the Board may determine. If full cumulative dividends on all outstanding shares of Series 1 Preferred Stock have not been declared and paid or declared and set apart for payment for all past dividend periods, no shares of Series 1 Preferred Stock may be redeemed, unless all outstanding shares of Series 1 Preferred Stock are simultaneously redeemed, and neither MIC nor any of our affiliates may purchase or otherwise acquire Series 1 Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Series 1 Preferred Stock; provided, however, that the foregoing shall not prevent the redemption or purchase by MIC of Series 1 Preferred Stock pursuant to the ownership and transfer restrictions in the Charter.

If MIC (or its successor) chooses to redeem any shares of Series 1 Preferred Stock, MIC (or its successor) has the right, in its sole discretion, to pay the redemption price in cash or in equal value of Common Stock (or its successor), based on the volume weighted average price per share of Common Stock (or its successor) for the 20 trading days prior to the redemption, in exchange for Series 1 Preferred Stock.

Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of MIC, the holders of Series 1 Preferred Stock will be entitled to receive, in pari passu with the liquidation preferences of the holders of Series A Preferred Stock, junior to the holders of Series 2 Preferred Stock and in preference to the holders of Common Stock, an amount per share equal to 100% of the Series 1 Preferred Stock Stated Value, initially $1,000 per share, plus any accumulated, accrued and unpaid dividends (whether or not declared), if any, to and including the date of payment. A merger, acquisition or sale of all or substantially all of MIC’s assets or statutory share exchange will not be deemed to be a liquidation for purposes of the liquidation preference.

No Voting Rights. Holders of Series 1 Preferred Stock do not have any voting rights.

Transfer Restriction. None of the shares of Series 1 Preferred Stock may be sold or otherwise transferred unless the holder thereof delivers evidence, to MIC’s satisfaction, that such sale or other transfer of Series 1 Preferred Stock is made to an accredited investor solely in compliance with all federal and state securities laws. Any sale or transfer of Series 1 Preferred Stock made in violation of any federal or state securities laws shall be null and void. In addition, Series 1 Preferred Stock is subject to all of the other restrictions on ownership and transfer contained in the Charter. These provisions may restrict the ability of a holder of Series 1 Preferred Stock to convert such shares into Common Stock.

Series 2 Preferred Stock

Series 2 Preferred Stock ranks senior to Common Stock, Series A Preferred Stock and Series 1 Preferred Stock with respect to the payment of dividends and rights upon liquidation, dissolution or winding up. In addition, the shares of Series 2 Preferred Stock are convertible into Common Stock. Holders of Series 2 Preferred Stock generally do not have any voting rights.

Ranking. Series 2 Preferred Stock ranks senior to Common Stock, Series A Preferred Stock and Series 1 Preferred Stock with respect to the payment of dividends and rights upon liquidation, dissolution or winding up. The Board has the authority to issue additional classes or series of preferred stock that could be junior, pari passu, or senior in priority to Series 2 Preferred Stock.

Stated Value. Each share of Series 2 Preferred Stock has an initial stated value of $1,000.

Dividends. Subject to the rights of holders of any class or series of Senior Stock, holders of Series 2 Preferred Stock are entitled to receive, when and as authorized by the Board and declared by MIC, cumulative distributions on each share of Series 2 Preferred Stock which will be paid in kind at a cumulative annual rate of 10% during the period between the initial issuance of such shares and the conversion thereof into shares of Common Stock; provided that if the date of distribution occurs prior to the first anniversary of the original date of issuance of such share, the holder of such share of Series 2 Preferred Stock shall receive dividends at a cumulative annual rate of 10.0% of the $1,000.00 per share liquidation preference for a period of one year, and such dividends will be paid in full on the conversion date.

Conversion. Each share of Series 2 Preferred Stock is convertible into shares of Common Stock upon the earlier to occur of (a) December 31, 2023 and (b) a change of control of MIC, at a conversion price of $3.67 per share of Common Stock, subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting the Series 2 Preferred Stock, as set forth in the Charter. Such shares of Common Stock issued upon conversion of the Series 2 Preferred Stock may not be sold or transferred by the holders thereof until the earlier of (a) one year following the conversion and (b) the date after the Closing on which MIC completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of MIC’s stockholders having the right to exchange their equity holdings in MIC for cash, securities or other property.

Redemption. The Series 2 Preferred Stock is generally not redeemable automatically by its terms or at the option of MIC or the holders thereof.

Preemptive Rights. Prior to the conversion of the Series 2 Preferred Stock into shares of Common Stock, the holders thereof have the right to participate on a pro rata basis (calculated on an as-converted, fully-diluted basis) in any offering of securities by MIC following the consummation of the Merger, other than (1) the Series 2 Preferred Stock issued on or about Closing and shares of Common Stock issued upon conversion thereof, (2) shares of Common Stock and/or options, warrants or other purchase rights exercisable for shares of Common

Stock, and the shares of Common Stock issued pursuant to such options, warrants or other rights issued or to be issued to employees, officers or directors of, or consultants to MIC or any subsidiary of MIC pursuant to the Incentive Award Plan or any other stock purchase, stock option or stock incentive plans, dividend reinvestment or other arrangements approved by the Board; (3) securities issued as consideration for MIC’s bona fide arms-length acquisition of another business enterprise by merger, purchase of all or substantially all assets, purchase of shares, or other reorganization; (4) shares of Common Stock issued upon the redemption, exchange or conversion of equity interests in the Operating Company or its successor; (5) shares of Common Stock issued pursuant to options, warrants, notes or other rights to acquire securities of MIC (or any subsidiary or predecessor entity) outstanding as of Closing; and (6) securities issued in any share split, stock dividend or recapitalization of MIC for which an adjustment is made to the terms of conversion of the Series 2 Preferred Stock.

Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of MIC, the holders of Series 2 Preferred Stock will be entitled to receive, in preference to the liquidation preferences of the holders of Preferred Stock and Common Stock, an amount per share equal to the greater of (a) 100% of the Series 2 Preferred Stock Stated Value, initially $1,000 per share, plus any accumulated, accrued and unpaid dividends (whether or not authorized or declared), if any, to and including the date of payment and (b) such amount per share as would have been payable had all shares of Series 2 Preferred Stock been converted into shares of Common Stock immediately prior to such liquidation, dissolution or winding up. A merger, acquisition or sale of all or substantially all of MIC’s assets or statutory share exchange will not be deemed to be a liquidation for purposes of the liquidation preference.

No Voting Rights. Holders of Series 2 Preferred Stock generally do not have any voting rights.

Transfer Restriction. None of the shares of Series 2 Preferred Stock may be sold or otherwise transferred unless the holder thereof delivers evidence, to MIC’s satisfaction, that such sale or other transfer of Series 2 Preferred Stock is made in compliance with all federal and state securities laws. In addition, Series 2 Preferred Stock is subject to all of the other restrictions on ownership and transfer contained in the Charter and the Preferred Subscription Agreement.

Power to Increase or Decrease Authorized Shares of Stock and Issue Additional Shares of Common and Preferred Stock

We believe that the power of the Board to amend the Charter to increase or decrease the number of authorized shares of stock, to authorize MIC to issue additional authorized but unissued shares of Common Stock or preferred stock and to classify or reclassify unissued shares of Common Stock or preferred stock and thereafter to authorize MIC to issue such classified or reclassified shares of stock will provide MIC with increased flexibility in timely structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series of stock, as well as the additional shares of Common Stock or preferred stock, will be available for issuance without further action by MIC stockholders, unless such approval is required by the rules of any stock exchange or automated quotation system on which MIC securities may be listed or traded. Although the Board does not intend to do so, it could authorize MIC to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of Common Stock or otherwise be in MIC’s best interests or in the best interests of MIC stockholders.

Restrictions on Ownership and Transfer of Stock

In order for MIC to qualify as a REIT under the Code, shares of MIC stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which our election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of MIC’s stock may be owned, directly, indirectly, or through the application of certain constructive ownership rules, by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) at any time during the last half of a taxable year (other than the first year for which our election to be a REIT has been made). Legacy MIC previously was classified as a REIT but failed to qualify as a REIT beginning in its taxable year ending December 31, 2020. MIC, as Legacy MIC’s successor-in-interest, is prohibited from electing to qualify as a REIT until the fifth calendar year following the year in which Legacy MIC failed to qualify. Further, although the restrictions on ownership and transfer will apply from the date the Charter is filed, no guarantee can be made that MIC will satisfy the requirements to qualify as a REIT under the Code or make an election to qualify as a REIT with respect to any particular taxable year. MIC may elect to qualify as a REIT as early as the year ending December 31, 2025; however, no guarantee can be made that MIC will qualify for taxation as a REIT in such year or that MIC will make such election.

The Charter contains restrictions on the ownership and transfer of MIC’s stock that are intended to, among other purposes, assist us in complying with these requirements. The relevant sections of the Charter provide that, subject to the exceptions described below, no person or entity may actually or beneficially own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% in value of the aggregate outstanding shares of all classes and series of MIC’s stock or 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate outstanding shares of each class or series of MIC’s stock. We refer to these limits collectively as the ownership limits. A person or entity that would have acquired actual, beneficial or constructive ownership of our stock but for the application of the ownership limits or any of the other restrictions on ownership and transfer of MIC’s stock discussed below is referred to as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of Common Stock (or the acquisition of an interest in an entity that owns, actually or constructively, Common Stock) by an individual or entity could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% in value or in number of shares (whichever is more restrictive) of the outstanding shares of Common Stock and thereby violate the ownership limit.

The Board may, prospectively or retroactively, waive either or both of the ownership limits and may establish a different ownership limit with respect to a particular stockholder if, among other limitations, it:

•

determines that the stockholder’s ownership in excess of the ownership limit would not result in MIC being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT; and

•

determines that, subject to certain exceptions, such person does not and will not own, actually or constructively, an interest in a tenant of MIC (or a tenant of any entity owned in whole or in part by MIC) that would cause MIC to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant.

As a condition of its waiver or establishing a different ownership limit, the Board may, but is not required to, require (i) an opinion of counsel or IRS ruling, in either case in form and substance satisfactory to the Board in order to determine or ensure MIC’s prospective or ongoing qualification as a REIT and/or (ii) such representations and/or undertakings as are necessary to make the determinations above. The Board may impose such conditions or restrictions as it deems appropriate in connection with such an exception. The Board has granted an exemption from the ownership limit to each of Color Up and HS3, Harvest Small Cap and HSCP Master, entities controlled by Jeffrey B. Osher, a director of MIC.

In addition, Existing Holders are further exempted from the ownership limits and certain other restrictions on ownership and transfer, subject to certain conditions, up to the Existing Holder Limit. “Existing Holders” are

those persons who beneficially or constructively own shares of MIC stock in excess of the ownership limits on the Initial Date (as defined below), so long as, but only so long as, such person beneficially owns shares of MIC stock in excess of one or both of the ownership limits. “Existing Holder Limit” means such Existing Holder’s percentage of stock beneficially owned by the Existing Holder on the Initial Date unless otherwise adjusted by the Board; provided that upon any Reduction Event, the Existing Holder Limit shall be the higher of (a) the percentage as adjusted by the Reduction Event and (b) the ownership limits, as applicable. The Initial Date is 12:01 a.m., Eastern Time, on August 26, 2023 (the “Initial Date”). The Board may decrease the Existing Holder Limit for one or more Existing Holders, except that a decreased Existing Holder Limit will not be effective for any person whose actual, beneficial or constructive ownership of MIC’s stock exceeds the ownership limits at the time of the decrease until the person’s actual, beneficial or constructive ownership of MIC’s stock falls below the ownership limits, although any further acquisition of MIC’s stock will violate the ownership limits.

In connection with a waiver of the ownership limits or at any other time, the Board may increase or decrease one or both of the ownership limits, except that a decreased ownership limit will not be effective for any person whose actual, beneficial or constructive ownership of MIC’s stock exceeds the decreased ownership limit at the time of the decrease until the person’s actual, beneficial or constructive ownership of MIC’s stock equals or falls below the decreased ownership limit, although any further acquisition of MIC’s stock will violate the decreased ownership limit. The Board may not increase or decrease any ownership limit if the new ownership limit would allow five or fewer individuals to actually or beneficially own more than 49.9% in value of our outstanding stock or could cause us to be “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT.

The Charter further prohibits:

•

any person from actually, beneficially or constructively owning shares of MIC’s stock that could result in MIC being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause MIC to fail (prospectively or on an ongoing basis) to qualify as a REIT; and

•

any person from transferring shares of MIC’s stock if such transfer would result in shares of MIC’s stock being owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire actual, beneficial or constructive ownership of shares of MIC’s stock that will or may violate the ownership limits or any of the other restrictions on ownership and transfer of MIC’s stock described above must give written notice immediately to MIC or, in the case of a proposed or attempted transaction, provide MIC at least 15 days prior written notice, and provide MIC with such other information as MIC may request in order to determine the effect of such transfer on MIC’s prospective or ongoing qualification as a REIT.

The ownership limits and other restrictions on ownership and transfer of MIC’s stock described above apply even though MIC currently is not eligible to elect to qualify as a REIT. Such ownership limits and other restrictions on ownership and transfer of MIC’s stock described above will cease to apply if the Board determines that it is no longer in MIC’s best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required in order for MIC to qualify as a REIT.

Pursuant to the Charter, if any purported transfer of MIC’s stock or any other event would otherwise result in any person violating the ownership limits or such other limit established by the Board, or would result in MIC being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations MIC selects. The prohibited owner will have no rights in shares of MIC’s stock held by the trustee. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to MIC’s discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the ownership limit or MIC being “closely held” (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then the transfer of the number of shares that otherwise would cause any person to violate the above restrictions will be void. If any transfer of MIC’s stock would result in shares of MIC’s stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), then any such purported transfer will be void and of no force or effect and the intended transferee will acquire no rights in the shares.

Shares of MIC’s stock transferred to the trustee are deemed offered for sale to MIC, or MIC’s designee, at a price per share equal to the lesser of (1) the price per share paid by the prohibited owner for the shares (or, if the prohibited owner did not give value in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the last sales price reported on the NYSE American on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (2) the last sale price reported on the NYSE American on the date MIC, or MIC’s designee, accepts such offer. We may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. We will pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. MIC has the right to accept such offer until the trustee has sold the shares of MIC’s stock held in the trust. Upon a sale to MIC, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

If MIC does not buy the shares, the trustee must, within 20 days of receiving notice from MIC of the transfer of shares to the trust, sell the shares to a person or persons designated by the trustee who could own the shares without violating the ownership limits or other restrictions on ownership and transfer of MIC’s stock. Upon such sale, the trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the last sales price reported on the NYSE American on the day of the event that resulted in the transfer of such shares to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee will reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if, prior to discovery that shares of MIC’s stock have been transferred to the trustee, such shares of stock are sold by a prohibited owner, then such shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount shall be paid to the trustee upon demand.

The trustee will be designated by MIC and will be unaffiliated with MIC and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the charitable beneficiary, all dividends and other distributions MIC pays with respect to such shares, and may exercise all voting rights with respect to such shares for the exclusive benefit of the charitable beneficiary. The prohibited owner will have no voting rights with regard to shares of MIC’s stock held by the trustee and, subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

•

to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust. However, if MIC has already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

If the Board determines that a proposed transfer or other event has taken place that violates the restrictions on ownership and transfer of MIC’s stock set forth in the Charter, the Board may take such action as it deems advisable in its sole discretion to refuse to give effect to or to prevent such transfer, including, but not limited to, causing MIC to redeem shares of stock, refusing to give effect to the transfer on MIC’s books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of MIC’s stock, within 30 days after the end of each taxable year, must give written notice to MIC stating the name and address of such owner, the number of shares of each class and series of MIC’s stock that the owner beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide MIC with any additional information that MIC requests in order to determine the effect, if any, of the person’s actual or beneficial ownership on MIC’s prospective or ongoing qualification as a REIT and to ensure compliance with the ownership limits. In addition, any person that is an actual, beneficial or constructive owner of shares of MIC’s stock and any person (including the stockholder of record) who is holding shares of MIC’s stock for an actual, beneficial or constructive owner must, on request, disclose to MIC such information as MIC may request in order to determine MIC’s prospective or ongoing qualification as a REIT and comply with requirements of any taxing authority or governmental authority or determine such compliance. Any certificates representing shares of MIC’s stock will bear a legend referring to the restrictions on ownership and transfer of MIC’s stock described above.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of MIC that might involve a premium price for Common Stock that MIC’s stockholders otherwise believe to be in their best interests.

Warrants

On August 25, 2021, Legacy MIC entered into the Warrant Agreement with Color Up, pursuant to which it issued the Legacy MIC Warrant to Color Up, to purchase up to 1,702,128 shares of Legacy MIC Common Stock, at an exercise price of $11.75 per share for an aggregate cash purchase price of up to $20,000,000. In connection with the Merger, upon the First Effective Time, the outstanding and unexercised Legacy MIC Warrant to purchase 1,702,128 shares of Legacy MIC Common Stock at an exercise price of $11.75 per share became a Warrant to purchase 2,553,192 shares of Common Stock at an exercise price of $7.83 per share, exercisable as of the date of the Closing. On August 29, 2023, the Warrant Agreement was amended and restated by the Amended and Restated Warrant Agreement to (i) reflect the effects of the Merger and (ii) permit Color Up to exercise the Warrant on a cashless basis at Color Up’s option.

As of the date of this prospectus, MIC has one Warrant outstanding to purchase up to 2,553,192 shares of Common Stock.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our Common Stock or our Warrant for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been our affiliate at the time of, or at any time during the three months preceding a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we are required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock or our Warrant for at least six months but who are our affiliates at the time of, or at any time during the three months preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of our Common Stock then outstanding; or

•	the average weekly reported trading volume of our Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Following the recent consummation of the Merger, we are no longer a shell company, and, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Transfer Agent and Registrar

The transfer agent and registrar for the shares of Common Stock, the shares of Preferred Stock and the shares of Series 2 Preferred Stock is Continental Stock Transfer & Trust Company.

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

The following is a summary of some of the general terms of our Charter and Bylaws. You should read our Charter and Bylaws and the applicable provisions of Maryland law for complete information on our Charter and Bylaws. The following summary is not complete and is subject to, and qualified in its entirety by reference to, the provisions of our Charter and Bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part, and the applicable provisions of the MGCL. See “Where You Can Find More Information.”

Board of Directors

The Charter and Bylaws provide that the number of directors we have may be established only by the Board but may not be fewer than the minimum number required under the MGCL, which is one, and the Bylaws provide that the number of our directors may not be more than 15. The Board currently consists of eight directors.

We have elected by a provision of the Charter to be subject to provisions of Maryland law requiring that, except as otherwise provided in the terms of any class or series of preferred stock, vacancies on the Board may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and that any individual elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies. Each member of the Board is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Holders of shares of Common Stock will have no right to cumulative voting in the election of directors, and directors will be elected by a plurality of the votes cast in the election of directors.

The Charter provides that a director may be removed only for “cause,” and only by the affirmative vote of a majority of the votes entitled to be cast in the election of directors. For this purpose, “cause” means, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty.

Advance Notice of Director Nominations and New Business

The Bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to the Board and the proposal of other business to be considered by stockholders may be made only (a) pursuant to our notice of the meeting, (b) by or at the direction of the Board or (c) by any stockholder who was a stockholder of record at the record date set by the Board for the purposes of determining stockholders entitled to vote at the annual meeting, at the time of provision of notice and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of the individuals so nominated or on such other proposed business and who has provided notice to us within the time period, and containing the information, specified by the advance notice provisions set forth in the Bylaws. Stockholders generally must provide notice to our secretary not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day before the first anniversary of the date of our proxy statement for the preceding year’s annual meeting.

With respect to special meetings of stockholders, only the business specified in our notice of the special meeting may be brought before the meeting. Nominations of individuals for election to the Board may be made only (a) by or at the direction of the Board or (b) provided that the meeting has been called in accordance with the Bylaws for the purpose of electing directors, by a stockholder who was a stockholder of record at the record date set by the Board for the purposes of determining stockholders entitled to vote at the special meeting, at the time of provision of notice and at the time of the special meeting (and any postponement or adjournment thereof), who is entitled to vote at the special meeting in the election of such nominee and who has provided notice to us within the time period, and containing the information, specified by the advance notice provisions set forth in the Bylaws. Stockholders generally must provide notice to our secretary not earlier than the 120th day before such special meeting or later than 5:00 p.m., Eastern Time, on the later of the 90th day before the special meeting or the tenth day after the first public announcement of the date of the special meeting.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford the Board the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by the Board, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our stockholder meetings. Although the Bylaws do not give the Board the power to disapprove timely stockholder nominations and proposals, the Bylaws may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to the Board or to approve its own proposal.

Limitation of Liability and Indemnification of Directors and Officers and Others

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. The Charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires us (unless the Charter provides otherwise, which it does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to or in which he or she is made a party or witness by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. Nevertheless, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

The Charter obligates us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of MIC and at our request, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

The Charter also permits us, with the approval of the Board, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and any employee or agent of us or a predecessor of us.

We entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Stockholder Liability

Under Maryland law, a stockholder is generally not personally liable for the obligations of a corporation formed under Maryland law solely as a result of his or her status as a stockholder.

Forum for Certain Disputes

The Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, will be the sole and exclusive forum for (a) any “Internal Corporate Claim” as defined by the MGCL, (b) any derivative action or proceeding brought on our behalf other than actions arising under the federal securities laws, (c) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (d) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or the Charter or the Bylaws or (e) any action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine and no such action may be brought in any court sitting outside of the State of Maryland unless we consent in writing to the selection of any such court. Any person or entity purchasing or otherwise acquiring any interest in shares of our stock will be deemed to have notice of and consented to the provisions of the Charter and Bylaws, including the exclusive forum provisions in the Bylaws. However, it is possible that a court could find the exclusive forum provision to be inapplicable or unenforceable. This choice of forum provision may limit a stockholder’s right to bring a claim in a judicial forum that the stockholder believes is favorable for such claims and may tend to discourage lawsuits against us and any of our directors, officers or other employees. We believe that requiring these claims to be filed in a single court in Maryland is advisable because (i) litigating these claims in a single court avoids unnecessarily redundant, inconvenient, costly and time-consuming litigation in multiple forums; (ii) Maryland judges have more experience in dealing with issues of Maryland corporate law than judges in any other state; and (iii) Maryland courts are authoritative on matters of Maryland law.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The MGCL permits the Board to provide that its approval is subject to compliance with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. As permitted by the MGCL, by resolution of the Board, we have opted out of the business combination provisions of the MGCL and provide that any business combination between us and any other person is exempt from the business combination provisions of the MGCL, provided that the business combination is first approved by the Board (including a majority of directors who are not affiliates or associates of such person).

Control Share Acquisitions

The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to the control shares except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (a) a person who makes or proposes to make a control share acquisition, (b) an officer of the corporation or (c) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), that would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem for fair value any or all of the control shares (except those for which voting rights have previously been approved).

Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or if a meeting of stockholders is held at which the voting rights of such shares are considered and not approved, as of the date of the meeting. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) acquisitions approved or exempted by the charter or bylaws of the corporation.

The Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There is no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL, or Subtitle 8, permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide for:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•

a requirement that a vacancy on the board be filled only by the remaining directors in office and (if the board is classified) for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

The Charter provides that vacancies on the Board may be filled only by the remaining directors and that directors elected by the Board to fill vacancies will serve for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in the Charter and Bylaws unrelated to Subtitle 8, we already (a) vest in the Board the exclusive power to fix the number of directorships and (b) require, unless called by our chair of the Board, our chief executive officer, our president or the Board, the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast at such a meeting to call a special meeting.

Meetings of Stockholders

Under the Bylaws, annual meetings of stockholders will be held each year at a date, time and place determined by the Board. Special meetings of stockholders may be called by the Board, chair of the Board, the chief executive officer or the president. Additionally, subject to the provisions of the Bylaws, special meetings of the stockholders must be called by our secretary upon the written request of stockholders entitled to cast not less than a majority of the votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.

Amendments to the Charter and Bylaws

Under the MGCL, a Maryland corporation generally cannot amend its charter unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Except for those amendments permitted to be made without stockholder approval under Maryland law or the Charter, the Charter generally may be amended only if the amendment is first declared advisable by the Board and thereafter approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

The Board has the exclusive power to adopt, alter or repeal any provision of the Bylaws and to make new bylaws.

Transactions Outside the Ordinary Course of Business

Under the MGCL, a Maryland corporation generally may not dissolve, merge or consolidate with, or convert to, another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. The Charter provides that these actions must be approved by a majority of all of the votes entitled to be cast on the matter.

Effects of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The Charter and Bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of Common Stock or otherwise be in the best interests of our stockholders, including advance notice requirements for director nominations and other stockholder proposals. Likewise, if the provision in the Bylaws opting out of the control share acquisition provisions of the MGCL were rescinded or if we were to opt into the classified board or other provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.

REIT Qualification

The Charter provides that, if we elect to qualify for federal income tax treatment as a REIT, the Board may revoke or otherwise terminate our REIT status under the Code, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, for taxation as a REIT. The Charter also provides that the Board may determine that compliance with the restrictions on ownership and transfer of our stock is no longer required for us to qualify for taxation as a REIT.

THE OPERATING COMPANY AND THE OPERATING AGREEMENT

The following summary of certain provisions of the Operating Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to Delaware law and the Operating Agreement. For purposes of this section, references to “we,” “our,” “us” and “MIC” refer to Mobile Infrastructure Corporation, in its capacity as a member of the Operating Company after giving effect to the Conversion and consummation of the Merger.

General

We conduct our business through a traditional umbrella structure, in which our properties are owned by the Operating Company. We were initially formed in June 2015 as a Maryland limited partnership and converted into a Delaware limited liability company immediately prior to consummation of the Merger. As of the date of this prospectus, the members of the Operating Company are MIC, Color Up, HS3, and each of Mr. Chavez, Ms. Hogue, Mr. Osher, Mr. Kellar, Ms. Holley, Mr. Jones and Mr. Nelson. The Operating Company is managed under the direction of a two member board of directors which currently consists of Mr. Chavez and Ms. Hogue. In addition, we understand that Color Up will eventually be dissolved and its interests in the Operating Company will be distributed to the Color Up Members. We understand that the Color Up Members will each further distribute the interests received by them to their respective members or partners and that the final direct holders of the interests will become members of the Operating Company.

Substantially all of our assets are held by, and all of our business activities, including all activities pertaining to the acquisition or disposition of properties, are conducted through, the Operating Company. We do not intend to list any Common Units on any exchange or any national market system.

Provisions in the Operating Agreement may delay or make more difficult unsolicited acquisitions of us or changes in our control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of us or change of our control, although some stockholders might consider such proposals, if made, desirable. These provisions also make it more difficult for third parties to alter the management structure of the Operating Company without the concurrence of the board of directors of the Operating Company (the “board”). These provisions include, among others:

•	redemption rights of members and certain assignees of Common Units;

•	transfer restrictions on Common Units and other company interests;

•	a requirement that, so long as we own any units of the Operating Company, we will have the right to appoint one individual to the board;

•

a requirement that the Operating Agreement may not be amended without our consent and the board may cause the Operating Company to issue preferred membership interests in the Operating Company with terms that it may determine, in either case, without the approval or consent of any member; and

•

the right of the members to consent to certain transfers of our membership interests in the Operating Company (whether by sale, disposition, statutory merger or consolidation, liquidation or otherwise).

Purpose, Business and Management

The Operating Company was formed for the purpose of conducting any business, enterprise or activity permitted by or under the Delaware Limited Liability Company Act (the “Act”). The Operating Company may enter into any partnership, joint venture, business trust arrangement, limited liability company or other similar arrangement and may own interests in any other entity engaged in any business permitted by or under the Act, subject to any consent rights set forth in the Operating Agreement.

Except as otherwise expressly provided in the Operating Agreement and subject to the rights of holders of any class or series of membership interests in the Operating Company, all management powers over the business and affairs of the Operating Company are exclusively vested in the board of the Operating Company. The board consists of two members. One director, Mr. Chavez, was appointed by us and the other director, Ms. Hogue, was appointed by the consent of the Non-MIC Members (as defined in the Operating Agreement). A director may be removed at any time, with or without cause, by the member or members authorized to appoint such director. The director appointed by us will have the power to cast two votes with respect to any matter presented to the board. The director appointed by the Non-MIC Members will have the power to cast one vote with respect to any matter presented to the board.

Restrictions on the Board’s Authority

The Operating Agreement prohibits the board from taking any action that would make it impossible to carry out the ordinary business of the Operating Company or performing any act that would subject a member to liability except as provided under the Operating Agreement or under the Act. We may not, without the consent of a majority in interest of the Non-MIC Members, voluntarily withdraw as a member except in connection with a permitted transfer of all of our membership interests in the Operating Company or in connection with a termination transaction and, in each case, upon the admission of the transferee as a successor member of the Operating Company pursuant to the Act and the Operating Agreement. In addition, we may not, without the consent of a majority in interest of the common members, transfer all or any portion of our membership interests in the Operating Company to non-affiliates, subject to the exceptions described in the section titled “ —Transfers of Membership Interests—Restrictions on Transfers by MIC.”

Without the consent of each affected member or in connection with a transfer of all of our membership interests in the Operating Company in connection with a merger, consolidation or other combination of our assets with another entity, a sale of all or substantially all of our assets or a reclassification, recapitalization or change in our outstanding shares of stock permitted without the consent of the members as described in the section titled “ —Transfers of Membership Interests—Restrictions on Transfers by MIC,” or a permitted termination transaction, we may not enter into any contract, mortgage, loan or other agreement that expressly prohibits or restricts the board, the directors or the Operating Company from performing our or its specific obligations in connection with a redemption of units or that expressly prohibits or restricts a member from exercising its redemption rights in full. In addition to any approval or consent required by any other provision of the Operating Agreement, we may not, without the consent of each affected member, amend the Operating Agreement or take any other action that would:

•	adversely modify in any material respect the limited liability of a member;

•

alter the rights of any member to receive the distributions to which such member is entitled, or alter the allocations specified in the Operating Agreement, except to the extent permitted by the Operating Agreement, including in connection with the creation or issuance of any new class or series of membership interests or to effect or facilitate a permitted termination transaction;

•	alter or modify the redemption or conversion rights of holders of Common Units (except as permitted under the Operating Agreement to effect or facilitate a permitted termination transaction); or

•

amend the provisions of the Operating Agreement requiring the consent of each affected member before taking any of the actions described above or the related definitions specified in the Operating Agreement (except as permitted under the Operating Agreement to effect or facilitate a permitted termination transaction).

Any amendment to the Operating Agreement also requires our consent. In addition, pursuant to the Operating Agreement, we may not consummate (a) a termination transaction; (b) a merger, consolidation or other combination of the assets of the Operating Company with another entity or (c) a sale of all or substantially all of the assets of the Operating Company, in each case which transaction is submitted for the approval of our stockholders, without notice to the common members and consent of the holders of the Common Units at the same percentage as would be required by our stockholders to approve such matter. This restriction on us shall terminate on the first date on which Bombe and its affiliates who are members of the Operating Company, and any of their respective affiliates, own less than 9.8% of the aggregate number of shares of Common Stock and Common Units acquired by Bombe and its affiliates on August 26, 2021, pursuant to the Purchase and Contribution Agreement.

Additional Members

The board may cause the Operating Company to issue additional units in one or more classes or series or other membership interests and to admit additional members to the Operating Company from time to time, on such terms and conditions and for such capital contributions as the board may establish in its sole and absolute discretion, without the approval or consent of any member.

The Operating Agreement authorizes the Operating Company to issue Class A Units, Common Units, Performance Units, LTIP Units and preferred units, and the Operating Company may issue additional membership interests in one or more additional classes, or one or more series of any of such classes, with such designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption (including, without limitation, terms that may be senior or otherwise entitled to preference over existing units) as the board may determine, in its sole and absolute discretion, without the approval of any member or any other person. Without limiting the generality of the foregoing, the board may specify, as to any such class or series of membership interests, the allocations of items of income, gain, loss, deduction and credit to each such class or series of membership interests.

Ability to Engage in Other Businesses; Conflicts of Interest

The Operating Agreement provides that we may not conduct any business other than in connection with the ownership, acquisition and disposition of membership interests, the management of the business and affairs of the Operating Company, our operation as a reporting company with a class (or classes) of securities registered under the Exchange Act, our operations as a REIT (if applicable), the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, financing or refinancing of any type related to the Operating Company or its assets or activities and such activities as are incidental to those activities discussed above. In general, we must contribute any assets or funds that we acquire to the Operating Company whether as capital contributions, loans or otherwise, as appropriate, in exchange for additional membership interests in the Operating Company. We may, however, in the sole and absolute discretion of the board, from time to time hold or acquire assets in our own name or otherwise other than through the Operating Company so long as we take commercially reasonable measures to ensure that the economic benefits and burdens of such property are otherwise vested in the Operating Company.

In addition, the Operating Agreement provides that the members agree that (i) the directors of the Operating Company are acting for the benefit of the Operating Company, the members and our stockholders collectively and (ii) notwithstanding any duty otherwise existing at law or equity, in the event of a conflict between the interests of the Operating Company or any member, on the one hand, and our and our stockholders’ separate interests, on the other hand, the directors may give priority to our or our stockholders’ separate interests (including, without limitation, with respect to tax consequences to members, assignees or our stockholders), and, in the event of such a conflict, any action or failure to act on the part of the directors (or our directors, officers or agents) that gives priority to our or our stockholders’ separate interests that does not result in a violation of the contract rights of the members under the Operating Agreement does not violate any other duty owed by the directors to the Operating Company and/or the members.

Distributions

The Operating Company will distribute such amounts, at such times, as the board may in its sole and absolute discretion determine:

•

first, with respect to any membership interests that are entitled to any preference in distribution, including the preferred units, in accordance with the rights of such class(es) of membership interests, and, within each such class, among the holders pro rata in proportion to their respective percentage interests of such class; and

•

second, with respect to any membership interests that are not entitled to any preference in distribution, including the Common Units and, except as described below with respect to liquidating distributions and as may be provided in any incentive award plan or any applicable award agreement and the LTIP Units and Performance Units, in accordance with the rights of such class(es) of membership interests, and, within such class, among the holders, pro rata in proportion to their respective percentage interests in such class of membership interests held.

Exculpation and Indemnification

The Operating Agreement provides that a member is not liable to the Operating Company for any action or omission taken in his or her capacity as a member, for the debts or liabilities of the Operating Company or for the obligations of the Operating Company under the Operating Agreement, except for liability for fraud, willful misconduct or gross negligence, or pursuant to any express indemnity given to the Operating Company by the member. The Operating Agreement contains a provision that eliminates the liability of the directors and officers of the Operating Company to the Operating Company, any members or any assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission if such director or officer, as applicable, acted in good faith. The Operating Agreement also provides that any of our obligations or liabilities that may arise at any time under the Operating Agreement or any other instrument, transaction or undertaking contemplated by the Operating Agreement will be satisfied, if at all, out of our assets or the assets of the Operating Company only, and no such obligation or liability will be personally binding upon any of our directors, stockholders, officers, employees or agents.

In addition, the Operating Agreement requires the Operating Company to indemnify its directors, officers or employees and any other person designated by the board against any and all losses, claims, damages, liabilities, expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, that relate to the operations of the Operating Company, unless (i) an act or omission of the person was material to the matter giving rise to the action and either was committed in bad faith or was the result of active and deliberate dishonesty, (ii) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful or (iii) such person actually received an improper personal benefit in money, property or services or otherwise, in violation or breach of any provision of the Operating Agreement. The Operating Company must also pay or reimburse the reasonable expenses of any such person in advance of a final disposition of the proceeding upon its receipt of a written affirmation of the person’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking by or on behalf of the person to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification. The Operating Company is not permitted to indemnify or advance funds to any person (a) with respect to any action initiated by the person seeking indemnification without the board’s approval (except for any proceeding brought to enforce such person’s right to indemnification under the Operating Agreement) or (b) if the person is found to be liable to the Operating Company on any portion of any claim in the action.

Redemption Rights of Qualifying Parties

Beginning six months after first acquiring Common Units, each member and some assignees of members will have the right, subject to the terms and conditions set forth in the Operating Agreement, to require the

Operating Company to redeem all or a portion of the Common Units held by such member or assignee in exchange for a cash amount per Common Unit equal to the value of one share of Common Stock, determined in accordance with and subject to adjustment under the Operating Agreement. The Operating Company’s obligation to redeem Common Units does not arise and is not binding upon the Operating Company until the sixth business day after we receive the holder’s notice of redemption or, if earlier, the day we notify the holder seeking redemption that we have declined to acquire some or all of the Common Units tendered for redemption in exchange for Common Stock.

On or before the close of business on the fifth business day after a holder of Common Units gives notice of redemption to us, we may, in our sole and absolute discretion but subject to the restrictions on the ownership and transfer of our shares of stock set forth in our Charter and described in “Description of Securities—Restrictions on Ownership and Transfer of Stock” in this prospectus, elect to acquire some or all of the Common Units tendered for redemption from the tendering party in exchange for shares of Common Stock, based on an exchange ratio of one share of Common Stock for each Common Unit, subject to adjustment as provided in the Operating Agreement. The Operating Agreement does not require us to register, qualify or list any share of Common Stock issued in exchange for Common Units with the SEC, with any state securities commissioner, department or agency, under the Securities Act or the Exchange Act or with any stock exchange.

Transfers of Membership Interests

Restrictions on Transfers by the Members. Until the expiration of six months after the date on which a member acquires an membership interest, the member generally may not directly or indirectly transfer all or any portion of such membership interest without the board’s consent, which it may give or withhold in its sole and absolute discretion, except for certain permitted transfers to certain affiliates, family members and charities, and certain pledges of membership interests to lending institutions in connection with bona fide loans. After the expiration of such initial holding period, the member will have the right to transfer all or any portion of its membership interest without the board’s consent to any person that is an “accredited investor,” within meaning set forth in Rule 501 promulgated under the Securities Act, upon ten business days prior notice to us, subject to the satisfaction of conditions specified in the Operating Agreement, including minimum transfer requirements and our right of first refusal.

Restrictions on Transfers by MIC. Except as described below, any transfer of all or any portion of our interest in the Operating Company, whether by sale, disposition, statutory merger or consolidation, liquidation or otherwise, must be approved by the consent of a majority in interest of the common members (excluding us, if we are a common member, and any common member 50% or more of whose equity is owned, directly or indirectly, by us). Subject to the rights of holders of any class or series of membership interests, we may not, without the consent of Non-MIC Members, transfer all of our interest in the Operating Company in connection with (a) a merger, consolidation or other combination of our or the Operating Company’s assets with another entity, (b) a sale of all or substantially all of our or the Operating Company’s assets not in the ordinary course of the Operating Company’s business or (c) a reclassification, recapitalization or change of any of our outstanding shares of Common Stock or other outstanding equity interests other than in connection with a stock split, reverse stock split, stock dividend, change in par value, increase in authorized shares, designation or issuance of new classes of equity securities or any event that does not require the approval of our stockholders (each, a “Termination Transaction”), unless:

•

in connection with such Termination Transaction, all of the common members will receive, or will have the right to elect to receive, for each unit an amount of cash, securities and/or other property equal to the product of the Adjustment Factor (as defined in the Operating Agreement) and the greatest amount of cash, securities or other property paid to a holder of one share of Common Stock in consideration of one share of common stock pursuant to the terms of such Termination Transaction; provided, that if, in connection with such Termination Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of the outstanding shares of common stock, each holder of units shall receive, or shall have the right to elect to receive, the greatest amount of cash, securities or other property which such holder of units would have received had it exercised its right to redemption and received shares of common stock in exchange for its units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer and then such Termination Transaction shall have been consummated; or

•

all of the following conditions are met: (a) substantially all of the assets directly or indirectly owned by the surviving entity are owned directly or indirectly by the Operating Company or another limited liability company or limited partnership which is the survivor of a merger, consolidation or combination of assets with the Operating Company, (b) the common members that held Common Units immediately prior to such Termination Transaction own a percentage interest of the surviving entity based on the relative fair market value of the net assets of the Operating Company and the other net assets of the surviving entity immediately prior to the consummation of such transaction; (c) the rights, preferences and privileges of the common members in the surviving entity are at least as favorable as those in effect immediately prior to the consummation of such transaction and as those applicable to any other limited partners or non-managing members of the surviving entity; and (d) the rights of the common members include at least one of the following: (i) the right to redeem their interests in the surviving entity for the consideration available to such persons pursuant to the Operating Agreement or (ii) the right to redeem their interests in the surviving entity for cash on terms substantially equivalent to those in effect with respect to their Common Units immediately prior to the consummation of such transaction, or, if the ultimate controlling person of the surviving entity has publicly traded common equity securities, such common equity securities, with an exchange ratio based on the determination of relative fair market value of such securities and the shares of Common Stock.

We may also transfer all (but not less than all) of our interest in the Operating Company to an affiliate of us without the consent of any Non-MIC Members, subject to the rights of holders of any class or series of membership interests.

In addition, any transferee of our interest in the Operating Company must be admitted as a member of the Operating Company, assume, by operation of law or express agreement, all of our obligations under the Operating Agreement, accept all of the terms and conditions of the Operating Agreement and execute such instruments as may be necessary to effectuate the transferee’s admission as a member.

Term

The term of the Operating Company will continue indefinitely until dissolution upon the first to occur of any of the following:

•	an election to dissolve the Operating Company made by the board in its sole and absolute discretion, with consent of the common members;

•	entry of a decree of judicial dissolution of the Operating Company pursuant to the Act; or

•

the termination of the legal existence of the last remaining member of the Operating Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Operating Company in the Operating Company unless the Operating Company is continued without dissolution in a manner permitted by the Operating Agreement or the Act.

LTIP Units

The Operating Company is authorized to issue a class of units of membership interests designated as LTIP Units. As of the date of this prospectus, there are 660,329 LTIP Units outstanding, subject to vesting requirements. The board may cause the Operating Company to issue LTIP Units to persons who provide services to or for the benefit of the Operating Company, for such consideration or for no consideration as we may determine to be appropriate, and we may admit such persons as members of the Operating Company without the approval or consent of any member. Further, the board may cause the Operating Company to issue LTIP Units in one or more classes or series, with such terms as the board may determine, without the approval or consent of any member. LTIP Units may be subject to vesting, forfeiture and restrictions on transfer and receipt of distributions pursuant to the terms of any applicable equity-based plan and the terms of any award agreement relating to the issuance of the LTIP Units.

Distributions. Holders of LTIP Units shall be entitled to receive distributions in an amount per LTIP Unit equal to the amount that would have been payable if such LTIP Unit had been a Common Unit, except that distributions payable to the holders of LTIP Units upon the liquidation, dissolution or winding up of the Operating Company may not exceed the positive capital account balances attributable to the LTIP Units.

Conversion Rights. Vested LTIP Units are convertible at the option of each member and some assignees of the members (in each case, that hold vested LTIP Units) into Common Units, upon notice to us and the Operating Company, to the extent that the capital account balance of the LTIP unitholder with respect to all of his or her LTIP Units is at least equal to our capital account balance with respect to an equal number of Common Units. The board may cause the Operating Company to convert vested LTIP Units eligible for conversion into an equal number of Common Units at any time, upon at least 10 and not more than 60 days’ notice to the holder of the LTIP Units.

If we or the Operating Company are party to a transaction, including a merger, consolidation, sale of all or substantially all of our assets or other business combination, as a result of which Common Units are exchanged for or converted into the right, or holders of Common Units are otherwise entitled, to receive cash, securities or other property (or any combination thereof), we must cause the Operating Company to convert any vested LTIP Units then eligible for conversion into Common Units immediately before the transaction, taking into account any special allocations of income that would be made as a result of the transaction. The Operating Company must use commercially reasonable efforts to cause each member (other than a party to such a transaction or an affiliate of such a party) holding LTIP Units that will be converted into Common Units in such a transaction to be afforded the right to receive the same kind and amount of cash, securities and other property (or any combination thereof) for such Common Units that each holder of Common Units receives in the transaction.

Transfer. Unless an applicable equity-based plan or the terms of an award agreement specify additional restrictions on transfer of LTIP Units, LTIP Units are transferable to the same extent as Common Units, as described above in the section titled “ —Transfers of Membership Interests.”

Voting Rights. Members holding LTIP Units are entitled to vote together as a class with members holding Common Units and Performance Units on all matters on which members holding Common Units are entitled to vote or consent, and may cast one vote for each LTIP Unit so held.

Adjustment of LTIP Units. If the Operating Company takes certain actions, including making a distribution of units on all outstanding Common Units, combining or subdividing the outstanding Common Units into a different number of Common Units or reclassifying the outstanding Common Units, the board must adjust the number of outstanding LTIP Units or subdivide or combine outstanding LTIP Units to maintain a one-for-one conversion ratio and economic equivalence between Common Units and LTIP Units.

Performance Units

The Operating Company is authorized to issue a class of units of membership interest designated as Performance Units. As of the date of this prospectus, there are 2,250,000 Performance Units outstanding, subject to vesting requirements. The board may cause the Operating Company to issue Performance Units in one or more classes or series, with such terms as the board may determine, to persons who provide services to or for the benefit of the Operating Company, for such consideration or for no consideration as the board may determine to be appropriate, and the board may admit such persons as members of the Operating Company without the approval or consent of any member. Performance Units may be subject to vesting, forfeiture and restrictions on transfer and receipt of distributions pursuant to the terms of any applicable equity-based plan and the terms of any award agreement relating to the issuance of the Performance Units.

Distributions. Holders of vested Performance Units shall be entitled to receive distributions in an amount per Performance Unit equal to the amount that would have been payable if such Performance Unit had been a Common Unit and holders of unvested Performance Units shall be entitled to receive distributions in an amount per Performance Unit equal to the product of the distribution made to the holders of Common Units per Common Unit multiplied by 10%, except that distributions payable to the holders of Performance Units upon the liquidation, dissolution or winding up of the Operating Company may not exceed the positive capital account balances attributable to the Performance Units.

Conversion Rights. Vested Performance Units are convertible at the option of each member and some assignees of members (in each case, that hold vested Performance Units) into Common Units, and the board may also cause the Operating Company to convert vested Performance Units eligible for conversion into an equal number of Common Units, in each case subject to certain limitations.

If we or the Operating Company is party to a transaction, including a merger, consolidation, sale of all or substantially all of our assets or other business combination, as a result of which Common Units are exchanged for or converted into the right, or holders of Common Units are otherwise entitled, to receive cash, securities or other property (or any combination thereof), we must cause the Operating Company to convert any vested Performance Units then eligible for conversion into Common Units immediately before the transaction, taking into account any special allocations of income that would be made as a result of the transaction. The Operating Company must use commercially reasonable efforts to cause each member (other than a party to such a transaction or an affiliate of such a party) holding Performance Units that will be converted into Common Units in such a transaction to be afforded the right to receive the same kind and amount of cash, securities and other property (or any combination thereof) for such Common Units that each holder of Common Units receives in the transaction.

Transfer. Unless an applicable equity-based plan or the terms of an award agreement specify additional restrictions on transfer of Performance Units, Performance Units are transferable to the same extent as Common Units, as described above in “ —Transfers of Membership Interests.”

Voting Rights. Members holding Performance Units are entitled to vote together as a class with members holding Common Units and LTIP Units on all matters on which members holding Common Units are entitled to vote or consent, and may cast one vote for each Performance Unit so held.

Adjustment of Performance Units. If the Operating Company takes certain actions, including making a distribution of units on all outstanding Common Units, combining or subdividing the outstanding Common Units into a different number of Common Units or reclassifying the outstanding Common Units, the board must adjust the number of outstanding Performance Units or subdivide or combine outstanding Performance Units to maintain a one-for-one conversion ratio and economic equivalence between Common Units and Performance Units.

Series A and Series 1 Preferred Units

As of the date of this prospectus, there are 2,862 Series A Convertible Redeemable Preferred Units, or Series A Preferred Units, and 39,811 Series 1 Convertible Redeemable Preferred Units, or Series 1 Preferred Units, issued and outstanding and the Operating Company owned 100% of the outstanding Series A Preferred Units and Series 1 Preferred Units. Series A Preferred Units and Series 1 Preferred Units rank senior to the Common Units, LTIP Units, Performance Units and Class A Units. Holders of Series A Preferred Units are

entitled to receive preferential cash distributions at an annual rate of 5.75% on the stated value of $1,000 per Series A Preferred Unit, and holders of Series 1 Preferred Units are entitled to receive preferential cash distributions at an annual rate of 5.50% on the stated value of $1,000 per Series 1 Preferred Unit. Holders of Series A Preferred Units and Series 1 Preferred Units are also entitled to receive a liquidation preference in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Operating Company that are substantially similar to those of the Series A Preferred Stock and Series 1 Preferred Stock. Series A Preferred Units and Series 1 Preferred Units are also subject to redemption by the Operating Company in connection with our acquisition of Series A Preferred Stock and Series 1 Preferred Stock. See “Description of Securities—Shares of Preferred Stock.” The Series A Preferred Units and Series 1 Preferred Units are not listed on any exchange nor are they quoted on any national market system.

Conversion Rights. Series A Preferred Units and Series 1 Preferred Units will be converted into Common Units, in the event of a conversion of Series A Preferred Units and Series 1 Preferred Units, as applicable, at the option of holders of Series A Preferred Stock and Series 1 Preferred Stock pursuant to the Charter designating the terms of the Series A Preferred Stock and Series 1 Preferred Stock, as described above in “Description of Securities—Shares of Preferred Stock.”

Transfer. Series A Preferred Units and Series 1 Preferred Units are transferrable to the same extent as Common Units, as described above in “ —Transfers of Partnership Interests—Restrictions on Transfers by MIC.”

Voting Rights. We will not have any voting or consent rights in respect of its membership interest represented by the Series A Preferred Units and Series 1 Preferred Units.

Series 2 Preferred Units

As of the date of this prospectus, there are 60,000 Series 2 Convertible Preferred Units, or Series 2 Preferred Units, authorized under the Operating Agreement. In connection with the consummation of the Preferred PIPE Investment, 46,000 Series 2 Preferred Units were issued and outstanding, 100% of which are owned by us. The Series 2 Preferred Units rank senior to the Series A Preferred Units, Series 1 Preferred Units, Common Units, LTIP Units, Performance Units and Class A Units. We, as the holder of Series 2 Preferred Units, will be entitled to receive preferential distributions payable in kind in additional Series 2 Preferred Units at a cumulative annual rate of 10% during the period between the initial issuance of such units and the conversion thereof into Common Units; provided that if the date of distribution occurs prior to the first anniversary of the original date of issuance of such unit, the unitholder shall receive distributions at a cumulative annual rate of 10.0% of the $1,000.00 per unit liquidation preference for a period of one year, which shall be paid on the date such units are convertible into Common Units. We, as the holder of Series 2 Preferred Units, will also be entitled to receive a liquidation preference in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Operating Company that are substantially similar to those of the Series 2 Preferred Stock. Series 2 Preferred Units are generally not subject to redemption by the Operating Company, but will be redeemed in connection with our acquisition of any shares of Series 2 Preferred Stock. See “Description of Securities—Shares of Preferred Stock.” The Series 2 Preferred Units are not listed on any exchange nor are they quoted on any national market system.

Conversion Rights. Series 2 Preferred Units will automatically convert into Common Units upon the earlier of (i) a change of control of MIC and (ii) December 31, 2023, simultaneously with the conversion of the Series 2 Preferred Stock into Common Stock pursuant to the Charter designating the terms of the Series 2 Preferred Stock, as described in “Description of Securities—Shares of Preferred Stock.”

Transfer. Series 2 Preferred Units are generally not transferrable except upon the redemption thereof or to a successor member in accordance with the Operating Agreement, as described in “ —Transfers of Partnership Interests—Restrictions on Transfers by MIC.”

Voting Rights. We will not have any voting or consent rights in respect of its membership interests represented by the Series 2 Preferred Units.

Class A Units

As of the date of this prospectus, there are no Class A Units outstanding. Each Class A Unit entitles the holder thereof to purchase one Common Unit at an exercise price equal to $11.75 per Common Unit, subject to adjustment as provided in the Class A Unit Agreement. The Operating Company issued 425,532 Class A Units pursuant to the Class A Unit Agreement, which provides that each whole Class A Unit entitled the registered holder thereof to purchase one whole Common Unit at the Class A Unit Price, subject to adjustment, at any time following the listing of Common Stock on a trading market. The Class A Units were entitled to be exercised on a cashless basis in lieu of payment of the aggregate Class A Unit Price at the purchaser’s election, which exercise of all outstanding Class A Units occurred on August 29, 2023.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of U.S. federal income tax considerations generally applicable to U.S. Holders and Non-U.S. Holders (each as defined below) of Common Stock and/or the Warrant. This section applies only to persons that hold their Common Stock and/or the Warrant as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is a summary only and does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or REITs;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares, as applicable;

•	persons that acquired Common Stock and/or the Warrant pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold our Common Stock and/or the Warrant as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•	persons whose functional currency is not the U.S. dollar;

•	controlled foreign corporations;

•	PFICs; or

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to our Common Stock and/or the Warrant being taken into account in an applicable financial statement.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

We have not and do not intend to seek any rulings from the Internal Revenue Service (the “IRS”) with respect to the statements made in the following discussion. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our Common Stock and/or the Warrant through such entities. If any entity or arrangement classified as a partnership for U.S. federal income tax purposes holds our Common Stock and/or the Warrant, the tax treatment of such partnership and any person treated as a partner of such partnership will generally depend on the status and activities of the partner and the activities of the partnership. Partnerships holding our Common Stock and/or the Warrant and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the ownership of our Common Stock and/or the Warrant.

MIC may elect to qualify as a REIT as early as the year ending December 31, 2025; however, no guarantee can be made that MIC will qualify for taxation as a REIT in such year or that MIC will make such election. The below discussion is limited to the U.S. federal income tax considerations related to the ownership of our Common Stock and the Warrant assuming that, at all relevant times, MIC is taxable as a C corporation for U.S. federal income tax purposes. If MIC elects to qualify as a REIT in future years, the tax consequences to holders of our Common Stock and the Warrant may differ materially from the tax consequences described herein.

EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE OWNERSHIP OF OUR COMMON STOCK AND/OR THE WARRANT, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

As used herein, a “U.S. Holder” is a beneficial owner of our Common Stock and/or the Warrant that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia or otherwise treated as a U.S. tax resident for U.S. federal income tax purposes;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Non-U.S. Holders

As used herein, a “Non-U.S. Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of our Common Stock and/or the Warrant that is not a U.S. Holder.

Taxation of U.S. Holders of Common Stock

Taxation of Distributions. Distributions received by a U.S. Holder generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Dividends paid to a U.S. Holder that is a taxable corporation generally may qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided that certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that should be subject to tax at the tax rate accorded to long-term capital gains.

Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the Common

Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock, as discussed below under “—Taxation of U.S. Holders of Common Stock—Disposition (Other than a Redemption) of Common Stock.”

Disposition (Other than a Redemption) of Common Stock. In general, upon a disposition (other than a redemption) of Common Stock, a U.S. Holder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. Holder’s adjusted tax basis in such Common Stock. A U.S. Holder’s adjusted tax basis in our Common Stock generally will equal the U.S. Holder’s acquisition cost; a U.S. Holder who receives Common Stock pursuant to the exercise of a Warrant will determine the U.S. Holder’s adjusted tax basis in the Common Stock so received in accordance with the discussions below regarding “Taxation of U.S. Holders of the Warrant.”

Gain or loss on the disposition of Common Stock will be long-term capital gain or loss if the U.S. Holder has held the stock for more than one year and otherwise as short-term capital gain or loss. All or a portion of any loss that a U.S. Holder realizes upon a taxable disposition of the stock may be disallowed if the U.S. Holder purchases the same type of stock within 30 days before or after the disposition. The deductibility of capital losses is subject to certain limitations (discussed below—see “—Taxation of U.S. Holders Generally—Tax Rates”).

Redemption of Common Stock. In general, upon a redemption of Common Stock, the treatment of the transaction for U.S. federal income tax purposes will depend on whether any of the “dividend non-equivalence tests” are satisfied with respect to the redemption. The “dividend non-equivalence tests” are as follows:

•

the U.S. Holder’s percentage of our total outstanding voting shares that it actually and constructively owns immediately following the distribution is less than 80% of the percentage of our total outstanding voting shares that it actually and constructively owns immediately before the distribution and the U.S. Holder has a similar reduction in its percentage ownership of our total outstanding Common Stock and the U.S. Holder actually and constructively owns less than 50% of our total outstanding voting shares;

•	as a result of the distribution, the U.S. Holder no longer actually or constructively owns any of our outstanding shares of stock; or

•

the distribution results in a meaningful reduction of the U.S. Holder’s proportionate interest in our stock (which is determined based on the U.S. Holder’s particular facts and circumstances; however, in certain circumstances, in the case of a stockholder holding a small minority (e.g., less than 1%) of our stock, even a small reduction of a U.S. Holder’s proportionate interest in our stock may satisfy this test).

In determining whether one of the “dividend non-equivalence tests” is satisfied, a U.S. Holder must take into account not only shares of our stock that such U.S. Holder actually owns, but also shares of our stock that such U.S. Holder constructively owns, including shares of our stock actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the U.S. Holder has an interest, or that have an interest in the U.S. Holder. Contemporaneous dispositions or acquisitions of shares by a U.S. Holder (or persons or entities related to such U.S. Holder) may be deemed to be part of a single integrated transaction which will be taken into account in determining whether any of the “dividend non-equivalence tests” have been satisfied. For example, if a U.S. Holder sells shares of Common Stock to persons other than us at or about the time we redeem shares of Common Stock held by a U.S. Holder, and these transactions are part of an overall plan to reduce or terminate such U.S. Holder’s proportionate interest in our stock, then the sales to persons other than us may, for U.S. federal income tax purposes, be integrated with the U.S. Holder’s redemption of Common Stock and, if integrated, should be taken into account in determining whether a U.S. Holder satisfies any of the “dividend non-equivalence tests” described above.

If any such test is satisfied, a U.S. Holder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. Holder’s adjusted tax basis in such Common Stock. A U.S. Holder’s adjusted tax basis in our Common Stock generally will equal the U.S. Holder’s acquisition cost; a U.S. Holder who receives Common Stock pursuant to the exercise of a Warrant will determine the U.S. Holder’s adjusted tax basis in the Common Stock so received in accordance with the discussions below regarding “—Taxation of U.S. Holders of the Warrant.” Any gain or loss that a U.S. Holder recognizes in connection with receipt of the redemption generally will be long-term capital gain or loss if the U.S. Holder has held the stock for more than one year and otherwise as short-term capital gain or loss. All or a portion of any loss that a U.S. Holder realizes upon a taxable redemption of the stock may be disallowed if the U.S. Holder purchases the same type of stock within 30 days before or after the redemption. The deductibility of capital losses is subject to certain limitations (discussed below—see “—Taxation of U.S. Holders Generally—Tax Rates”).

If none of the “dividend non-equivalence tests” described above are satisfied, the redemption proceeds generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Dividends paid to a U.S. Holder that is a taxable corporation generally may qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided that certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that should be subject to tax at the tax rate accorded to long-term capital gains.

Redemption proceeds in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock, as discussed above under “ —Taxation of U.S. Holders of Common Stock—Disposition (Other than a Redemption) of Common Stock.”

Taxation of U.S. Holders of the Warrant

Possible Constructive Distributions. The terms of the Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant on the occurrence of certain events. An adjustment which has the effect of preventing dilution generally is not a taxable event. U.S. Holders of our Warrant would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases the U.S. Holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Warrant), including as a result of a distribution of cash or other property to the holders of shares of our Common Stock that is taxable to such holders of such shares as a distribution. Any constructive distribution received by a U.S. Holder would be subject to tax in the same manner as distributions, as described above in “—Taxation of U.S. Holders of Common Stock—Taxation of Distributions” in an amount equal to the fair market value of such increased interest resulting from the adjustment. Generally, a U.S. Holder’s adjusted tax basis in its Warrant would be increased to the extent any such constructive distribution is treated as a dividend.

Sale or Disposition of the Warrant (Other than by Exercise or Lapse). Upon the sale or other taxable disposition of the Warrant (other than by exercise or lapse), a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s adjusted tax basis in the Warrant. If we redeem the Warrant for cash or if we purchase the Warrant in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder. A U.S. Holder’s tax basis in any Warrant shall equal the U.S. Holder’s acquisition cost of the Warrant.

Capital gain or loss on the sale or disposition of the Warrant (other than by exercise or lapse) will be long-term capital gain or loss if the U.S. Holder’s holding period in such Warrant is more than one year at the time of the sale or other taxable disposition. The deductibility of capital losses is subject to certain limitations (discussed below—see “ —Taxation of U.S. Holders Generally—Tax Rates”).

Exercise of the Warrant. A U.S. Holder will generally not be required to recognize income, gain or loss upon the exercise of the Warrant. A U.S. Holder’s tax basis in Common Stock received upon exercise of the Warrant for cash will be equal to the sum of (1) the U.S. Holder’s adjusted tax basis in the Warrant exchanged therefor (generally, the acquisition cost of the Warrant) and (2) the exercise price of such Warrant. Whether a U.S. Holder’s holding period for the Common Stock received upon exercise of a Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant may depend on the facts and circumstances regarding the U.S. Holder’s acquisition of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrant. Once exercised, the U.S. Holders will be subject to tax consequences with respect to their ownership of Common Stock acquired via the Warrant as discussed above under “—Taxation of U.S. Holders of Common Stock.”

In certain circumstances, the Warrant may be exercisable on a cashless basis. The U.S. federal income tax treatment of an exercise of a Warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event. U.S. Holders are urged to consult their tax advisors as to the consequences of an exercise of the Warrant on a cashless basis, including with respect to whether the exercise is a taxable event, and their holding period and tax basis in the Common Stock received.

Lapse of the Warrant. If a Warrant expires without being exercised, a U.S. Holder should recognize a capital loss in an amount equal to such U.S. Holder’s adjusted tax basis in the Warrant. Such loss will be long-term capital loss if, at the time of the expiration, the U.S. Holder’s holding period in such Warrant is more than one year. The deductibility of capital losses is subject to certain limitations (discussed below—see “—Taxation of U.S. Holders Generally—Tax Rates”).

Taxation of U.S. Holders Generally

Amounts Treated as Capital Gain. Any amounts that are treated pursuant to the discussion above as capital gain generally will be treated as long-term capital gain if the U.S. Holder’s holding period is greater than one year at the time of the exchange.

Amounts Treated as Dividend Income. Any amounts that are treated pursuant to the discussion above as dividend income generally will be taxable to a non-corporate U.S. Holder at long-term capital gains rates as such amounts should constitute “qualified dividend income” subject to such favorable rates.

Tax Rates. In general, the maximum U.S. federal income tax rate on long-term capital gain applicable to non-corporate taxpayers is 20% for sales and exchanges of capital assets held for more than one year. Short-term capital gain (i.e., the gain on capital assets held for one year or less) of non-corporate taxpayers is subject to tax at the same U.S. federal income tax rates as ordinary income. The maximum U.S. federal income tax rate on ordinary income for non-corporate taxpayers with income exceeding certain thresholds is currently 37%. All income and gain of corporate taxpayers is subject to tax at the same U.S. federal income tax rate (currently, 21%). In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Taxation of Non-U.S. Holders of Common Stock

Taxation of Distributions. Distributions received by a Non-U.S. Holder generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. In such event, subject to the discussion below regarding FIRPTA (as defined and discussed below under “—Foreign Investment in Real Property Tax Act”), such amounts generally will be subject to U.S. federal income tax withholding at the rate of 30% on the gross amount of any such amount unless either:

•

a lower treaty rate applies and the Non-U.S. Holder furnishes a validly executed IRS Form W-8BEN or W-8BEN-E (or equivalent thereof) evidencing eligibility for that reduced rate to the applicable withholding agent; or

•	the Non-U.S. Holder furnishes an IRS Form W-8ECI to the applicable withholding agent claiming that such amount is effectively connected income.

If an amount treated as dividend income for U.S. federal income tax purposes is also treated as income that is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (referred to as “effectively connected income” or “ECI”), the Non-U.S. Holder generally will be subject to U.S. federal income tax on such ECI at graduated rates, in the same manner as U.S. Holders are taxed with respect to such amounts, as discussed under “—Taxation of U.S. Holders of Common Stock—Taxation of Distributions.” A Non-U.S. Holder that is a corporation also may be subject to the 30% branch profits tax with respect to such ECI (subject to certain adjustments, unless reduced or eliminated by an applicable tax treaty.

Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. Holder’s adjusted tax basis in the Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock, as discussed below under “—Taxation of Non-U.S. Holders of Common Stock—Sale, Exchange or Other Taxable Disposition (Other than a Redemption) of Common Stock.”

Sale, Exchange or Other Taxable Disposition (Other than a Redemption) of Common Stock. MIC expects to be classified as a United States real property holding corporation within the meaning of the FIRPTA rules (as defined and discussed below under “—Foreign Investment in Real Property Tax Act”). Generally, a corporation is a United States real property holding corporation if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Notwithstanding MIC’s potential status as a “United States real property holding corporation,” so long as Common Stock is “regularly traded on an established securities market” within the meaning of Section 897 of the Code and applicable Treasury Regulations during the calendar year in which the sale or other disposition occurs, a Non-U.S. Holder generally will not be subject to U.S. federal income tax (including U.S. withholding tax) on gain recognized on any sale or other disposition of Common Stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States; in these cases, the Non-U.S. Holder will be taxed on a net income basis at the same U.S. federal income tax rates applicable to United States persons (as defined in the Code), and if the Non-U.S. Holder is a non-U.S. corporation, an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, may also apply;

•

the Non-U.S. Holder is a nonresident alien present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the Non-U.S. Holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by U.S.-source capital losses of the Non-U.S. Holder, if any; provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses; or

•

the Non-U.S. Holder actually or constructively owns more than five percent of Common Stock at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held Common Stock.

Redemption of Common Stock. If the redemption qualifies as a sale for U.S. federal income tax purposes (which qualifications are described above under “Taxation of U.S. Holders of Common Stock—Redemption of Common Stock”), the Non-U.S. Holder may be subject to a 15% withholding tax on the amount realized (or such lower rate as may be specified by an applicable income tax treaty) pursuant to the FIRPTA rules (as defined and described below under “—Foreign Investment in Real Property Tax Act”). In such case, the Non-U.S. Holder may be exempt from withholding tax if the Non-U.S. Holder is able to properly certify that they meet the requirements of an applicable exemption. If such a redemption does not qualify as a sale of Common Stock, the Non-U.S. Holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described above under “—Taxation of Non-U.S. Holders of Common Stock—Taxation of Distributions.”

Non-U.S. Holders are urged to consult with their own tax advisors regarding the tax consequences to them of holding Common Stock.

Taxation of Non-U.S. Holders of the Warrant

Possible Constructive Distributions. The terms of the Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant on the occurrence of certain events. An adjustment which has the effect of preventing dilution generally is not a taxable event. Non-U.S. Holders of our Warrant would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases the Non-U.S. Holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Warrant), including as a result of a distribution of cash or other property to the holders of shares of our Common Stock that is taxable to such holders of such shares as a distribution. Subject to the discussion below regarding FIRPTA (as defined and discussed below under “—Foreign Investment in Real Property Tax Act”), any constructive distribution received by a Non-U.S. Holder would be subject to tax in the same manner as distributions, as described above in “—Taxation of Non-U.S. Holders of Common Stock—Taxation of Distributions” in an amount equal to the fair market value of such increased interest resulting from the adjustment. Generally, a Non-U.S. Holder’s adjusted tax basis in its Warrant would be increased to the extent any such constructive distribution is treated as a dividend. Sale or Disposition of the Warrant (Other than by Exercise). Under the FIRPTA rules, options and warrants to acquire interests in a United States real property holding corporation should generally be treated as United States real property interests within the meaning of the FIRPTA rules (as defined and discussed below under “—Foreign Investment in Real Property Tax Act”). Moreover, under the ownership attribution rules applicable for FIRPTA purposes, a holder of options or warrants to acquire shares of stock will generally be constructively treated as owning such shares.

Accordingly, the sale or disposition of the Warrant by a Non-U.S. Holder should generally be treated in a manner consistent with the discussion above under “—Taxation of Non-U.S. Holders—Sale, Exchange or Other Taxable Disposition of Common Stock.”

Exercise of the Warrant. A Non-U.S. Holder will generally not be subject to U.S. federal income tax (including U.S. withholding tax) upon an exercise of the Warrant. A Non-U.S. Holder’s tax basis in Common Stock received upon exercise of the Warrant for cash will be equal to the sum of (1) the Non-U.S. Holder’s adjusted tax basis in the Warrant exchanged therefor (generally, the acquisition cost of the Warrant) and (2) the exercise price of such Warrant. Whether a Non-U.S. Holder’s holding period for the Common Stock received upon exercise of a Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant may depend on the facts and circumstances regarding the Non-U.S. Holder’s acquisition of the Warrant; however, in either case the holding period will not include the period during which the Non-U.S. Holder held the Warrant. Once exercised, the Non-U.S. Holders will be subject to tax consequences with respect to their ownership of Common Stock acquired via the Warrant as discussed above under “—Taxation of Non-U.S. Holders of Common Stock.”

In certain circumstances, the Warrant will be exercisable on a cashless basis. The U.S. federal income tax treatment of an exercise of a Warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event. Non-U.S. Holders are urged to consult their tax advisors as to the consequences of an exercise of a Warrant on a cashless basis, including with respect to whether the exercise is a taxable event, the application of the FIRPTA rules to such exercise (as discussed and defined below under “Federal Investment in Real Property Tax Act”) and their holding period and tax basis in the Common Stock received. Once exercised, the Non-U.S. Holders will be subject to tax consequences with respect to their ownership of Common Stock acquired via the Warrant as discussed above under “—Taxation of Non-U.S. Holders of Common Stock.”

Non-U.S. Holders are urged to consult with their own tax advisors regarding the tax consequences to them of holding the Warrant.

Foreign Investment in Real Property Tax Act

A Non-U.S. Holder’s gain from the disposition of a United States real property interest (“USRPI”) is generally subject to U.S. federal income tax, withholding, and filing requirements and is not exempt under applicable U.S. income tax treaties pursuant to the Foreign Investment in Real Property Tax Act (“FIRPTA”). A USRPI generally includes shares in a corporation organized in the United States that is a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897(c)(2) of the Code.

Generally, a corporation is a USRPHC if, at any time in a five-year testing period, the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Because substantially all of our assets consist of real property assets located in the United States, we believe we are a USRPHC (and therefore, our Common Stock is a USRPI because we are a domestic corporation).

Any gain recognized by a Non-U.S. Holder from the sale or other disposition of a USRPI, including an interest in a domestic USRPHC, is treated as income that is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business, and the taxable amount is subject to U.S. federal income tax at graduated rates (“FIRPTA Tax”). Subject to certain exceptions, FIRPTA Tax is required to be collected by U.S. federal income tax withholding on the part of the purchaser (“Section 1445 Withholdings”). When applicable, and subject to the discussion below regarding withholding certificates, Section 1445 Withholdings are required at a rate of 15% of the amount realized on the sale or exchange of the USRPI to the extent allocable to Non-U.S. Holders. In addition, such Non-U.S. Holder should be required to file a U.S. federal income tax return for the year of the sale and may be subject to additional U.S. federal income tax in connection with such filing.

In the event of a sale or disposition of a USRPI that constitutes shares in a domestic USRPHC, Section 1445 Withholdings may not be required if the sold or disposed USRPHC shares are “regularly traded on an established securities market” within the meaning of Section 897 of the Code and applicable Treasury Regulations and the Non-U.S. Holder did not, at any time during a specified testing period, hold more than five percent of the stock of such corporation.

The Section 1445 Withholdings may be reduced or eliminated (in certain circumstances) if an application for a withholding certificate is timely filed with the IRS requesting a reduction in withholding and a withholding certificate is received from the IRS. A withholding certificate might be issued by the IRS if a Non-U.S. Holder establishes that the actual tax on a particular transaction giving rise to FIRPTA Tax is expected to be less than the required withholding because, for example, the Non-U.S. Holder suffers a loss on the sale. However, no assurance can be given that the IRS will approve a withholding certificate application.

ALL NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE FIRPTA RULES, AND ANY RELATED U.S. TAX FILING OBLIGATIONS, WITH RESPECT TO THE OWNERSHIP OF OUR COMMON STOCK AND/OR THE WARRANT.

Backup Withholding and Information Reporting

Backup withholding and information reporting may apply to amounts paid (or deemed paid) to holders of our Common Stock and/or the Warrant and to the proceeds of the sale or other disposition of our Common Stock and/or the Warrant.

U.S. Holders. A U.S. Holder may be subject to backup withholding at the rate of 24% unless such holder comes within certain exempt categories and, when required, demonstrates this fact, or provides to the applicable withholding agent a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. Holder who does not provide the applicable withholding agent with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. Holder’s income tax liability, provided the required information is timely furnished to the IRS.

Non-U.S. Holders. A Non-U.S. Holder may be subject to backup withholding unless the Non-U.S. Holder certifies that it is not a U.S. person or otherwise establishes an exemption. The payment of the proceeds from the disposition of our Common Stock and/or the Warrant to or through the U.S. office of a U.S. or non-U.S. broker will be subject to information reporting and, possibly, backup withholding unless the Non-U.S. Holder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a Non-U.S. Holder of our Common Stock and/or the Warrant to or through a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes or a non-U.S. person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the Non-U.S. Holder’s nonresident status and has no actual knowledge to the contrary. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability (which might entitle such Non-U.S. Holder to a refund), provided that the required information is timely furnished to the IRS. Applicable Treasury Regulations provide presumptions regarding the status of stockholders when payments to the stockholders cannot be reliably associated with appropriate documentation provided to the payer. Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Each holder of our Common Stock and/or the Warrant is urged to consult its own tax advisor regarding the information reporting and backup requirements applicable to it.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of securities (including our Common Stock and the Warrant) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (a) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (b) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our Common Stock and/or the Warrant is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our Common Stock and/or the Warrant held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (a) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (b) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. All holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our Common Stock and/or the Warrant.

THE TAX DISCUSSION SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND SHOULD NOT BE CONSIDERED TO DESCRIBE FULLY THE TAX CONSEQUENCES OF AN INVESTMENT IN OUR COMMON STOCK AND/OR THE WARRANT. INVESTORS ARE STRONGLY URGED TO CONSULT, AND MUST RELY ON, THEIR OWN TAX ADVISERS WITH RESPECT TO THE TAX CONSEQUENCES OF HOLDING OUR COMMON STOCK AND/OR THE WARRANT INCLUDING WITHOUT LIMITATION, THE EFFECT OF U.S. FEDERAL TAXES (INCLUDING TAXES OTHER THAN INCOME TAXES) AND STATE, LOCAL AND NON-U.S. TAX CONSIDERATIONS, AS WELL AS THE POTENTIAL CONSEQUENCES OF ANY CHANGES THERETO MADE BY FUTURE LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL DEVELOPMENTS (WHICH MAY HAVE RETROACTIVE EFFECT).

PLAN OF DISTRIBUTION

The Selling Securityholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of Common Stock, the Warrant, or interests in our Common Stock or the Warrant received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of Common Stock, the Warrant or interests in our Common Stock or the Warrant on any stock exchange, market, or trading facility on which shares of our Common Stock or the Warrant, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of their shares of Common Stock, the Warrant, or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	one or more underwritten offerings;

•

block trades (which may involve crosses) in which the broker-dealer will attempt to sell the shares of Common Stock or the Warrant as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

•	an exchange distribution and/or secondary distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	distributions to their employees, partners, members or stockholders;

•	short sales (including short sales “against the box”) effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of standardized or over-the-counter options or other hedging transactions, whether through an options exchange or otherwise;

•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•	an offering at other than a fixed price on or through the facilities of any stock exchange on which the securities are listed or to or through a market maker other than on that stock exchange;

•	by pledge to secure debts and other obligation;

•	directly to purchasers, including our affiliates and stockholders, in a rights offering or otherwise;

•	privately negotiated transactions, directly or through agents;

•	broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares of Common Stock or the Warrant at a stipulated price per share or Warrant; and

•	through a combination of any of these methods or any other method permitted by applicable law.

The Selling Securityholders may also transfer the securities by gift. The Selling Securityholders may effect the distribution of our Common Stock or the Warrant from time to time in one or more transactions either:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices relating to the prevailing market prices; or

•	at negotiated prices.

The Selling Securityholders may, from time to time, transfer, distribute (including distributions in kind by registered securityholders that are investment funds), pledge, assign or grant a security interest in some or all of the shares of our Common Stock or the Warrant owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the transferees, distributees, pledgees, assignees or secured parties may offer and sell such shares of Common Stock or the Warrant, from time to time, under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of the Selling Securityholders to include the transferee, distributees, pledgee, assignee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the shares in other circumstances, in which case the transferees, distributees, pledgees, assignees, or other successors in interest will be the registered beneficial owners for purposes of this prospectus.

A Selling Securityholder that is an entity may elect to make an in-kind distribution of Common Stock or the Warrant to its members, partners, or stockholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such transferees are not affiliates of ours, such transferees will receive freely tradable shares of Common Stock or the Warrant pursuant to the distribution effected through this registration statement.

We or the Selling Securityholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale of our Common Stock or the Warrant, including liabilities under the Securities Act.

Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of Common Stock or the Warrant through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the name of the Selling Securityholder;

•	the number of shares of Common Stock or the Warrant, as applicable, being offered;

•	the terms of the offering;

•	the names of the participating underwriters, broker-dealers or agents;

•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•	the public offering price;

•	the estimated net proceeds to us from the sale of the Common Stock or the Warrant, as applicable;

•	any delayed delivery arrangements; and

•	other material terms of the offering.

Agents, broker-dealers and underwriters or their affiliates may engage in transactions with, or perform services for, the Selling Securityholders (or their affiliates) in the ordinary course of business. The Selling Securityholders may also use underwriters or other third parties with whom such Selling Securityholders have a material relationship. The Selling Securityholders (or their affiliates) will describe the nature of any such relationship in the applicable prospectus supplement.

There can be no assurances that the Selling Securityholders will sell, nor are the Selling Securityholders required to sell, any or all of the Common Stock or the Warrant offered under this prospectus.

In connection with the sale of shares of our Common Stock, the Warrant or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Common Stock or the Warrant in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of our Common Stock or the Warrant short and deliver these securities to close out their short positions, or loan or pledge shares of our Common Stock or the Warrant to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our Common Stock or the Warrant offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Securityholders from the sale of shares of our Common Stock or the Warrant offered by them will be the purchase price of such shares of our Common Stock or the Warrant less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of our Common Stock or the Warrant to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Securityholders.

The Selling Securityholders also may in the future resell a portion of our Common Stock or the Warrant in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The Selling Securityholders and any underwriters, broker-dealers, or agents that participate in the sale of shares of our Common Stock, the Warrant or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of shares of our Common Stock or the Warrant may be underwriting discounts and commissions under the Securities Act. If any Selling Securityholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, then the Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Securityholder, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, our Common Stock and the Warrant to be sold, the purchase price and public offering price, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus. To facilitate the offering of shares of our Common Stock and the Warrant offered by the Selling Securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of our Common Stock or the Warrant. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of Common Stock or the Warrant than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Common Stock or the Warrant by bidding for or purchasing shares of Common Stock or the Warrant in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of Common Stock or the Warrant sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Common Stock or the Warrant at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time. These transactions may be effected on any exchange on which the securities are traded, in the over-the-counter market or otherwise.

Under the Registration Rights Agreement, we have agreed to indemnify the applicable Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, under the Registration Rights Agreement, the Selling Securityholders have agreed to indemnify us and each director of the Board and each executive officer that signs the registration statement of which this prospectus is a part against certain liabilities that we or such directors and officers may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that we or such directors and officers may be required to make with respect thereto. Additionally, we and the Selling Securityholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

Under the Registration Rights Agreement, we have agreed to maintain the effectiveness of the registration statement of which this prospectus forms a part for the period of time required by this agreement and comply with provisions of the applicable securities laws with respect to the sale or other disposition of all securities covered this registration statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in this registration statement.

The Selling Securityholders and other persons participating in the sale or distribution of the shares of the Common Stock will be subject to applicable provisions of the Exchange Act and the related rules and regulations adopted by the SEC, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the Selling Securityholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of shares of our Common Stock in the market and to the activities of the Selling Securityholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares of the Common Stock to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares of our Common Stock and the ability of any person or entity to engage in market-making activities with respect to the securities.

We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of securities.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Venable LLP.

EXPERTS

The audited financial statements of Fifth Wall Acquisition Corp. III as of December 31, 2022 and 2021 and for the year ended 2022 and period from February 19, 2021 (inception) through December 31, 2021, included in this prospectus have been so included in reliance upon the report of WithumSmith+Brown, PC, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The financial statements of Mobile Infrastructure Corporation as of December 31, 2022 and 2021, and for each of the two years then ended, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

CHANGE IN ACCOUNTANTS

On August 25, 2023, the audit committee of the Board approved the engagement of Deloitte & Touche LLP (“Deloitte”) as MIC’s independent registered public accounting firm to audit MIC’s consolidated financial statements for the year ending December 31, 2023. Deloitte served as the independent registered public accounting firm of Legacy MIC prior to the Merger. Accordingly, WithumSmith+Brown, PC (“Withum”), FWAC’s independent registered public accounting firm prior to the Merger, was informed on the Closing Date that it would be dismissed and replaced by Deloitte as MIC’s independent registered public accounting firm.

Withum’s report on FWAC’s financial statements as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from February 19, 2021 (inception) through December 31, 2021, and the related notes to the financial statements, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except for the substantial doubt about FWAC’s ability to continue as a going concern.

During the period from February 19, 2021 (inception) through December 31, 2021, the year ended December 31, 2021, and the subsequent period through August 25, 2023, there were no: (i) disagreements with Withum on any matter of accounting principles or practices, financial statement disclosures or audited scope or procedures, which disagreements if not resolved to Withum’s satisfaction would have caused Withum to make reference to the subject matter of the disagreement in connection with its report or (ii) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act, except for the control deficiency disclosed as a material weakness in FWAC’s Annual Report on Form 10-K for the year ended December 31, 2022.

MIC has provided Withum with a copy of the disclosures made by MIC in response to Item 4.01 of MIC’s “Super” Form 8-K filed on August 31, 2023 and requested that Withum furnish MIC with a letter addressed to the SEC stating whether it agrees with the statements made by MIC in response to Item 4.01 of MIC’s “Super” Form 8-K and, if not, stating the respects in which it does not agree. A letter from Withum is incorporated by reference as Exhibit 16.1 to the registration statement of which this prospectus is a part.

During the period from February 19, 2021 (inception) through December 31, 2021, the year ended December 31, 2022, and the subsequent period through August 25, 2023, MIC did not consult Deloitte with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on MIC’s financial statements, and no written report or oral advice was provided to MIC by Deloitte that Deloitte concluded was an important factor considered by MIC in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act and the related instructions to Item 304 of Regulation S-K under the Exchange Act, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to MIC and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for review at the SEC’s website at www.sec.gov. We also maintain a website at www.mobileit.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

INDEX TO FINANCIAL STATEMENTS
Fifth Wall Acquisition Corp. III

Page
Condensed Consolidated Financial Statements as of June 30, 2023 (unaudited) and December 31, 2022, and for the three and six months ended June 30, 2023 and 2022 (unaudited)
Condensed Consolidated Balance Sheets as of June 30, 2023 (Unaudited) and December 31, 2022	F-2
Unaudited Condensed Consolidated Statements of Operations for the Three and Six Months Ended June 30, 2023 and 2022	F-3
Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Deficit for the Three and Six Months Ended June 30, 2023 and 2022	F-4
Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2023 and 2022	F-5
Notes to Unaudited Condensed Consolidated Financial Statements	F-6
Consolidated Financial Statements as of December 31, 2022 and 2021, and for the year ended December 31, 2022, and for the period from February 19, 2021 (inception) through December 31, 2021
Report of Independent Registered Public Accounting Firm (PCAOB ID No. 100)	F-25
Consolidated Balance Sheets as of December 31, 2022 and 2021	F-26
Consolidated Statements of Operations for the year ended December 31, 2022, and for the period from February 19, 2021 (inception) through December 31, 2021	F-27
Consolidated Statements of Changes in Shareholders’ Deficit for the year ended December 31, 2022, and for the period from February 19, 2021 (inception) through December 31, 2021	F-28
Consolidated Statements of Cash Flows for the year ended December 31, 2022, and for the period from February 19, 2021 (inception) through December 31, 2021	F-29
Notes to Consolidated Financial Statements	F-30
Mobile Infrastructure Corporation

F-1

FIFTH WALL ACQUISITION CORP. III
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2023	December 31, 2022
	(Unaudited)
Assets:
Current assets:
Cash	$54,872	$442,673
Prepaid expenses	86,698	282,500

Total current assets	141,570	725,173
Investments held in Trust Account	4,768,582	277,949,215

Total Assets	$4,910,153	$278,674,388

Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit:
Current liabilities:
Accounts payable	$635,801	$287,528
Accrued expenses	3,093,455	1,539,695

Total current liabilities	3,729,256	1,827,223
Deferred underwriting commissions	—	3,609,375

Total liabilities	3,729,256	5,436,598

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, $0.0001 par value; 441,302 and 27,500,000 at redemption value of $10.81 and $10.10 per share as of June 30, 2023 and December 31, 2022, respectively	4,768,583	277,849,215
Shareholders’ Deficit:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding as of June 30, 2023 and December 31, 2022	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 907,000 shares issued and outstanding (excluding 441,302 and 27,500,000 shares subject to possible redemption) as of June 30, 2023 and December 31, 2022, respectively	91	91
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 6,875,000 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	688	688
Additional paid-in capital	—	—
Accumulated deficit	(3,588,465)	(4,612,204)

Total shareholders’ deficit	(3,587,686)	(4,611,425)

Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$4,910,153	$278,674,388

See accompanying notes to unaudited condensed consolidated financial statements.

F-
2

FIFTH WALL ACQUISITION CORP. III
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022

General and administrative expenses	$1,135,812	$288,364	$2,380,637	$618,030
General and administrative expenses—related party	52,500	75,000	105,000	105,000

Loss from operations	(1,188,312)	(363,364)	(2,485,637)	(723,030)
Other income:
Income from investments held in Trust Account	2,802,625	124,611	5,599,927	131,392

Net income (loss)	$1,614,312	$(238,753)	$3,114,290	$(591,638)

Weighted average number of shares outstanding of Class A ordinary shares	14,743,793	28,407,000	21,537,653	28,407,000

Basic and diluted net income (loss) per share, Class A ordinary shares	$0.08	$(0.01)	$0.11	$(0.02)

Weighted average number of shares outstanding of Class B ordinary shares	6,875,000	6,875,000	6,875,000	6,875,000

Basic and diluted net income (loss) per share, Class B ordinary shares	$0.08	$(0.01)	$0.11	$(0.02)

See accompanying notes to unaudited condensed consolidated financial statements.

F-
3

FIFTH WALL ACQUISITION CORP. III
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023

	Ordinary shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—December 31, 2022	907,000	$91	6,875,000	$688	$—	$(4,612,204)	$(4,611,425)
Net i n come	—	—	—	—	—	1,499,978	1,499,978
Increase in redemption value of Class A ordinary shares subject to possible redemption	—	—	—	—	—	812,073	812,073

Balance—March 31, 2023 (Unaudited)	907,000	91	6,875,000	688	—	(2,300,153)	(2,299,374)
Net income	—	—	—	—	—	1,614,312	1,614,312
Increase in redemption value of Class A ordinary shares subject to possible redemption	—	—	—	—	—	(2,902,624)	(2,902,624)

Balance—June 30, 2023 (Unaudited)	907,000	$91	6,875,000	$688	$—	$(3,588,465)	$(3,587,686)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022

	Ordinary shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—December 31, 2021	907,000	$91	6,875,000	$688	$—	$(8,053,173)	$(8,052,394)
Net loss	—	—	—	—	—	(352,885)	(352,885)

Balance—March 31, 2022 (Unaudited)	907,000	91	6,875,000	688	—	(8,406,058)	(8,405,279)
Net loss	—	—	—	—	—	(238,753)	(238,753)
Increase in redemption value of Class A ordinary shares subject to possible redemption	—	—	—	—	—	(43,954)	(43,954)

Balance—June 30, 2022 (Unaudited)	907,000	$91	6,875,000	$688	$—	$(8,688,765)	$(8,687,986)

See accompanying notes to unaudited condensed consolidated financial statements.

F-
4

FIFTH WALL ACQUISITION CORP. III
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Six Months Ended June 30,
	2023	2022
Cash Flows from Operating Activities:
Net income (loss)	$3,114,290	$(591,638)
Adjustments to reconcile net income (loss) to net cash used in operating activities: Income from investments held in Trust Account	(5,599,927)	(131,392)
Changes in operating assets:
Prepaid expenses	195,803	385,860
Accounts payable	348,273	111,176
Accrued expenses	1,553,760	1,517

Net cash used in operating activities	(387,802)	(224,477)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account in connection with redemptions	278,780,559	—

Net cash provided by investing activities	278,780,559	—

Cash Flows from Financing Activities:
Redemption of ordinary shares	(278,780,559)	—

Net cash used in financing activities	(278,780,559)	—

Net change in cash	(387,801)	(224,477)
Cash—beginning of the period	442,673	737,986

Cash—end of the period	$54,872	$513,509

Supplemental disclosure of noncash financing activities:
Extinguishment of deferred underwriting commissions	$3,609,375	$—

See accompanying notes to unaudited condensed consolidated financial statements.

F-
5

FIFTH WALL ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Organization and General
Fifth Wall Acquisition Corp. III (the “Company”) was incorporated as a Cayman Islands exempted company on February 19, 2021 (inception). The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risk associated with early stage and emerging growth companies.
As of June 30, 2023, the Company had not commenced any operations. All activity for the period from February 19, 2021 (inception) through June 30, 2023 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, and seeking a Business Combination following the Initial Public Offering. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating
income in the form of interest income from the proceeds derived from the Initial Public Offering (as defined below).
The Company’s sponsor is Fifth Wall Acquisition Sponsor III LLC, a Cayman Islands exempted limited company (the “Sponsor”). The registration statement on Form
S-1
for the Company’s Initial Public Offering was declared effective on May 24, 2021. On May 27, 2021, the Company consummated its Initial Public Offering of 27,500,000 Class A ordinary shares (the “Public Shares”), including 2,500,000 Public Shares as a result of the underwriters’ partial exercise of their over-allotment option, at an offering price of $10.00 per Public Share, generating gross proceeds of $275.0 million, and incurring offering costs of approximately $16.1 million, of which approximately $9.6 million was for deferred underwriting commissions (see Note 5).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 907,000 Class A ordinary shares (the “Private Placement Shares”), at a price of $10.00 per Private Placement Share to the Sponsor, generating gross proceeds of approximately $9.1 million (see Note 4).
Upon the closing of the Initial Public Offering, management agreed that an amount equal to at least $10.00 per Public Share sold in the Initial Public Offering, including the proceeds from the sale of the Private Placement Shares, are held in a trust account (“Trust Account”), located in the United States, with Continental Stock Transfer & Trust Company acting as trustee, and is invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule
2a-7
promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the signing of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction

F-
6

FIFTH WALL ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).
The Company will provide the holders of Public Shares (the “Public Shareholders”), with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes). The per-share
amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5).
These redeemable Public Shares were classified as temporary equity in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon consummation of such a Business Combination and only if a majority of the ordinary shares, represented in person or by proxy and entitled to vote thereon, voted at a shareholder meeting are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which the Company adopted upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or vote at all. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) agreed to vote their Founder Shares (as defined below in Note

4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial shareholders agreed to waive their redemption rights with respect to their Founder Shares, Private Placement Shares and Public Shares in connection with the completion of a Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of its Business Combination and does not conduct redemptions in connection with its Business Combination pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, officers and directors (the “initial shareholders”) agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association that would modify the substance or timing of the Company’s obligation to provide holders of its Public
Shares the right to have their shares

F-
7

FIFTH WALL ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

redeemed in connection with a Business Combination or to redeem 100% of the Company’s Public Shares if the Company does not complete its Business Combination within 24 months from the closing of the Initial Public Offering, or May 27, 2023 (the “Combination Period”), or with respect to any other provision relating to the rights of Public Shareholders, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.
On April 17, 2023, the Company filed a preliminary proxy statement for its shareholders to consider and vote upon certain amendments to the governing documents of the Company to (i) extend the date by which the Company must complete an initial business combination from May 27, 2023 to September 15, 2023 and (ii) remove certain restrictions regarding the ability to redeem Class A ordinary shares to the extent that such redemption would cause the Company’s net tangible assets to be less than $5,000,001. On May 1, 2023, the Company filed the definitive proxy statement regarding the above, with a shareholder meeting set for May 17, 2023
 (the “Extension Extraordinary General Meeting”).
On May 11, 2023, parties to that certain letter agreement, dated May 24, 2021, by and among the Company and its officers and directors, amended and restated the letter agreement in its entirety to clarify certain voting obligations of the parties thereto with respect to securities of the Company acquired after the Initial Public Offering.

Concurrently, parties to that certain Sponsor Agreement dated December 13, 2022, by and among the Company, its officers and directors, and MIC, amended and restated the Sponsor Agreement in its entirety to clarify certain voting obligations of the parties thereto with respect to securities of the Company acquired after the Initial Public Offering.
On May 17, 2023, the Company held the Extension Extraordinary General Meeting. The Company’s shareholders approved and adopted (i) an amendment to its Amended and Restated Memorandum and Articles of Association to change the date by which the Company must consummate a business combination or, if it fails to complete such business combination by such date, cease all operations except for the purpose of winding up and, subject to and in accordance with the Amended and Restated Memorandum and Articles of Association, redeem all of the Public Shares, from May 27, 2023 to September 15, 2023 and (ii) an amendment to its Amended and Restated Memorandum and Articles of Association, to eliminate from the  Amended and Restated Memorandum and Articles of Association the limitation that the Company shall not redeem the Public Shares to the extent that such redemption would cause the Company’s net tangible assets to be less than
$5,000,001.
On May 25, 2023, the Company and Continental entered into Amendment No. 1 to the Trust Agreement (“Amendment No. 1”). Amendment No. 1 amends the Trust Agreement for administrative purposes to allow for trust account proceeds to be held in an interest bearing deposit account. The Company also instructed Continental to liquidate the investments held in the trust account and move such cash proceeds to an interest bearing deposit account.
If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes that were paid by the Company or are payable by the Company, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

F-
8

FIFTH WALL ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

The initial shareholders agreed to waive their liquidation rights with respect to the Founder Shares and Private Placement Shares held by them if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).
Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (excluding the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Proposed Merger
On December 13, 2022, the Company (together with its successors, including after the Domestication (as defined below)), entered into an agreement and plan of merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Queen Merger Corp. I, a Maryland corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Mobile Infrastructure Corporation, a Maryland corporation (“MIC”). The transactions set forth in the Merger Agreement, including the Mergers (defined below), will constitute an “initial business combination” as contemplated by the Amended and Restated Memorandum and Articles of Association and is referred to herein as the “Merger”.
On March 23, 2023, the Company, Merger Sub and MIC entered into the First Amendment to the Agreement and Plan of Merger (the “First Amendment”) to, among other things, clarify the intended tax treatment of the Merger, expand the size of the post-closing board of directors, and revise certain pre-closing
reorganizational steps of MIC affiliates.
The Mergers
The Merger Agreement provides for, among other things, the following transactions: (i) the Company will transfer by way of continuation from the Cayman Islands to the State of Maryland and will domesticate by means of a corporate conversion (the “Domestication”) to a Maryland corporation (“Surviving Pubco”) in accordance

F-
9

FIFTH WALL ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

with Title 3, Section 9 of the Maryland General Corporation Law, as amended (the “MGCL”), and Part XII of the Cayman Islands Companies Act (as revised), and, in connection with the Domestication, (A) each then issued and outstanding Class A ordinary share, par value $0.0001 per share, of the Company (the “Class A Shares”) will convert automatically, on

a one-for-one basis,

into
one share of common stock, par value $0.0001, of Surviving Pubco (the “Surviving Pubco Shares”); and (B) each then issued and outstanding Class B ordinary share, par value $0.0001 per share, of the Company will convert automatically, on

a one-for-one basis,

into
one Surviving Pubco Share; and (ii) following the Domestication, (A) Merger Sub will merge with and into MIC in accordance with the MGCL (the “First Merger”), with MIC continuing as the surviving entity (the “First-Step Surviving Company”) and (B) immediately following the effectiveness of the First Merger, the First-Step Surviving Company will merge with and into Surviving Pubco in accordance with the MGCL (the “Second Merger” and, together with the First Merger, the “Mergers”), with Surviving Pubco continuing as the surviving entity (the “Second-Step Surviving Company”).
Lock-up Agreements
Sponsor Lock-up Agreement
Concurrently with the execution of the Merger Agreement ,the Sponsor, MIC and the Company entered into a lock-up
agreement (“Sponsor
Lock-up
Agreement”). Pursuant to the Sponsor
Lock-up
Agreement, the Sponsor agreed, among other things, that its shares received in exchange for the Class A Shares in the Mergers, may not be transferred until, subject to certain customary exceptions, the earlier to occur of (a) six (6) months following the consummation of the transactions contemplated by the Merger Agreement (the “Closing”) and (b) the date after the Closing on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their equity holdings in the Company for cash, securities or other property.
Seller Lock-up Agreement

Concurrently with the execution of the Merger Agreement, certain security holders of MIC (“MIC Holders”), the Company and MIC entered into a lock-up agreement
(“Seller Lock-up Agreement”).
Pursuant to the
Seller Lock-up Agreement,
MIC Holders agreed, among other things, that their shares of Surviving Pubco Shares received in exchange for their shares of MIC Common Stock may not be transferred until, subject to certain customary exceptions, the earlier to occur of
(a)
six (6) months
following Closing and (b) the date after the Closing on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their equity holdings in the Company for cash, securities or other property.
Sponsor Agreement
Concurrently with the execution of the Merger Agreement, the Company also entered into a Sponsor Agreement (the “Sponsor Agreement”) with the Sponsor, and certain holders of the Company’s Class B ordinary shares, par value $0.0001 per share (the “Class B Holders”), whereby the Sponsor and the Class B Holders, have agreed to waive certain of their anti-dilution and conversion rights with respect to their Class B ordinary shares. The Sponsor also has agreed to certain restrictions with respect to its Founder Shares, as follows: (a) 1,658,750 Founder Shares will vest at such time as the aggregate volume-weighted average price per Surviving Pubco Share for any 5-consecutive trading
day period after the date on which the Closing occurs (the “Closing Date”) equals or exceed $16.00 per share (provided that such Founder Shares will be cancelled if the Founder Shares have not vested prior to December 31, 2026), (b) 1,658,750 Founder Shares will vest at such time as the aggregate volume-weighted average price per Surviving Pubco Share for any 5-consecutive trading
day period after the Closing Date equals or exceeds $20.00 per share (provided that such Founder Shares will be cancelled if

F-
10

FIFTH WALL ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

the Founder Shares have not vested prior to December 31, 2028), (c) the Sponsor will deliver to the Company for cancellation and for no consideration 1,375,000 Founder Shares and any portion of 2,062,500 Founder Shares not transferred to third-party investors in connection with the Closing, and (d) if the aggregate cash proceeds generated from additional Subscription Agreements (defined below) entered into with other investors ( the “PIPE Investments”) (excluding the Initial PIPE Investment (defined below) and PIPE Investments by MIC’s directors, officers and affiliates) and any other third-party financing (other than debt financing) to be funded at the Closing are less than $40,000,000,the Sponsor will deliver to the Company for cancellation and for no consideration 1,375,000 Founder Shares, which number of shares shall be reduced to 1,000,000 Founder Shares if such cash proceeds at Closing equal or exceed $40,000,000 but are less than $50,000,000. If earlier, the Founder Shares described in the foregoing clauses (a) and (b) shall vest on the date after the Closing on which Surviving Pubco (or its successors) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Surviving Pubco’s (or its successor’s) stockholders having the right to exchange their Surviving Pubco Shares for cash, securities or other property.
On May 11, 2023, parties to that certain Sponsor Agreement dated December 13, 2022, by and among the Company, its officers and directors, and MIC, amended and restated the Sponsor Agreement in its entirety to clarify certain voting obligations of the parties thereto with respect to securities of the Company acquired after the Initial Public Offering.
On June 15, 2023, the Company entered into the Second Amended and Restated Sponsor Agreement (the “Second Amended Sponsor Agreement”) with the Sponsor, MIC and the Class B Holders, whereby the Sponsor has agreed to certain restrictions with respect to its Founder Shares, as follows: (a) 1,000,000 Founder Shares will vest at such time as the aggregate volume-weighted average price per Surviving Pubco Share for any
5-consecutive
trading day period after the closing of the Merger equals or exceeds $13.00 per share (provided that such Founder Shares will be cancelled if the Founder Shares have not vested prior to December 31, 2026), (b) 1,000,000 Founder Shares will vest at such time as the aggregate volume-weighted average price per Surviving Pubco Share for any
5-consecutive
trading day period after the closing of the Merger equals or exceeds $16.00 per share (provided that such Founder Shares will be cancelled if the Founder Shares have not vested prior to December 31, 2028), and (c) the Sponsor will deliver to the Company
for cancellation and for no consideration 4,775,000 Founder Shares. If earlier, the Founder Shares described in the foregoing clauses (a) and (b) shall vest on the date after the closing of the Merger on which Surviving Pubco (or its successors) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Surviving Pubco’s (or its successor’s) stockholders having the right to exchange their Surviving Pubco Shares for cash, securities or other property.
PIPE Investment (Private Placement)
Concurrently with the execution of the Merger Agreement, the Company entered into a subscription agreement (the “Subscription Agreement”) with each of Harvest Small Cap Partners, L.P. and Harvest Small Cap Partners Master, Ltd. (collectively, the “Initial PIPE Investor”), pursuant to which, among other things, the Initial PIPE Investor has agreed to subscribe for and purchase, and the Company has agreed to issue and sell to the Initial PIPE Investor an aggregate of 1,200,000 Surviving Pubco Shares for a purchase price of $10.00 per 1.2 shares, on the terms and subject to the conditions set forth therein (the “Initial PIPE Investment”). The Subscription Agreement contains customary representations and warranties of the Company, on the one hand, and the Initial PIPE Investor, on the other hand, and customary conditions to closing, including the consummation of the transactions contemplated by the Merger Agreement. Surviving Pubco Shares to be issued and sold to the Initial PIPE Investor pursuant to the Subscription Agreement will not be registered under the Securities Act, in reliance

F-11

FIFTH WALL ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The Subscription Agreement provides the Initial PIPE Investor with certain customary registration rights. The Subscription Agreement further provides that one-sixth of
the Surviving Pubco Shares issued to the PIPE Investors will be subject to certain transfer restrictions.
On June 15, 2023, the Company and the Initial PIPE Investor agreed to terminate the Initial PIPE Subscription Agreement, by mutual consent, pursuant to Section 9(b) thereof and Section 16 of the New PIPE Subscription Agreements. As a result of the termination of the Initial PIPE Subscription Agreement, the Initial PIPE Subscription Agreement is void and of no further force and effect, and all rights and obligations of the parties thereunder have terminated.
New PIPE Subscription Agreements
On June 15, 2023,
the Company
and certain investors including the Initial Pipe Investor (each, a “New PIPE Investor” and collectively, the “New PIPE Investors”), entered into subscription agreements (the “New PIPE Subscription Agreements”) pursuant to which, among other things, the New PIPE Investors agreed to subscribe for and purchase, and the Company
agreed to issue and sell to the New PIPE Investors,
46,000
shares of Series 2
Convertible
Preferred Stock
, par value $0.0001 per share, of Surviving Pubco (the “Series 2 Preferred Stock”)
for a purchase price of $1,000.00 per share in a private placement to be conducted by Surviving Pubco for an aggregate purchase price of $46,000,000.
The New PIPE Subscription Agreements contain customary representations and warranties of the Company, on the one hand, and the New PIPE Investors, on the other hand, and customary conditions to closing, including the consummation of the transactions contemplated by the Merger Agreement. Shares of Series 2 Preferred Stock to be issued and sold to the New PIPE Investors pursuant to the New PIPE Subscription Agreements will not be registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The New PIPE Investors will be entitled to the registration rights set forth in the Registration Rights Agreement attached to the New PIPE Subscription Agreements as Annex A thereto. The New PIPE Subscription Agreements further provide the shares of Series 2 Preferred Stock issued (and any Surviving Pubco Shares issued upon conversion of the shares of Series 2 Preferred Stock) to the New PIPE Investors will be subject to a one-year
lock-up
period.
Support Agreements
Color Up Support Agreement
Concurrently with the execution of the Merger Agreement, the Company and Color Up, LLC, a Delaware limited liability company (“Color Up”), entered into an agreement (the “Color Up Support Agreement”) pursuant to which Color Up agreed to vote its shares of MIC Common Stock (i) in favor of the Mergers and the transactions contemplated by the Merger Agreement, (ii) in favor of any proposal to adjourn a meeting of the MIC stockholders at which there is a proposal to adopt the Merger Agreement if there are not sufficient votes to adopt the proposals described in clause (i) above or if there are not sufficient shares of MIC’s common stock present in person or represented by proxy to constitute a quorum, (iii) against any merger, purchase of all or substantially all of MIC’s assets or other business combination transaction (other than the Merger Agreement), (iv) subject to certain exceptions, in any circumstances upon which a consent or other approval is required under MIC’s Charter or otherwise sought with respect to the Merger Agreement (including the Mergers), to vote, consent or approve all of Color Up’s MIC Common Stock held at such time in favor thereof, (v) against and withhold consent with respect to any merger, purchase of all or substantially all of MIC’s assets or other business combination transaction (other than the Merger Agreement), (vi) against any proposal, action or agreement that

F-1
2

FIFTH WALL ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

would impede, frustrate, prevent or nullify any provision of the Color Up Support Agreement, the Merger Agreement, or the Mergers, and (vii) in favor of any proposal to amend the Third Amended and Restated Limited Partnership Agreement of Mobile Infra Operating Partnership, L.P. (including the conversion to a limited liability company, the “LLCA”), as contemplated by the Merger Agreement. The Color Up Support Agreement also contains customary termination provisions.
HS3 Support Agreement
Concurrently with the execution of the Merger Agreement, the Company and HSCP Strategic III, L.P., a Delaware limited partnership (“HS3”), entered into an agreement (as amended by the First Amendment, the “A&R HS3 Support Agreement”) pursuant to which HS3 agreed to, among other things, enter into the LLCA in connection with the consummation of the Merger. The A&R HS3 Support Agreement also contains customary termination provisions.

Additional information regarding MIC and the Merger is available in the final joint proxy statement/prospectus (the “Joint Proxy Statement/Prospectus”) filed by the Company with the SEC on July 11, 2023 in connection with the transactions contemplated by the Merger Agreement. The Joint Proxy Statement/Prospectus was sent to the shareholders of the Company and the stockholders of MIC, in each case seeking required approvals with respect to the transactions contemplated by the Merger Agreement. On August 10, 2023, at an extraordinary general meeting of the shareholders of the Company, the shareholders voted to approve, among other things, the transactions contemplated by the Merger Agreement. For more information regarding the results of the extraordinary general meeting, see the Company’s Current Report on Form 8-K filed with the SEC on August 10, 2023.
Liquidity and Going Concern Consideration
As of June 30, 2023, the Company had approximately $55,000 in its operating bank account and working capital deficit of approximately $3.6 million.
The Company’s liquidity needs through June 30, 2023 have been satisfied through a payment of $25,000 by the Sponsor to cover for certain expenses in exchange for the issuance of the Founder Shares (as defined in Note 4), the loan of approximately $109,000 from the Sponsor pursuant to the Note (see Note 4), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on May 28, 2021. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). As of June 30, 2023 and December 31, 2022, there were no amounts outstanding under any Working Capital Loan.
In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update
(“ASU”) 2014-15, “Disclosures
of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity needs, mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after May 27, 2023. The unaudited condensed consolidated financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. The Company intends to complete a Business Combination before the mandatory liquidation date. On May 1, 2023, the Company filed a definitive proxy statement seeking approval from its shareholders to, among other things, amend the governing documents of the Company to extend the mandatory liquidation date from May 27, 2023 to September 15, 2023 to provide additional time for the Company to complete a Business Combination. The

F-1
3

FIFTH WALL ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

Company
shareholder meeting to vote on such amendments was scheduled for May 17, 2023 and the extension of the mandatory liquidation date from May 27, 2023 to September 15, 2023 was approved.
Over
this time period, the Company will be using the funds outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.
NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and Article 8 of Regulation
S-X.
Certain disclosures included in the annual financial statements have been condensed or omitted from these unaudited condensed consolidated financial statements as they are not required for interim unaudited condensed consolidated financial statements under GAAP and the rules of the SEC. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three and six months ended June 30, 2023 are not necessarily indicative of the results that may be expected for the year ending December 31, 2023 or any future period.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form
10-K
for the year ended December 31, 2022, as filed with the SEC on April 7, 2023, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2022, is derived from the audited financial statements presented in the Company’s Annual Report on Form
10-K
for the year ended December 31, 2022, as filed with the SEC on April 7, 2023.
Principles of Consolidation
The unaudited condensed consolidated financial statements of the Company include its wholly owned subsidiary in connection with the Proposed Business Combination. All inter-company accounts and transactions are eliminated in consolidation.
Emerging Growth Company
As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with

F-1
4

FIFTH WALL ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

the requirements that apply to
non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of June
30
, 2023 and December 31, 2022
.
Investments Held in Trust Account
The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the condensed consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in income from investments held in Trust Account in the accompanying unaudited condensed consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. As of June 30, 2023 and December 31, 2022, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

F-1
5

FIFTH WALL ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements,” equals or approximates the carrying amounts represented in the condensed consolidated balance sheets due to their short-term nature.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level
3
, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Offering Costs Associated with the Initial Public Offering
Offering costs consisted of legal, accounting, underwriting commissions and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with the Class A ordinary shares were charged against the carrying value of the Class A ordinary shares upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current
liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. As part of the Private Placement, the Company issued 907,000 shares of Class A ordinary shares to the Sponsor. These Private Placement Shares will not be transferable, assignable or salable until 30 days after the completion of the initial business combination, as such are considered

F-1
6

FIFTH WALL ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

non-redeemable
and presented as permanent equity in the Company’s condensed consolidated balance sheets. The Company’s redeemable Class A ordinary shares sold as part of the Initial Public Offering, feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, 27,500,000 Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit equity section of the Company’s condensed consolidated balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the Class A ordinary shares subject to possible redemption to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Effective with the closing of the Initial Public Offering (including the exercise of the over-allotment option), the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in
capital (to the extent available) and accumulated deficit.
Net Income (Loss) per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. This presentation assumes a business combination as the most likely outcome. Net income (loss) per ordinary share is calculated by dividing the net income (loss) by the weighted average ordinary shares outstanding for the respective period. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.
The following table presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per ordinary share for each class of ordinary shares:

	For the Three Months Ended June 30,
	2023		2022
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per ordinary share:
Numerator:
Allocation of net income (loss)	$1,093,423	$520,890	$(192,230)	$(46,523)
Denominator:
Basic and diluted weighted average ordinary shares outstanding	14,743,793	6,875,000	28,407,000	6,875,000

Basic and diluted net income (loss) per ordinary share	$0.08	$0.08	$(0.01)	$(0.01)

F-1
7

FIFTH WALL ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

	For the Six Months Ended June 30,
	2023		2022
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per ordinary share:
Numerator:
Allocation of net income (loss)	$2,360,726	$753,564	$(476,352)	$(115,286)
Denominator:
Basic and diluted weighted average ordinary shares outstanding	21,537,653	6,875,000	28,407,000	6,875,000

Basic and diluted net income (loss) per ordinary share	$0.11	$0.11	$(0.02)	$(0.02)

Income Taxes
FASB ASC Topic 740, “Income Taxes,” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Recent Accounting Standards
In June 2022, the FASB issued ASU
2022-03,
ASC Subtopic 820, “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The ASU amends ASC 820 to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. The ASU applies to both holders and issuers of equity and equity-linked securities measured at fair value. The amendments in this ASU are effective for the Company in fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted for both interim and annual unaudited condensed consolidated financial statements that have not yet been issued or made available for issuance. The Company is still evaluating the impact of this pronouncement on the unaudited condensed consolidated financial statements.
Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.

F-1
8

FIFTH WALL ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE
30
, 2023

NOTE 3. INITIAL PUBLIC OFFERING
On May 27, 2021, the Company consummated its Initial Public Offering of 27,500,000 Public Shares, including 2,500,000 Public Shares as a result of the underwriters’ partial exercise of their over-allotment option, at an offering price of $10.00 per Public Share, generating gross proceeds of $275.0 million, and incurring offering costs of approximately $16.1 million, of which approximately $9.6 million was for deferred underwriting commissions.
NOTE 4. RELATED PARTY TRANSACTIONS
Founder Shares
On February 24, 2021, the Sponsor paid $25,000 of certain of the Company’s expenses as consideration for 4,312,500 Class B ordinary shares, par value $0.0001 per share (the “Founder Shares”). In April 2021, the Company effected a share capitalization for Class B ordinary shares, resulting in an aggregate of 7,187,500 Class B ordinary shares outstanding. The Sponsor agreed to forfeit up to 937,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding ordinary shares (excluding the Private Placement Shares) after the Initial Public Offering. On May 27, 2021, the underwriters partially exercised the over-allotment option to purchase an additional 2,500,000 Class A ordinary shares. On August 9, 2021, the Sponsor forfeited 312,500 Class B ordinary shares.
The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions,
share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading day
period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.
Private Placement Shares
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 907,000 Class A ordinary shares, at a price of $10.00 per Private Placement Share to the Sponsor, generating gross proceeds of approximately $9.1 million.
The Private Placement Shares will not be transferable or salable until 30 days after the completion of the initial Business Combination. Certain proceeds from the Private Placement Shares were added to the proceeds from the Initial Public Offering to be held in the Trust Account.
Related Party Loans
On February 24, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 pursuant to a promissory note (the “Note”). This loan was non-interest
bearing and payable upon the completion of the Initial Public Offering. The Company borrowed approximately $109,000 through the Initial Public Offering. The Company repaid the Note in full upon closing of the Initial Public Offering. Subsequent to the repayment, the facility was no longer available to the Company.

9

FIFTH WALL ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into shares of the post Business Combination entity at a price of $10.00 per share. The shares would be identical to the Private Placement Shares. As of June 30, 2023 and December 31, 2022, the Company had no outstanding borrowing under the Working Capital Loan.
Administrative Services Agreement
The Company entered into an Administrative Support Agreement (the “Administrative Support Agreement”) with Fifth Wall Ventures Management, LLC (“Management Company”) pursuant to which it agreed to pay Management Company a total of up to $17,500 per month for office space and professional, secretarial, administrative and support services provided to the Company. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three and six months ended June 30, 2023, the Company incurred expenses of approximately $53,000 and $105,000, respectively, under this agreement. For the three and six months ended June 30, 2022, the Company incurred expenses of approximately $75,000 and $105,000, respectively, under this agreement. As of June 30, 2023 and December 31, 2022, the Company had approximately $337,000 and $284,000, respectively, as a balance outstanding for services in connection with such agreement on the accompanying condensed consolidated balance sheets.
In addition, the Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket
expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or the Company’s or their affiliates. Any such payments prior to an initial Business Combination will be made from funds held outside the Trust Account. As of June 30, 2023 and December 31, 2022, no such amounts were reimbursed or accrued.
NOTE 5. COMMITMENTS AND CONTINGENCIES
Registration and Shareholder Rights
The holders of Founder Shares, Private Placement Shares and Private Placement Shares that may be issued upon conversion of Working Capital Loans, were entitled to registration rights pursuant to a registration and shareholder rights agreement signed upon consummation of the Initial Public Offering. The holders of these securities were entitled to make up to three demands, excluding short form demands, that the Company registered such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the Company’s completion of its Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed

F-2
0

FIFTH WALL ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

under the Securities Act to become effective until termination of the applicable lock-up
period, which occurs (i) in the case of the Founder Shares, in accordance with the letter agreement the Company’s initial shareholders entered into and (ii) in the case of the Private Placement Shares, 30 days after the completion of the Company’s Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements. As of June 30, 2023 and December 31, 2022, there were no amounts incurred or accrued for such expenses.
Underwriting Agreement
The Company granted the underwriters
a

45-day

option
from the final prospectus relating to the Initial Public Offering to purchase up to 3,750,000 additional Public Shares to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On May 27, 2021, the underwriters partially exercised the over-allotment option to purchase an additional 2,500,000 Class A ordinary shares. On July 8, 2021, the over-allotment option expired.
The underwriters were entitled to an underwriting discount of $0.20 per Public Share, or $5.5 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per Public Share, or approximately $9.6 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. In 2022, Goldman Sachs & Co. LLC and BofA Securities, Inc., two of the representatives of the underwriters of the Company’s IPO, waived their deferred underwriting fee that accrued from their participation in the IPO, resulting in a gain from settlement of deferred underwriting commissions of approximately $6.0 million.
On February 24, 2023, Deutsche Bank Securities Inc., an underwriter to the Company’s IPO, waived its entitlement to its portion of its deferred underwriting fee payable of $3,609,375
upon consummation of an initial business combination pursuant to the underwriting agreement. As a result, there were no outstanding payable to underwriters for deferred underwriting commissions as of June 30, 2023.
Risks and Uncertainties

Various social and political circumstances in the United States and around the world (including wars and other forms of conflict, including rising trade tensions between the United States and China, and other uncertainties regarding actual and potential shifts in the United States and foreign, trade, economic and other policies with other countries, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics), may contribute to increased market volatility and economic uncertainties or deterioration in the United States and worldwide. Specifically, the rising conflict between Russia and Ukraine, and resulting market volatility could adversely affect the Company’s ability to complete a business combination. In response to the conflict between Russia and Ukraine, the United States and other countries have imposed sanctions or other restrictive actions against Russia. Any of the above factors, including sanctions, export controls, tariffs, trade wars and other governmental actions, could have a material adverse effect on
the Company’s ability to complete a business combination and the value of the Company’s securities.
NOTE 6. CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION
Some of the Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to

F-
21

FIFTH WALL ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

issue 200,000,000 shares of Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of June 30, 2023 and December 31, 2022, there were 1,348,302 and 28,407,000 shares of Class A ordinary shares outstanding, of which 441,302 and 27,500,000 shares were subject to possible redemption and are classified outside of permanent equity in the condensed consolidated balance sheets, respectively.
As of June 30, 2023 and December 31, 2022, the Class A ordinary shares subject to possible redemption reflected on the condensed consolidated balance sheets are reconciled on the following table:

Gross proceeds	$275,000,000
Less:
Offering costs allocated to Class A ordinary shares subject to possible redemption	(16,046,813)
Increase in redemption value of Class A ordinary shares subject to possible redemption	(3,166,410)
Plus:
Accretion of carrying value to redemption value	16,046,813
Waiver of offering costs allocated to Class A ordinary shares subject to possible redemption	6,015,625

Class A ordinary shares subject to possible redemption as of December 31, 2022	277,849,215
Less:
Redemptions	(278,780,559)
Plus:
Accretion of carrying value to redemption value	3,609,375
Waiver of offering costs allocated to Class A ordinary shares subject to possible redemption	2,090,559

Class A ordinary shares subject to possible redemption as of June 30, 2023	$4,768,583

NOTE 7. SHAREHOLDERS’ DEFICIT
Preference Shares
-The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. As of June 30, 2023 and December 31, 2022, there were no preference shares issued or outstanding.
Class
 A Ordinary Shares-
The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of June 30, 2023 and December 31, 2022, there were 1,348,302 and 28,407,000 Class A ordinary shares outstanding, of which 441,302 and 27,500,000 shares are classified as temporary equity, respectively (see Note 6).
Class
 B Ordinary Shares
- The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of June 30, 2023 and December 31, 2022, there were 6,875,000 Class B ordinary shares issued and outstanding (see Note 4).

F-
2
2

FIFTH WALL ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

Class A ordinary shareholders and Class B ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders and vote together as a single class, except as required by law; provided, that, prior to the initial Business Combination, holders of Class B ordinary shares will have the right to appoint all of the Company’s directors and remove members of the board of directors for any reason, and holders of Class A ordinary shares will not be entitled to vote on the appointment of directors during such time.
Class B ordinary shares will automatically convert into Class A ordinary shares on a one-for-one
basis (the “Initial Conversion Ratio”) (a) at any time and from time to time at the option of the Sponsor; or (b) automatically on the day of the consummation of a Business Combination. Notwithstanding the Initial Conversion Ratio, in the case that additional Class A ordinary shares or any other equity-linked securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the Initial Public Offering and related to the consummation of a Business Combination, including pursuant to a specified future issuance, the ratio at which Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the Sponsor agrees to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted
basis, 20% of the sum of all Class B ordinary shares in issue upon completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination (after giving effect to any redemptions of Class A ordinary shares by public shareholders), excluding any Class A ordinary shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination and any private placement shares issued to the Sponsor, officers or directors upon conversion of working capital loans. The automatic conversion of the Class B ordinary shares into Class A ordinary shares on the day of consummation of the initial Business Combination is not subject to any further triggering events.
NOTE 8. FAIR VALUE MEASUREMENTS
The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2023 and December 31, 2022 by level within the fair value hierarchy:

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets—Investments held in Trust Account—Money Market Fund
June 30, 2023	$4,768,583	$—	$—
December 31, 2022	$277,949,215	$—	$—
Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. For the period from February 19, 2021 (inception) through June 30, 2023, there were no transfers to/from Levels 1, 2, and 3.
Level 1 instruments include investments in money market funds invested in U.S. government securities. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments. No money has been withdrawn from the Trust.

F-2
3

FIFTH WALL ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

NOTE 9. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the condensed consolidated balance sheets date and up to the date unaudited condensed consolidated financial statements were issued. Based upon this review, other than described below, the Company did not identify any other subsequent events, that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.
On July 11, 2023, in connection with the transactions contemplated by the Merger Agreement, the Company filed a final joint proxy statement/prospectus (the “Joint Proxy Statement/Prospectus”) with the SEC. The Joint Proxy Statement/Prospectus was sent to the shareholders of the Company and the stockholders of MIC, in each case seeking required approvals with respect to the transactions.
On August 4, 2023, the Company issued a press release and filed a corresponding Current Report on Form 8-K with the SEC announcing its intent to delist from the Nasdaq Capital Market in connection with the consummation of the transactions contemplated by the Merger Agreement, and in connection therewith, have the resulting post-closing company’s common stock listed on the NYSE American.
On August 10, 2023, at an extraordinary general meeting of the shareholders of the Company, the shareholders voted to approve, among other things, the transactions contemplated by the Merger Agreement. For more information regarding the results of the extraordinary general meeting, see the Company’s Current Report on Form
8-K
filed with the SEC on August 10, 2023.

4

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of
Fifth Wall Acquisition Corp. III
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Fifth Wall Acquisition Corp. III (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, changes in shareholders’ deficit and cash flows for the year then ended and for the period from February 19, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year then ended December 31, 2022, and the period from February 19, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Emphasis of Matter – Restatement of Unaudited Interim Financial Statements
As discussed in Note 2 to the consolidated financial statements, the Company previously did not account for the partial waiver of the deferred underwriting fee waiver on its balance sheet. Management has determined that the forgiveness should have been treated as a credit to stockholders’ deficit. Accordingly, the 2022 unaudited interim financial statements have been restated within Note 2 to correct the accounting and related disclosure for the forgiveness of the deferred underwriting fee.
Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by May 27, 2023, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2021.
New York, New York
April 6, 2023
PCAOB ID Number 100

FIFTH WALL ACQUISITION CORP. III
CONSOLIDATED BALANCE SHEETS

	December 31,
	2022	2021
Assets:
Current assets:
Cash	$442,673	$737,986
Prepaid expenses	282,500	1,121,860

Total current assets	725,173	1,859,846
Investments held in Trust Account	277,949,215	275,012,561

Total Assets	$278,674,388	$276,872,407

Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit:
Current liabilities:
Accounts payable	$287,528	$87,097
Accrued expenses	1,539,695	212,704

Total current liabilities	1,827,223	299,801
Deferred underwriting commissions	3,609,375	9,625,000

Total liabilities	5,436,598	9,924,801
Commitments and Contingencies
Class A ordinary shares subject to possible redemption, $0.0001 par value; 27,500,000 at redemption value of $10.10 and $10.00 per share as of December 31, 2022 and 2021, respectively	277,849,215	275,000,000
Shareholders’ Deficit:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding as of December 31, 2022 and 2021	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 907,000 shares issued and outstanding (excluding 27,500,000 shares subject to possible redemption) as of December 31, 2022 and 2021	91	91
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 6,875,000 shares issued and outstanding as of December 31, 2022 and 2021	688	688
Additional paid-in capital	—	—
Accumulated deficit	(4,612,204)	(8,053,173)

Total shareholders’ deficit	(4,611,425)	(8,052,394)

Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$278,674,388	$276,872,407

The accompanying notes are an integral part of these consolidated financial statements.

F-2
6

FIFTH WALL ACQUISITION CORP. III
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2022	For the Period from February 19, 2021 (Inception) Through December 31, 2021

General and administrative expenses	$2,452,095	$1,039,142
General and administrative expenses — related party	210,000	74,000

Loss from operations	(2,662,095)	(1,113,142)
Other income:
Income from investments held in Trust Account	2,936,654	12,561

Net income (loss)	$274,559	$(1,100,581)

Weighted average number of shares outstanding of Class A ordinary shares	28,407,000	19,687,130

Basic and diluted net income (loss) per share, Class A ordinary shares	$0.01	$(0.04)

Weighted average number of shares outstanding of Class B ordinary shares	6,875,000	6,683,149

Basic and diluted net income (loss) per share, Class B ordinary shares	$0.01	$(0.04)

The accompanying notes are an integral part of these consolidated financial statements.

F-2
7

FIFTH WALL ACQUISITION CORP. III
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

	Ordinary shares				Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount

Balance — February 19, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	7,187,500	719	24,281	—	25,000
Sale of private placement shares to Sponsor	907,000	91	—	—	9,069,909	—	9,070,000
Accretion of Class A ordinary shares subject to possible redemption amount	—	—	—	—	(9,094,190)	(7,005,176)	(16,099,366)
Forfeiture of Class B ordinary shares	—	—	(312,500)	(31)	31	—	—
Subsequent measurement of Class A ordinary shares subject to redemption against additional paid-in capital and accumulated deficit	—	—	—	—	(31)	52,584	52,553
Net loss	—	—	—	—	—	(1,100,581)	(1,100,581)

Balance — December 31, 2021	907,000	91	6,875,000	688	—	(8,053,173)	(8,052,394)
Adjustment for accretion of Class A ordinary share subject to possible redemption amount	—	—	—	—	—	3,166,410	3,166,410
Net income	—	—	—	—	—	274,559	274,559

Balance — December 31, 2022	907,000	$91	6,875,000	$688	$—	$(4,612,204)	$(4,611,425)

The accompanying notes are an integral part of these consolidated financial statements.

F-2
8

FIFTH WALL ACQUISITION CORP. III
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2022	For the Period from February 19, 2021 (Inception) Through December 31, 2021

Cash Flows from Operating Activities:
Net income (loss)	$274,559	$(1,100,581)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
General and administrative expenses paid by Sponsor in exchange for issuance of Class B ordinary shares	—	25,000
Income from investments held in Trust Account	(2,936,654)	(12,561)
Changes in operating assets and liabilities:
Prepaid expenses	839,360	(1,121,860)
Accounts payable	200,431	87,097
Accrued expenses	1,396,991	142,704

Net cash used in operating activities	(225,313)	(1,980,201)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	—	(275,000,000)

Net cash used in investing activities	—	(275,000,000)

Cash Flows from Financing Activities:
Repayment of note payable to related party	—	(108,892)
Proceeds from note payable to related party	—	108,892
Proceeds received from private placement	—	9,070,000
Proceeds received from initial public offering, gross	—	275,000,000
Offering costs paid	(70,000)	(6,351,813)

Net cash provided by financing activities	(70,000)	277,718,187

Net change in cash	(295,313)	737,986
Cash — beginning of the period	737,986	—

Cash — end of the period	$442,673	$737,986

Supplemental disclosure of noncash activities:
Offering costs included in accrued expenses	$—	$70,000
Deferred Underwriting commissions in connection with the initial public offering	$—	$9,625,000
Extinguishment of deferred underwriting commissions allocated to Public Shares	$6,015,625	$—

The accompanying notes are an integral part of these consolidated financial statements.

F-2
9

FIFTH WALL ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Organization and General
Fifth Wall Acquisition Corp. III (the “Company”) was incorporated as a Cayman Islands exempted company on February 19, 2021 (inception). The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risk associated with early stage and emerging growth companies.
As of December 31, 2022, the Company had not commenced any operations. All activity for the period from February 19, 2021 (inception) through December 31, 2022 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, and seeking a Business Combination following the Initial Public Offering. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating
income in the form of interest income from the proceeds derived from the Initial Public Offering (as defined below).
The Company’s sponsor is Fifth Wall Acquisition Sponsor III LLC, a Cayman Islands exempted limited company (the “Sponsor”). The registration statement on Form
S-1
for the Company’s Initial Public Offering was declared effective on May 24, 2021. On May 27, 2021, the Company consummated its Initial Public Offering of 27,500,000 Class A ordinary shares (the “Public Shares”), including 2,500,000 Public Shares as a result of the underwriters’ partial exercise of their over-allotment option, at an offering price of $10.00 per Public Share, generating gross proceeds of $275.0 million, and incurring offering costs of approximately $16.1 million, of which approximately $9.6 million was for deferred underwriting commissions (Note 5).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 907,000 Class A ordinary shares (the “Private Placement Shares”), at a price of $10.00 per Private Placement Share to the Sponsor, generating gross proceeds of approximately $9.1 million (Note 4).
Upon the closing of the Initial Public Offering, management agreed that an amount equal to at least $10.00 per Public Share sold in the Initial Public Offering, including the proceeds from the sale of the Private Placement Shares, are held in a trust account (“Trust Account”), located in the United States, with Continental Stock Transfer & Trust Company acting as trustee, and is invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule
2a-7
promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the signing of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

F-
30

FIFTH WALL ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company will provide the holders of Public Shares (the “Public Shareholders”), with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes). The per-share
amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5).
These redeemable Public Shares were classified as temporary equity in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon consummation of such a Business Combination and only if a majority of the ordinary shares, represented in person or by proxy and entitled to vote thereon, voted at a shareholder meeting are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which the Company adopted upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or vote at all. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial shareholders agreed to waive their redemption rights with respect to their Founder Shares, Private Placement Shares and Public Shares in connection with the completion of a Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of its Business Combination and does not conduct redemptions in connection with its Business Combination pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, officers and directors (the “initial shareholders”) agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association that would modify the substance or timing of the Company’s obligation to provide holders of its Public Shares the right to have their shares redeemed in connection with a Business Combination or to redeem 100% of the Company’s Public Shares if the Company does not complete its Business Combination within 24 months from the closing of the Initial Public Offering, or May 27, 2023 (the “Combination Period”), or with respect to any other provision relating to the

F-
31

FIFTH WALL ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

rights of Public Shareholders, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.
If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes that were paid by the Company or are payable by the Company, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
The initial shareholders agreed to waive their liquidation rights with respect to the Founder Shares and Private Placement Shares held by them if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commission (see Note
5
) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).
Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (excluding the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Proposed Merger
On December 13, 2022, the Company (together with its successors, including after the Domestication (as defined below)), entered into an agreement and plan of merger (as it may be amended, supplemented or otherwise

F-
3
2

FIFTH WALL ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

modified from time to time, the “Merger Agreement”), by and among the Company, Queen Merger Corp. I, a Maryland corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), and Mobile Infrastructure Corporation, a Maryland corporation (“MIC”). The transactions set forth in the Merger Agreement, including the Mergers (defined below), will constitute an “initial business combination” as contemplated by the Amended and Restated Memorandum and Articles of Association and is referred to herein as the “Merger”.
On March 23, 2023, the Company, Merger Sub and MIC entered into the First Amendment to the Agreement and Plan of Merger (the “First Amendment”) to, among other things, clarify the intended tax treatment of the Merger, expand the size of the post-closing board of directors, and revise certain pre-closing reorganizational steps of MIC affiliates.
The Mergers
The Merger Agreement provides for, among other things, the following transactions: (i) the Company will transfer by way of continuation from the Cayman Islands to the State of Maryland and will domesticate by means of a corporate conversion (the “Domestication”) to a Maryland corporation (“Surviving Pubco”) in accordance with Title 3, Section 9 of the Maryland General Corporation Law, as amended (the “MGCL”), and Part XII of the Cayman Islands Companies Act (as revised), and, in connection with the Domestication, (A) each then issued and outstanding Class A ordinary share, par value $
0.0001 per share, of the Company (the “Class A Shares”) will convert automatically, on
a
one-for-one
 basis,
into one share of common stock, par value $0.0001, of Surviving Pubco (the “Surviving Pubco Shares”); and (B) each then issued and outstanding Class B ordinary share, par value $
0.0001
per share, of the Company will convert automatically, on
a
one-for-one
 basis,
into one Surviving Pubco Share; and (ii) following the Domestication, (A) Merger Sub will merge with and into MIC in accordance with the MGCL (the “First Merger”), with MIC continuing as the surviving entity (the “First-Step Surviving Company”) and (B) immediately following the effectiveness of the First Merger, the First-Step Surviving Company will merge with and into Surviving Pubco in accordance with the MGCL (the “Second Merger” and, together with the First Merger, the “Mergers”), with Surviving Pubco continuing as the surviving entity (the “Second-Step Surviving Company”).
Lock-up Agreements
Sponsor Lock-up Agreement
Concurrently with the execution of the Merger Agreement, our sponsor, MIC and the Company entered into a lock-up
agreement (“Sponsor
Lock-up
Agreement”). Pursuant to the Sponsor
Lock-up
Agreement, our sponsor agreed, among other things, that its shares received in exchange for the Class A Shares in the Mergers, may not be transferred until, subject to certain customary exceptions, the earlier to occur of (a)

six (6) months
following the consummation of the transactions contemplated by the Merger Agreement (the “Closing”) and (b) the date after the Closing on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their equity holdings in the Company for cash, securities or other property.
Seller Lock-up Agreement
Concurrently with the execution of the Merger Agreement, certain security holders of MIC (“MIC Holders”), the Company and MIC entered into a lock-up agreement
(“Seller Lock-up Agreement”).
Pursuant to the
Seller Lock-up Agreement,
MIC Holders agreed, among other things, that their shares of Surviving Pubco Shares received in exchange for their shares of MIC Common Stock may not be transferred until, subject to certain customary exceptions, the earlier to occur of (a)
six (6) months
following Closing and (b) the date after the

F-
3
3

FIFTH WALL ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Closing on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their equity holdings in the Company for cash, securities or other property.
Sponsor Agreement
Concurrently with the execution of the Merger Agreement, the Company also entered into a Sponsor Agreement (the “Sponsor Agreement”) with our sponsor
, and certain holders of the Company’s Class B ordinary shares, par value $0.0001 per share (the “Class B Holders”), whereby our sponsor
and the Class B Holders, have agreed to waive certain of their anti-dilution and conversion rights with respect to their Class B ordinary shares

(such shares, together with any Class A Shares or Surviving Pubco Shares issuable upon conversion thereof, the “Founder Shares”).
Ou
r
s
ponsor also has agreed to certain restrictions with respect to its Founder Shares, as follows: (a) 1,658,750
 Founder Shares will vest at such time as the aggregate volume-weighted average price per Surviving Pubco Share for any
5
-consecutive trading
day period after the date on which the Closing occurs (the “Closing Date”) equals or exceed $
16.00 per share (provided that such Founder Shares will be cancelled if the Founder Shares have not vested prior to December 31, 2026), (b) 1,658,750 Founder Shares will vest at such time as the aggregate volume-weighted average price per Surviving Pubco Share for any
5-consecutive trading
day period after the Closing Date equals or exceeds $20.00 per share (provided that such Founder Shares will be cancelled if the Founder Shares have not vested prior to December 31, 2028), (c)
our sponsor
will deliver to the Company for cancellation and for no consideration 1,375,000 Founder Shares and any portion of 2,062,500 Founder Shares not transferred to third-party investors in connection with the Closing, and (d) if the aggregate cash proceeds generated
from
additional Subscription Agreements (defined below) entered into with other investors

(

the “
PIPE Investments
”)
(excluding
the Initial PIPE Investment
 (defined below)
and PIPE Investments by MIC’s directors, officers and affiliates) and any other third-party financing (other than debt financing) to be funded at the Closing are less than $40,000,000, our
s
ponsor will deliver to the Company for cancellation and for no consideration 1,375,000 Founder Shares, which number of shares shall be reduced to 1,000,000 Founder Shares if such cash proceeds at Closing equal or exceed $40,000,000 but are less than $50,000,000. If earlier, the Founder Shares described in the foregoing clauses (a) and (b) shall vest on the date after the Closing on which Surviving Pubco (or its successors) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Surviving Pubco’s (or its successor’s) stockholders having the right to exchange their Surviving Pubco Shares for cash, securities or other property.

PIPE Investment (Private Placement)
Concurrently with the execution of the Merger Agreement, the Company entered into a subscription agreement (the “Subscription Agreement”) with each of Harvest Small Cap Partners, L.P. and Harvest Small Cap Partners Master, Ltd. (collectively, the “Initial PIPE Investor”), pursuant to which, among other things, the Initial PIPE Investor has agreed to subscribe for and purchase, and the Company has agreed to issue and sell to the Initial PIPE Investor an aggregate of 1,200,000 Surviving Pubco Shares for a purchase price of $10.00 per 1.2 shares, on the terms and subject to the conditions set forth therein (the “Initial PIPE Investment”). The Subscription Agreement contains customary representations and warranties of the Company, on the one hand, and the Initial PIPE Investor, on the other hand, and customary conditions to closing, including the consummation of the transactions contemplated by the Merger Agreement. Surviving Pubco Shares to be issued and sold to the Initial PIPE Investor pursuant to the Subscription Agreement will not be registered under the Securities Act, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The Subscription Agreement provides the Initial PIPE Investor with certain customary registration rights. The Subscription Agreement further provides that one-sixth of
the Surviving Pubco Shares issued to the PIPE Investors will be subject to certain transfer restrictions.

F
-
3
4

FIFTH WALL ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Support Agreements
Color Up Support Agreement
Concurrently with the execution of the Merger Agreement, the Company and Color Up, LLC, a Delaware limited liability company (“Color Up”), entered into an agreement (the “Color Up Support Agreement”) pursuant to which Color Up agreed to vote its shares of MIC Common Stock (i) in favor of the Mergers and the transactions contemplated by the Merger Agreement, (ii) in favor of any proposal to adjourn a meeting of the MIC stockholders at which there is a proposal to adopt the Merger Agreement if there are not sufficient votes to adopt the proposals described in clause (i) above or if there are not sufficient shares of MIC’s common stock present in person or represented by proxy to constitute a quorum, (iii) against any merger, purchase of all or substantially all of MIC’s assets or other business combination transaction (other than the Merger Agreement), (iv) subject to certain exceptions, in any circumstances upon which a consent or other approval is required under MIC’s Charter or otherwise sought with respect to the Merger Agreement (including the Mergers), to vote, consent or approve all of Color Up’s MIC Common Stock held at such time in favor thereof, (v) against and withhold consent with respect to any merger, purchase of all or substantially all of MIC’s assets or other business combination transaction (other than the Merger Agreement), (vi) against any proposal, action or agreement that would impede, frustrate, prevent or nullify any provision of the Color Up Support Agreement, the Merger Agreement, or the Mergers, and (vii) in favor of any proposal to amend the Third Amended and Restated Limited Partnership Agreement of Mobile Infra Operating Partnership, L.P. (including the conversion to a limited liability company), as contemplated by the Merger Agreement. The Color Up Support Agreement also contains customary termination provisions.
HS3 Support Agreement
Concurrently with the execution of the Merger Agreement, the Company and HSCP Strategic III, L.P., a Delaware limited partnership (“HS3”), entered into an agreement (as amended by the First Amendment, the “A&R HS3 Support Agreement”) pursuant to which HS3 agreed to, among other things, enter into the Operating Agreement in connection with the consummation of the Merger. The A&R HS3 Support Agreement also contains customary termination provisions.
Additional information regarding MIC and the Merger is available in the proxy statement/prospectus most recently filed by the Company with the SEC on January 13, 2023.
Liquidity and Going Concern
As of December 31, 2022, the Company had approximately $443,000 in its operating bank account and working capital deficit
 of approximately $1.1 million.
The Company’s liquidity needs through December 31, 2022 have been satisfied through a payment of $25,000 by the Sponsor to cover for certain expenses in exchange for the issuance of the Founder Shares (as defined in Note 5), the loan of approximately $109,000 from the Sponsor pursuant to the Note (see Note 5), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on May 28, 2021. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). As of December 31, 2022 and 2021, there were no amounts outstanding under any Working Capital Loan.
In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”)
2014-15,
“Disclosures of Uncertainties about an Entity’s Ability to

F-
3
5

FIFTH WALL ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Continue as a Going Concern,” management has determined that the liquidity needs, mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after May 27, 2023. The consolidated financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. The Company intends to complete a Business Combination before the mandatory liquidation date. Over this time period, the Company will be using the funds outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.
NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS
The Company had recognized a liability upon closing of their initial public offering in May 2021 for a portion of the underwriters’ commissions which was contingently payable upon closing of a future business combination, with the offsetting entry resulting in an initial discount to the securities sold in the initial public offering. On June 6, 2022, Goldman Sachs & Co. LLC irrevocably waived its rights to the deferred underwriting commissions due under the underwriting agreement. The Company did not recognize the waiver in the Company’s Form
10-Qs
for the quarterly periods ended June 30, 2022 and September 30, 2022 (the “Affected Quarterly Periods”). Upon subsequent review and analysis, management concluded that the Company should have recognized the extinguishment of contingent liability allocated to Public Shares as an adjustment to the carrying value of the Class A ordinary shares subject to possible redemption.
Therefore, the Company’s management and the Audit Committee of the Company’s Board of Directors (the “Audit Committee”) concluded that the Company’s Affected Quarterly Periods should no longer be relied upon and that it is appropriate to restate them. As such, the Company will restate its financial statements in this Form
10-K.
The previously presented Affected Quarterly Period should no longer be relied upon.
Impact of the Restatement
The impact of the restatement on the unaudited interim balance sheets, statements of changes in stockholders’ deficit and statements of cash flows for the affected period is presented below. The restatement had no impact on net cash flows from operating, investing or financing activities.

F-
3
6

FIFTH WALL ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Balance Sheets:
The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported balance sheet as of June 30, 2022:

	As of June 30, 2022
	As Previously Reported	Restatement Adjustment	As Restated
Total Assets	$276,393,463	$—	$276,393,463

Total current liabilities	412,495	—	412,495
Deferred underwriting commissions	9,625,000	(3,609,375)	6,015,625

Total liabilities	10,037,495	(3,609,375)	6,428,120

Class A ordinary shares subject to possible redemption	275,043,954	—	275,043,954
Preferred shares	—	—	—
Class A ordinary shares	91	—	91
Class B ordinary shares	688	—	688
Additional paid-in capital	—	—	—
Accumulated deficit	(8,688,765)	3,609,375	(5,079,390)

Total shareholders’ deficit	(8,687,986)	3,609,375	(5,078,611)

Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$276,393,463	$—	$276,393,463

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported balance sheet as of September 30, 2022:

	As of September 30, 2022
	As Previously Reported	Restatement Adjustment	As Restated
Total Assets	$276,978,583	$—	$276,978,583

Total current liabilities	467,636	—	467,636
Deferred underwriting commissions	9,625,000	(3,609,375)	6,015,625

Total liabilities	10,092,636	(3,609,375)	6,483,261

Class A ordinary shares subject to possible redemption	275,905,944	—	275,905,944
Preferred shares	—	—	—
Class A ordinary shares	91	—	91
Class B ordinary shares	688	—	688
Additional paid-in capital	—	—	—
Accumulated deficit	(9,020,776)	3,609,375	(5,411,401)

Total shareholders’ deficit	(9,019,997)	3,609,375	(5,410,622)

Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$276,978,583	$—	$276,978,583

F-
3
7

FIFTH WALL ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Statement of Changes in Stockholders’ Deficit:
The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported accumulated deficit in the statement of changes in stockholders’ deficit for the six months ended June 30, 2022:

	For the Six Months Ended June 30, 2022
	As Previously Reported	Restatement Adjustment	As Restated
Balance—December 31, 2021	$(8,053,173)	$—	$(8,053,173)
Adjustment for accretion of Class A ordinary shares subject to possible redemption amount	(43,954)	3,609,375	3,565,421
Net loss	(591,638)	—	(591,638)

Balance—June 30, 2022	$(8,688,765)	$3,609,375	$(5,079,390)

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported accumulated deficit in the statement of changes in stockholders’ deficit for the nine months ended September 30, 2022:

	For the Nine Months Ended September 30, 2022
	As Previously Reported	Restatement Adjustment	As Restated
Balance—December 31, 2021	$(8,053,173)	$—	$(8,053,173)
Adjustment for accretion of Class A ordinary shares subject to possible redemption amount	(905,944)	3,609,375	2,703,431
Net loss	(61,659)	—	(61,659)

Balance—September 30, 2022	$(9,020,776)	$3,609,375	$(5,411,401)

Statement of Cash Flows:
The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported statement of cash flows for the six months ended June 30, 2022:

	For the Six Months Ended June 30, 2022
	As Previously Reported	Restatement Adjustment	As Restated
Supplemental disclosure of noncash financing activities:
Extinguishment of deferred underwriting commissions allocated to Public Shares	$—	$3,609,375	$3,609,375
The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported statement of cash flows for the nine months ended September 30, 2022:

	For the Nine Months Ended September 30, 2022
	As Previously Reported	Restatement Adjustment	As Restated
Supplemental disclosure of noncash financing activities:
Extinguishment of deferred underwriting commissions allocated to Public Shares	$—	$3,609,375	$3,609,375

F
-3
8

FIFTH WALL ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation
The accompanying consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Principles of Consolidation
The consolidated financial statements of the Company include its wholly-owned subsidiary in connection with the Proposed Business Combination. All inter-company accounts and transactions are eliminated in consolidation.
Emerging growth company
As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

F-
3
9

FIFTH WALL ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2022 and 2021.
Investments Held in Trust Account
The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in income on investments held in the Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Concentration of credit risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. As of December 31, 2022 and 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Fair value of financial instruments
The fair value of the Company’s assets and liabilities which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements,” equal or approximate the carrying amounts represented in the balance sheet due to their short-term nature.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations
derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

F-
40

FIFTH WALL ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Offering costs associated with the Initial Public Offering
Offering costs consisted of legal, accounting, underwriting commissions and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with the Class A ordinary shares were charged against the carrying value of the Class A ordinary shares upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current
liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. As part of the Private Placement, the Company issued 907,000 shares of Class A ordinary shares to the Sponsor. These Private Placement Shares will not be transferable, assignable or salable until 30 days after the completion of the initial business combination, as such are considered non-redeemable
and presented as permanent equity in the Company’s

consolidated balance sheets. The Company’s redeemable Class A ordinary shares sold as part of the Initial Public Offering, feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, 27,500,000 Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ (deficit) equity section of the Company’s consolidated balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the Class A ordinary shares subject to possible redemption to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Effective with the closing of the Initial Public Offering (including the exercise of the over-allotment option), the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in
capital (to the extent available) and accumulated deficit.
Net income (loss) per ordinary share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. This presentation assumes a business combination as the most likely outcome. Net income (loss) per ordinary share is calculated by dividing the net income (loss) by the weighted average ordinary shares outstanding for the respective pe rio
d. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

F-
41

FIFTH WALL ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of ordinary shares:

	For the Year Ended December 31, 2022		For the Period from February 19, 2021 (Inception) Through December 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per ordinary share:
Numerator:
Allocation of net income (loss)	$221,059	$53,500	$(821,655)	$(278,926)
Denominator:
Basic and diluted weighted average ordinary shares outstanding	28,407,000	6,875,000	19,687,130	6,683,149

Basic and diluted net income (loss) per ordinary share	$0.01	$0.01	$(0.04)	$(0.04)

Income taxes
FASB ASC Topic 740, “Income Taxes,” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not
to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Recent accounting standards
In June 2022, the FASB issued ASU
2022-03,
ASC Subtopic 820, “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The ASU amends ASC 820 to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. The ASU applies to both holders and issuers of equity and equity-linked securities measured at fair value. The amendments in this ASU are effective for the Company in fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Company is still evaluating the impact of this pronouncement on the consolidated financial statements.
Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

F-
4
2

FIFTH WALL ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. INITIAL PUBLIC OFFERING
On May 27, 2021, the Company consummated its Initial Public Offering of 27,500,000 Public Shares, including 2,500,000 Public Shares as a result of the underwriters’ partial exercise of their over-allotment option, at an offering price of $10.00 per Public Share, generating gross proceeds of $275.0 million, and incurring offering costs of approximately $16.1 million, of which approximately $9.6 million was for deferred underwriting commissions.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On February 24, 2021, the Sponsor paid $25,000 of certain of the Company’s expenses as consideration for 4,312,500 Class B ordinary shares
, par value $0.0001 per share (the “Founder Shares”). In April 2021, the Company effected a share capitalization for Class B ordinary shares, resulting in an aggregate of 7,187,500 Class B ordinary shares outstanding. The Sponsor agreed to forfeit up to 937,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding ordinary shares (excluding the Private Placement Shares) after the Initial Public Offering. On May 27, 2021, the underwriters partially exercised the over-allotment option to purchase an additional 2,500,000 Class A ordinary shares. On August 9, 2021, the Sponsor forfeited 312,500 Class B ordinary shares.
The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions,
share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.
Private Placement Shares
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 907,000 Class A ordinary shares, at a price of $10.00 per Private Placement Share to the Sponsor, generating gross proceeds of approximately $9.1 million.
The Private Placement Shares will not be transferable or salable until 30 days after the completion of the initial Business Combination. Certain proceeds from the Private Placement Shares were added to the proceeds from the Initial Public Offering to be held in the Trust Account.
Related Party Loans
On February 24, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 pursuant to a promissory note (the “Note”). This loan was non-interest
bearing and payable upon the completion of the Initial Public Offering. The Company borrowed approximately $109,000 through the Initial Public Offering. The Company repaid the Note in full upon closing of the Initial Public Offering. Subsequent to the repayment, the facility was no longer available to the Company.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the

F-
4
3

FIFTH WALL ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into shares of the post Business Combination entity at a price of $10.00 per share. The shares would be identical to the Private Placement Shares. As of December 31, 2022 and 2021 the Company had no outstanding borrowing under the Working Capital Loan.
Administrative Services Agreement
The Company entered into an Administrative Support Agreement (the “Administrative Support Agreement”) with Fifth Wall Ventures Management, LLC (“Management Company”) pursuant to which it agreed to pay Management Company a total of up to $17,500 per month for office space and professional, secretarial, administrative and support services provided to the Company. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2022 and for the period from February 19, 2021 (inception) through December 31, 2021, the Company incurred expenses of $210,000 and $74,000, under this agreement, respectively. As of December 31, 2022 and 2021, the Company had $284,000 and $74,000, respectively, in balance outstanding for services in connection with such agreement on the accompanying consolidated balance sheets.
In addition, the Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket
expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or the Company’s or their affiliates. Any such payments prior to an initial Business Combination will be made from funds held outside the Trust Account. For the year ended December 31, 2022 and for the period from February 19, 2021 (inception) through December 31, 2021, and as of December 31, 2022 and 2021,
no
such amounts were reimbursed or accrued
respectively
.
NOTE 6. COMMITMENTS AND CONTINGENCIES
Registration and Shareholder Rights
The holders of Founder Shares, Private Placement Shares and Private Placement Shares that may be issued upon conversion of Working Capital Loans, were entitled to registration rights pursuant to a registration and shareholder rights agreement signed upon consummation of the Initial Public Offering. The holders of these securities were entitled to make up to three demands, excluding short form demands, that the Company registered such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of its Business Combination. However, the registration and shareholder rights agreement provide that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up
period, which occurs (i) in the case of the Founder Shares, in accordance with the letter agreement the Company’s initial shareholders entered into and (ii) in the case of the Private Placement Shares, 30 days after the completion of the Company’s Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration

F-
4
4

FIFTH WALL ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

statements. For the year ended December 31, 2022 and for the period from February 19, 2021 (inception) through December 31, 2021, and as of December 31, 2022 and 2021,
no
such amounts were reimbursed or accrued respectively
.
Underwriting Agreement
The Company granted the underwriters a
45-day
option from the final prospectus relating to the Initial Public Offering to purchase up to 3,750,000 additional Public Shares to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On May 27, 2021, the underwriters partially exercised the over-allotment option to purchase an additional 2,500,000 Class A ordinary shares. On July 8, 2021, the over-allotment option expired.
The underwriters were entitled to an underwriting discount of $0.20 per Public Share, or $5.5 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per Public Share, or approximately $9.6 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. In 2022, Goldman Sachs & Co. LLC (“Goldman”) and BofA Securities, Inc. (“BofA”), two of the representatives of the underwriters of the Company’s IPO, waived their deferred underwriting fee that accrued from their participation in the IPO, resulting in a gain from settlement of deferred underwriting commissions of approximately $
6.0
million.
Risks and Uncertainties
Management continues to evaluate the impact of the
COVID-19
pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of the consolidated financial statements. The consolidated financial statements does not include any adjustments that might result from the outcome of this uncertainty.
Various social and political circumstances in the United States and around the world (including wars and other forms of conflict, including rising trade tensions between the United States and China, and other uncertainties regarding actual and potential shifts in the United States and foreign, trade, economic and other policies with other countries, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics), may also contribute to increased market volatility and economic uncertainties or deterioration in the United States and worldwide. Specifically, the rising conflict between Russia and Ukraine, and resulting market volatility could adversely affect the Company’s ability to complete a business combination. In response to the conflict between Russia and Ukraine, the United States and other countries have imposed sanctions or other restrictive actions against Russia. Any of the above factors, including sanctions, export controls, tariffs, trade wars and other governmental actions, could have a material adverse effect on the Company’s ability to
complete a business combination and the value of the Company’s securities.
NOTE 7

—

CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION
Some of the Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 200,000,000 shares of Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2022 and 2021,

F-
4
5

FIFTH WALL ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

there were
28,407,000
shares of Class A ordinary shares outstanding, of which
27,500,000
were subject to possible redemption and are classified outside of permanent equity in the consolidated balance sheets.
The Class A ordinary shares subject to possible redemption reflected on the consolidated balance sheets is reconciled on the following table:

Gross proceeds	$275,000,000
Less:
Offering costs allocated to Class A ordinary shares subject to possible redemption	(16,046,813)
Plus:
Accretion of carrying value to redemption value	16,046,813

Class A ordinary shares subject to possible redemption as of December 31, 2021	275,000,000
Plus:
Waiver of offering costs allocated to Class A ordinary shares subject to possible redemption	6,015,625
Less:
Increase in redemption value of Class A ordinary shares subject to possible redemption	(3,166,410)

Class A ordinary shares subject to possible redemption as of December 31, 2022	$277,849,215

NOTE 8. SHAREHOLDERS’ DEFICIT
Preference Shares
-The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were no preference shares issued or outstanding.
Class
 A Ordinary Shares-
The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were 28,407,000 Class A ordinary shares outstanding, of which 27,500,000 are classified as temporary equity (see Note 6).
Class
 B Ordinary Shares
–The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were 6,875,000 Class B ordinary shares issued and outstanding (see Note 4).
Class A ordinary shareholders and Class B ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders and vote together as a single class, except as required by law; provided, that, prior to the initial Business Combination, holders of Class B ordinary shares will have the right to appoint all of the Company’s directors and remove members of the board of directors for any reason, and holders of Class A ordinary shares will not be entitled to vote on the appointment of directors during such time.
Class B ordinary shares will automatically convert into Class A ordinary shares on a one-for-one
basis (the “Initial Conversion Ratio”): (a) at any time and from time to time at the option of the Sponsor; or (b) automatically on the day of the consummation of a Business Combination. Notwithstanding the Initial Conversion Ratio, in the case that additional Class A ordinary shares or any other equity-linked securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the Initial Public Offering and

F-
4
6

FIFTH WALL ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

related to the consummation of a Business Combination, including pursuant to a specified future issuance, the ratio at which Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the Sponsor agrees to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted
basis, 20 per cent of the sum of all Class B ordinary shares in issue upon completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination (after giving effect to any redemptions of Class A ordinary shares by public shareholders), excluding any Class
A
ordinary shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination and any private placement shares issued to the Sponsor, officers or directors upon conversion of working capital loans. The automatic conversion of the Class B ordinary shares into Class A ordinary shares
on the day of consummation of the initial Business Combination is not subject to any further triggering events.
NOTE 9. FAIR VALUE MEASUREMENTS
The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2022 and 2021 by level within the fair value hierarchy:

	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Description
Assets — Investments held in Trust Account — Money Market Fund
December 31, 2022	$277,949,215	$—	$—
December 31, 2021	$275,012,561	$—	$—
Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. For the period from February 19, 2021 (inception) through December 31, 2022, there were no transfers to/from Levels 1, 2, and
3
.
Level 1 instruments include investments in money market funds invested in US government securities. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments. No money has been
withdrawn from the Trust.
NOTE 10.  SUBSEQUENT EVENTS
On February 24, 2023, Deutsche Bank Securities Inc., an underwriter to the Company’s IPO, waived its entitlement to its portion of its deferred underwriting fee payable upon consummation of an initial business combination pursuant to the underwriting agreement.
On March 23, 2023, the Company, Merger Sub and MIC entered into the First Amendment to the Agreement and Plan of Merger (the “First Amendment”) to, among other things, clarify the intended tax treatment of the Merger, expand the size of the post-closing board of directors, and revise certain pre-closing reorganizational steps of MIC affiliates.
The Company evaluated subsequent events and transactions that occurred after the balance sheet date and up to the date consolidated financial statements were issued. Based upon this review, other than as disclosed above, the Company did not identify any other subsequent events, that would have required adjustment or disclosure in the consolidated financial statements.

F-
4
7

MOBILE INFRASTRUCTURE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	As of June 30, 2023	As of December 31, 2022
	(unaudited)
ASSETS
Investments in real estate
Land and improvements	$166,225	$166,225
Buildings and improvements	272,916	272,605
Construction in progress	1,420	1,206
Intangible assets	10,131	10,106
	450,692	450,142
Accumulated depreciation and amortization	(35,295)	(31,052)

Total investments in real estate, net	415,397	419,090
Fixed assets, net	200	210
Assets held for sale	—	696
Cash	2,029	5,758
Cash – restricted	4,144	5,216
Prepaid expenses	348	953
Accounts receivable, net	1,941	1,849
Due from related parties	—	156
Deferred offering costs	5,109	2,086
Other assets	218	99

Total assets	$429,386	$436,113

LIABILITIES AND EQUITY
Liabilities
Notes payable, net	$145,675	$146,948
Revolving credit facility, net	73,120	72,731
Accounts payable and accrued expenses	16,036	16,351
Accrued preferred distributions	10,005	8,504
Indemnification liability	2,596	2,596
Liabilities held for sale	—	968
Security deposits	166	161
Due to related parties	470	470
Deferred revenue	486	376

Total liabilities	248,554	249,105
Equity
Mobile Infrastructure Corporation Stockholders’ Equity
Preferred stock Series A, $0.0001 par value, 50,000 shares authorized, 2,862 shares issued and outstanding (stated liquidation value of $2,862,000 as of June 30, 2023 and December 31, 2022)	—	—
Preferred stock Series 1, $0.0001 par value, 97,000 shares authorized, 39,811 shares issued and outstanding (stated liquidation value of $39,811,000 as of June 30, 2023 and December 31, 2022)	—	—
Non-voting, non-participating convertible stock, $0.0001 par value, 1,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 98,999,000 shares authorized, 7,762,375 shares issued and outstanding as of June 30, 2023 and December 31, 2022	—	—
Warrants issued and outstanding – 1,702,128 warrants as of June 30, 2023 and December 31, 2022, respectively	3,319	3,319
Additional paid-in capital	191,676	193,176
Accumulated deficit	(112,433)	(109,168)

Total Mobile Infrastructure Corporation Stockholders’ Equity	82,562	87,327
Non-controlling interest	98,270	99,681

Total equity	180,832	187,008

Total liabilities and equity	$429,386	$436,113

The accompanying notes are an integral part of these consolidated financial statements.

MOBILE INFRASTRUCTURE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Revenues
Base rental income	$1,951	$2,002	$4,031	$4,053
Management income	—	—	—	313
Percentage rental income	5,263	5,031	10,286	9,456

Total revenues	7,214	7,033	14,317	13,822
Operating expenses
Property taxes	1,742	1,739	3,498	3,575
Property operating expense	533	698	1,051	1,472
Interest expense	3,676	3,366	7,276	5,957
Depreciation and amortization	2,130	2,064	4,256	4,031
General and administrative	2,444	1,838	5,063	3,344
Professional fees, net of reimbursement of insurance proceeds	327	494	795	1,175
Organizational, offering and other costs	84	1,876	117	2,722

Total expenses	10,936	12,075	22,056	22,276
Other income (expense)
Gain on sale of real estate	—	—	660	—
PPP loan forgiveness	—	328	—	328
Other income	15	61	30	76

Total other income (expense)	15	389	690	404
Net loss	(3,707)	(4,653)	(7,049)	(8,050)
Net loss attributable to non-controlling interest	(1,989)	(2,663)	(3,784)	(4,657)
Net loss attributable to Mobile Infrastructure Corporation’s stockholders	$(1,718)	$(1,990)	$(3,265)	$(3,393)
Preferred stock distributions declared — Series A	(54)	(54)	(108)	(108)
Preferred stock distributions declared — Series 1	(696)	(696)	(1,392)	(1,392)
Net loss attributable to Mobile Infrastructure Corporation’s common stockholders	$(2,468)	$(2,740)	$(4,765)	$(4,893)
Basic and diluted loss per weighted average common share:
Net loss per share attributable to Mobile Infrastructure Corporation’s common stockholders — basic and diluted	$(0.32)	$(0.35)	$(0.61)	$(0.63)

Weighted average common shares outstanding, basic and diluted	7,762,375	7,762,375	7,762,375	7,762,375

The accompanying notes are an integral part of these consolidated financial statements.

MOBILE INFRASTRUCTURE CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
FOR THE THREE AND SIX months ended June 30, 2023 and 2022
(In thousands, unaudited)

	Preferred stock		Common stock
	Number of Shares	Par Value	Number of Shares	Par Value	Warrants	Additional Paid-in Capital	Accumulated Deficit	Non-controlling interest	Total
Balance, December 31, 2022	42,673	$—	7,762,375	$—	$3,319	$193,176	$(109,168)	$99,681	$187,008

Equity based payments	—	—	—	—	—	—	—	1,484	1,484
Distributions to non-controlling interest holders	—	—	—	—	—	—	—	(306)	(306)
Declared distributions — Series A ($18.75 per share)	—	—	—	—	—	(54)	—	—	(54)
Declared distributions — Series 1 ($17.5 per share)	—	—	—	—	—	(696)	—	—	(696)
Net loss	—	—	—	—	—	—	(1,548)	(1,795)	(3,343)

Balance, March 31, 2023	42,673	$—	7,762,375	$—	$3,319	$192,426	$(110,716)	99,064	$184,093

Equity based payments	—	—	—	—	—	—	—	1,214	1,214
Distributions to non-controlling interest holders	—	—	—	—	—	—	—	(19)	(19)
Declared distributions — Series A ($18.75 per share)	—	—	—	—	—	(54)	—	—	(54)
Declared distributions — Series 1 ($17.5 per share)	—	—	—	—	—	(696)	—	—	(696)
Net loss	—	—	—	—	—	—	(1,717)	(1,989)	(3,706)

Balance, June 30, 2023	42,673	$—	7,762,375	$—	$3,319	$191,676	$(112,433)	$98,270	$180,832

Balance, December 31, 2021	42,673	$—	7,762,375	$—	$3,319	$196,176	$(101,049)	$107,378	$205,824

Declared distributions — Series A ($18.75 per share)	—	—	—	—	—	(54)	—	—	(54)
Declared distributions — Series 1 ($17.5 per share)	—	—	—	—	—	(696)	—	—	(696)
Net loss	—	—	—	—	—	—	(1,929)	(1,622)	(3,551)

Balance, March 31, 2022	42,673	$—	7,762,375	$—	$3,319	$195,426	$(102,978)	$105,756	$201,523

Declared distributions — Series A ($18.75 per share)	—	—	—	—	—	(54)	—	—	(54)
Declared distributions — Series 1 ($17.5 per share)	—	—	—	—	—	(696)	—	—	(696)
Net loss	—	—	—	—	—	—	(1,379)	(3,122)	(4,501)

Balance, June 30, 2022	42,673	$—	7,762,375	$—	$3,319	$194,676	$(104,357)	$102,634	$196,273

The accompanying notes are an integral part of these consolidated financial statements.

MOBILE INFRASTRUCTURE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	For the Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net Loss	$(7,049)	$(8,050)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	4,256	4,031
Amortization of loan costs	759	686
PPP loan forgiveness	—	(328)
Gain on sale of real estate	(660)	—
Equity based payment	2,566	391
Changes in operating assets and liabilities
Due to/from related parties	156	(156)
Accounts payable	263	2,325
Security deposits	5	(27)
Other assets	(119)	113
Deferred offering costs	(3,022)	—
Deferred revenue	110	(89)
Accounts receivable	(91)	1,828
Prepaid expenses	605	270
Other	—	(392)

Net cash provided by (used in) operating activities	$(2,221)	$602
Cash flows from investing activities:
Capital expenditures	(1,098)	(1,078)
Capitalized technology	(23)	(90)
Purchase of investment in real estate	—	(17,512)
Proceeds from sale of investment in real estate	1,475	—

Net cash provided by (used in) investing activities	354	(18,680)
Cash flows from financing activities:
Proceeds from line of credit	—	73,700
Payments on notes payable	(2,609)	(56,797)
Distributions to non-controlling interest holders	(325)	—
Loan fees	—	(1,756)

Net cash provided by (used in) financing activities	(2,934)	15,147

Net change in cash and cash equivalents and restricted cash	(4,801)	(2,931)
Cash and cash equivalents and restricted cash, beginning of period	10,974	16,696

Cash and cash equivalents and restricted cash, end of period	$6,173	$13,765

Reconciliation of Cash and Cash Equivalents and Restricted Cash:
Cash and cash equivalents at beginning of period	$5,758	$11,805
Restricted cash at beginning of period	5,216	4,891

Cash and cash equivalents and restricted cash at beginning of period	$10,974	$16,696

Cash and cash equivalents at end of period	$2,029	$8,182
Restricted cash at end of period	4,144	5,583

Cash and cash equivalents and restricted cash at end of period	$6,173	$13,765

Supplemental disclosures of cash flow information:
Interest Paid	$6,102	$5,021
Non-cash investing and financing activities:
Dividends declared not yet paid	$1,500	$1,500
Accrued capital expenditures	$503	$—
The accompanying notes are an integral part of these consolidated financial statements

MOBILE INFRASTRUCTURE CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)
Note A — Organization and Business Operations
Mobile Infrastructure Corporation (the “Company,” “we,” “us” or “our”), is a Maryland corporation formed on May 4, 2015. The Company focuses on acquiring, owning and leasing parking facilities and related infrastructure, including parking lots, parking garages and other parking structures throughout the United States. The Company targets both parking garage and surface lot properties primarily in top 50 U.S. Metropolitan Statistical Areas (“MSAs”), with proximity to key demand drivers, such as commerce, events and venues, government and institutions, hospitality and multifamily central business districts.
As of June 30, 2023, the Company owned 43 parking facilities in 21 separate markets throughout the United States, with a total of 15,676 parking spaces and approximately 5.4 million square feet. The Company also owns approximately 0.2 million square feet of retail/commercial space adjacent to its parking facilities.
The Company is the sole general partner of Mobile Infra Operating Partnership, L.P., a Maryland limited partnership (the “Operating Partnership”). The Company owns substantially all of its assets and conducts substantially all of its operations through the Operating Partnership, is the sole general partner of the Operating Partnership and owns approximately 45.8% of the common units of the Operating Partnership (the “OP Units”). Color Up, LLC, a Delaware limited liability company (“Color Up”) and HSCP Strategic III, LP, a Delaware limited partnership (“HS3”), are limited partners of the Operating Partnership and own approximately 44.2% and 10%, respectively, of the outstanding OP Units. Color Up is our largest stockholder and is controlled by the Company’s Chief Executive Officer and a director, Manuel Chavez, the Company’s President, Chief Financial Officer and a director, Stephanie Hogue, and a director of the Company, Jeffrey Osher. HS3 is controlled by Mr. Osher.
The Company previously elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes and operated in a manner that allowed the Company to qualify as a REIT through December 31, 2019. As a consequence of lease modifications entered into during the
COVID-19
pandemic, the Company earned income from a number of tenants that did not constitute qualifying REIT income for purposes of the annual REIT gross income tests, and, as a result, the Company was not in compliance with the annual REIT income tests for its taxable year ended December 31, 2020. Accordingly, the Company did not qualify for taxation as a REIT in 2020 and continues to be taxed as a C corporation. As a C corporation, the Company is not required to distribute any amounts to its stockholders.
Merger with Fifth Wall Acquisition Corp. III
On December 13, 2022, the Company and Fifth Wall Acquisition Corp. III (“FWAC”), a special purpose acquisition company sponsored by Fifth Wall Acquisition Sponsor III LLC (“Fifth Wall”), entered into a definitive merger agreement, which was subsequently amended by the First Amendment to Agreement and Plan of Merger dated March 23, 2023 (the “Merger Agreement”). Upon closing of the merger (the “Merger”), FWAC will be the surviving entity and will be renamed “Mobile Infrastructure Corporation”. The combined company following the Merger (“New MIC”) expects to be publicly traded on the New York Stock Exchange American under the ticker “BEEP.” Following the steps of the Merger as provided in the Merger Agreement:

•	each then issued and outstanding Class A Share of FWAC will convert, on a one-for-one basis, into one share of New MIC common stock;

•	each then issued and outstanding share of the Company’s common stock will convert, on a one-to-1.5 basis, into one share of New MIC common stock;

•	each share of the Company’s Series 1 and Series A preferred stock issued and outstanding will be converted into the right to receive one share of Series 1 and Series A preferred stock of New MIC; and

•
each of the Company’s common stock warrants will become a warrant to purchase that number of shares of New MIC common stock equal to the product of (a) the number of shares of common stock that would have been issuable upon the exercise of such common stock warrant and (b) 1.5.

Additionally, on June 15, 2023, HS3, Harvest Small Cap Partners, L.P. and Harvest Small Cap Partners Master, Ltd., entities controlled by Mr. Osher, and
Bombe-MIC
Pref, LLC, an entity controlled by Mr. Chavez and of which Ms. Hogue is a member, (collectively, the “Preferred PIPE Investors”), each entered into a Subscription Agreement with FWAC pursuant to which, among other things, the Preferred PIPE Investors agreed to subscribe for and purchase, and FWAC has agreed to issue and sell to the Preferred PIPE Investors, a total of 46,000 shares of Series 2 Convertible Preferred Stock, par value $0.0001 per share (the “Series 2 Preferred Stock”), of New MIC at $1,000 per share for an aggregate purchase price of $46,000,000. Subject to the terms and conditions of the Subscription Agreement, the Series 2 Preferred Stock will convert into approximately 12,534,060 shares of New MIC Common Stock on December 31, 2023. The Series 2 Preferred Stock will be entitled to receive dividends at a cumulative annual rate of 10% during the period between the initial issuance of such shares and the conversion thereof into shares of New MIC Common Stock. Dividends will be paid in kind and also convert into shares of New MIC Common Stock on the conversion date.
The Merger was approved by a majority of the Company’s stockholders at a meeting held on August 10, 2023. The Merger is expected to close on or around August 18, 2023.
Concurrent with the closing of the Merger, the Operating Partnership will convert from a Maryland limited partnership to a Delaware limited liability company (the “Operating Company”). As a limited liability company, the Operating Company will continue to be treated as a partnership and a disregarded entity for tax and accounting purposes. Following the conversion, the Company will be a member of the Operating Company and the Operating Company will be managed by a board of managers, one appointed by the Company and one appointed by the other members of the Operating Company.
During the six months ended June 30, 2023 and the year ended December 31, 2022, the Company incurred costs of approximately $3.0 million and $2.1 million, respectively, associated with the Merger. These costs are being accounted for as deferred offering costs in accordance with FASB ASC Topic 340,
Other Assets and Deferred Costs
and are reflected within deferred offering costs on our Consolidated Balance Sheets.
Note B — Summary of Significant Accounting Policies
Basis of Accounting
The consolidated financial statements of the Company are prepared on the accrual basis of accounting and in accordance with principles generally accepted in the United States of America (“GAAP”) for interim financial information as contained in the FASB ASC, and in conjunction with rules and regulations of the SEC. Certain information and footnote disclosures required for annual financial statements have been condensed or excluded pursuant to SEC rules and regulations. Accordingly, the consolidated financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all normal recurring adjustments considered necessary to give a fair presentation of operating results for the periods presented have been included. Certain prior period amounts have been reclassified to conform to the current period presentation. Operating results for the three and six months ended June 30, 2023, are not necessarily indicative of the results that may be expected for the year ending December 31, 2023. There were no significant changes to our significant accounting policies during the six months ended June 30,
2023. For a full summary of our accounting policies, refer to our 2022 Annual Report on Form
10-K
as originally filed with the SEC on March 22,
2023.

Going Concern
The accompanying consolidated financial statements are prepared in accordance with GAAP applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.
The Company has incurred net losses since its inception and anticipates net losses for the near future. As of June 30, 2023, the Company was not in compliance with all applicable covenants in agreements governing its debt, resulting in events of default. Additionally, based on the Company’s expected financial performance for the twelve-month period subsequent to the filing of the June 30, 2023 Form
10-Q,
the Company expects that it will not be in compliance with a financial covenant under the Revolving Credit Facility, which would result in an event of default. Such event allows the lender to accelerate the maturity of the debt under the Revolving Credit Facility which carries a balance of $73.7 million as of June 30, 2023. Further, our independent auditor included an explanatory paragraph regarding our ability to continue as a “going concern” in its report on our financial statements for the year ended December 31, 2022 (as included in our Form
10-K), which
constitutes an event of default under our Revolving Credit Facility. The Revolving Credit Facility also requires the Company to initiate an equity raise in order to achieve a fixed charge coverage ratio (“FCCR”) of 1.4 to 1.0 as of June 30, 2023. The Company does not currently have sufficient cash on hand, liquidity or projected future cash flows to repay these outstanding amounts upon an event of default. These conditions and events raise substantial doubt about the Company’s ability to continue as a going concern.
In response to these conditions, management’s plans include utilizing proceeds from the pending merger with Fifth Wall Acquisition Corporation III to pay-down
a portion of the outstanding balance on the Revolving Credit Facility, which will result in reduced interest cost and an improved FCCR.
Additional plans include the following:

1.
Capitalizing on recent business development initiatives that we anticipate will improve total revenues through increased utilization of our parking assets and in many cases at higher average ticket rates.

2.	Management is budgeting reduced overhead costs in 2023 through the reduction or elimination of certain controllable expenses.

3.	We are pursuing further amendments and/or extensions with respect to the Revolving Credit Facility, including waivers of noncompliance with covenants.
However, there can be no assurance that we will be successful in completing any of these options. As a result, management’s plans cannot be considered probable and thus does not alleviate substantial doubt about our ability to continue as a going concern.
The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts of liabilities that might result from the outcome of this uncertainty.
Consolidation
The consolidated financial statements include the accounts of the Company, the Operating Partnership, each of their wholly owned subsidiaries, and all other entities in which the Company has a controlling financial interest. For entities that meet the definition of a variable interest entity (“VIE”), the Company consolidates those entities when the Company is the primary beneficiary of the entity. The Company is determined to be the primary beneficiary when it possesses both the power to direct activities that most significantly impact the economic performance of the VIE and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. The Company continually evaluates whether it qualifies as the primary beneficiary and reconsiders its determination of whether an entity is a VIE upon reconsideration events. All intercompany activity is eliminated in consolidation.

Noncontrolling interests on our Consolidated Balance Sheets represent the portion of equity that we do not own in the entities we consolidate. Net income or loss attributable to non-controlling
interest in our Consolidated Statements of Operations represents our partners’ share of net income or loss that is generally allocated on a pro-rata
basis based on ownership percentage.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management makes significant estimates regarding asset impairment and purchase price allocations to record investments in real estate, as applicable.
Concentration
The Company had fifteen and fourteen parking tenant-operators during the six months ended June 30, 2023 and 2022, respectively. One tenant/operator, SP + Corporation (Nasdaq: SP) (“SP+”), represented 61.0% and 59.4% of the Company’s revenue, excluding commercial revenue, for the six months ended June 30, 2023 and 2022, respectively. Premier Parking Service, LLC represented 12.4% and 13.3% of the Company’s revenue, excluding commercial revenue, for the six months ended June 30, 2023 and 2022, respectively.
In addition, the Company had concentrations in Cincinnati (19.2%), Detroit (12.5%), Chicago (8.7%), and Houston (7.8%) based on gross book value of real estate as of June 30, 2023 and December 31, 2022.
As of June 30, 2023 and December 31, 2022, 57.6% and 59.2% of the Company’s outstanding accounts receivable balance, respectively, was with SP+.
Acquisitions
All assets acquired and liabilities assumed in an acquisition of real estate accounted for as a business combination are measured at their acquisition date fair values. For acquisitions of real estate accounted for as an asset acquisition, the fair value of consideration transferred by the Company (including transaction costs) is allocated to all assets acquired and liabilities assumed on a relative fair value basis.
In making estimates of fair values for purposes of allocating purchase price, the Company will utilize several sources, including independent third-party valuations that may be obtained in connection with the acquisition or financing of the respective property and other market data. The Company will also consider information obtained about each property as a result of the Company’s pre-acquisition
due diligence, as well as subsequent marketing and leasing activities, in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.
The Company allocates the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their relative fair values. Tangible assets include land, land improvements, buildings, fixtures and tenant improvements on an as-if
vacant basis. The Company utilizes various estimates, processes and information to determine the as-if
vacant property value. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Amounts allocated to land, land improvements, buildings and fixtures are based on valuations performed by independent third parties or on the Company’s analysis of comparable properties in the Company’s portfolio. Identifiable intangible assets include amounts allocated to acquire leases for above- and below-market lease rates, the value of in-place
leases, and the value of customer relationships, as applicable. The aggregate value of intangible assets related to in-place
leases is primarily the difference between the property valued with existing in-place
leases adjusted to market rental rates and the property valued as if vacant. Factors considered by the Company in its analysis of the
in-place
lease intangibles include an estimate of carrying costs during the expected lease-up
period for each property, considering current market conditions and costs to execute similar leases. In estimating carrying costs, the Company will include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up
period. Estimates of costs to execute similar leases including leasing commissions, legal and other related expenses are also utilized.
The value of lease intangibles is amortized to depreciation and amortization expense in our Consolidated Statements of Operations over the remaining term of the respective lease. If a tenant terminates its lease with us, the unamortized portion of any lease intangible is recognized over the shortened lease term.
Impairment of Long-Lived Assets and Indefinite-Lived Intangible Assets
We periodically evaluate our long-lived assets, primarily investments in real estate, for indicators of impairment. When circumstances indicate the carrying value of a property may not be recoverable, the Company reviews the assets for potential impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists, due to the inability to recover the carrying value of a property through future undiscounted cash flows, we recognize an impairment loss to the extent that the carrying value exceeds the estimated fair value of the property.
When we determine that a property should be classified as held for sale, we recognize an impairment loss to the extent the property’s carrying value exceeds its fair value less estimated cost to dispose of the asset.
At least annually, we review indefinite-lived intangible assets for indicators of impairment. We first evaluate qualitative factors to determine if it is more likely than not that the carrying value of an indefinite-lived intangible asset exceeds its estimated fair value. Such qualitative factors include the impact of macroeconomic conditions, changes in the industry or market, cost factors, and financial performance. If we then conclude that impairment exists, we will recognize a charge to earnings representing the difference between the carrying amount and the estimated fair value of the indefinite-lived intangible asset.
Immaterial Correction
During the year ended December 31, 2022, the Company identified certain errors impacting our first and second quarter filings of 2022. A summary of such errors is outlined in the table below and includes errors related to the cut-off
and classification of accruals, cash, prepaids and expenses, accounting and record keeping for tenant billings and deposits, accounting related to interest expense, elimination of intercompany receivables and payables, and corrections related to the calculation of noncontrolling interest.

	As of June 30, 2022
	As reported	Adjustments	As Corrected
	(in thousands)
Consolidated Balance Sheet:
Buildings and improvements	$271,046	$(156)	$270,890
Fixed assets, net	296	(81)	215
Cash	8,623	(441)	8,182
Cash – restricted	5,357	226	5,583
Prepaid expenses	544	(138)	406
Accounts receivable	2,494	(291)	2,203
Due from related parties	—	156	156
Other assets	121	(127)	(6)
Notes payable, net	150,299	(37)	150,262
Revolving Credit Facility, net	72,106	290	72,396
Accounts payable and accrued liabilities	18,530	(856)	17,674
Security Deposit	185	(46)	139
Deferred revenue	101	(35)	66
Accumulated deficit	(104,541)	(305)	(104,846)
Non-controlling interest	102,986	(352)	102,634

	Three Months Ended June 30, 2022			Six Months Ended June 30, 2022
	As reported	Adjustments	As Corrected	As reported	Adjustments	As Corrected
	(in thousands, except per share data)			(in thousands, except per share data)
Consolidated Statement of Operations:
Base rent income	$2,122	$(120)	$2,002	$4,173	$(120)	$4,053
Management agreement	427	(427)	—	427	(114)	313
Percentage rent	4,856	175	5,031	9,185	271	9,456
Property taxes	1,844	(105)	1,739	3,680	(105)	3,575
Property operating expense	731	(33)	698	1,568	(96)	1,472
General and administrative	1,882	(44)	1,838	3,388	(44)	3,344
Professional fees	532	(38)	494	1,562	(387)	1,175
Organizational, offering and other costs	1,567	309	1,876	2,525	197	2,722
Depreciation and amortization	2,021	43	2,064	3,988	43	4,031
Interest expense	(3,168)	(198)	(3,366)	(5,707)	(250)	(5,957)
Other income	15	46	61	30	46	76
Net loss	(3,997)	(656)	(4,653)	(8,275)	225	(8,050)
Net income attributable to non-controlling interest	(2,311)	(352)	(2,663)	(4,783)	126	(4,657)
Net loss attributable to Mobile Infrastructure Corporation’s common stockholders	(2,436)	(304)	(2,740)	(4,992)	99	(4,893)
Net loss per share attributable to Mobile Infrastructure Corporation’s common stockholders — basic and diluted	$(0.31)	$(0.04)	$(0.35)	$(0.64)	$0.01	$(0.63)

Reportable Segments
Our principal business is the ownership and operation of parking facilities. We do not distingu ish o
ur principal business, or group our operations, by geography or size for purposes of measuring performance. Accordingly, we have presented our results as a single reportable segment.
Equity Compensation
Equity compensation is based on the grant date fair value of the equity awards and is recognized as general and administrative expense in our Consolidated Statement of Operations over the requisite service or performance period. Forfeitures are recognized as incurred. Certain equity awards are subject to vesting based upon the satisfaction of various service, market, or performance conditions.
Note C — Acquisitions and Dispositions of Investments in Real Estate
2023
On February 28, 2023, the Company sold a parking lot located in Wildwood, New Jersey for $1.5 million, resulting in a gain on sale of real estate of approximately $0.7 million. The Company received net proceeds of approximately $0.3 million after the repayment of the outstanding mortgage loan, interest and transaction costs.
2022
In June 2022, the Company acquired a 555 space garage located in Oklahoma City, Oklahoma for $17.5 million.
Note D — Intangible Assets
A schedule of the Company’s intangible assets and related accumulated amortization as of June 30, 2023 and December 31, 2022 is as follows (dollars in thousands):

	As of June 30, 2023		As of December 31, 2022
	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization
In-place lease value	$2,564	$1,783	$2,564	$1,621
Lease commissions	165	119	165	106
Indefinite lived contract	3,160	—	3,160	—
Acquired technology	4,242	784	4,217	561

Total intangible assets	$10,131	$2,686	$10,106	$2,288

Amortization of
the in-place
lease value, lease commissions and acquired technology are included in depreciation and amortization in the accompanying Consolidated Statements of Operations. Amortization expense associated with intangible assets totaled approximately $0.2 million for both the three months ended June 30, 2023 and 2022 and approximately $0.4 million for both the six months ended June 30, 2023 and 2022.
A schedule of future amortization of acquired intangible assets for the six months ended June 30, 2023 and thereafter is as follows (dollars in thousands):

	In-place lease value	Lease commissions	Acquired technology
2023 (Remainder)	$161	$12	$231
2024	303	20	448
2025	189	9	448
2026	102	4	448
2027	26	1	421
Thereafter	—	—	1,462

	$781	$46	$3,458

Note E — Notes Payable
As of June 30, 2023, the principal balances on notes payable are as follows (dollars in thousands):

Loan	Original Debt Amount	Monthly Payment	Balance as of 6/30/23	Lender		Interest Rate	Loan Maturity
MVP Clarksburg Lot	$476	I/O	$379	Vestin Realty Mortgage II		7.50%	8/25/2023
MVP Milwaukee Old World	$771	I/O	$1,871	Vestin Realty Mortgage II		7.50%	8/25/2023
MVP Milwaukee Clybourn	$191	I/O	$191	Vestin Realty Mortgage II		7.50%	8/25/2023
MVP Cincinnati Race Street, LLC	$2,550	I/O	$3,450	Vestin Realty Mortgage II		7.50%	8/25/2023
Minneapolis Venture	$2,000	I/O	$4,000	Vestin Realty Mortgage II		7.50%	8/25/2023
MVP Memphis Poplar (3)	$1,800	I/O	$1,800	LoanCore		5.38%	3/6/2024
MVP St. Louis (3)	$3,700	I/O	$3,700	LoanCore		5.38%	3/6/2024
Mabley Place Garage, LLC	$9,000	$44	$7,532	Barclays		4.25%	12/6/2024
322 Streeter Holdco LLC	$25,900	$130	$25,015	American National Insurance Co.		3.50%	3/1/2025
MVP Houston Saks Garage, LLC	$3,650	$20	$2,907	Barclays Bank PLC		4.25%	8/6/2025
Minneapolis City Parking, LLC	$5,250	$29	$4,302	American National Insurance, of NY		4.50%	5/1/2026
MVP Bridgeport Fairfield Garage, LLC	$4,400	$23	$3,598	FBL Financial Group, Inc.		4.00%	8/1/2026
West 9th Properties II, LLC	$5,300	$30	$4,421	American National Insurance Co.		4.50%	11/1/2026
MVP Fort Worth Taylor, LLC	$13,150	$73	$11,000	American National Insurance, of NY		4.50%	12/1/2026
MVP Detroit Center Garage, LLC	$31,500	$194	$27,160	Bank of America		5.52%	2/1/2027
MVP St. Louis Washington, LLC (1)	$1,380	$8	$1,258	KeyBank	*	4.90%	5/1/2027
St. Paul Holiday Garage, LLC (1)	$4,132	$24	$3,764	KeyBank	*	4.90%	5/1/2027
Cleveland Lincoln Garage, LLC (1)	$3,999	$23	$3,643	KeyBank	*	4.90%	5/1/2027
MVP Denver Sherman, LLC (1)	$286	$2	$260	KeyBank	*	4.90%	5/1/2027
MVP Milwaukee Arena Lot, LLC (1)	$2,142	$12	$1,951	KeyBank	*	4.90%	5/1/2027
MVP Denver 1935 Sherman, LLC (1)	$762	$4	$694	KeyBank	*	4.90%	5/1/2027
MVP Louisville Broadway Station, LLC (2)	$1,682	I/O	$1,682	Cantor Commercial Real Estate	**	5.03%	5/6/2027
MVP Whitefront Garage, LLC (2)	$6,454	I/O	$6,454	Cantor Commercial Real Estate	**	5.03%	5/6/2027
MVP Houston Preston Lot, LLC (2)	$1,627	I/O	$1,627	Cantor Commercial Real Estate	**	5.03%	5/6/2027
MVP Houston San Jacinto Lot, LLC (2)	$1,820	I/O	$1,820	Cantor Commercial Real Estate	**	5.03%	5/6/2027
St. Louis Broadway, LLC (2)	$1,671	I/O	$1,671	Cantor Commercial Real Estate	**	5.03%	5/6/2027
St. Louis Seventh & Cerre, LLC (2)	$2,057	I/O	$2,057	Cantor Commercial Real Estate	**	5.03%	5/6/2027
MVP Indianapolis Meridian Lot, LLC (2)	$938	I/O	$938	Cantor Commercial Real Estate	**	5.03%	5/6/2027
St Louis Cardinal Lot DST, LLC	$6,000	I/O	$6,000	Cantor Commercial Real Estate	**	5.25%	5/31/2027
MVP Preferred Parking, LLC	$11,330	$66	$11,143	Key Bank	**	5.02%	8/1/2027
Less unamortized loan issuance costs			$(613)

			$145,675

(1)	The Company issued a promissory note to KeyBank for $12.7 million secured by the pool of properties.

(2)	The Company issued a promissory note to Cantor Commercial Real Estate Lending, L.P. (“CCRE”) for $16.25 million secured by the pool of properties.
(3)	The loan is secured by a Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing on each of the properties owned by MVP St. Louis 2013 and MVP Memphis Poplar.
* 2 Year Interest Only
** 10 Year Interest Only
I/O - Interest Only
Reserve funds are generally required for repairs and replacements, real estate taxes, and insurance premiums. Some notes contain various terms and conditions including debt service coverage ratios and debt yield limits. As of June 30, 2023, borrowers for two of the Company’s loans totaling $38.7 million, failed to meet certain loan covenants. As a result, we are subject to additional cash management procedures, which resulted in approximately $0.3 million of restricted cash at June 30, 2023. In order to exit cash management, certain debt service coverage ratios or debt yield tests must be exceeded for two consecutive quarters to return to less restrictive cash management procedures. During the three months ended June 30, 2023, one loan exited cash management as the property has maintained consecutive quarters of the minimum debt service coverage ratio.
As of June 30, 2023, future principal payments on notes payable are as follows (dollars in thousands):

2023 (remainder)	$11,414
2024	16,012
2025	29,091
2026	22,708
2027	67,063
Thereafter	—

Total	$146,288
Note F — Revolving Credit Facility
On March 29, 2022, the Company entered into a Credit Agreement (the “Credit Agreement”) with KeyBank Capital Markets, as lead arranger, and KeyBank, National Association, as administrative agent. The Credit Agreement refinanced the Company’s then current loan agreements for certain properties. The Credit Agreement provides for, among other things, a $75.0 million revolving credit facility, originally maturing on April 1, 2023 (the “Revolving Credit Facility”). The Revolving Credit Facility may be increased by up to an additional $75.0 million provided that no event of default has occurred and certain other conditions are satisfied. Borrowings under the Revolving Credit Facility bear interest at a Secured Overnight Financing Rate (“SOFR”) benchmark rate or Alternate Base Rate, plus a margin of between 1.75% and 3.00%, with respect to SOFR loans, or 0.75% to 2.00%, with respect to base rate loans, based on the Company’s leverage ratio as calculated under the Credit Agreement. The Credit Agreement is secured by a pool of properties and requires compliance with certain financial covenants. The Credit Agreement also includes financial covenants that require the Company to (i) maintain a total leverage ratio not to exceed 65.0%, (ii) not to exceed certain fixed charge coverage ratios, and (iii) maintain a certain tangible net worth.
During 2022, the Company drew $73.7 million on the Revolving Credit Facility to pay-off
certain mortgage loans and fund an acquisition of a single garage.
On November 17, 2022, the Company executed an amendment to the Credit Agreement which extends the maturity of the Revolving Credit Facility to April 1, 2024, amends certain financial covenants through the new term, and adds a requirement for the Company to use diligent efforts to pursue an equity raise or liquidity event by March 31, 2023. As of June 30, 2023, the Company was not in compliance with all applicable covenants in agreements governing its debt, resulting in events of default.

As of June 30, 2023, the balance of unamortized loan fees associated with the Revolving Credit Facility is $0.6 million which is being amortized to interest expense in the Consolidated Statements of Operations over the remaining term.
Note G — Equity
Series A Preferred Stock
On November 1, 2016, the Company commenced an offering of up to $50 million in shares of the Company’s Series A Convertible Redeemable Preferred Stock (“Series A Preferred Stock”), par value $0.0001 per share, together with warrants to acquire the Company’s Common Stock, in a Regulation D 506(c) private placement to accredited investors.
The holders of the Series A Preferred Stock are entitled to receive, when and as authorized by the Board of Directors and declared by the Company out of funds legally available for the payment of dividends, cash dividends at the rate of 5.75% per annum of the initial stated value of $1,000 per share. Since a Listing Event, as defined in the charter, did not occur by March 31, 2018, the cash dividend rate has been increased to 7.50%, until a Listing Event at which time, the annual dividend rate will be reduced to 5.75% of the stated value.
On March 24, 2020, the Company’s Board of Directors unanimously authorized the suspension of the payment of distributions on the Series A Preferred Stock; however, such distributions will continue to accrue in accordance with the terms of the Series A Preferred Stock. Since initial issuance, the Company had declared distributions of approximately $1.3 million of which approximately $0.6 million had been paid to Series A stockholders. As of June 30, 2023 and December 31, 2022, approximately $0.7 million and $0.6 million of Series A Preferred Stock distributions that were accrued and unpaid, respectively, are included in accounts payable and accrued expenses on the Consolidated Balance Sheet.
Series 1 Preferred Stock
On March 29, 2017, the Company filed with the State Department of Assessments and Taxation of Maryland Articles Supplementary to the charter of the Company classifying and designating 97,000 shares of its authorized capital stock as shares of Series 1 Convertible Redeemable Preferred Stock (“Series 1 Preferred Stock”), par value $0.0001 per share. On April 7, 2017, the Company commenced the Regulation D 506(b) private placement of shares of Series 1 Preferred Stock, together with warrants to acquire the Company’s common stock, to accredited investors.
The holders of the Series 1 Preferred Stock are entitled to receive, when and as authorized by the Company’s Board of Directors and declared by us out of legally available funds, cumulative, cash dividends on each share at an annual rate of 5.50% of the stated value pari passu with the dividend preference of the Series A Preferred Stock and in preference to any payment of any dividend on the Company’s common stock; provided that since a Listing Event, as defined in the charter, has not occurred by April 7, 2018, the annual dividend rate on all Series 1 Preferred Stock shares has been increased to 7.00% of the stated value until the occurrence of a Listing Event, at which time, the annual dividend rate will be reduced to 5.50% of the stated value.
Each holder of Series 1 Preferred Stock received, for every $1,000 in shares subscribed by such holder, detachable warrants to purchase 35 shares of the Company’s common stock if the Company’s common stock is listed on a national securities exchange. Since a Listing Event did not occur on or prior to the fifth anniversary of the final closing date of the offering (ie. January 31, 2023), the outstanding warrants automatically expired.
On March 24, 2020, the Company’s Board of Directors unanimously authorized the suspension of the payment of distributions on the Series 1 Preferred Stock, however, such distributions will continue to accrue in accordance with the terms of the Series 1 Preferred Stock. Since initial issuance, the Company had declared distributions of approximately $15.7 million of which approximately $6.4 million had been paid to Series 1 Preferred Stock stockholders. As of June 30, 2023 and December 31, 2022, approximately $9.3 million and $7.9 million of Series 1 Preferred Stock distributions that were accrued and unpaid, respectively, are included in accounts payable and accrued expenses on the consolidated balance sheet.
Warrants
In accordance with its warrant agreement between the Company and Color Up, dated August 25, 2021 (the “Warrant Agreement”), Color Up has the right to purchase up to 1,702,128 shares of common stock, at an exercise price of $11.75 per share for an aggregate cash purchase price of up to $20.0 million (the “Common Stock Warrants”). Each whole Common Stock Warrant entitles the registered holder thereof to purchase one whole share of common stock at a price of $11.75 per share, subject to customary adjustments, at any time following a “Liquidity Event,” which is defined as an initial public offering and/or listing of the common stock on the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange. The Common Stock Warrants will expire on August 25, 2026.
The Common Stock Warrants are classified as equity and recorded at the issuance date fair value.
Securities Purchase Agreement
On November 2, 2021, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) by and among the Company, the Operating Partnership, and HS3, pursuant to which the Operating Partnership issued and sold to HS3 (a) 1,702,128 newly issued OP Units; and (b) 425,532 newly-issued Class A units of limited partnership of the Operating Partnership (“Class A Units”) which entitle HS3 to purchase up to 425,532 additional OP Units (the “Additional OP Units”) at an exercise price equal to $11.75 per Additional OP Unit, subject to adjustment as provided in the Class A Unit agreement, and HS3 paid to the Operating Partnership cash consideration of $20.0 million. The Additional OP Units are available to be exercised only upon completion of a Liquidity Event, as defined in the Securities Purchase Agreement.
Convertible Noncontrolling Interests
As of June 30, 2023, the Operating Partnership had approximately 17.0 million OP Units outstanding, excluding any equity incentive units granted. Under the terms of the Third Amended and Restated Limited Partnership Agreement, OP Unit holders may elect to exchange certain OP Units for shares of the Company’s Common Stock upon completion of a liquidity event. The OP Units outstanding as of June 30, 2023 are classified as noncontrolling interests within permanent equity on our Consolidated Balance Sheet.
Dividend Reinvestment Plan
The Company has a Dividend Reinvestment Plan (“DRIP”) which allows its stockholders to invest distributions in additional shares of our common stock, subject to certain limits. Stockholders who elect to participate in the DRIP may choose to invest all or a portion of their cash distributions in shares of our common stock at a price equal to our most recent estimated value per share. On March 22, 2018, the Company suspended payment of distributions and as such there are currently no distributions to invest in the DRIP.
Share Repurchase Program
On May 29, 2018, the Company’s Board of Directors suspended the Share Repurchase Program, other than for hardship repurchases in connection with a shareholder’s death. Repurchase requests made in connection with the death of a stockholder can be repurchased at a price per share equal to 100% of the amount the stockholder paid for each share, or once the Company had established an estimated NAV per share, 100% of such amount as determined by the Company’s Board of Directors, subject to any special distributions previously made to the Company’s stockholders. On March 24, 2020, the Board of Directors suspended all repurchases, even in the case of a stockholder’s death.

Note H — Equity Compensation
On February 28, 2023, Mr. Chavez and Ms. Hogue were granted 81,301 and 50,813 LTIP Units, respectively, in lieu of their 2022 target annual bonus. Of these awards granted to Mr. Chavez and Ms. Hogue, 13,550 and 10,163 LTIP Units vested immediately, with the remaining scheduled to vest over a three year period. The grant date fair value was determined to be $13.48 per unit for each of the LTIP Units awarded. Additionally, the non-management
members of the Board of Directors were granted 26,082 LTIP Units in lieu of their 2022 compensation. The Director’s LTIP Units will vest over a three year period, with the exception of immediate vesting for LTIP Units granted to Shawn Nelson, a former director that retired from the Board effective December 31, 2022. The grant date fair value was determined to be $14.76 per unit for each of the LTIP Units awarded to the non-management
members of the Board.
For the three and six months ended June 30, 2023, the Company recognized $1.2 million and $2.6 million in non-cash
amortization of equity awards, respectively. No amortization expense was recognized for the three and six months ended June 30, 2022. As of June 30, 2023 there was $19.1 million of unrecognized non-cash
amortization, including $15.7 million for LTIP Units and Performance LTIP Units (“PUs”) granted in 2022 which vest upon the achievement of a Liquidity Event (as defined in the respective LTIP agreements) and/or certain performance measures, which are considered not probable.
The following table sets forth a roll forward of all incentive equity awards for the six months ended June 30, 2023:

	As of June 30, 2023
	Number of Incentive Equity Awards	Weighted Avg Grant FV Per Share
Unvested — January 1, 2023	1,782,027	$12.65
Granted	158,196	13.69
Vested	(32,422)	13.91
Forfeited	—	—

Unvested — June 30, 2023	1,907,801	$12.72

Note I — Earnings Per Share
Basic and diluted loss per weighted average common share (“EPS”) is calculated by dividing net income (loss) attributable to the Company’s common stockholders, including any participating securities, by the weighted average number of shares outstanding for the period. The Company includes the effect of participating securities in basic and diluted earnings per share computations using the two-class
method of allocating distributed and undistributed earnings when the two-class
method is more dilutive than the treasury stock method. Outstanding warrants were antidilutive as a result of the net loss for the three and six months ended June 30, 2023 and 2022 and therefore were excluded from the dilutive calculation. The Company includes unvested PUs as contingently issuable shares in the computation of diluted EPS once the market criteria is met, assuming that the end of the reporting period is the end of the contingency period. The Company had 150,000 additional performance units that were granted to our executive officers on May 27, 2022, which are considered antidilutive to the dilutive loss per share calculation for the three and six months ended June 30, 2023 and 2022.

The following table reconciles the numerator and denominator used in computing the Company’s basic and diluted per-share
amounts for net loss attributable to common stockholders for the three and six months ended June 30, 2023 and 2022 (dollars in thousands):

	For the three months ended		For the six months ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Numerator:
Net loss attributable to MIC	$(2,468)	$(2,740)	$(4,765)	$(4,893)
Net loss attributable to participating securities	—	—	—	—

Net loss attributable to MIC common stock	$(2,468)	$(2,740)	$(4,765)	$(4,893)
Denominator:
Basic and dilutive weighted average shares of Common Stock outstanding	7,762,375	7,762,375	7,762,375	7,762,375
Basic and diluted loss per weighted average common share:
Basic and dilutive	$(0.32)	$(0.35)	$(0.61)	$(0.63)
Note J — Variable Interest Entities
The Company, through a wholly owned subsidiary of its Operating Partnership, owns a 51.0% beneficial interest in MVP St. Louis Cardinal Lot, DST, a Delaware Statutory Trust (“MVP St. Louis”). MVP St. Louis is the owner of a 2.56-acre, 376-vehicle
commercial parking lot, known as the Cardinal Lot.
MVP St. Louis is considered VIE and the Company concludes that it is the primary beneficiary since the power to direct the activities that most significantly impact the economic performance of MVP St. Louis was held by MVP Parking DST, LLC (the “Manager”) and certain subsidiaries of the Manager, which is controlled by Mr. Chavez.
As a result, the Company consolidates its investment in MVP St. Louis and MVP St. Louis Cardinal Lot Master Tenant, LLC, which had total assets of approximately $12.0 million (substantially all real estate investments) and liabilities of approximately $6.1 million (substantially all mortgage debt) as of June 30, 2023.
Note K — Income Taxes
The Company previously elected to be taxed as a REIT for federal income tax purposes and operated in a manner that allowed the Company to qualify as a REIT through December 31, 2019. As a consequence of the
COVID-19 pandemic,
the Company earned management income in lieu of lease income from a number of distressed tenants, which did not constitute qualifying REIT income for purposes of the annual REIT gross income tests, and, as a result, the Company was not in compliance with the annual REIT income tests for the year ended December 31, 2020. Accordingly, the Company did not qualify for taxation as a REIT in 2020 and continues to be taxed as a C corporation. As a C corporation, the Company is subject to federal income tax on its taxable income at regular corporate rates.
A full valuation allowance for deferred tax assets was historically provided each year since the Company believed that as a REIT it was more likely than not that it would not realize the benefits of its deferred tax assets. As a taxable C Corporation, the Company has evaluated its deferred tax assets for the six months ended June 30, 2023, which consist primarily of net operating losses and its investment in the Operating Partnership. Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss incurred over the three-year period ended June 30, 2023. Such objective evidence limits the ability to consider other subjective evidence, such as our projections for future growth. Despite substantial growth in property-level operations, the Company has continued to generate a net loss and as such the Company has determined that it will continue to record a full valuation allowance against its deferred tax assets for the six months ended June 30, 2023. A change in circumstances may cause the Company to change its judgment about whether deferred tax assets should be recorded, and further whether any such assets would more likely than not be realized. The Company would generally report any change in the valuation allowance through its Consolidated Stateme nts
of Operations in the period in which such changes in circumstances occur.
Note L — Fair Value
A fair value measurement is based on the assumptions that market participants would use in pricing an asset or liability in an orderly transaction. The hierarchy for inputs used in measuring fair value are as follows:
Level 1 – Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2 – Inputs include quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, and model-derived valuations whose inputs are observable.
Level 3 – Model-derived valuations with unobservable inputs.
In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement.
The Company’s financial instruments include cash and cash equivalents, restricted cash, accounts receivable and accounts payable. Due to their short maturities, the carrying amounts of these assets and liabilities approximate fair value. The estimated fair value of the Company’s debt (including notes payable and the Revolving Credit Facility) was derived using Level 2 inputs and approximate $206.4 million and $207.4 million as of June 30, 2023 and December 31, 2022, respectively.
Our real estate assets are measured and recognized at fair value on a nonrecurring basis when we determine an impairment has occurred. To estimate fair value the Company may use internally developed valuation models or independent third-parties. In either case, the fair value of real estate may be based on a number of approaches including the income capitalization approach, sales comparable approach or discounted cash flow approach. Each of these approaches utilized estimates and assumptions regarding an assets’ future performance and cash flows as well as market conditions, capitalization rates and discount rates which are all considered Level 2 inputs.
Note M— Commitments and Contingencies
The nature of the Company’s business exposes our properties, the Company, the Operating Partnership and its other subsidiaries to the risk of claims and litigation in the normal course of business. Other than as noted below, or routine litigation arising out of the ordinary course of business, the Company is not presently subject to any material litigation nor, to its knowledge, is any material litigation threatened against the Company.
The Company has previously disclosed stockholder class action lawsuits alleging direct and derivative claims against the Company, certain of its then-officers, then-directors, the Former Advisor and/or Mr. Shustek captioned
Arthur Magowski v. The Parking REIT, Inc., et. al,
No.
24-C-19003125
(filed on May 31, 2019),
Michelle Barene v. The Parking REIT, Inc., et. al,
No.
24-C-19003527
(filed on June 27, 2019) and
SIPDA Revocable Trust v. The Parking REIT, Inc., et al,
Case No.
2:19-cv-00428
(filed on March 12, 2019). As a result

of the Transaction, the Settlement Agreement (as defined in the Purchase Agreement) was entered into subject to completion of Color Up’s Tender Offer (as defined in the Purchase Agreement) for up to 900,506 shares of the Company’s outstanding Common Stock at $11.75 per share. Upon the expiration of the Tender Offer on November 5, 2021, the terms of the Settlement Agreement were satisfied and the prior lawsuits settled.
The Company has previously disclosed that the SEC was conducting an investigation relating to the Company. On March 11, 2021, the SEC notified the Company that they do not intend to recommend an enforcement action by the Commission against the Company.
The SEC investigation also related to the conduct of the Company’s former chairman and chief executive officer, Mr. Shustek. On July 29, 2021, the SEC filed a civil lawsuit against Mr. Shustek and his advisory firm Vestin Mortgage LLC, alleging violations of the securities laws (Case
 2
-
21
-civ-
01416
-JCM-BNW,
U.S. District Court, District of Nevada). The SEC seeks disgorgement, injunctions, and bars against Mr. Shustek, and related penalties. Pursuant to the Transaction, Mr. Shustek’s right to indemnification by the Company for certain claims related to the SEC’s investigation shall not exceed $2 million. This liability was recognized by the Company upon the closing of the Transaction and is included in indemnification liability on our Consolidated Balance Sheet. Effective as of the closing of the Transaction, Mr. Shustek resigned as Chief Executive Officer and director of the Company. On March 6, 2023, Mr. Shustek filed a complaint against the Company seeking advancement of indemnification expenses related to the SEC investigation (Case No. 1:2023CV00599). The Company denies the allegations that Mr. Shustek is entitled to advancement of expenses and intends to vigorously defend the lawsuit.
On August 25, 2021, the Company also entered into an Assignment of Claims, Causes of Action, and Proceeds Agreement, or the Assignment of Litigation Agreement, pursuant to which the Company assigned to the Former Advisor certain claims and claim proceeds that the Company had against Ira S. Levine, Levine Law Group, Inc. (or any other name by which a firm including Ira Levine was known), Edwin Herbert Bentzen IV and Andrew Fenton. On April 3, 2023, the parties entered into a settlement agreement and mutual release related to the Ira Levine matter. The Settlement Agreement is not related to the Assignment of Litigation Agreement.
In January 2023, the 43rd District Court of Parker County, Texas entered summary judgment in favor of the plaintiff, John Roy, who alleges he is due a commission relating to a proposed sale of the Fort Worth Taylor parking facility which was never consummated. The Company has filed an appeal. As a result of the court’s summary judgment, in December 2022 we recognized a charge of $0.7 million for the full estimated amount of damages (including legal fees and costs). The $0.7 million was recognized within organizational, offering and other costs in our Consolidated Statements of Operations and indemnification liability on our Consolidated Balance Sheets. During the first quarter of 2023, and as part of the appeals process, the Company posted cash collateral of $0.7 million for an appeals bond, which is reflected in Cash—Restricted on our Consolidated Balance Sheets.
Note N — Related Party Transactions and Arrangements
Two of the Company’s assets, 1W7 Carpark and 222W7, are currently operated by PCA, Inc., dba Park Place Parking. Park Place Parking is a private parking operator that is wholly owned by relatives of the Company’s CEO. The Company’s CEO is neither an owner nor beneficiary of Park Place Parking. Park Place Parking has been operating these assets for five and four years, respectively. Both assets were acquired in 2021 with their management agreements in place. As of June 30, 2023 and 2022, the Company recorded a balance of approximately $0.2 million and $0.1 million, respectively, from Park Place Parking which is included in accounts receivable, net on the Consolidated Balance Sheets and has been paid subsequent to June 30, 2023 within terms of the lease agreement.
In connection with the Company’s recapitalization transaction in August 2021, the Company owes approximately $469,231 to certain member entities of Color Up relating to prorated revenues for the month of August 2021 of the three properties contributed by Color Up. The accrual is reflected within due to related parties on the Consolidated Balance Sheets.
Additionally, in connection with the Company’s recapitalization transaction in August 2021, the Company was due approximately $156,000 from Color Up as consideration for OP Units then issued which was reflected within due from related parties on the Consolidated Balance Sheet as of December 31, 2022. The Company received all amounts due in March 2023.
License Agreement
On August 25, 2021, the Company entered into a Software License and Development Agreement with an affiliate of Bombe Asset Management, Ltd., an affiliate of the Company’s CEO and CFO, or the Supplier, pursuant to which the Company granted to the Supplier a limited, non-exclusive,
non-transferable,
worldwide right and license to access certain software and services for a fee of $5,000 per month.
Tax Matters Agreement
On August 25, 2021, the Company, the Operating Partnership and Color Up entered into the Tax Matters Agreement, or the Tax Matters Agreement, pursuant to which the Operating Partnership agreed to indemnify Color Up and certain affiliates and transferees of Color Up, together, the Protected Partners, against certain adverse tax consequences in connection with (1) (i) a taxable disposition of certain specified properties and (ii) certain dispositions of the Protected Partners’ interest in the Operating Partnership, in each case, prior to the tenth anniversary of the completion of the Transaction (or earlier, if certain conditions are satisfied); and (2) the Operating Partnership’s failure to provide the Protected Partners the opportunity to guarantee a specified amount of debt of the Operating Partnership during the period ending on the tenth anniversary of the completion of the Transaction (or earlier, if certain conditions are satisfied). In addition, and for so long as the Protected Partners own at least 20% of the units in the Operating Partnership received in the Transaction, the Company agreed to use commercially reasonable efforts to provide the Protected Partners with similar guarantee opportunities.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the shareholders and the Board of Directors of Mobile Infrastructure Corporation
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Mobile Infrastructure Corporation and subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, changes in equity, and cash flows, for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the financial statements, the Company does not have sufficient cash on hand or available liquidity to repay its outstanding debt as a result of the event default caused by noncompliance with debt covenants, which raises substantial doubt about its ability to continue as a going concern. Managements’ plans in regard to these matters are also described in Note B of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Impairment of Long-Lived Assets and Indefinite-Lived Intangible Assets
–
Evaluation of Impairment
–
Refer to Note B to the financial statements
Critical Audit Matter Description
The Company’s evaluation of real estate assets for impairment involves an initial assessment of each property to determine whether events or changes in circumstances exist that may indicate that the carrying amounts of real estate assets are no longer recoverable. Possible indications of impairment may include significant decreases in operating results, changes in useful life, or a plan to dispose of an asset. When events or changes in circumstances exist, the Company evaluates its properties for impairment by comparing undiscounted future cash flows expected to result from the property’s use and eventual disposition to the respective carrying amount. If the carrying amount of a property exceeds the undiscounted future cash flows, an analysis is performed to determine the fair value of the property.
The Company makes significant assumptions to evaluate properties for possible indications of impairment. Changes in these assumptions could have a significant impact on the properties identified for further analysis. For those properties where indications of impairment have been identified, the Company makes significant estimates and assumptions to determine the fair value using undiscounted future cash flows expected to result from the property’s use and eventual disposition, including estimates and assumptions related to the rental and net operating income growth rates. No impairment losses were recorded for the years ended December 31, 2022 or 2021.
How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures related to the identification and analysis of properties for possible indications of impairment, and our procedures related to the estimate of future undiscounted cash flows and the determination of fair value for unrecoverable properties, included the following, among others:
We evaluated the Company’s identification and analysis of impairment indicators by:

•
Searching for adverse asset-specific and market conditions through review of third-party industry reports, real estate industry news sources, board minutes, inquiries with management, and websites and financial reports, among other sources.

•	Independently evaluating impairment indicators, such as projected net operating income, and comparing the results of our analysis to the indicators identified by management.

•	Reviewing management’s specific property disposition plans and assessing for impairment properties with potential sales prices below the recorded property value.
We evaluated the Company’s estimate of undiscounted future cash flows and the determination of fair value for unrecoverable properties by:

•	Comparing the projections included in management’s estimate of future undiscounted cash flows to the Company’s historical results and external market sources.

•
Assessing the rental and net operating income growth rates and terminal capitalization rate used to determine the terminal value of the properties against third party industry reports and recent comparable sales information.

•	Discussing with management the assumptions used in the Company’s valuation models and evaluating the consistency of the assumptions used with evidence obtained in other areas of the audit.
/s/ Deloitte & Touche LLP
Cincinnati, OH
March 22, 2023
We have served as the Company’s auditor since 2021.

MOBILE INFRASTRUCTURE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	As of December 31,
	2022	2021
ASSETS
Investments in real estate
Land and improvements	$166,225	$166,224
Buildings and improvements	272,605	254,379
Construction in progress	1,206	89
Intangible assets	10,106	9,756

	450,142	430,448
Accumulated depreciation and amortization	(31,052)	(22,873)

Total investments in real estate, net	419,090	407,575

Fixed assets, net	210	61
Assets held for sale	696	—
Cash	5,758	11,805
Cash – restricted	5,216	4,891
Prepaid expenses	953	676
Accounts receivable, net	1,849	4,031
Due from related parties	156	—
Deferred offering costs	2,086	—
Other assets	99	108

Total assets	$436,113	$429,147

LIABILITIES AND EQUITY
Liabilities
Notes payable, net	$146,948	$207,153
Revolving credit facility, net	72,731	—
Accounts payable and accrued expenses	16,351	8,345
Accrued preferred distributions	8,504	5,504
Indemnification liability	2,596	2,000
Liabilities held for sale	968	—
Security deposits	161	166
Due to related parties	470	—
Deferred revenue	376	155

Total liabilities	249,105	223,323

Equity
Mobile Infrastructure Corporation Stockholders’ Equity
Preferred stock Series A, $0.0001 par value, 50,000 shares authorized, 2,862 shares issued and outstanding (stated liquidation value of $2,862,000 as of December 31, 2022 and 2021)	—	—
Preferred stock Series 1, $0.0001 par value, 97,000 shares authorized, 39,811 shares issued and outstanding (stated liquidation value of $39,811,000 as of December 31, 2022 and 2021)	—	—
Non-voting, non-participating convertible stock, $0.0001 par value, 1,000 shares authorized, 0.0001 par value, 1,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 98,999,000 shares authorized, 7,762,375 shares issued and outstanding as of December 31, 2022 and 2021	—	—
Warrants issued and outstanding – 1,702,128 warrants as of December 31, 2022 and 2021	3,319	3,319
Additional paid-in capital	193,176	196,176
Accumulated deficit	(109,168)	(101,049)

Total Mobile Infrastructure Corporation Stockholders’ Equity	87,327	98,446
Non-controlling interest	99,681	107,378

Total equity	187,008	205,824

Total liabilities and equity	$436,113	$429,147

The accompanying notes are an integral part of these consolidated financial statements.

F-
71

MOBILE INFRASTRUCTURE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	For the Years Ended December 31,
	2022	2021
Revenues
Base rental income	$8,345	$11,970
Management income	427	4,466
Percentage rental income	20,329	3,988

Total revenues	29,101	20,424
Expenses
Property taxes	6,885	5,382
Property operating expense	2,947	1,583
Interest expense	12,912	9,536
Depreciation and amortization	8,248	5,850
General and administrative	8,535	6,530
Professional fees, net of reimbursement of insurance proceeds	2,690	2,645
Organizational, offering and other costs	5,592	—

Total expenses	47,809	31,526
Other income (expense)
Loss on sale of real estate	(52)	—
PPP loan forgiveness	328	348
Other income	106	217
Gain on consolidation of VIE	—	360
Settlement of deferred management internalization	—	10,040
Transaction expenses	—	(12,224)

Total other income (expense)	382	(1,259)

Net loss	(18,326)	(12,361)
Net loss attributable to non-controlling interest	(10,207)	(1,297)

Net loss attributable to Mobile Infrastructure Corporation’s stockholders	$(8,119)	$(11,064)

Preferred stock distributions declared—Series A	(216)	(216)
Preferred stock distributions declared—Series 1	(2,784)	(2,784)

Net loss attributable to Mobile Infrastructure Corporation’s common stockholders	$(11,119)	$(14,064)

Basic and diluted loss per weighted average common share:
Net loss per share attributable to Mobile Infrastructure Corporation’s common stockholders—basic and diluted	$(1.43)	$(1.82)

Weighted average common shares outstanding, basic and diluted	7,762,375	7,741,192

The accompanying notes are an integral part of these consolidated financial statements.

F-
72

MOBILE INFRASTRUCTURE CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(In thousands)

	Preferred stock		Common stock
	Number of Shares	Par Value	Number of Shares	Par Value	Warrants	Additional Paid-in Capital	Accumulated Deficit	Non- controlling interest	Total
Balance, January 1, 2021	42,673	$—	7,727,696	$—	$—	$198,769	$(89,985)	$2,034	$110,818

Issuance of common stock	—	—	34,679	—	—	407	—	—	407
Issuance of OP units	—	—	—	—	—	—	—	104,088	104,088
Issuance of warrants	—	—	—	—	3,319	—	—	—	3,319
Consolidation of VIE	—	—	—	—	—	—	—	2,553	2,553
Declared distributions – Series A ($75.00 per share)	—	—	—	—	—	(216)	—	—	(216)
Declared distributions – Series 1 ($70.00 per share)	—	—	—	—	—	(2,784)	—	—	(2,784)
Net loss	—	—	—	—	—	—	(11,064)	(1,297)	(12,361)

Balance, December 31, 2021	42,673	$—	7,762,375	$—	$3,319	$196,176	$(101,049)	$107,378	$205,824

Equity based payments	—	—	—	—	—	—	—	2,510	2,510
Declared distributions – Series A ($75.00 per share)	—	—	—	—	—	(216)	—	—	(216)
Declared distributions – Series 1 ($70.00 per share)	—	—	—	—	—	(2,784)	—	—	(2,784)
Net income (loss)	—	—	—	—	—	—	(8,119)	(10,207)	(18,326)

Balance, December 31, 2022	42,673	$—	7,762,375	$—	$3,319	$193,176	$(109,168)	$99,681	$187,008

The accompanying notes are an integral part of these consolidated financial statements.

F-7
3

MOBILE INFRASTRUCTURE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Years Ended December 31
	2022	2021
Cash flows from operating activities:
Net Loss	$(18,326)	$(12,361)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	8,248	5,850
Amortization of loan costs	1,733	346
PPP loan forgiveness	(328)	(348)
Loss on sale of real estate	52	—
Amortization of right of use lease asset	—	28
Equity based payment	2,510	144
Income from or gain on consolidation of VIE	—	(360)
Settlement of deferred management internalization	—	(10,040)
Changes in operating assets and liabilities
Due to related parties	470	(192)
Accounts payable	6,509	(4,080)
Indemnification liability	596	2,000
Right of use lease liability	—	(28)
Deferred offering costs	(2,086)	—
Security deposits	(5)	16
Other assets	10	86
Deferred revenue	221	15
Accounts receivable	2,182	(2,882)
Prepaid expenses	(277)	1,746

Net cash provided by (used in) operating activities	1,509	(20,060)
Cash flows from investing activities:
Capital expenditures	(2,408)	(665)
Capitalized technology	(171)	(46)
Purchase of investment in real estate	(17,513)	(19,541)
Proceeds from sale of investment in real estate	650	—

Net cash (used in) investing activities	(19,442)	(20,252)
Cash flows from financing activities
Proceeds from line of credit	73,700	—
Proceeds from notes payable	—	3,866
Payments on notes payable	(58,755)	(6,343)
Issuance of OP Units	—	51,335
Issuance of common stock	—	263
Loan fees	(2,734)	(154)

Net cash provided by financing activities	12,211	48,967

Net change in cash, cash equivalents and restricted cash	(5,722)	8,655
Initial consolidation of VIE	—	146

Cash, cash equivalents and restricted cash, beginning of period	16,696	7,895

Cash, cash equivalents and restricted cash, end of period	$10,974	$16,696

Reconciliation of Cash, Cash Equivalents and Restricted Cash:
Cash, cash equivalents at beginning of period	11,805	4,235
Restricted cash at beginning of period	4,891	3,660

Cash, cash equivalents and restricted at beginning of period	$16,696	$7,895

Cash and cash equivalents at end of period	5,758	11,805
Restricted cash at end of period	5,216	4,891

Cash, cash equivalents and restricted at end of period	$10,974	$16,696

Supplemental disclosures of cash flow information:
Interest Paid	$10,613	$9,882
Non-cash investing and financing activities:
Dividends declared not yet paid	$3,000	$3,000
Consolidation of variable interest entities, net	$—	$3,181
Assumption of debt through acquisition	$—	$44,478
Acquisition of properties through OP units and warrants	$—	$56,074
Amounts due from related party	$156	$—
Accrued capital expenditures	$1,371	$—
The accompanying notes are an integral part of these consolidated financial statements.

F-7
4

MOBILE INFRASTRUCTURE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022
Note A

—
 Organization and Business Operations
Mobile Infrastructure Corporation (formerly known as The Parking REIT, Inc.) (the “Company,” “we,” “us” or “our”), is a Maryland corporation formed on May 4, 2015. The Company focuses on acquiring, owning and leasing parking facilities and related infrastructure, including parking lots, parking garages and other parking structures throughout the United States. The Company targets both parking garage and surface lot properties primarily in top 50 U.S. Metropolitan Statistical Areas, with proximity to key demand drivers, such as commerce, events and venues, government and institutions, hospitality and multifamily central business districts.
As of December 31, 2022, the Company owned 44 parking facilities (including one property classified as held for sale) in
22
separate markets throughout the United States, with a total of 15,750 parking spaces and approximately 5.4 million square feet. The Company also owns approximately 0.2 million square feet of commercial space adjacent to its parking facilities.
The Company is the sole general partner of Mobile Infra Operating Partnership, L.P., formerly known as MVP REIT II Operating Partnership, LP, a Maryland limited partnership (the “Operating Partnership”). The Company owns substantially all of its assets and conducts substantially all of its operations through the Operating Partnership, is the sole general partner of the Operating Partnership and owns approximately 45.8% of the common units of the Operating Partnership (the “OP Units”). Color Up, LLC, a Delaware limited liability company (“Color Up”) and HSCP Strategic III, LP, a Delaware limited partnership (“HS3”), are limited partners of the Operating Partnership and own approximately 44.2% and 10%, respectively, of the outstanding OP Units. Color Up is our largest stockholder and is controlled by the Company’s Chief Executive Officer and a director, Manuel Chavez, the Company’s President, Chief Financial Officer, and a director, Stephanie Hogue, and a director of the Company, Jeffrey Osher. HS3 is controlled by Mr. Osher.
The Company previously elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes and operated in a manner that allowed the Company to qualify as a REIT through December 31, 2019. As a consequence of lease modifications entered into during the
COVID-19 pandemic,
the Company earned income from a number of tenants that did not constitute qualifying REIT income for purposes of the annual REIT gross income tests, and, as a result, the Company was not in compliance with the annual REIT income tests for its taxable year ended December 31, 2020. Accordingly, the Company did not qualify for taxation as a REIT in 2020 and continues to be taxed as a C corporation. As a C corporation, the Company is not required to distribute any amounts to its stockholders.
Merger with Fifth Wall Acquisition Corp. III
On December 13, 2022, the Company and Fifth Wall Acquisition Corp. III (“FWAC”), a special purpose acquisition company sponsored by Fifth Wall Acquisition Sponsor III LLC (“Fifth Wall”), entered into a definitive merger agreement (the “Merger Agreement”). Upon closing of the merger (the “Merger”), FWAC will be the surviving entity and will be renamed “Mobile Infrastructure Corporation”. The combined company following the Merger (“New MIC”) expects to be publicly traded on the New York Stock Exchange under the ticker “BEEP.” Following the steps of the Merger as provided in the Merger Agreement:

•	each then issued and outstanding Class A Share of FWAC will convert, on a one-for-one basis, into one share of New MIC common stock;

•	each then issued and outstanding share of the Company’s common stock will convert, on a 1.5-to-one basis, into one share of New MIC common stock;

•	each share of the Company’s Series 1 and Series A preferred stock issued and outstanding will be converted into the right to receive one share of Series 1 and Series A preferred stock of New MIC; and

F-7
5

•
each of the Company’s common stock warrants will become a warrant to purchase that number of shares of New MIC common stock equal to the product of (a) the number of shares of common stock that would have been issuable upon the exercise of such common stock warrant and (b) 1.5.

Additionally, in connection with the execution of the Merger Agreement, FWAC entered into subscription agreements with an initial PIPE investor (the “Initial PIPE Investor”), pursuant to which the Initial PIPE Investor agreed to purchase from New MIC, prior to or substantially concurrently with the closing of the Merger, $10 million of common stock, par value $0.0001 per share, of New MIC (the “New MIC Common Stock”) at $10.00 per 1.2 shares. The Initial PIPE Investor is controlled by Jeffrey Osher, a member of the Company’s Board of Directors.
The Merger Agreement also contemplates other PIPE investments through the entry into one or more additional subscription agreements with one or more investors to purchase Class A Shares of FWAC, New MIC common stock, New MIC preferred stock or convertible notes of New MIC.
Pursuant to the Merger, the Operating Partnership will convert from a Maryland limited partnership to a Delaware limited liability company. As a limited liability company, the Operating Partnership will continue to be treated as a partnership and a disregarded entity for tax and accounting purposes.
During the year ended December 31, 2022, the Company incurred costs of approximately $2.1 million associated with the Merger. These costs are being accounted for as deferred offering costs in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 340,

Other Assets and Deferred Costs

and are reflected within deferred offering costs on our Consolidated Balance Sheets as of December 31, 2022.
Terminated Merger with Mobile Infrastructure Trust
On May 27, 2022, the Company entered into an Agreement and Plan of Merger (the “MIT Merger Agreement”) by and between the Company and Mobile Infrastructure Trust, a Maryland real estate investment trust (“MIT”), which is 100% owned by Bombe Asset Management LLC (“Bombe”), an Ohio limited liability company owned by Mr. Chavez and Ms. Hogue. Pursuant to the terms of the MIT Merger Agreement, the Company would merge with and into MIT, with MIT continuing as the surviving entity resulting from the transaction. Prior to and as a condition to the merger with MIT, MIT expected to undertake an initial public offering (the “MIT IPO”) of its common shares of beneficial interest. Also, in March 2022, the Company had entered into an agreement with MIT, requiring the Company to be allocated, bear and (where practicable) pay directly certain costs and expenses related to the merger with MIT and the MIT IPO.
In connection with the execution of the Merger Agreement with FWAC, the MIT Merger Agreement and the cost allocation agreement with MIT were terminated.
During the year ended December 31, 2022, the Company incurred costs of approximately $4.6 million pursuant to the cost allocation agreement with MIT. Such amounts are included on organizational, offering and other costs on the Consolidated Statements of Operations.
2021 Recapitalization
On January 8, 2021, the Company entered into an equity purchase and contribution agreement (the “Purchase Agreement”) by and among the Company, the Operating Partnership, Vestin Realty Mortgage I, Inc., (“VRMI”) Vestin Realty Mortgage II, Inc. (“VRMII”), and Michael V. Shustek (“Mr. Shustek” and together with VRMI and VRMII, the “Former Advisor”) and Color Up, LLC (the “Purchaser”). The transactions contemplated by the Purchase Agreement are referred to herein collectively as the “Transaction.”

F-7
6

On August 25, 2021, we completed the Transaction and as a result, the Company acquired three multi-level parking garages consisting of approximately 765 and 1,625 parking spaces located in Cincinnati, Ohio and approximately 1,154 parking spaces located in Chicago, Illinois totaling approximately 1.2 million square feet. In addition to the parking garages contributed, proprietary technology was contributed to the Company, which provides management of the Company with real-time information on the performance of its assets. Pursuant to the closing of the Transaction, the Operating Partnership issued 7,495,090 newly issued OP Units at $11.75 per unit for total consideration of $84.1 million, net of transaction costs. The consideration received consisted of $35.0 million of cash, three parking assets with an estimated fair value of approximately $98.8 million and technology with an estimated fair value of $4.0 million. The Company also assumed long-term debt with an estimated fair value of approximately $44.5 million. In addition, the Company issued warrants to Color Up to purchase up to 1,702,128 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) at an exercise price of $11.75 for an aggregate cash purchase price of up to $20 million. The estimated fair value of the warrants recorded as of the closing date of the Transaction was approximately $3.3 million. Transaction expenses not directly related to the acquisition of the three contributed real estate assets or issuance of OP Units of approximately $12.2 million and the settlement of the deferred management internalization liability of $10.0 million were recorded in transaction expenses and settlement of deferred management internalization, respectively, in the Consolidated Statements of Operations.
Management assessed the potential accounting treatment for the Transaction by applying ASC 805 and determined that the Transaction did not result in a change of control. As a result, the three contributed real estate assets and the technology platform acquired, described above, were accounted for by the Company as asset acquisitions in the financial statements, which required recognition of assets and liabilities at acquired cost and reflect the capitalization of any transaction costs directly attributable to the asset acquisition.
Note B

—
 Summary of Significant Accounting Policies
Basis of Accounting
The consolidated financial statements of the Company are prepared on the accrual basis of accounting and in accordance with principles generally accepted in the United States of America (“GAAP”) for financial information as contained in the FASB ASC, and in conjunction with rules and regulations of the SEC. In the opinion of management, all normal recurring adjustments considered necessary to give a fair presentation of operating results for the periods presented have been included. Certain prior period amounts have been reclassified to conform to the current period presentation.
Going Concern
The accompanying consolidated financial statements are prepared in accordance with GAAP applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.
The Company has incurred net losses since its inception and anticipates net losses for the near future. As of December 31, 2022, the Company was not in compliance with all applicable covenants in agreements governing its debt, resulting in events of default. Additionally, based on the Company’s expected financial performance for the twelve-month period subsequent to the filing of the December 31, 2022 Form

10-K,

the Company expects that it will not be in compliance with a financial covenant under the Revolving Credit Facility, which would result in another event of default. Such event allows the lender to accelerate the maturity of the debt under the Revolving Credit Facility which carries a balance of $73.7 million as of December 31, 2022. Further, our independent auditor has included an explanatory paragraph regarding our ability to continue as a “going concern” in its report on our financial statements for the year ending December 31, 2022, which constitutes an event of default under our Revolving Credit Facility at the time our financial statements for the year ending December 31, 2022 are filed. The Revolving Credit Facility also requires the Company to initiate an equity raise in order to

F-7
7

achieve a fixed charge coverage ratio (“FCCR”) of 1.4 to
1.0
as of March, 31, 2023. The Company does not currently have sufficient cash on hand, liquidity or projected future cash flows to repay these outstanding amounts upon an event of default. These conditions and events raise substantial doubt about the Company’s ability to continue as a going concern.
In response to these conditions, management’s plans include the following:

1.
Capitalizing on recent business development initiatives that we anticipate will improve total revenues through increased utilization of our parking assets and in many cases at higher average ticket rates.

2.	Management is budgeting reduced overhead costs in 2023 through the reduction or elimination of certain controllable expenses.

3.	We are pursuing further amendments and/or extensions with respect to the Revolving Credit Facility, including waivers of noncompliance with covenants.

4.	We have initiated equity raise or liquidity events, including the proposed merger with Fifth Wall Acquisition Corporation III.
However, there can be no assurance that we will be successful in completing any of these options. As a result, management’s plans cannot be considered probable and thus does not alleviate substantial doubt about our ability to continue as a going concern.
The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts of liabilities that might result from the outcome of this uncertainty.
Consolidation
The consolidated financial statements include the accounts of the Company, the Operating Partnership, each of their wholly owned subsidiaries, and all other entities in which the Company has a controlling financial interest. For entities that meet the definition of a variable interest entity (“VIE”), the Company consolidates those entities when the Company is the primary beneficiary of the entity. The Company is determined to be the primary beneficiary when it possesses both the power to direct activities that most significantly impact the economic performance of the VIE and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. The Company continually evaluates whether it qualifies as the primary beneficiary and reconsiders its determination of whether an entity is a VIE upon reconsideration events. All intercompany activity is eliminated in consolidation.
Noncontrolling interests on our Consolidated Balance Sheets represent the portion of equity that we do not own in the entities we consolidate. Net income or loss attributable to non-controlling

interest in our Consolidated Statements of Operations represents our partners’ share of net income or loss that is generally allocated on a pro-rata

basis based on ownership percentage.
Equity investments in which the Company exercises significant influence but does not control and is not the primary beneficiary are accounted for using the equity method. The Company’s share of its equity method investees’ earnings or losses is included in other income in the accompanying Consolidated Statements of Operations.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management makes significant estimates regarding asset impairment and purchase price allocations to record investments in real estate, as applicable.

F-7
8

Concentration
The Company had fifteen and fourteen parking operators during the years ended December 31, 2022 and 2021, respectively. One tenant/operator, SP + Corporation (Nasdaq: SP) (“SP+”), represented 60.5% of the Company’s revenue, excluding commercial revenue, for both the years ended December 31, 2022 and 2021. Premier Parking Service, LLC represented 12.4% and 12.6% of the Company’s revenue, excluding commercial revenue, for the years ended December 31, 2022 and 2021, respectively.
In addition, the Company had concentrations in Cincinnati (19.2% and 20.8%), Detroit (12.5% and 13.8%), Chicago (8.7% and 9.5%), and Houston (7.8% and 8.5%) based on gross book value of real estate as of December 31, 2022 and 2021, respectively.
As of December 31, 2022 and 2021, 59.2% and 52.2% of the Company’s outstanding accounts receivable balance, respectively, was with SP+.
Acquisitions
All assets acquired and liabilities assumed in an acquisition of real estate accounted for as a business combination are measured at their acquisition date fair values. For acquisitions of real estate accounted for as an asset acquisition, the fair value of consideration transferred by the Company (including transaction costs) is allocated to all assets acquired and liabilities assumed on a relative fair value basis.
In making estimates of fair values for purposes of allocating purchase price, the Company will utilize several sources, including independent third-party valuations that may be obtained in connection with the acquisition or financing of the respective property and other market data. The Company will also consider information obtained about each property as a result of the Company’s pre-acquisition

due diligence, as well as subsequent marketing and leasing activities, in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.
The Company allocates the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their relative fair values. Tangible assets include land, land improvements, buildings, fixtures and tenant improvements on an as-if
vacant basis. The Company utilizes various estimates, processes and information to determine the as-if
vacant property value. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Amounts allocated to land, land improvements, buildings and fixtures are based on valuations performed by independent third parties or on the Company’s analysis of comparable properties in the Company’s portfolio. Identifiable intangible assets include amounts allocated to acquire leases for above- and below-market lease rates, the value of in-place
leases, and the value of customer relationships, as applicable. The aggregate value of intangible assets related to in-place
leases is primarily the difference between the property valued with existing in-place
leases adjusted to market rental rates and the property valued as if vacant. Factors considered by the Company in its analysis of the in-place
lease intangibles include an estimate of carrying costs during the expected lease-up
period for each property, considering current market conditions and costs to execute similar leases. In estimating carrying costs, the Company will include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up
period. Estimates of costs to execute similar leases including leasing commissions, legal and other related expenses are also utilized.
The value of lease intangibles is amortized to depreciation and amortization expense in our Consolidated Statements of Operations over the remaining term of the respective lease. If a tenant terminates its lease with us, the unamortized portion of any lease intangible is recognized over the shortened lease term.

F-7
9

Impairment of Long-Lived Assets and Indefinite-Lived Intangible Assets
We periodically evaluate our long-lived assets, primarily investments in real estate, for indicators of impairment. When circumstances indicate the carrying value of a property may

not

be recoverable, the Company reviews the assets for potential impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists, due to the inability to recover the carrying value of a property through future undiscounted cash flows, we recognize an impairment loss to the extent that the carrying value exceeds the estimated fair value of the property.
When we determine that a property should be classified as held for sale, we recognize an impairment loss to the extent the property’s carrying value exceeds its fair value less estimated cost to dispose of the asset.
At least annually, we review indefinite-lived intangible assets for indicators of impairment. We first evaluate qualitative factors to determine if it is more likely than not that the carrying value of an indefinite-lived intangible asset exceeds its estimated fair value. Such qualitative factors include the impact of macroeconomic conditions, changes in the industry or market, cost factors, and financial performance. If we then conclude that impairment exists, we will recognize a charge to earnings representing the difference between the carrying amount and the estimated fair value of the indefinite-lived intangible asset.
Cash
The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. Short-term investments are stated at cost, which approximates fair value and may consist of investments in money market accounts and money market funds. From time to time, the cash and cash equivalent balances at one or more of our financial institutions may exceed the Federal Depository Insurance Corporation coverage.
Balances of cash and cash equivalents held at financial institutions may, at times, be in excess of the Federal Deposit Insurance Corporation (FDIC) insurance limit. The Company mitigates credit risk by placing cash and cash equivalents with major financial institutions.
Restricted Cash
Restricted cash primarily consists of escrowed tenant improvement funds, real estate taxes, capital improvement funds, insurance premiums and other amounts required to be escrowed pursuant to loan agreements.
Leases
The majority of the Company’s revenue is rental income derived from leases of our real estate assets. We account for our leases in accordance with ASC Topic 842, Leases (“ASC 842”). The majority of the Company’s leases are structured such that tenants pay base rent and percentage rent in an amount equal to a designated percentage of the amount by which gross revenues at the property during any lease year exceed a negotiated base amount; tenants are also financially responsible for all, or substantially all, property-level operating and maintenance expenses, subject to certain exceptions. The Company negotiates base rent, percentage rent and the base amount used in the calculation of percentage rent with the applicable tenant based on economic factors applicable to the particular parking facility and geographic market. In general, the Company expects that the rent received from tenants will constitute the majority of the gross receipts generated at such parking facility above the applicable negotiated threshold.

F-
80

A lease is determined to be an operating, sales-type, or direct financing lease using the criteria established in ASC 842. Leases will be considered either sales-type or direct financing leases if any of the following criteria are met:

•	if the lease transfers ownership of the underlying asset to the lessee by the end of the term;

•	if the lease grants the lessee an option to purchase the underlying asset that is reasonably certain to be exercised;

•	if the lease term is for the major part of the remaining economic life of the underlying asset; or

•	if the present value of the sum of the lease payments and any residual value guaranteed by the lessee equals or exceeds substantially all of the fair value of the underlying asset.
If none of the criteria listed above are met, the lease is classified as an operating lease. Currently, all of the Company’s leases are classified as operating leases.
Certain of our lease agreements provide for tenant reimbursements of property taxes and other operating expenses that are variable depending upon the applicable expenses incurred. These reimbursements are accrued as base rental income in our Consolidated Statements of Operations in the period in which the applicable expenses are incurred. Certain assumptions and judgments are made in estimating the reimbursements at the end of each reporting period. The Company does not expect the actual results to materially differ from the estimated reimbursements.
Lease receivables are reviewed each reporting period to determine whether or not it is probable that we will realize substantially all lease payments from our tenants. If it is not probable substantially all of the remaining lease payments from a tenant will be collected, we will recognize a charge to rental income for any accrued rent receivables, including straight-line receivables. Future rental income for that tenant will then be recognized on a cash basis, including any amounts relating to tenant reimbursement of expenses. Recording lease income on an accrual basis will resume for tenants once the Company believes the collection of rent for the remaining lease term is probable, which will generally be after a period of regular payments. Additionally, the Company records a general reserve based on a review of operating lease receivables at a company level to ensure they are properly valued based on analysis of historical bad debt, outstanding balances, and the current economic climate. As of December 31, 2022 and 2021, the reserve in accounts receivable for uncollectible amounts was $0.1 million.
Revenue Recognition
In 2020, as a result of the
COVID-19
pandemic, the Company transitioned certain leases to management contracts. Under these contracts, the operator managed our real estate assets on our behalf and paid operating expenses from gross parking revenues. The operator was then required to remit an agreed upon percentage of the remainder to the Company. These management contracts were accounted for in accordance with ASC Topic 606,
Revenue from Contracts with Customers
and revenues associated with these management contracts are recorded as management income in the Consolidated Statements of Operations. During the course of 2021, the Company reverted all management contracts back to leases. There were no management contracts in effect after January 1, 2022 and all management income recognized during 2022 represents collections from operators subsequent to the termination of our management contract.
Investments in Real Estate
Investments in real estate are recorded at cost. Improvements and replacements are capitalized when they extend the useful life of the asset. Costs of repairs and maintenance are expensed as incurred. Depreciation is recognized on a straight-line method over the estimated useful lives of each asset type. We periodically assess the reasonableness of useful lives which generally have the following lives, by asset class: up to 40 years for buildings, 15 years for land improvements, five years for fixtures and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests, generally one to 20 years.

F-
81

Stock-Based Compensation
Stock-based compensation for equity awards is based on the grant date fair value of the equity awards and is recognized as general and administrative expense in our Consolidated Statement of Operations over the requisite service or performance period. Forfeitures are recognized as incurred. Certain equity awards are subject to vesting based upon the satisfaction of various service, market, or performance conditions.
Income Taxes
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. Valuation allowances are established when management determines that it is more likely than not that all or some portion of the deferred tax asset will not be realized. A full valuation allowance has been recorded for deferred tax assets due to the Company’s history of taxable losses.
The Company uses a

two-step

approach to recognize and measure uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolutions of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more likely than not of being realized upon ultimate settlement. The Company believes that its income tax filing positions and deductions would be sustained upon examination; thus, the Company has not recorded any uncertain tax positions as of December 31, 2022 and 2021.
Reportable Segments
Our principal business is the ownership and operation of parking facilities. We do not distinguish our principal business, or group our operations, by geography or size for purposes of measuring performance. Accordingly, we have presented our results as a single reportable segment.
Note C

—

Acquisitions and Dispositions of Investments in Real Estate
2022
The following table is a summary of the one parking asset acquisition completed during the year ended December 31, 2022 (dollars in thousands).

Property	Location	Date Acquired	Property Type	# Spaces	Size / Acreage	Commercial Sq. Ft.	Purchase Price
222 Sheridan Bricktown Garage LLC	Oklahoma City, OK	6/7/2022	Garage	555	0.64	15,628	$17,513
The following table is a summary of the allocated acquisition value of the property acquired by the Company during the year ended December 31, 2022 (dollars in thousands).

	Land and Improvements	Building and improvements	In-Place Lease Value	Total assets acquired
222 Sheridan Bricktown Garage LLC	$1,314	$16,020	$179	$17,513

On September 1, 2022, the Company sold a parking lot located in Canton, Ohio for $0.7 million, resulting in a loss on sale of real estate of approximately $0.1 million. The Company received net proceeds of approximately $0.1 million after the repayment of the outstanding mortgage loan, interest and transaction costs.

F-8
2

In February 2023, the Company sold a parking lot located in Wildwood, NJ for $1.5 million and we anticipate recognizing an estimated gain on sale of real estate of approximately $0.7 million during the first quarter of 2023. The assets (substantially all real estate) and liabilities (substantially all mortgage debt) for this property were classified as held for sale on our Consolidated Balance Sheet as of December 31, 2022.
2021
The following table is a summary of the parking asset acquisitions completed during the year ended December 31, 2022 (dollars in thousands).

Property	Location	Date Acquired	Property Type	# Spaces	Size / Acreage	Retail Sq. Ft.	Purchase Price
1W7 Carpark, LLC	Cincinnati, OH	8/25/2021	Garage	765	1.21	18,385	$32,122
222W7 Holdco, LLC	Cincinnati, OH	8/25/2021	Garage	1625	1.84	—	$28,314
322 Streeter Holdco, LLC	Chicago, IL	8/25/2021	Garage	1154	2.81	—	$38,483
2nd Street Miami Garage, LLC	Miami, FL	9/9/2021	Contract	118	N/A	—	$3,253
Denver 1725 Champa Street Garage, LLC	Denver, CO	11/3/2021	Garage	450	0.72	—	$16,274
The following table is a summary of the allocated acquisition value of all properties acquired by the Company for the year ended December 31, 2022 (dollars in thousands).

	Land and Improvements	Building and improvements	In-Place Lease Value	Contract Value	Total assets acquired
1W7 Carpark, LLC	$2,995	$28,819	$308	$—	$32,122
222W7 Holdco, LLC	4,391	23,923	—	—	28,314
322 Streeter Holdco, LLC	11,387	27,096	—	—	38,483
2nd Street Miami Garage, LLC (a)	93	—	—	3,160	3,253
Denver 1725 Champa Street Garage, LLC	7,414	8,860	—	—	16,274

	$26,280	$88,698	$308	$3,160	$118,446

(a)
The value of

in-place

lease assets and the 2nd Street Miami Garage, LLC contract value are included in intangible assets on the consolidated balance sheet. The useful life of the in-place

lease value at 1W7 Carpark, LLC is 5 years. The 2nd Street Miami Garage, LLC contract value has an indefinite life.

There were no dispositions of real estate for the year ended December 31, 2021.
Note D

—

Intangible Assets
A schedule of the Company’s intangible assets and related accumulated amortization for the years ended December 31, 2022 and 2021 is as follows (dollars in thousands):

	2022		2021
	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization
In-place lease value	$2,564	$1,621	$2,398	$1,311
Lease commissions	165	106	152	82
Indefinite lived contract	3,160	—	3,160	—
Acquired technology	4,217	561	4,046	133

Total intangible assets	$10,106	$2,288	$9,756	$1,526

F-8
3

Amortization of the

in-place

lease value, lease commissions and acquired technology are included in depreciation and amortization in the accompanying Consolidated Statements of Operations. Amortization expense associated with intangible assets totaled $0.8 million and $0.3 million for the years ended December 31, 2022 and 2021, respectively.
A schedule of future amortization of acquired intangible assets for the year ended December 31, 2022 and thereafter is as follows (dollars in thousands):

	Acquired in- place leases	Lease commissions	Technology
2023	$320	$24	$448
2024	303	21	443
2025	189	9	443
2026	102	4	443
2027	29	1	415
Thereafter	—	—	1,464

	$943	$59	$3,656

F-8
4

Note E — Notes Payable
As of December 31, 2022 and 2021, the principal balances on notes payable are as follows (dollars in thousands):

Loan (4)	Original Debt Amount	Monthly Payment	Balance as of 12/31/22	Lender	Term (in Years)		Interest Rate	Loan Maturity
MVP Milwaukee Old World	$771	I/O	$1,871	Vestin Realty Mortgage II	1		7.50%	8/25/2023
Minneapolis Venture	$2,000	I/O	$4,000	Vestin Realty Mortgage II	1		7.50%	8/25/2023
MVP Milwaukee Clybourn	$191	I/O	$191	Vestin Realty Mortgage II	1		7.50%	8/25/2023
MVP Clarksburg Lot	$476	I/O	$379	Vestin Realty Mortgage II	1		7.50%	8/25/2023
MVP Cincinnati Race Street	$2,550	I/O	$3,450	Vestin Realty Mortgage II	1		7.50%	8/25/2023
MVP Memphis Poplar (3)	$1,800	I/O	$1,800	LoanCore	5		5.38%	3/6/2024
MVP St. Louis (3)	$3,700	I/O	$3,700	LoanCore	5		5.38%	3/6/2024
Mabley Place Garage	$9,000	$44	$7,635	Barclays	10		4.25%	12/6/2024
322 Streeter Holdco	$25,900	$130	$25,352	American National Insurance Co.	5	*	3.50%	3/1/2025
MVP Houston Saks Garage	$3,650	$20	$2,963	Barclays Bank PLC	10		4.25%	8/6/2025
Minneapolis City Parking	$5,250	$29	$4,379	American National Insurance, of NY	10		4.50%	5/1/2026
MVP Bridgeport Fairfield Garage	$4,400	$23	$3,664	FBL Financial Group, Inc.	10		4.00%	8/1/2026
West 9th Properties II	$5,300	$30	$4,497	American National Insurance Co.	10		4.50%	11/1/2026
MVP Fort Worth Taylor	$13,150	$73	$11,189	American National Insurance, of NY	10		4.50%	12/1/2026
MVP Detroit Center Garage	$31,500	$194	$27,625	Bank of America	10		5.52%	2/1/2027
MVP Denver Sherman (1)	$286	$2	$264	KeyBank	10	*	4.90%	5/1/2027
MVP Milwaukee Arena Lot (1)	$2,142	$12	$1,977	KeyBank	10	*	4.90%	5/1/2027
MVP Denver 1935 Sherman (1)	$762	$4	$703	KeyBank	10	*	4.90%	5/1/2027
MVP St. Louis Washington (1)	$1,380	$24	$1,274	KeyBank	10	*	4.90%	5/1/2027
St. Paul Holiday Garage (1)	$4,132	$8	$3,814	KeyBank	10	*	4.90%	5/1/2027
Cleveland Lincoln Garage (1)	$3,999	$23	$3,691	KeyBank	10	*	4.90%	5/1/2027
MVP Indianapolis Meridian Lot (2)	$938	I/O	$938	Cantor Commercial Real Estate	10	**	5.03%	5/6/2027
MVP Louisville Broadway Station (2)	$1,682	I/O	$1,682	Cantor Commercial Real Estate	10	**	5.03%	5/6/2027
MVP Whitefront Garage (2)	$6,454	I/O	$6,454	Cantor Commercial Real Estate	10	**	5.03%	5/6/2027
MVP Houston Preston Lot (2)	$1,627	I/O	$1,627	Cantor Commercial Real Estate	10	**	5.03%	5/6/2027
MVP Houston San Jacinto Lot (2)	$1,820	I/O	$1,820	Cantor Commercial Real Estate	10	**	5.03%	5/6/2027
St. Louis Broadway (2)	$1,671	I/O	$1,671	Cantor Commercial Real Estate	10	**	5.03%	5/6/2027
St. Louis Seventh & Cerre (2)	$2,057	I/O	$2,057	Cantor Commercial Real Estate	10	**	5.03%	5/6/2027
St Louis Cardinal Lot DST	$6,000	I/O	$6,000	Cantor Commercial Real Estate	10		5.25%	5/31/2027
MVP Preferred Parking	$11,330	$66	$11,257	Key Bank	10	**	5.02%	8/1/2027
Less unamortized loan issuance costs			$(974)

			$146,948

(1)	The Company issued a promissory note to KeyBank for $12.7 million secured by the pool of properties.

F-8
5

(2)	The Company issued a promissory note to Cantor Commercial Real Estate Lending, L.P. (“CCRE”) for $16.25 million secured by the pool of properties.
(3)	The loan is secured by a Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing on each of the properties owned by MVP St. Louis 2013 and MVP Memphis Poplar.
(4)
The table above excludes mortgage debt related to the MVP Wildwood NJ Lot, LLC. This property was classified as held for sale as of December 31, 2022. As such, the $1.0 million outstanding principal and related unamortized loan issuance costs are reported as liabilities held for sale on the Consolidated Balance Sheets.

* 2 Year Interest Only
** 10 Year Interest Only
I/O - Interest Only
In April 2022, the Company received notification from the Small Business Administration stating that the round two paycheck protection program loan was forgiven in full in the amount of $328,000. The forgiveness of this loan was recognized in the consolidated statements of operations for the year ended December 31, 2022.
During 2021, VRMI and VRMII acquired $11.5 million of outstanding notes payable the Company had with various lenders. On July 5, 2022, VRMI merged with and into Suncrest Holdings, LLC (“Suncrest”), an entity managed by an entity majority owned and controlled by Mr. Shustek, the Company’s former Chief Executive Officer. On July 11, 2022, Suncrest assigned and sold five of the six notes issued originally by VRMI to certain of the subsidiaries of the Company (collectively, the “VRMI Notes”) to VRMII. As a result, the obligations of Company subsidiaries under the five VRMI Notes, including all repayment obligations, are now owed to VRMII. All of the loans evidenced under the five VRMI Notes originally matured and were payable in full on August 25, 2022. However, in August 2022, the Company extended the term of the VRMI Notes to August 2023. In connection with this extension, the coupon rate was increased from 7.0% to 7.5% and the Company paid VRMII a $0.6 million extension fee.
Reserve funds are generally required for repairs and replacements, real estate taxes, and insurance premiums. Some notes contain various terms and conditions including debt service coverage ratios and debt yield limits. As of December 31, 2022 and 2021, borrowers for three of the Company’s loans totaling $55.6 million and seven loans totaling $96.0 million, respectively, failed to meet certain loan covenants. As a result, we are subject to additional cash management procedures, which resulted in approximately $0.7 million and $1.0 million of restricted cash at December 31, 2022 and 2021, respectively. In order to exit cash management, certain debt service coverage ratios or debt yield tests must be exceeded for two consecutive quarters to return to less restrictive cash management procedures. As of December 31, 2022, $1.0 million of our restricted cash was for two borrowers that had consecutive debt service coverage ratios in excess of required amounts during 2022 and were in process of being released from cash management.
As of December 31, 2022, future principal payments on notes payable are as follows (dollars in thousands):

2023	$13,048
2024	16,012
2025	29,091
2026	22,708
2027	67,063
Thereafter	—

Total	$147,922

F-8
6

Note F — Revolving Credit Facility
On March 29, 2022, the Company entered into
a
Credit Agreement (the “Credit Agreement”) with KeyBank Capital Markets, as lead arranger, and KeyBank, National Association, as administrative agent. The Credit Agreement refinanced the Company’s then current loan agreements for certain properties. The Credit Agreement provides for, among other things, a $75.0 million revolving credit facility, originally maturing on April 1, 2023 (the “Revolving Credit Facility”). The Revolving Credit Facility may be increased by up to an additional $75.0 provided that no event of default has occurred and certain other conditions are satisfied. Borrowings under the Revolving Credit Facility bear interest at a Secured Overnight Financing Rate (“SOFR”) benchmark rate or Alternate Base Rate, plus a margin of between 1.75% and 3.00%, with respect to SOFR loans, or 0.75% to 2.00%, with respect to base rate loans, based on the Company’s leverage ratio as calculated under the Credit Agreement. The Credit Agreement is secured by a pool of properties and requires compliance with certain financial covenants. The Credit Agreement also includes financial covenants that require the Company to (i) maintain a total leverage ratio not to exceed 65.0%, (ii) not to exceed certain fixed charge coverage ratios, and (iii) maintain a certain tangible net worth.
On April 15, 2022, the Company drew on the Revolving Credit Facility to pay a loan in full with LoanCore in the amount of $37.9 million. The loan had a maturity date of December 9, 2022 and was secured by a pool of six properties. On April 21, 2022, the Company drew on the Revolving Credit Facility to pay two loans in full with Associated Bank in a combined amount of $18.2 million. The loans had maturity dates of May 1, 2022 and October 1, 2022, respectively, and were secured by two properties. On June 6, 2022, the Company drew on the Revolving Credit Facility for $17.6 million to fund the acquisition of 222 Sheridan Bricktown Garage LLC. As of December 31, 2022, the Company had drawn $73.7 million of the available $75.0 million in the Credit Agreement.
On November 17, 2022, the Company executed an amendment to the Credit Agreement which extends the maturity of the Revolving Credit Facility to April 1, 2024, amends certain financial covenants through the new term, and adds a requirement for the Company to use diligent efforts to pursue an equity raise or liquidity event by March 31, 2023. In connection with this extension, the Company paid an extension fee of $375,000 (plus fees), which is being deferred and amortized over the new term of the Revolving Credit Facility.
As of December 31, 2022, the balance of unamortized loan fees associated with the Revolving Credit Facility is $1.0 million which is being amortized to interest expense in the Consolidated Statements of Operations over the remaining term.
Note G — Leases
Lessee
From January 10, 2020 through closing of the Transaction the Company leased corporate office space in Las Vegas for its former headquarters. The lease was accounted for as an operating leases in accordance with ASC 842 and we recognized zero and $0.2 million of lease expense for the years ended December 31, 2022 and 2021, respectively, which is reported in general and administrative expense in our Consolidated Statements of Operations.
Lessor
All of the Company’s leases are classified as operating leases. The following table summarizes the components of operating lease revenue recognized during the years ended December 31, 2022 and 2021 included within the Company’s Consolidated Statements of Operations (dollars in thousands):

	Year Ended December 31,
Lease revenue	2022	2021
Fixed contractual payments	$7,107	$9,154
Variable lease payments	$21,542	$6,939
Straight-line rental income	$25	$135

F-8
7

Future fixed contractual lease payments to be received under non-cancelable

operating leases in effect as of December 31, 2022, assuming no new or renegotiated leases or option extensions on lease agreements are executed, are as follows (dollars in thousands):

Years Ending December 31,	Future lease payments due
2023	$5,010
2024	$4,484
2025	$3,504
2026	$2,626
2027	$523
Thereafter	$—
Note H – Equity
Series A Preferred Stock
On November 1, 2016, the Company commenced an offering of up to $50 million in shares of the Company’s Series A Convertible Redeemable Preferred Stock (“Series A Preferred Stock”), par value $0.0001 per share, together with warrants to acquire the Company’s Common Stock, in a Regulation D 506(c) private placement to accredited investors.
The holders of the Series A Preferred Stock are entitled to receive, when and as authorized by the Board of Directors and declared by the Company out of funds legally available for the payment of dividends, cash dividends at the rate of 5.75% per annum of the initial stated value of $1,000 per share. Since a Listing Event, as defined in the charter, did not occur by March 31, 2018, the cash dividend rate has been increased to 7.50%, until a Listing Event at which time, the annual dividend rate will be reduced to 5.75% of the stated value.
On March 24, 2020, the Company’s Board of Directors unanimously authorized the suspension of the payment of distributions on the Series A Preferred Stock; however, such distributions will continue to accrue in accordance with the terms of the Series A Preferred Stock. Since initial issuance, the Company had declared distributions of approximately $1.2 million of which approximately $0.6 million had been paid to Series A stockholders. As of December 31, 2022 and 2021, approximately $0.6 million and $0.4 million of Series A Preferred Stock distributions that were accrued and unpaid, respectively, are included in accounts payable and accrued expenses on the Consolidated Balance Sheet.
Series 1 Preferred Stock
On March 29, 2017, the Company filed with the State Department of Assessments and Taxation of Maryland Articles Supplementary to the charter of the Company classifying and designating 97,000 shares of its authorized capital stock as shares of Series 1 Convertible Redeemable Preferred Stock (“Series 1 Preferred Stock”), par value $0.0001 per share. On April 7, 2017, the Company commenced the Regulation D 506(b) private placement of shares of Series 1 Preferred Stock, together with warrants to acquire the Company’s common stock, to accredited investors.
The holders of the Series 1 Preferred Stock are entitled to receive, when and as authorized by the Company’s Board of Directors and declared by us out of legally available funds, cumulative, cash dividends on each share at an annual rate of 5.50% of the stated value pari passu with the dividend preference of the Series A Preferred Stock and in preference to any payment of any dividend on the Company’s common stock; provided that since a Listing Event, as defined in the charter, has not occurred by April 7, 2018, the annual dividend rate on all Series 1 Preferred Stock shares has been increased to 7.00% of the stated value until the occurrence of a Listing Event, at which time, the annual dividend rate will be reduced to 5.50% of the stated value.

F-8
8

Each holder of Series 1 Preferred Stock received, for every $1,000 in shares subscribed by such holder, detachable warrants to purchase 35 shares of the Company’s common stock if the Company’s common stock is listed on a national securities exchange. Since a Listing Event did not occur on or prior to the fifth anniversary of the final closing date of the offering (ie. January 31, 2023), the outstanding warrants automatically expired.
On March 24, 2020, the Company’s Board of Directors unanimously authorized the suspension of the payment of distributions on the Series 1 Preferred Stock, however, such distributions will continue to accrue in accordance with the terms of the Series 1 Preferred Stock. Since initial issuance, the Company had declared distributions of approximately $14.3 million of which approximately $6.4 million had been paid to Series 1 Preferred Stock stockholders. As of December 31, 2022 and 2021, approximately $7.9 million and $5.1 million of Series 1 Preferred Stock distributions that were accrued and unpaid, respectively, are included in accounts payable and accrued expenses on the Consolidated Balance Sheet.
Warrants
On August 25, 2021, in connection with the closing of the Transaction, the Company entered into a warrant agreement (the “Warrant Agreement”) pursuant to which it issued to Color Up warrants to purchase up to 1,702,128 shares of common stock, at an exercise price of $11.75 per share for an aggregate cash purchase price of up to $20.0 million (the “Common Stock Warrants”). Each whole Common Stock Warrant entitles the registered holder thereof to purchase one whole share of common stock at a price of $11.75 per share, subject to customary adjustments, at any time following a “Liquidity Event,” which is defined as an initial public offering and/or listing of the common stock on the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange. The Common Stock Warrants will expire on August 25, 2026.
The Common Stock Warrants are classified as equity and recorded at the issuance date fair value. The issuance date fair value was determined using option pricing models and assumptions that were based on the individual characteristics of the Common Stock Warrants or other instruments on the valuation date, as well as assumptions for future financings, expected volatility, expected life, yield and risk-free interest rate.
Tender Offer
On October 5, 2021, Color Up initiated a Tender Offer (the “Offer”) to purchase up to 900,506 shares of common stock of the Company, at a price of $11.75 per share. On November 5, 2021, a total of 878,082 shares of common stock were validly tendered and not validly withdrawn pursuant to the Offer and Color Up accepted for purchase all such shares. Color Up initiated payment of an aggregate of approximately $10.3 million to the stockholders participating in the Offer.
Effective November 8, 2021, Color Up executed a subscription agreement with the Company pursuant to which Color Up acquired the remaining 22,424 shares of common stock not purchased through the Offer at $11.75 per share.
Securities Purchase Agreement
On November 2, 2021, the Company, entered into a securities purchase agreement (the “ Securities Purchase Agreement”) by and among the Company, the Operating Partnership, and HS3, pursuant to which the Operating Partnership issued and sold to HS3 (a) 1,702,128 newly issued OP Units; and (b) 425,532 newly-issued Class A units of limited partnership of the Operating Partnership (“Class A Units”) which entitle HS3 to purchase up to 425,532 additional OP Units (the “Additional OP Units”) at an exercise price equal to $11.75 per Additional OP Unit, subject to adjustment as provided in the Class A Unit agreement, and HS3 paid to the Operating Partnership cash consideration of $20.0 million. The Company used proceeds from the Securities Purchase Agreement for working capital purposes, including expenses related to the Securities Purchase Agreement and the acquisition of two parking lots and related assets. The Additional OP Units are available to be exercised only upon completion of a Liquidity Event, as defined in the Securities Purchase Agreement.

F-8
9

Convertible Noncontrolling Interests
As of December 31, 2022, the Operating Partnership had approximately 17.0 million OP Units outstanding, excluding any equity incentive units granted. Under the terms of the Third Amended and Restated Limited Partnership Agreement, OP Unit holders may elect to exchange certain OP Units for shares of the Company’s Common Stock upon completion of a liquidity event. The OP Units outstanding as of December 31, 2022 are classified as noncontrolling interests within permanent equity on our consolidated balance sheets.
Dividend Reinvestment Plan
The Company has a Dividend Reinvestment Plan (“DRIP”) which allows its stockholders to invest distributions in additional shares of our common stock, subject to certain limits. Stockholders who elect to participate in the DRIP may choose to invest all or a portion of their cash distributions in shares of our common stock at a price equal to our most recent estimated value per share. On March 22, 2018, the Company suspended payment of distributions and as such there are currently no distributions to invest in the DRIP.
Share Repurchase Program
On May 29, 2018, the Company’s Board of Directors suspended the Share Repurchase Program, other than for hardship repurchases in connection with a shareholder’s death. Repurchase requests made in connection with the death of a stockholder can be repurchased at a price per share equal to 100% of the amount the stockholder paid for each share, or once the Company had established an estimated NAV per share, 100% of such amount as determined by the Company’s Board of Directors, subject to any special distributions previously made to the Company’s stockholders. On March 24, 2020, the Board of Directors suspended all repurchases, even in the case of a stockholder’s death.
Note I—Stock-Based Compensation
On May 27, 2022, the Operating Partnership issued long-term incentive equity awards in the form of Director LTIP units of the Operating Partnership (“Director LTIP Units”) to the Company’s five independent directors in consideration for their accrued but unpaid director compensation fees. The Director LTIP Units will vest ratably in equal installments on each of the next three anniversaries of the grant date, subject to the director’s continued employment, contractual or other service relationship with the Company or an affiliate of the Company on the vesting date. The grant date fair value was determined to be $15.47. Prior to the granting of the Director LTIP Units, the associated compensation was anticipated to be paid in cash, and as such, the expense was accrued as a liability in the Consolidated Balance Sheets. Upon vesting, the Director LTIP Units are redeemable in cash or shares, at the option of the holder. As a result, the Director LTIP Units are classified as a liability within accounts payable and accrued expenses in the Consolidated Balance Sheet as of December 31, 2022.
Also on May 27, 2022, the Operating Partnership granted an aggregate of 1,500,000 Performance Units of the Operating Partnership (“PUs”) to the executive officers of the Company pursuant to performance unit award agreements entered into with respect to the PUs. The PUs vest, subject to the continued employment of the executive officers, upon the achievement of a 50% market condition and a 50% performance condition. The performance period for the market and performance conditions are May 27, 2022 through December 31, 2025 and May 27, 2022 through December 31, 2027, respectively, subject to the executive’s continued performance of the services of the Company, the Operating Partnership or an affiliate. The grant date fair value of the 750,000 PUs with market conditions was estimated at $8.95 per unit using a Monte Carlo simulation for the future stock prices of the Company and its corresponding peer group. The 750,000 PUs subject to a performance condition will vest if the Company’s adjusted funds from operations per share of common stock is at least $1.25 for four consecutive quarters prior to the fourth quarter of 2025 and then for an additional four consecutive quarters prior to December 31, 2027. The PUs subject to a performance condition were deemed not probable of achievement as of December 31, 2022. The probability of achievement of the performance condition will continue to be assessed throughout the performance period.

F-
90

PUs are subject to restrictions on transfer and may be subject to a risk of forfeiture if the executive ceases to be an employee of the Company, the Operating Partnership or an affiliate prior to vesting of the award. Each vested PU is entitled to receive a dividend equivalent payment equal to the dividend paid on the number of shares of OP Units issued. Each unvested PU is entitled to receive 10% of the distributions payable on OP Units.
On August 23, 2022, the Board granted 272,341 LTIP Units of the Operating Partnership to Mr. Chavez and Ms. Hogue, in lieu of full satisfaction of the Company’s obligation to issue to Mr. Chavez and Ms. Hogue restricted shares of common stock under their respective employment agreements with the Company (the “Executive LTIP Units”). As of the original grant date, the Executive LTIP Units were to vest in full only upon the occurrence of a Liquidity Event (as defined in Mr. Chavez and Ms. Hogue’s respective employment agreements) prior to August 25, 2024. On December 13, 2022, in connection with the Merger, the agreements granting these Executive LTIP Units were amended to require a service condition for a period of one year from a Liquidity Event. The modified grant date fair value of these Executive LTIP Units was determined to be $15.00 per unit. These Executive LTIP Units were deemed not probable of achievement as of the modification date and December 31, 2022.
The following table sets forth a roll forward of all incentive equity awards for the year ended December 31, 2022:

	As of December 31, 2022
	Number of Incentive Equity Awards	Weighted Avg Grant FV Per Share
Balance—January 1, 2022	—	$—
Granted	1,782,027	12.65
Vested	—	—
Forfeited	—	—

Total unvested units	1,782,027	$12.65

The Company recognized $2.5 million and $0.1 million of amortization of stock-based compensation for the years ended December 31, 2022 and 2021, respectively, which is included in general and administrative expenses in the Consolidated Statements of Operations. The remaining unrecognized compensation cost of approximately $4.2 million for PUs with market conditions is expected to be recognized over the remaining derived service period of 12 months. No amortization was recognized for the Executive LTIPs or PUs with performance conditions as they were deemed not probable of achievement. The unrecognized compensation cost of $15.7 million of these awards will be recognized once the performance conditions are deemed to be probable of achievement.
Long-Term Incentive Plan
The Company’s board of directors has adopted a long-term incentive plan which the Company may use to attract and retain qualified directors, officers, employees and consultants. The Company’s long-term incentive plan will offer these individuals an opportunity to participate in the Company’s growth through awards in the form of, or based on, the Company’s common stock. The Company currently anticipates that it will not issue awards under the Company’s long-term incentive plan, although it may do so in the future, including possible equity grants to the Company’s independent directors as a form of compensation.
The long-term incentive plan authorizes the granting of restricted stock, stock options, stock appreciation rights, restricted or deferred stock units, dividend equivalents, other stock-based awards and cash-based awards to directors, officers, employees and consultants of the Company and the Company’s affiliates selected by the board of directors for participation in the Company’s long-term incentive plan. Stock options granted under the long-term incentive plan will not exceed an amount equal to 10% of the outstanding shares of the Company’s common stock on the date of grant of any such stock options. Stock options may not have an exercise price that is less than the fair market value of a share of the Company’s common stock on the date of grant.

F-
91

The Company’s Board of Directors or a committee appointed by its Board of Directors will administer the long-term incentive plan, with sole authority to determine all of the terms and conditions of the awards, including whether the grant, vesting or settlement of awards may be subject to the attainment of one or more performance goals. No awards will be granted under the long-term incentive plan if the grant or vesting of the awards would jeopardize the Company’s status as a REIT under the Code (if applicable) or otherwise violate the ownership and transfer restrictions imposed under its charter. Unless otherwise determined by the Company’s Board of Directors, no award granted under the long-term incentive plan will be transferable except through the laws of descent and distribution.
The Company has authorized and reserved an aggregate maximum number of 500,000 common shares for issuance under the long-term incentive plan. In the event of a transaction between the Company and its stockholders that causes the per-share

value of the Company’s common stock to change (including, without limitation, any stock dividend, stock split,

spin-off,

rights offering or large nonrecurring cash dividend), the share authorization limits under the long-term incentive plan will be adjusted proportionately and the Board of Directors will make such adjustments to the long-term incentive plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock dividend or a combination or consolidation of the outstanding shares of common stock into a lesser number of shares, the authorization limits under the long-term incentive plan will automatically be adjusted proportionately and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.
The Company’s Board of Directors may in its sole discretion at any time determine that all or a portion of a participant’s awards will become fully vested. The board may discriminate among participants or among awards in exercising such discretion. The long-term incentive plan will automatically expire on the tenth anniversary of the date on which it is approved by the Board of Directors and stockholders, unless extended or earlier terminated by the Board of Directors. The Company’s Board of Directors may terminate the long-term incentive plan at any time. The expiration or other termination of the long-term incentive plan will not, without the participant’s consent, have an adverse impact on any award that is outstanding at the time the long-term incentive plan expires or is terminated. The Board of Directors may amend the long-term incentive plan at any time, but no amendment will adversely affect any award without the participant’s consent and no amendment to the long-term incentive plan will be effective without the approval of the Company’s stockholders if such approval is required by any law, regulation or rule applicable to the long-term incentive plan. There are no awards outstanding under the long-term incentive plan.
Not
e
J — Employee Benefit Plan
Effective July 1, 2019, the Company began participating in 401(k) Safe Harbor Plan (the “Plan”), which is a defined contribution plan covering all eligible employees. Under the provisions of the Plan, participants may direct the Company to defer a portion of their compensation to the Plan, subject to limitations in the Code. The Company provides for an employer matching contribution equal to 100% of the first 6% of eligible compensation contributed by each employee, which is funded in cash. All contributions vest immediately.
Total expense recorded for the matching 401(k) contribution in the years ended December 31, 2022 and 2021 was approximately $147,000 and $46,000, respectively.
Note K – Earnings (Loss) Per Share
Basic and diluted loss per weighted average common share (“EPS”) is calculated by dividing net income (loss) attributable to the Company’s common stockholders, including any participating securities, by the weighted average number of shares outstanding for the period. The Company includes the effect of participating securities in basic and diluted earnings per share computations using the two-class

method of allocating distributed and undistributed earnings when the two-class

method is more dilutive than the treasury stock method. Outstanding

F-9
2

warrants were antidilutive as a result of the net loss for the years ended December 31, 2022 and 2021 and therefore were excluded from the dilutive calculation. The Company includes unvested PUs as contingently issuable shares in the computation of diluted EPS once the market criteria is met, assuming that the end of the reporting period is the end of the contingency period. The Company had 150,000 additional performance units that were granted to our executive officers on May 27, 2022, which are considered antidilutive to the dilutive loss per share calculation for the year ended December 31, 2022. The Company did not have any additional dilutive shares resulting in basic loss per share equaling dilutive loss per share for the year ended December 31, 2021.
The following table reconciles the numerator and denominator used in computing the Company’s basic and diluted per-share

amounts for net loss attributable to common stockholders for the years ended December 31, 2022 and 2021 (dollars in thousands):

	2022	2021
Numerator:
Net loss attributable to MIC	$(11,119)	$(14,064)
Net loss attributable to participating securities	—	—

Net loss attributable to MIC common stock	$(11,119)	$(14,064)
Denominator:
Basic and dilutive weighted average shares of Common Stock outstanding	7,762,375	7,741,192
Basic and diluted loss per weighted average common share:
Basic and dilutive	$(1.43)	$(1.82)
Note L
 –

Variable Interest Entities
The Company, through a wholly owned subsidiary of its Operating Partnership, owns a 51.0% beneficial interest in MVP St. Louis Cardinal Lot, DST, a Delaware Statutory Trust (“MVP St. Louis”). MVP St. Louis is the owner of a 2.56-acre, 376-vehicle

commercial parking lot, known as the Cardinal Lot.
At the time of its initial investment, t
h
e Company concluded that MVP St. Louis was a VIE and that the power to direct the activities that most significantly impact the economic performance of MVP St. Louis was held by MVP Parking DST, LLC (the “Manager”) and certain subsidiaries of the Manager. As a result, the investment in MVP St. Louis was accounted for using the equity method of accounting through August 25, 2021.
In connection with the closing of the Transaction, the former advisor of the Company, MVP Realty Advisors, LLC (“MVPRA”) transferred ownership of the Manager to Mr. Chavez. This change in structure was deemed a reconsideration event and the Company concluded that it was the primary beneficiary of the MVP St. Louis. As a result, the Company began consolidating its investment in MVP St. Louis and MVP St. Louis Cardinal Lot Master Tenant, LLC, which had total assets of approximately $12.0 million (substantially all real estate investments) and liabilities of approximately $6.2 million (substantially all mortgage debt) as of August 25, 2021. These assets and liabilities were recorded at fair value as of the date of consolidation, and a gain of approximately $0.4 million was recognized in the Consolidated Statement of Operations. MVP St. Louis and MVP St. Louis Cardinal Lot Master Tenant, LLC had total assets of approximately $12.6 million (substantially all real estate investments) and liabilities of approximately $6.2 million (substantially all mortgage debt) as of December 31, 2022.
Note M

—

Income Taxes
The Company previously elected to be taxed as a REIT for federal income tax purposes and operated in a manner that allowed the Company to qualify as a REIT through December 31, 2019. As a consequence of the

COVID-19 pandemic,

the Company earned management income in lieu of lease income from a number of

F-9
3

distressed tenants, which did not constitute qualifying REIT income for purposes of the annual REIT gross income tests, and, as a result, the Company was not in compliance with the annual REIT income tests for the year ended December 31, 2020. Accordingly, the Company did not qualify for taxation as a REIT in 2020 and continues to be taxed as a C corporation. As a C corporation, the Company is subject to federal income tax on its taxable income at regular corporate rates.
A full valuation allowance for deferred tax assets was historically provided each year since the Company believed that as a REIT it was more likely than not that it would not realize the benefits of its deferred tax assets. As a taxable C Corporation, the Company has evaluated its deferred tax assets for the year ended December 31, 2022, which consist primarily of net operating losses and its investment in the Operating Partnership. Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss incurred over the three-year period ended December 31, 2022. Such objective evidence limits the ability to consider other subjective evidence, such as our projections for future growth. Despite substantial growth in property-level operations, the Company has continued to generate a net loss and as such the Company has determined that it will continue to record a full valuation allowance against its deferred tax assets for the year ended December 31, 2022. A change in circumstances may cause the Company to change its judgment about whether deferred tax assets should be recorded, and further whether any such assets would more likely than not be realized. The Company would generally report any change in the valuation allowance through its Consolidated Statements of Operations in the period in which such changes in circumstances occur.
The provision for income taxes for the years ended December 31, 2022 and 2021 consisted of the following, which is included in general and administrative expense in the Consolidated Statements of Operations (dollars in thousands):

	2022	2021
Current
Federal	—	—
State	29	31

Total Current	$29	$31
Deferred
Federal	—	—
State	—	—

Total Deferred	—	—

Total	$29	$31

The following table presents a reconciliation of the statutory corporate U.S. federal income tax rate to the Company’s effective tax rate as of December 31, 2022:

	2022	2021
Tax at U.S. statutory rate	21.00%	21.00%
State taxes, net of federal effect	2.29%	5.16%
Non-Deductible Expenses	0.89%	0.64%
Change in Valuation Allowance	(24.54)%	(27.08)%

Effective income tax rate	—	—

F-9
4

The balances for deferred taxes for the years ended December 31, 2022 and 2021 consisted of the following (dollars in thousands):

	Year Ended December 31,
	2022	2021
Deferred Tax Assets:
NOL Carryforward	$14,030	$11,307
Intangible Assets	4,676	5,661
Investment in Operating Partnership	8,388	10,576

Gross deferred tax assets	$27,094	$27,544
Less valuation allowance	(27,094)	(27,544)

Total deferred tax assets	$—	$—
Deferred Tax Liabilities:
Straight-line Rent	—	—

Total deferred tax liabilities	$—	$—

Total net deferred taxes	$—	$—

Note N

—
 Fair Value
A fair value measurement is based on the assumptions that market participants would use in pricing an asset or liability in an orderly transaction. The hierarchy for inputs used in measuring fair value are as follows:
Level 1 – Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2 – Inputs include quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, and model-derived valuations whose inputs are observable.
Level 3 – Model-derived valuations with unobservable inputs.
In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement.
The Company’s financial instruments include cash and cash equivalents, restricted cash, accounts receivable and accounts payable. Due to their short maturities, the carrying amounts of these assets and liabilities approximate fair value. The estimated fair value of the Company’s debt (including notes payable and the Revolving Credit Facility) was derived using Level 2 inputs and approximate $207.4 million and $161.2 million as of December 31, 2022 and 2021, respectively.
Our real estate assets are measured and recognized at fair value on a nonrecurring basis when we determine an impairment has occurred. To estimate fair value the Company may use internally developed valuation models or independent third-parties. In either case, the fair value of real estate may be based on a number of approaches including the income capitalization approach, sales comparable approach or discounted cash flow approach. Each of these approaches utilized estimates and assumptions regarding an assets’ future performance and cash flows as well as market conditions, capitalization rates and discount rates which are all considered Level 2 inputs.
Note O

—
 Commitments and Contingencies
The nature of the Company’s business exposes our properties, the Company, the Operating Partnership and its other subsidiaries to the risk of claims and litigation in the normal course of business. Other than as noted below, or routine litigation arising out of the ordinary course of business, the Company is not
 presently subject to any material litigation nor, to its knowledge, is any material litigation threatened against the Company.

F-9
5

The Company has previously disclosed stockholder class action lawsuits alleging direct and derivative claims against the Company, certain of its then-officers, then-directors, the Former Advisor and/or Mr. Shustek captioned

Arthur Magowski v. The Parking REIT, Inc., et. al,

No.

24-C-19003125

(filed on May 31, 2019),

Michelle Barene v. The Parking REIT, Inc., et. al,

No.

24-C-19003527

(filed on June 27, 2019) and

SIPDA Revocable Trust v. The Parking REIT, Inc., et al,

Case No.

2:19-cv-00428

(filed on March 12, 2019). As a result of the Transaction, the Settlement Agreement (as defined in the Purchase Agreement) was entered into subject to completion of Color Up’s Tender Offer (as defined in the Purchase Agreement) for up to 900,506 shares of the Company’s outstanding Common Stock at $11.75 per share. Upon the expiration of the Tender Offer on November 5, 2021, the terms of the Settlement Agreement were satisfied and the prior lawsuits settled.
The Company has previously disclosed that the SEC was conducting an investigation relating to the Company. On March 11, 2021, the SEC notified the Company that they do not intend to recommend an enforcement action by the Commission against the Company.
The SEC investigation also related to the conduct of the Company’s former chairman and chief executive officer, Mr. Shustek. On July 29, 2021, the SEC filed a civil lawsuit against Mr. Shustek and his advisory firm Vestin Mortgage LLC, alleging violations of the securities laws (Case
 2
-
21
-civ-
01416
-JCM-BNW,

U.S. District Court, District of Nevada). The SEC seeks disgorgement, injunctions, and bars against Mr. Shustek, and related penalties. Pursuant to the Transaction, Mr. Shustek’s right to indemnification by the Company for certain claims related to the SEC’s investigation shall not exceed $2 million. This liability was recognized by the Company upon the closing of the Transaction and is included in indemnification liability on our Consolidated Balance Sheet. Effective as of the closing of the Transaction, Mr. Shustek resigned as Chief Executive Officer and director of the Company.
On August 25, 2021, the Company also entered into an Assignment of Claims, Causes of Action, and Proceeds Agreement, or the Assignment of Litigation Agreement, pursuant to which the Company assigned to the Former Advisor certain claims and claim proceeds that the Company had against Ira S. Levine, Levine Law Group, Inc. (or any other name by which a firm including Ira Levine was known), Edwin Herbert Bentzen IV and Andrew Fenton. The Settlement Agreement is not related to the Assignment of Litigation Agreement.
In January 2023, the 43rd District Court of Parker County, Texas entered summary judgment in favor of the plaintiff, John Roy, who alleges he is due a commission relating to a proposed sale of the Fort Worth Taylor parking facility which was never consummated. The Company has filed an appeal. As a result of the court’s summary judgment, we recognized a charge of $0.7 million for the full estimated amount of damages (including legal fees and costs). The $0.7 million was recognized within organizational, offering and other costs in our Consolidated Statements of Operations and indemnification liability on our Consolidated Balance Sheets.
Note P
 —
 Related Party Transactions and Arrangements
Two of the Company’s assets, 1W7 Carpark and 222W7, are currently operated by PCA, Inc., dba Park Place Parking. Park Place Parking is a private parking operator that is wholly owned by relatives of the Company’s CEO. The Company’s CEO is neither an owner nor beneficiary of Park Place Parking. Park Place Parking has been operating these assets for five and four years, respectively. Both assets were acquired with their management agreements in place and at the same terms under which they were operating prior to the Transaction. As of December 31, 2022 and 2021, respectively, the Company recorded a balance of approximately $0.1 million from Park Place Parking which is included in accounts receivable, net on the Consolidated Balance Sheets and has been paid subsequent to December 31 within terms of the lease agreement.
In May 2022, the Company entered into a lease agreement with ProKids, an

Ohio not-for-profit.

An immediate family member of the Company’s CEO is a member of the Board of Trustees and President-Elect of that organization. ProKids leased 21,000 square feet of vacant unfinished commercial space in a 531,000 square foot building in Cincinnati, Ohio for 120 months. ProKids will invest in the tenant improvements in this space and

F-9
6

ultimately use it as their headquarters location. ProKids will have no rent due to the Company throughout the lease term, other than a rental fee on parking spaces used by the ProKids staff and visitors. As of December 31, 2022, ProKids does not owe the Company rental income related to the lease agreement.
The Company has agreed to pay for certain tax return preparation services of Color Up and certain member entities of Color Up. The Company has incurred $129,490 related to these services which is reflected in general and administrative expenses in the consolidated statements of income for the year ended December 31, 2022.
In connection with the Transaction, the Company owes approximately $469,231 to certain member entities of Color Up relating to prorated revenues for the month of August 2021 of the three properties contributed by Color Up. The accrual was established in the fourth quarter of 2021 and is reflected within due to related parties on the Consolidated Balance Sheets. Additionally, in connection with the Transaction, the Company is due approximately $156,000 from Color Up as consideration for OP Units then issued which is reflected within due from related parties on the Consolidated Balance Sheets.
License Agreement
On August 25, 2021, the Company entered into a Software License and Development Agreement, or the License Agreement, with an affiliate of Bombe, or the Supplier, pursuant to which the Company granted to the Supplier a limited, non-exclusive,

non-transferable,

worldwide right and license to access certain software and services for a fee of $5,000 per month.
Tax Matters Agreement
On August 25, 2021, the Company, the Operating Partnership and Color Up entered into the Tax Matters Agreement, or the Tax Matters Agreement, pursuant to which the Operating Partnership agreed to indemnify Color Up and certain affiliates and transferees of Color Up, together, the Protected Partners, against certain adverse tax consequences in connection with (1) (i) a taxable disposition of certain specified properties and (ii) certain dispositions of the Protected Partners’ interest in the Operating Partnership, in each case, prior to the tenth anniversary of the completion of the Transaction (or earlier, if certain conditions are satisfied); and (2) the Operating Partnership’s failure to provide the Protected Partners the opportunity to guarantee a specified amount of debt of the Operating Partnership during the period ending on the tenth anniversary of the completion of the Transaction (or earlier, if certain conditions are satisfied). In addition, and for so long as the Protected Partners own at least
20
% of the units in the Operating Partnership received in the Transaction, the Company agreed to use commercially reasonable efforts to provide the Protected Partners with similar guarantee opportunities.
Note Q
 –

Revision of Previously Issued Quarterly Financial Information (Unaudited)
During the year ended December 31, 2022, the Company identified certain errors impacting our first, second, and third quarterly filings of 2022. A summary of such errors is outlined in the tables below and include errors related to the cut-off

and classification of accruals, cash, prepaids and expenses, accounting and record keeping for tenant billings and deposits, accounting related to interest expense and loan fee amortization, elimination of intercompany receivables and payables, and corrections related to the calculation of noncontrolling interest.
Management assessed the materiality of these errors and concluded the misstatements were not material to the unaudited financial statements for the periods ended March 31, 2022, June 30, 2022 and September 30, 2022. Presented below are revisions to the previously issued quarterly financial statements for the effect of the revisions on the consolidated balance sheets and statements of operations as of and for the three months ended March 31, 2022, three and six months ended June 30, 2022, and three and nine months ended September 30, 2022, respectively.

F-9
7

	As of March 31, 2022			As of June 30, 2022			As of September 30, 2022
	As reported	Adjustments	As Corrected	As reported	Adjustments	As Corrected	As reported	Adjustments	As Corrected
	(in thousands)			(in thousands)			(in thousands)
Consolidated Balance Sheet:
Buildings and improvements	$254,482	$(156)	$254,326	$271,046	$(156)	$270,890	$271,964	$(156)	$271,808
Fixed assets, net	56	(43)	13	296	(81)	215	207	—	207
Cash	9,418	(548)	8,870	8,623	(441)	8,182	5,862	—	5,862
Cash – r e stricted	5,043	333	5,376	5,357	226	5,583	6,721	—	6,721
Prepaid expenses	462	194	656	544	(138)	406	1,021	(13)	1,008
Accounts receivable	3,312	(197)	3,115	2,494	(291)	2,203	2,578	(85)	2,493
Due from related parties	—	156	156	—	156	156	—	156	156
Other assets	103	(47)	56	121	(127)	(6)	64	—	64
Notes payable, net	205,965	—	205,965	150,299	(37)	150,262	148,278	—	148,278
Revolving Credit Facility, net	—	—	—	72,106	290	72,396	72,648	195	72,843
Accounts payable and accrued liabilities	15,589	(954)	14,635	18,530	(856)	17,674	21,604	(119)	21,485
Security Deposit	166	(46)	120	185	(46)	139	97	61	158
Deferred revenue	99	(35)	64	101	(35)	66	372	—	372
Accumulated deficit	(102,855)	370	(102,485)	(104,541)	(305)	(104,846)	(106,692)	(40)	(106,732)
Non-controlling interest	104,906	850	105,756	102,986	(352)	102,634	101,609	(56)	101,553

	Three Months Ended March 31, 2022
	As reported	Adjustments	As Corrected
	(in thousands, except per share data)
Consolidated Statement of Operations:
Base rent income	$2,051	$(120)	$1,931
Management agreement	—	427	427
Percentage rent	4,329	127	4,456
Property taxes	1,836	(205)	1,631
Property operating expense	837	16	853
General and administrative	1,506	9	1,515
Professional fees	1,988	(520)	1,468
Depreciation and amortization	1,967	43	2,010
Interest expense	(2,539)	83	(2,457)
Other income	15	46	61
Net loss	(4,278)	1,220	(3,058)
Net income attributable to non-controlling interest	(2,472)	850	(1,622)
Net loss attributable to Mobile Infrastructure Corporation’s common stockholders	(2,556)	370	(2,186)
Net loss per share attributable to Mobile Infrastructure Corporation’s common stockholders—basic and diluted	$(0.33)	$0.05	$(0.28)

F-9
8

	Three Months Ended June 30, 2022			Six Months Ended June 30, 2022
	As reported	Adjustments	As Corrected	As reported	Adjustments	As Corrected
	(in thousands, except per share data)			(in thousands, except per share data)
Consolidated Statement of Operations:
Base rent income	$2,122	$(120)	$2,002	$4,173	$(120)	$4,053
Management agreement	427	(427)	(0)	427	(114)	313
Percentage rent	4,856	175	5,031	9,185	271	9,456
Property taxes	1,844	(105)	1,739	3,680	(105)	3,575
Property operating expense	731	(32)	699	1,568	(97)	1,471
General and administrative	1,882	(44)	1,838	3,388	(44)	3,344
Professional fees	532	(38)	494	1,562	(387)	1,175
Organizational, offering and other costs	1,567	309	1,876	2,525	197	2,722
Depreciation and amortization	2,021	43	2,064	3,988	43	4,031
Interest expense	(3,168)	(198)	(3,366)	(5,707)	(250)	(5,957)
Other income	15	46	61	30	46	76
Net loss	(3,997)	(656)	(4,653)	(8,275)	225	(8,050)
Net income attributable to non-controlling interest	(2,311)	(352)	(2,663)	(4,783)	126	(4,657)
Net loss attributable to Mobile Infrastructure Corporation’s common stockholders	(2,436)	(305)	(2,741)	(4,992)	99	(4,893)
Net loss per share attributable to Mobile Infrastructure Corporation’s common stockholders—basic and diluted	$(0.31)	$(0.04)	$(0.35)	$(0.64)	$0.01	$(0.63)

F-9
9

	Three Months Ended September 30, 2022			Nine Months Ended September 30, 2022
	As reported	Adjustments	As Corrected	As reported	Adjustments	As Corrected
	(in thousands, except per share data)			(in thousands, except per share data)
Consolidated Statement of Operations:
Base rent income	$2,173	$120	$2,293	$6,346	$120	$6,466
Management agreement	—	—	—	427	(114)	313
Percentage rent	6,245	(187)	6,058	15,430	(187)	15,243
Property taxes	1,912	(106)	1,806	5,592	(106)	5,486
Property operating expense	501	(17)	484	2,069	(97)	1,972
General and administrative	2,455	44	2,499	5,843	(9)	5,834
Professional fees	525	(47)	478	2,087	(326)	1,761
Organizational, offering and other costs	2,168	(197)	1,971	4,693	—	4,693
Depreciation and amortization	2,137	(43)	2,094	6,125	(43)	6,082
Interest expense	(3,387)	(288)	(3,675)	(9,094)	(383)	(9,477)
Other income	123	(107)	16	153	(107)	46
Net loss	(4,596)	(96)	(4,692)	(12,871)	(89)	(12,960)
Net income attributable to non-controlling interest	(2,445)	(56)	(2,501)	(7,228)	(52)	(7,280)
Net loss attributable to Mobile Infrastructure Corporation’s common stockholders	(2,901)	(40)	(2,941)	(7,893)	(37)	(7,930)
Net loss per share attributable to Mobile Infrastructure Corporation’s common stockholders—basic and diluted	$(0.37)	$(0.01)	$(0.38)	$(1.02)	$0.01	$(1.01)

F-
100

Note R
 –

Quarterly Financial Data (Unaudited)
The interim financial statem
e
nts for the quarterly periods in 2022 are unaudited and, in the opinion of management, include all adjustments, consisting of normal r
e
curring adjustments, necessary for a fair presentation of the periods presented. Information for the three months ended March 31, 2022, June 30, 2022, and September 30, 2022 have been adjusted to correct immaterial errors. See Note Q, Revision of Previously Issued Quarterly Financial Information, for additional information.

	For the 2022 Three Months Ended
	March 31	June 30	September 30	December 31
	(in thousands, except per share data)
Revenues
Base rental income	$1,931	$2,002	$2,293	$2,119
Management income	427	—	—	—
Percentage rental income	4,456	5,031	6,058	4,785

Total revenues	$6,814	$7,033	$8,351	$6,904
Expenses
Property taxes	$1,631	$1,739	$1,806	$1,709
Property operating expense	853	699	484	912
Interest expense	2,457	3,366	3,675	3,415
Depreciation and amortization	2,010	2,064	2,094	2,080
General and administrative	1,515	1,838	2,499	2,683
Professional fees, net of reimbursement of insurance proceeds	1,468	494	478	250
Organizational, offering and other costs	—	1,876	1,971	1,745

Total expenses	$9,933	$12,075	$13,007	$12,794
Other income (expense)
Loss on sale of real estate	$—	$—	$(52)	$—
PPP loan forgiveness	—	328	—	—
Other income	61	61	16	(32)

Total other income (expense)	$61	$389	$(36)	$(32)
Net loss	$(3,058)	$(4,653)	$(4,692)	$(5,923)
Net loss attributable to non-controlling interest	(1,622)	(2,663)	(2,501)	(3,422)

Net loss attributable to Mobile Infrastructure Corporation’s stockholders	$(1,436)	$(1,990)	$(2,191)	$(2,501)
Preferred stock distributions declared—Series A	(54)	(54)	(54)	(54)
Preferred stock distributions declared—Series 1	(696)	(696)	(696)	(696)

Net loss attributable to Mobile Infrastructure Corporation’s common stockholders	$(2,186)	$(2,740)	$(2,941)	$(3,251)

Basic and diluted loss per weighted average common share:
Net loss per share attributable to Mobile Infrastructure Corporation’s common stockholders—basic and diluted	$(0.28)	$(0.35)	$(0.38)	$(0.42)

Weighted average common shares outstanding, basic and diluted	7,762,375	7,762,375	7,762,375	7,762,375

F-
101

SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
December 31, 2022
(dollars in thousands)

			Initial Cost		Costs Capitalized Subsequent to Acquisition		Gross Carrying Amount at December 31, 2022 (1)
Description	ST	Encumbrance	Land and Improvements	Buildings and Improvements	Improvements	Carrying Costs	Land	Building and Improvements	Total	Accumulated Depreciation (2)	Date Acquired	Life on which depr in latest statement is computed
West 9th Street (3)	OH	$4,497	$5,675	$—	$243	$—	$5,918	$—	$5,918	$60	2016	15
Crown Colony (3)	OH	—	3,030	—	19	—	2,954	—	2,954	7	2016	15
Cincinnati Race Street	OH	3,450	2,142	2,358	1,870	—	1,904	3,966	5,870	943	2016	39 , 15
St Louis Washington	MO	1,274	3,000	—	7	—	1,637	—	1,637	2	2016	15
St Paul Holiday Garage	MN	3,814	1,673	6,527	385	—	1,673	6,912	8,585	1,145	2016	39,15
Louisville Station	KY	1,682	3,050	—	57	—	3,007	—	3,007	22	2016	15
Whitefront Garage	TN	6,454	3,116	8,380	176	—	3,116	8,556	11,672	1,407	2016	39,15
Cleveland Lincoln Garage	OH	3,691	2,195	5,122	5,163	—	1,378	8,377	9,755	1,789	2016	39,15
Houston Preston	TX	1,627	2,800	—	20	—	2,820	—	2,820	7	2016	15
Houston San Jacinto	TX	1,820	3,200	—	50	—	3,250	—	3,250	18	2016	15
MVP Detroit Center Garage	MI	27,625	7,000	48,000	743	—	7,000	48,743	55,743	7,504	2017	39,15
St. Louis Broadway	MO	1,671	2,400	—	—	—	2,400	—	2,400	—	2017	N/A
St. Louis Seventh & Cerre	MO	2,057	3,300	—	—	—	3,300	—	3,300	—	2017	N/A
MVP Preferred Parking	TX	11,257	15,800	4,700	720	—	15,230	5,250	20,480	857	2017	39,15

F-10
2

			Initial Cost		Costs Capitalized Subsequent to Acquisition		Gross Carrying Amount at December 31, 2022 (1)
Description	ST	Encumbrance	Land and Improvements	Buildings and Improvements	Improvements	Carrying Costs	Land	Building and Improvements	Total	Accumulated Depreciation (2)	Date Acquired	Life on which depr in latest statement is computed
MVP Raider Park Garage	TX	*	2,005	9,057	2,713	—	2,005	11,770	13,775	1,741	2017	39,15
MVP PF Memphis Poplar 2013	TN	1,800	3,658	—	24	—	3,670	12	3,682	17	2017	15
MVP PF St. Louis 2013	MO	3,700	5,041	—	—	—	5,041	—	5,041	36	2017	15
Mabley Place Garage	OH	7,635	1,585	19,018	971	—	1,360	17,214	18,574	2,339	2017	39,15
MVP Denver Sherman	CO	264	705	—	—	—	705	—	705	—	2017	N/A
MVP Fort Worth Taylor	TX	11,189	2,845	24,405	5	—	2,845	24,410	27,255	3,169	2017	39,15
MVP Milwaukee Old World	WI	1,871	2,003	—	8	—	2,003	8	2,011	24	2017	15
MVP Houston Saks Garage	TX	2,963	4,931	5,221	177	—	3,713	4,116	7,829	604	2017	39,15
MVP Milwaukee Wells	WI	*	4,994	—	—	—	4,374	—	4,374	83	2017	15
MVP Wildwood NJ Lot (4)	NJ	1,000	1,631	—	—	—	696	—	696	—	2017	N/A
MVP Indianapolis City Park	IN	*	2,056	8,557	114	—	2,056	8,671	10,727	1,146	2017	39,15
MVP Indianapolis WA Street Lot	IN	*	5,618	—	—	—	5,618	—	5,618	27	2017	15
MVP Minneapolis Venture	MN	4,000	4,013	—	109	—	4,013	109	4,122	1	2017	N/A
MVP Indianapolis Meridian Lot	IN	938	1,573	—	—	—	1,523	—	1,523	7	2017	15
MVP Milwaukee Clybourn	WI	191	257	—	—	—	257	—	257	3	2017	15

F-10
3

			Initial Cost		Costs Capitalized Subsequent to Acquisition		Gross Carrying Amount at December 31, 2022 (1)
Description	ST	Encumbrance	Land and Improvements	Buildings and Improvements	Improvements	Carrying Costs	Land	Building and Improvements	Total	Accumulated Depreciation (2)	Date Acquired	Life on which depr in latest statement is computed
MVP Milwaukee Arena	WI	1,977	4,631	—	22	—	4,641	12	4,653	—	2017	N/A
MVP Clarksburg Lot	WV	379	701	—	—	—	611	—	611	3	2017	15
MVP Denver 1935 Sherman	CO	703	2,533	—	—	—	2,533	—	2,533	—	2017	N/A
MVP Bridgeport Fairfield Garage	CT	3,664	498	7,555	12	—	498	7,567	8,065	1,027	2017	39,15
Minneapolis City Parking	MN	4,379	9,633	—	—	—	7,513	—	7,513	100	2017	15
MVP New Orleans Rampart	LA	*	8,105	—	—	—	7,835	—	7,835	—	2018	N/A
MVP Hawaii Marks	HI	*	9,119	11,715	421	—	8,570	11,435	20,005	1,406	2018	39,15
1W7 Carpark	OH	*	2,995	28,762	18	—	2,995	28,780	31,775	988	2021	39,15
222W7	OH	*	4,391	23,879	85	—	4,391	23,964	28,355	823	2021	39
322 Streeter	IL	25,352	11,387	27,035	405	—	11,387	27,440	38,827	941	2021	39
2nd Street	FL	—	93	—	—	—	93	—	93	—	2021	N/A
Denver 1725 Champa Street Garage	CO	*	7,414	8,860	362	—	7,414	9,222	16,636	275	2021	39
Bricktown	OK	*	1,314	16,020	32	—	1,314	16,052	17,366	241	2022	39
MVP St. Louis Cardinal Lot DST	MO	6,000	11,660	19	—	—	11,660	19	11,679	1	2017	N/A

		$148,922	$175,770	$265,190	$14,931	$—	$166,921	$272,605	$439,526	$28,763

(1)	The aggregate gross cost of property included above for federal income tax purposes approximately $413.3 million as of December 31, 2022.
(2)
The initial costs of buildings are depreciated over 39 years using a straight-line method of accounting; improvements capitalized subsequent to acquisition are depreciated over the shorter of the lease term or useful life, generally ranging from one to 20 years.

F-10
4

(3)	These properties are held by West 9th St. Properties II, LLC
(4)	Wildwood lot classified as held for sale at December 31, 2022
*	Property financed under the Revolving Credit Fa c ility
The following table reconciles the historical cost of total real estate held for investment for the years ended December 31, 2022 and 2021 (dollars in thousands):

	2022	2021
Balance at beginning of period	$420,603	$292,076
Additions during period:
Acquisitions	17,334	126,651
Improvements	2,289	1,876
Deductions during period:
Dispositions	(700)	—
Impairments	—	—

Balance at close of period	$439,526	$420,603

(1)
This amount does not include intangible assets and construction in progress totaling approximately $10.1 million and $1.2 million, respectively, as of December 31, 2022 and approximately $9.8 million and $0.1 million as of December 31, 2021, respectively.

The following table reconciles the accumulated depreciation for the years ended December 31, 2022 and 2021 (dollars in thousands):

	2022	2021
Balance at beginning of period	$21,348	$15,890
Deductions during period:	—	—
Depreciation of real estate	7,415	5,458

Balance at close of period	$28,763	$21,348

F-10
5

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses that the registrant may incur in connection with the securities being registered hereby. All amounts shown are estimates except for the SEC registration fee.

Securities and Exchange Commission registration fee	$20,392.63
Accounting fees and expenses	$31,500
Legal fees and expenses	$300,000
Financial printing and miscellaneous expenses	$10,000
Total	$361,892.63

Item 32. Sales to Special Parties.

The information set forth in Item 33 is incorporated herein by reference.

Item 33. Recent Sales of Unregistered Securities.

The following list sets forth information as to all of the registrant’s securities sold in the last three years that were not registered under the Securities Act. The descriptions of these issuances are historical and have not been adjusted to give effect to the Merger. Capitalized terms used and not defined in this Item 33 have the meanings given to them in the prospectus which forms a part of this registration statement.

FWAC Class B Ordinary Shares

On February 24, 2021, FWAC issued 4,312,500 FWAC Class B Shares to Sponsor in exchange for a payment of $25,000 to cover for certain expenses and offering costs on behalf of FWAC. Such shares have not been registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

In April 2021, FWAC effected a share capitalization for FWAC Class B Shares, resulting in an aggregate of 7,187,500 FWAC Class B Shares outstanding and an aggregate purchase price of approximately $0.003 per ordinary share; 312,500 FWAC Class B Shares were subsequently forfeited by Sponsor due to the partial exercise of the FWAC IPO Underwriters’ over-allotment option, resulting in an aggregate of 6,875,000 FWAC Class B Shares outstanding.

On May 27, 2021, 312,500 FWAC Class B Shares were forfeited by the Sponsor due to the partial exercise of the FWAC IPO Underwriters’ over-allotment option. Immediately prior to the Closing, Sponsor forfeited 4,755,000 FWAC Class B Shares in accordance with the terms of the Sponsor Agreement, decreasing the total FWAC Class B Shares held by Sponsor (including 120,000 FWAC Class B Shares transferred to four former directors of FWAC) to 2,120,000. Additionally, immediately prior to the Closing, Sponsor forfeited 100,000 FWAC Class B Shares in the form of 50,000 First Earnout Shares and 50,000 Second Earnout Shares in accordance with the terms of the Side Letter, decreasing the total FWAC Class B Shares held by Sponsor (including 120,000 FWAC Class B Shares transferred to four former directors of FWAC) to 2,020,000. In connection with the Closing, 2,020,000 FWAC Class B Shares were converted into shares of Common Stock on a one-for-one basis. The issuance of Common Stock upon automatic conversion of the 2,020,000 FWAC Class B Shares has not been registered under the Securities Act in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act.

Private Placement Shares

Concurrently with the FWAC IPO, Sponsor purchased 907,000 Private Placement Shares, at a price of $10.00 per ordinary share in a private placement for an aggregate purchase price of $9,070,000. The Private Placement Shares have not been registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Preferred PIPE Investment

On June 15, 2023, the Preferred PIPE Investors entered into the Preferred PIPE Subscription Agreements with FWAC, pursuant to which the Preferred PIPE Investors agreed to subscribe for and purchase a total of 46,000 shares of Series 2 Preferred Stock at $1,000 per share for an aggregate purchase price of $46,000,000. The shares of Series 2 Preferred Stock have not been registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Item 34. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. The Charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The Maryland General Corporation Law (the “MGCL”) requires us (unless the Charter provides otherwise, which it does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to or in which he or she is made a party or witness by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. Nevertheless, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

The Charter obligates us to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of MIC and at our request, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

The Charter also permits us, with the approval of the Board, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and any employee or agent of us or a predecessor of us.

We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35. Treatment of Proceeds from Stock Being Registered.

Not applicable.

Item 36. Financial Statements and Exhibits.

(a)	Financial Statements.

See page F-1 for an index to the financial statements included in the registration statement.

(b)	Exhibits.

Exhibit Index

		Incorporated by Reference
Exhibit No.	Description of Exhibit	Form	Exhibit or Annex	Filing Date	File Number

2.1#	Agreement and Plan of Merger, dated as of December 13, 2022, by and among FWAC, Merger Sub and Legacy MIC	424B3	A-1	July 11, 2023	333-269231

2.2#	First Amendment to the Agreement and Plan of Merger, dated as of March 23, 2023, by and among FWAC, Merger Sub and Legacy MIC	424B3	A-2	July 11, 2023	333-269231

3.1	Articles of Incorporation of MIC	8-K	3.1	August 31, 2023	001-40415

3.2	Articles of Merger (effecting the change of the name of MIC to “Mobile Infrastructure Corporation”)	8-K	3.2	August 31, 2023	001-40415

3.3	Bylaws of MIC	8-K	3.3	August 31, 2023	001-40415

4.1	Specimen Common Stock Certificate of MIC	S-4/A	4.2	April 11, 2023	333-269231

5.1**	Opinion of Venable LLP

10.1	Amended and Restated Letter Agreement, dated as of May 11, 2023, by and among FWAC, its executive officers, its directors, and the Sponsor	S-4/A	10.1	May 11, 2023	333-269231

10.2	MVP REIT II, Inc. Long-Term Incentive Plan	S-11/A	10.3	September 24, 2015	333-205893

10.3	Loan Agreement, dated as of January 10, 2017, by and between MVP Detroit Center Garage, LLC and Bank of America, N.A.	8-K	10.1	January 12, 2017	333-205893

10.4	Loan Agreement, dated as of November 30, 2018, by and among certain subsidiaries of Legacy MIC named as borrowers party thereto and LoanCore Capital Credit REIT LLC as lender	8-K	10.1	December 6, 2018	000-55760

10.5	Contribution Agreement, dated as of March 29, 2019, and effective as of April 1, 2019, among Legacy MIC, MVP Realty Advisors, LLC, dba The Parking REIT Advisors, Vestin Realty Mortgage I, Inc., Vestin Realty Mortgage II, Inc., and Michael V. Shustek	8-K	2.1	April 3, 2019	000-55760

		Incorporated by Reference
Exhibit No.	Description of Exhibit	Form	Exhibit or Annex	Filing Date	File Number

10.6	Services Agreement, dated as of March 29, 2019, by and among Legacy MIC, Mobile Infra Operating Partnership, L.P., Vestin Realty Mortgage I, Inc., Vestin Realty Mortgage II, Inc., MVP Realty Advisors, LLC, dba The Parking REIT Advisors, and Michael V. Shustek	8-K	10.1	April 3, 2019	000-55760

10.7	First Amendment to Loan Agreement, dated as of July 9, 2020, by and among certain subsidiaries of Legacy MIC named as borrowers party thereto and LLC Warehouse V LLC as lender and successor-in-interest to LoanCore Capital Credit REIT LLC	10-Q	10.1	November 16, 2020	000-55760

10.8	Second Amendment to Loan Agreement, dated as of December 8, 2020, by and among certain subsidiaries of Legacy MIC as borrowers party thereto and LLC Warehouse V LLC as lender and successor-in-interest to LoanCore Capital Credit REIT LLC	10-K	10.15	March 31, 2021	000-55760

10.9	Third Amendment to Loan Agreement, dated as of December 8, 2021, by and among Legacy MIC as guarantor, certain subsidiaries of Legacy MIC as borrowers party thereto, and LoanCore 2021-CRE4 Issuer Ltd. as lender and successor-in-interest to LoanCore Capital Credit REIT LLC	10-K	10.14	March 30, 2022	000-55760

10.10	Equity Purchase and Contribution Agreement, dated as of January 8, 2021, by and among Legacy MIC, Mobile Infra Operating Partnership, L.P., Michael V. Shustek, Vestin Realty Mortgage II, Inc., Vestin Realty Mortgage I, Inc., and Color Up, LLC	8-K	10.1	January 14, 2021	000-55760

10.11	Tax Matters Agreement, dated as of August 25, 2021, by and among Legacy MIC, Mobile Infra Operating Partnership, L.P., and each Protected Partner identified as a signatory on Schedule I thereto	8-K	10.1	August 31, 2021	000-55760

10.12	Stockholders Agreement, dated as of August 25, 2021, by and between Legacy MIC and the Investors identified on the signature pages thereto	8-K	10.2	August 31, 2021	000-55760

10.13	Assignment of Claims, Causes of Action, and Proceeds, dated as of August 25, 2021, by Legacy MIC in favor of Michael V. Shustek, MVP Realty Advisors, LLC, Vestin Realty Mortgage I, Inc., Vestin Realty Mortgage II, Inc., and their designees, successors, representatives, heirs, and assigns	8-K	10.3	August 31, 2021	000-55760

		Incorporated by Reference
Exhibit No.	Description of Exhibit	Form	Exhibit or Annex	Filing Date	File Number

10.14	Warrant Agreement, dated as of August 25, 2021, by and between Legacy MIC and Color Up, LLC	8-K	10.4	August 31, 2021	000-55760

10.15	Warrant Assumption and Amendment Agreement, dated as of August 25, 2023, by and among Legacy MIC, MIC, and Color Up, LLC	8-K	10.15	August 31, 2023	001-40415

10.16	Amended and Restated Warrant Agreement, dated as of August 29, 2023, by and between MIC and Color Up, LLC	8-K	10.16	August 31, 2023	001-40415

10.17	Software License and Development Agreement, dated as of August 25, 2021, by and between Legacy MIC and DIA Land Co., LLC	8-K	10.7	August 31, 2021	000-55760

10.18	First Amendment to Services Agreement, dated as of August 25, 2021, by and among Legacy MIC, MVP REIT II Operating Partnership, L.P., Vestin Realty Mortgage I, Inc., Vestin Realty Mortgage II, Inc., MVP Realty Advisors, LLC, and Michael V. Shustek	8-K	10.8	August 31, 2021	000-55760

10.19	First Amendment to Contribution Agreement, dated as of August 25, 2021, by and among Legacy MIC, Vestin Realty Mortgage I, Inc., Vestin Realty Mortgage II, Inc., MVP Realty Advisors, LLC, and Michael V. Shustek	8-K	10.9	August 31, 2021	000-55760

10.20	Securities Purchase Agreement, dated as of November 2, 2021, by and among Legacy MIC, Mobile Infra Operating Partnership, L.P., and HSCP Strategic III, L.P.	8-K	10.1	November 4, 2021	000-55760

10.21	Class A Unit Agreement, dated as of November 2, 2021, by and between Mobile Infra Operating Partnership, L.P. and HSCP Strategic III, L.P.	8-K	10.2	November 4, 2021	000-55760

10.22	Amended and Restated Registration Rights Agreement, dated as of November 2, 2021, by and among Legacy MIC, Color Up, LLC and HSCP Strategic III, L.P.	8-K	10.3	November 4, 2021	000-55760

10.23	Credit Agreement, dated as of March 29, 2022, by and among Legacy MIC, Mobile Infra Operating Partnership, L.P., certain subsidiaries of Legacy MIC, as borrowers party thereto, KeyBanc Capital Markets and KeyBank, National Association, as administrative agent and lender	8-K	10.1	April 1, 2022	000-55760

		Incorporated by Reference
Exhibit No.	Description of Exhibit	Form	Exhibit or Annex	Filing Date	File Number

10.24	First Amendment to Credit Agreement, dated as of November 17, 2022, by and among Mobile Infra Operating Partnership, L.P., KeyBank National Association, and the other financial institutions party thereto	8-K	10.1	November 22, 2022	000-55760

10.25#	Waiver and Second Amendment to Credit Agreement, dated as of August 25, 2023, by and among Mobile Infra Operating Partnership, L.P., Legacy MIC, each subsidiary of Legacy MIC party thereto, KeyBank National Association, and the other financial institutions party thereto	8-K	10.25	August 31, 2023	001-40415

10.26	Employment Agreement, dated as of August 25, 2021, by and between Legacy MIC and Manuel Chavez	8-K	10.10	August 31, 2021	000-55760

10.27	Employment Agreement, dated as of August 25, 2021, by and between Legacy MIC and Stephanie Hogue	8-K	10.11	August 31, 2021	000-55760

10.28	First Amendment to Employment Agreement, dated as of August 23, 2022, by and among Legacy MIC, Mobile Infra Operating Partnership, L.P., and Manuel Chavez	8-K	10.1	August 26, 2022	000-55760

10.29	First Amendment to Employment Agreement, dated as of August 23, 2022, by and among Legacy MIC, Mobile Infra Operating Partnership, L.P., and Stephanie Hogue	8-K	10.2	August 26, 2022	000-55760

10.30	Second Amendment to Employment Agreement, dated as of December 13, 2022, by and among Legacy MIC, Mobile Infra Operating Partnership, L.P., and Manuel Chavez	8-K	10.4	December 14, 2022	000-55760

10.31	Second Amendment to Employment Agreement, dated as of December 13, 2022, by and among Legacy MIC, Mobile Infra Operating Partnership, L.P., and Stephanie Hogue	8-K	10.5	December 14, 2022	000-55760

10.32	Form of Performance Unit Award Agreement	10-Q	10.1	August 15, 2022	000-55760

10.33	Form of First Amendment to Performance Unit Agreement	S-4/A	10.39	April 11, 2023	333-269231

10.34	Form of LTIP Unit Agreement (Director Grants)	10-Q	10.2	August 15, 2022	000-55760

10.35	Form of LTIP Unit Agreement (Liquidity Event)	8-K	10.3	August 26, 2022	000-55760

		Incorporated by Reference
Exhibit No.	Description of Exhibit	Form	Exhibit or Annex	Filing Date	File Number

10.36	First Amendment to LTIP Unit Agreement, dated as of December 13, 2022, by and among Legacy MIC, Mobile Infra Operating Partnership, L.P., and Manuel Chavez	8-K	10.6	December 14, 2022	000-55760

10.37	First Amendment to LTIP Unit Agreement, dated as of December 13, 2022, by and among Legacy MIC, Mobile Infra Operating Partnership, L.P., and Stephanie Hogue	8-K	10.7	December 14, 2022	000-55760

10.38	Form of First Amendment to LTIP Unit Agreement	S-4/A	10.44	April 11, 2023	333-269231

10.39	Form of Mobile Infrastructure Corporation and Mobile Infra Operating Company, LLC Performance Unit Award Agreement	S-4/A	10.45	April 11, 2023	333-269231

10.40	Form of Mobile Infrastructure Corporation and Mobile Infra Operating Company, LLC LTIP Unit Award Agreement	S-4/A	10.46	April 11, 2023	333-269231

10.41	Mobile Infrastructure Corporation and Mobile Infra Operating Company, LLC 2023 Incentive Award Plan	424B3	N	July 11, 2023	333-269231

10.42	Registration Rights Agreement, dated as of August 25, 2023, by and among MIC, FWAC, the FWAC Sponsor Holders identified on Schedule A thereto, the MIC Holders identified on Scheduled B thereto, and the Preferred Holders identified on Schedule C thereto	8-K	10.42	August 31, 2023	001-40415

10.43	Sponsor Lock-Up Agreement, dated as of December 13, 2022, by and among the Sponsor, FWAC, and Legacy MIC	8-K	10.1	December 14, 2022	001-40415

10.44	Seller Lock-Up Agreement, dated as of December 13, 2022, by and among FWAC, Legacy MIC, and certain security holders of Legacy MIC	8-K	10.2	December 14, 2022	001-40415

10.45	Second Amended and Restated Sponsor Agreement, dated as of June 15, 2023, by and among FWAC, Legacy MIC, Sponsor, and certain holders of FWAC Class B Shares	424B3	F	July 11, 2023	333-269231

10.46	Letter Agreement, dated as of August 25, 2023, by and among FWAC, the Sponsor, and Legacy MIC	8-K	10.46	August 31, 2023	001-40415

10.47	Form of Preferred Subscription Agreement	424B3	K	July 11, 2023	333-269231

10.48	Support Agreement, dated as of December 13, 2022, by and between FWAC and Color Up, LLC	8-K	99.3	December 14, 2022	001-40415

Incorporated by Reference
Exhibit No.	Description of Exhibit	Form	Exhibit or Annex	Filing Date	File Number

10.49	Amended and Restated Support Agreement, dated as of March 23, 2023, by and between FWAC and HSCP Strategic III, L.P.	8-K	10.1	March 23, 2023	001-40415

10.50	Limited Liability Company Agreement of Mobile Infra Operating Company, LLC	8-K	10.50	August 31, 2023	001-40415

10.51	Form of Indemnification Agreement of the Company	S-4/A	10.60	April 11, 2023	333-269231

16.1	Letter from WithumSmith+Brown, PC to the Securities and Exchange Commission, dated August 31, 2023	8-K	16.1	August 31, 2023	001-40415

21.1	List of subsidiaries of MIC	8-K	21.1	August 31, 2023	001-40415

23.1**	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of FWAC

23.2**	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Legacy MIC

23.3**	Consent of Venable LLP (included in Exhibit 5.1 hereto)

24.1*	Power of Attorney (included on signature page of the initial filing of this Registration Statement on Form S-11)

101.INS	Inline XBRL Instance Document

101.SCH	Inline XBRL Taxonomy Extension Schema Linkbase Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*	Previously filed
**	Filed herewith
#

Certain of the exhibits or schedules to this Exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 37. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table, as applicable, in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to the offering, other than a registration statement relying on Rule 430B or other than a prospectus filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions and otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on October 31, 2023.

MOBILE INFRASTRUCTURE CORPORATION

By:	/s/ Stephanie Hogue
Name:	Stephanie Hogue
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* Manuel Chavez	Chief Executive Officer and Director (Principal Executive Officer)	October 31, 2023

/s/ Stephanie Hogue Stephanie Hogue	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 31, 2023

* Lorrence T. Kellar	Director	October 31, 2023

* Jeffrey B. Osher	Director	October 31, 2023

* Danica Holley	Director	October 31, 2023

* Damon Jones	Director	October 31, 2023

* David Garfinkle	Director	October 31, 2023

* Brad Greiwe	Director	October 31, 2023

*By:	/s/ Stephanie Hogue
Stephanie Hogue
Attorney-in-fact